UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INC RESEARCH HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.01 per share, of INC Research Holdings, Inc. (“INC Research common stock”).
	(2)	Aggregate number of securities to which transaction applies: 49,989,839 shares of INC Research common stock.
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value was determined based upon 49,989,839 shares of INC Research common stock to be issued in connection with the merger transaction multiplied by $57.20, which is the average of the high and low price per share of INC Research common stock reported on June 6, 2017.

	(4)	Proposed maximum aggregate value of transaction: $2,859,418,790.80
(5)

Total fee paid: $331,406.64, determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying the proposed maximum aggregate value of the transaction of $2,859,418,790.80 by 0.0001159.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2017

Dear Stockholder:

We cordially invite you to attend a special meeting of the holders of Class A common stock, par value $0.01 per share, which we refer to as INC Research common stock, of INC Research Holdings, Inc., a Delaware corporation, which we refer to as INC Research, to be held on [●], 2017 at [●], at [●] EDT, which we refer to as the special meeting. The purpose of the special meeting is to consider and vote on proposals relating to the proposed business combination of INC Research and Double Eagle Parent, Inc., a Delaware corporation, which we refer to as inVentiv.

On May 10, 2017, INC Research and inVentiv entered into an Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, that provides for the business combination of INC Research and inVentiv through the merger of inVentiv with and into INC Research, which we refer to as the merger. Upon completion of the merger, the separate corporate existence of inVentiv will cease and INC Research will continue as the surviving corporation.

At the effective time of the merger, each share of common stock, par value $0.0001, of inVentiv, which we refer to as inVentiv common stock, will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive a number of newly issued shares of INC Research common stock equal to the per share merger consideration to be paid in accordance with the merger agreement. The aggregate merger consideration to be paid by INC Research to inVentiv’s stockholders and equity award holders is 49,989,839 fully diluted shares of INC Research common stock, which will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act, by virtue of the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Based on the number of shares of INC Research common stock issued and outstanding as of May 31, 2017, the aggregate merger consideration represents approximately 47% of the outstanding INC Research fully diluted common stock on a pro forma basis after giving effect to the merger. Your INC Research common stock will remain outstanding after giving effect to the merger.

Your vote is very important regardless of the number of shares you own. The merger cannot be completed unless (i) the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of INC Research common stock entitled to vote thereon and (ii) the issuance of INC Research common stock pursuant to the merger is approved by the affirmative vote of the holders of at least a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement and an abstention will have the same effect as a vote “AGAINST” the stock issuance proposal.

Even if you plan to attend the special meeting in person, INC Research requests that you please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or through the Internet to ensure that your shares of INC Research common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Your proxy is being solicited by the board of directors of INC Research, which we refer to as the Board. Following careful consideration of the merger agreement and the transactions contemplated by the merger agreement, the Board unanimously (i) authorized, declared advisable and approved the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, INC Research and its stockholders, (iii) directed that the merger agreement be submitted to the INC Research stockholders and (iv) recommended that the INC Research stockholders adopt the merger agreement and approve the issuance of shares of INC Research common stock pursuant to the merger.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the issuance of INC Research common stock pursuant to the merger and “FOR” the other proposals described in the accompanying proxy statement.

The accompanying proxy statement provides detailed information about the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. Please carefully read the entire proxy statement, including the Annexes and documents incorporated by reference. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 25 of the accompanying proxy statement.

If you have any questions or need assistance voting your shares of INC Research common stock, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at (855) 208-8901.

On behalf of the Board, thank you for your consideration and continued support of INC Research.

Sincerely,

Alistair Macdonald
Chief Executive Officer

The date of the accompanying proxy statement is [●], 2017 and it is first being mailed or otherwise delivered to INC Research’s stockholders on or about [●], 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [●], 2017

To the Stockholders of INC Research Holdings, Inc.:

Notice is hereby given that a special meeting of the stockholders of INC Research Holdings, Inc., a Delaware corporation, which we refer to as INC Research, will be held on [●], 2017 at [●], at [●] EDT, which we refer to as the special meeting. The special meeting is called for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 10, 2017 and as it may be amended from time to time, which we refer to as the merger agreement, by and between INC Research and Double Eagle Parent, Inc., a Delaware corporation, which we refer to as inVentiv and we refer to such proposal as the merger proposal. The merger agreement provides for the business combination of INC Research and inVentiv through the merger of inVentiv with and into INC Research, with INC Research as the surviving corporation, which we refer to as the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and is incorporated therein by reference.

2.	To consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance in excess of 20% of the outstanding shares of Class A common stock, par value $0.01 per share, of INC Research, which we refer to as INC Research common stock, to inVentiv’s stockholders and equity award holders pursuant to the merger, which we refer to as the stock issuance proposal. Based on the number of shares of INC Research common stock issued and outstanding as of May 31, 2017, the aggregate number of shares of INC Research common stock to be issued pursuant to the merger represents approximately 47% of the outstanding fully diluted shares of INC Research common stock on a pro forma basis after giving effect to such issuance.

3.	To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of INC Research in connection with the merger pursuant to agreements or arrangements with INC Research or its subsidiaries, which we refer to as the compensation proposal.

4.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the stock issuance proposal, which we refer to as the adjournment proposal.

The merger agreement, the merger and the other transactions contemplated by the merger agreement are described more fully in the proxy statement and the Annexes thereto that are attached to this Notice, and we urge you to read the proxy statement and its Annexes carefully and in their entirety.

Your proxy is being solicited by the board of directors of INC Research, which we refer to as the Board. Following careful consideration of the merger agreement and the transactions contemplated by the merger agreement, the Board unanimously (i) authorized, declared advisable and approved the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, INC Research and its stockholders, (iii) directed that the merger agreement be submitted to the INC Research stockholders and (iv) recommended that the INC Research stockholders adopt the merger agreement and approve the issuance of shares of INC Research common stock pursuant to the merger.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of INC Research common stock entitled to vote thereon. Approval of the stock issuance proposal, compensation proposal and adjournment proposal each require the affirmative vote of a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. However, any such vote on the compensation proposal will not be binding on INC Research, the Board or any committees of the Board.

The Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the stock issuance proposal, which approvals are necessary to complete the merger. The Board also unanimously recommends that you vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important, regardless of the number of shares of INC Research common stock you own. The merger cannot be completed unless (i) the merger proposal is approved by the affirmative vote of holders of a majority of the outstanding shares of INC Research common stock and (ii) the stock issuance proposal is approved by the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. With respect to the merger proposal, if you fail to submit a proxy or to vote in person at the special meeting, you abstain, or you fail to issue voting instructions to your broker, it will have the same effect as a vote “AGAINST” the merger proposal. With respect to the stock issuance proposal, if you abstain, it will have the same effect as a vote “AGAINST” the stock issuance proposal.

If you were a stockholder of record of INC Research common stock as of the close of business on [●], 2017, you are entitled to receive this Notice and vote at the special meeting and any adjournments or postponements thereof, provided that the Board may fix a new record date for an adjourned meeting. INC Research’s stock transfer books will not be closed. A list of the stockholders entitled to vote at the special meeting may be examined at INC Research’s principal executive offices in Raleigh, North Carolina during ordinary business hours in the 10-day period preceding the special meeting for any purposes related to the special meeting.

To gain admission to the special meeting, please detach and retain the admission ticket attached to your proxy card. If you are attending the special meeting in person, you will be required to present valid, government issued, photo identification, such as a driver’s license or passport, and an admission ticket in order to be admitted to the special meeting. If your shares of INC Research common stock are held through a bank, brokerage firm or other nominee, please visit the website listed in the instructions provided by your bank, brokerage firm or other nominee and follow the instructions to print an admission pass, or bring evidence that you own INC Research common stock to the special meeting, and we will provide you an admission ticket. If you received your special meeting materials electronically and wish to attend the special meeting, please follow the instructions provided for attendance.

Even if you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope prior to the special meeting to ensure that your shares of INC Research common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of INC Research common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

By Order of the Board of Directors of INC Research Holdings, Inc.,

David Y. Norton
Chairman of the Board
Raleigh, North Carolina
Dated: [●], 2017

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of INC Research. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Q.	Why am I receiving this proxy statement?

A.	INC Research and inVentiv agreed to combine their respective businesses and have entered into a merger agreement, pursuant to which, subject to the terms and conditions of the merger agreement, inVentiv will merge with and into INC Research, with INC Research continuing as the surviving corporation, which we refer to as the merger. The merger cannot be completed unless INC Research stockholders adopt the merger agreement and approve the issuance of INC Research common stock pursuant to the merger. INC Research is sending you these materials to help you decide how to vote your shares of INC Research common stock with respect to the merger agreement, the issuance of shares of INC Research common stock pursuant to the merger and the other matters to be considered at the special meeting.

This proxy statement includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement, and the special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares of INC Research common stock without attending the special meeting in person.

Q.	What consideration is INC Research paying in the merger?

A.	The aggregate merger consideration to be paid by INC Research to the inVentiv stockholders and equity award holders consists of 49,989,839 fully diluted shares of INC Research common stock, which we refer to as the aggregate merger consideration. Upon the closing of the merger, all of the outstanding shares of common stock, par value $0.0001, of inVentiv, which we refer to as inVentiv common stock, will be canceled and the aggregate merger consideration will be allocated among inVentiv’s stockholders and equity award holders in accordance with the terms of the merger agreement.

Q.	How will existing INC Research stockholders be affected by the merger?

A.	Existing stockholders will continue to own the same number of shares of INC Research common stock that they owned immediately prior to the merger, except that each share of INC Research common stock will represent a smaller percentage of INC Research after the merger. However, as a result of the merger, INC Research will become a larger company. Based on the number of shares of INC Research common stock and inVentiv common stock issued and outstanding as of May 31, 2017, after giving effect to the merger, the INC Research stockholders immediately prior to the merger will hold approximately 53% of the outstanding shares of INC Research common stock on a pro forma basis, and the inVentiv stockholders immediately prior to the merger will hold approximately 47% of the outstanding fully diluted shares of INC Research common stock on a pro forma basis.

Q.	What are the stockholders’ agreements?

A.

Concurrently with its entry into the merger agreement, INC Research entered into a stockholders’ agreement with funds affiliated with Thomas H. Lee Partners, L.P., which we refer to as THL and which funds we

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collectively refer to as the THL Sponsor, and a separate stockholders’ agreement with funds affiliated with Advent International Corporation, which we refer to as Advent and which funds we collectively refer to as the Advent Sponsor. We refer to the stockholders’ agreement with the THL Sponsor and the stockholders’ agreement with the Advent Sponsor collectively as the stockholders’ agreements, and we refer to the THL Sponsor and the Advent Sponsor collectively as the Sponsors. Each stockholders’ agreement provides for certain rights and obligations of the parties relating to the nomination and election of directors to the board of directors of INC Research, which we refer to as the Board, and committees of the Board. In addition, each stockholders’ agreement contains limitations on the acquisition and disposition of shares of INC Research common stock, among other things.

Q.	How will the combined company be governed?

A.	Pursuant to the stockholders’ agreements, from the effective time of the merger, until the second annual meeting of INC Research stockholders following the effective time of the merger, which we refer to as the 2019 annual meeting, the Board will be comprised of ten directors. Initially, the Board will be comprised of (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) Todd Abbrecht and Joshua Nelson, nominees designated by the THL Sponsor, which we refer to as the THL nominees and (v) Tom Allen and John Maldonado, nominees designated by the Advent Sponsor, which we refer to as the Advent nominees and which we refer to collectively with THL nominees, as the investor nominees.

The Chief Executive Officer of INC Research following the merger will be Alistair Macdonald. The Executive Chairperson of the Board following the merger will be Michael Bell, who is expected to serve in such capacity until the 2019 annual meeting. If prior to the 2019 annual meeting Michael Bell ceases for any reason to serve as a director of the Board, the nominees designated by the THL Sponsor and Advent Sponsor will have the right by majority vote to designate an individual for appointment to the Board to serve as Executive Chairperson until the 2019 annual meeting, provided the individual is a qualified nominee as set forth in the stockholders’ agreements. From and after the 2019 annual meeting, the Board will be comprised of nine directors, and the remaining members of the Board will select a Chairperson by majority vote. The Lead Independent Director will be an independent director approved by majority vote of the directors other than the CEO, the Executive Chairperson of the Board prior to the 2019 annual meeting and the investor nominees, which we refer to collectively as the non-affiliated directors. After the 2019 annual meeting, the Board will have the right to determine by majority vote whether to have a Lead Independent Director, and if so, the Lead Independent Director will be selected by a majority vote of the Board.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in the second half of 2017.

Q.	What happens if the merger is not completed?

A.	If the merger proposal or the stock issuance proposal is not approved by the stockholders of INC Research or if the merger is not completed for any other reason, inVentiv will not merge with INC Research. Instead, INC Research and inVentiv will each remain an independent company. Under certain circumstances specified in the merger agreement, INC Research may be required to pay a termination fee to or reimburse certain expenses of inVentiv in connection with a termination of the merger agreement.

Q.	What conditions must be satisfied to complete the merger?

A.

INC Research and inVentiv are not required to complete the merger unless a number of conditions are satisfied or waived as described in the section entitled “The Merger Agreement—Conditions to Completion

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of the Merger”. These conditions include, among others, (i) the approval of the merger proposal and stock issuance proposal by the INC Research stockholders; (ii) the waiting period applicable to the consummation of the merger under the HSR Act having expired or been earlier terminated and the competition authority consents having been obtained in Germany and Russia; (iii) no governmental entity of competent jurisdiction having entered any law (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement; (iv) authorization to list the shares of INC Research common stock comprising the aggregate merger consideration on the NASDAQ; and (v) the merger not failing to qualify for treatment as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, which we refer to as the Code, (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change to U.S. federal income tax law, or any change in official interpretation thereof, in each case after the date of the merger agreement.

Completion of the merger is also subject to other customary conditions in favor of the parties, regarding the accuracy of the other party’s or parties’ representations and warranties (generally subject to a material adverse effect standard) and the other party’s or parties’ performance in all material respects of its obligations contained in the merger agreement.

Q.	Will there be a refinancing in connection with the merger?

A.	INC Research and inVentiv have agreed to use their commercially reasonable efforts to obtain debt financing in the form of senior secured term loans and a senior secured cash-flow revolver. The proceeds of the new term loans would be used to, among other things, refinance the existing credit facilities for both INC Research and inVentiv Group Holdings Inc., a Delaware corporation and indirect wholly owned subsidiary of inVentiv, which we refer to as inVentiv Group Holdings and may be used to redeem a portion of inVentiv Group Holdings’ existing senior notes. If the new financing is not consummated, inVentiv will use commercially reasonable efforts to cause inVentiv Group Holdings to obtain debt financing in the form of a senior secured incremental credit facility under inVentiv Group Holdings’ existing term loan credit facility and pursuant to a debt financing commitment letter entered into in connection with the merger. The incremental facility under the commitment letter would be used solely to refinance INC Research’s existing credit facility, which is the only material facility under which an event of default would occur as a result of the transactions contemplated by the merger agreement. The refinancing is not a condition to the consummation of the merger.

Q.	Are INC Research stockholders entitled to appraisal or dissenters’ rights?

A.	No. Under applicable Delaware law, INC Research stockholders are not entitled to appraisal rights in connection with the merger.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of INC Research will be held on [●], 2017, at [●], at [●] EDT.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote upon:

•	Adoption of the Merger Agreement. A proposal to adopt the merger agreement, which we refer to as the merger proposal.

•

Issuance of INC Research Common Stock. A proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance in excess of 20% of the outstanding shares of INC Research common stock to inVentiv’s stockholders and equity award holders pursuant to the merger,

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which we refer to as the stock issuance proposal. Based on the number of shares of INC Research common stock issued and outstanding as of May 31, 2017, the aggregate number of shares of INC Research common stock to be issued pursuant to the merger represents approximately 47% of the outstanding fully diluted shares of INC Research common stock on a pro forma basis after giving effect to such issuance.

•	Advisory (Non-Binding) Compensation Proposal. A proposal to approve, on a non-binding, advisory basis, the compensation that the named executive officers of INC Research may receive in connection with the merger pursuant to agreements or arrangements with INC Research or its subsidiaries, as described in the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [●] of this proxy statement, which we refer to as the compensation proposal.

•	Adjournment of the Special Meeting. A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the stock issuance proposal, which we refer to as the adjournment proposal.

Q.	What vote is required for INC Research stockholders to approve the merger proposal?

A.	Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of INC Research common stock entitled to vote thereon.

Because the affirmative vote required to approve the merger proposal is based upon the total number of outstanding shares of INC Research common stock entitled to vote on the proposal, if you fail to submit a proxy or vote in person at the special meeting, abstain, or if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What vote of INC Research stockholders is required to approve the stock issuance proposal?

A.	Approval of the stock issuance proposal requires the affirmative vote of holders of a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Accordingly, abstention votes cast by shares voted in person at the special meeting or submitted by proxy will have the same effect as a vote “AGAINST” the stock issuance proposal. If you fail to submit a proxy or attend the special meeting in person or if you fail to issue voting instructions to your broker, bank or other nominee, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the stock issuance proposal.

Q.	What vote of INC Research stockholders is required to approve the compensation proposal?

A.	Approval of the compensation proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Accordingly, abstention votes cast by shares voted in person at the special meeting or submitted by proxy will have the same effect as a vote “AGAINST” the compensation proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your broker, bank or other nominee, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the compensation proposal.

Q.	What vote of INC Research stockholders is required to approve the adjournment proposal?

A.	Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

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Accordingly, abstention votes cast by shares voted in person at the special meeting or submitted by proxy will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your broker, bank or other nominee, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the compensation proposal?

A:	The Securities and Exchange Commission, which we refer to as the SEC, rules require INC Research to seek a non-binding, advisory vote to approve compensation that will or may become payable by INC Research to its named executive officers in connection with the merger.

Q.	What will happen if INC Research stockholders do not approve the compensation proposal?

A.	Approval of the compensation that may be paid or become payable to INC Research’s named executive officers that is based on or otherwise relates to the merger is not a condition to the closing of the merger. Because the vote on the compensation proposal is advisory only, it will not be binding on INC Research. Accordingly, if the merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of INC Research stockholders.

Q.	Do any of INC Research’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board, with respect to the merger agreement, you should be aware that INC Research’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of INC Research’s stockholders generally. These interests are discussed in more detail in the section entitled “The Merger—Interests of Certain Persons in the Merger”. The Board was aware of the different or additional interests described herein and considered these interests along with other matters in approving the merger agreement.

Q.	Who can vote at the special meeting?

A.	Only stockholders of record at the close of business on [●], 2017, the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. On the record date, [•] shares of INC Research common stock were outstanding.

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of INC Research common stock that you owned on the record date.

Q.	What is the quorum requirement?

A.

Under INC Research’s bylaws, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the special meeting will constitute a quorum for the transaction

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of business at the special meeting. A stockholder who attends the special meeting or who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of INC Research common stock voted on matters presented at the special meeting in any of the following ways:

•	in person by attending the special meeting and casting your vote there;

•	via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•	via proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

Q.	My shares of INC Research common stock are held in “street name” by my broker, or I am a non-registered stockholder. Will my broker automatically vote my shares for me?

A.	No. If your shares are held in the name of a bank, broker or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name”. You are not the “record holder” or “registered holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a “broker non-vote”.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to INC Research or by voting in person at the special meeting, unless you first provide a “legal proxy” from your bank, broker or other nominee.

If you are an INC Research stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, this will have the same effect as a vote against the merger proposal, and will have no effect on the stock issuance proposal, the compensation proposal or the adjournment proposal.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of INC Research common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of INC Research common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the stockholder’s shares of INC Research common stock voted?

A.	The individuals named on the enclosed proxy card will vote your shares of INC Research common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of INC Research common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

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If you return a signed proxy card, but do not indicate how you wish your shares of INC Research common stock to be voted, the shares of INC Research common stock represented by your properly signed proxy will be voted “FOR” the merger proposal, “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q.	How can I change or revoke my proxy?

A.	If you are a stockholder of record, to revoke any prior proxy you may:

•	File a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the special meeting;

•	Duly execute a later-dated proxy relating to the same shares and deliver it to our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the special meeting;

•	Attend the special meeting and vote in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy); or

•	If you voted by telephone or via the Internet, vote again by the same means prior to 11:59 p.m. EDT on [●], 2017 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the special meeting by obtaining a legal proxy from them as previously described.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares of INC Research common stock are likely registered in different names or with different addresses. You must separately vote the shares of INC Research common stock shown on each proxy card that you receive in order for all of your shares of INC Research common stock to be voted at the special meeting.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your shares of INC Research common stock are represented at the special meeting. You may submit a proxy to have your shares of INC Research common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	INC Research has engaged Okapi Partners LLC, which we refer to as Okapi, to assist in the solicitation of proxies for the special meeting. INC Research will pay Okapi an estimated fee not to exceed $20,000, plus reimbursement for certain out-of-pocket fees and expenses. INC Research will also indemnify Okapi against certain losses, claims, damages, liabilities or expenses. INC Research also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of INC Research common stock. INC Research’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of INC Research common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi, by calling toll-free (855) 208-8901, or by using the contact information below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Toll Free: (855) 208-8901

Fax: (212) 297-1710

info@okapipartners.com

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SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents incorporated by reference or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Parties to the Merger (Page [●])

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Telephone: (919) 876-9300

INC Research, a Delaware corporation, was incorporated in August 2010 as a result of a corporate reorganization in connection with a business combination transaction. INC Research is a leading global contract research organization based on revenues, focused primarily on Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. INC Research provides its customers with differentiated services across their development portfolios using either its therapeutic expertise as a full service provider or utilizing its global scale and systems as a functional service provider. INC Research also delivers clinical development services, consulting, and real world evidence support in a complex environment and offers a proprietary, operational approach to the delivery of its projects through its Trusted Process® methodology. INC Research’s service offerings focus on optimizing the development of, and therefore, the commercial potential for, its customers’ new biopharmaceutical compounds, enhancing returns on their research and development investments, and reducing their overhead costs by offering an attractive variable cost alternative to fixed cost, in-house resources.

INC Research maintains a website at http://www.incresearch.com. By including the foregoing website address, INC Research does not intend to and will not be deemed to incorporate by reference any material contained therein. See also “Where You Can Find More Information” beginning on page [●] of this proxy statement.

INC Research’s Class A common stock is listed on the NASDAQ under the symbol “INCR”.

Double Eagle Parent, Inc.

Independence Warf

470 Atlantic Avenue 11th floor

Boston, MA 02210

Telephone: (800) 416 0555

Double Eagle Parent, Inc., a Delaware corporation, which we refer to as inVentiv, is the ultimate parent holding company of inVentiv Group Holdings, Inc., a Delaware corporation and indirect wholly owned subsidiary of inVentiv, which we refer to as inVentiv Group Holdings. inVentiv Group Holdings is the intermediary parent of inVentiv Health, Inc., a Delaware corporation and indirect wholly owned subsidiary of inVentiv, which we refer to as inVentiv Health. inVentiv Health is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. inVentiv Health is the only provider that delivers a full suite of services for clients to successfully develop, launch and market their products. inVentiv Health offers both standalone and integrated services for clinical development and commercialization. inVentiv Health focuses on the large and rapidly growing outsourcing component of the biopharmaceutical clinical development and commercialization market, covering both the entire biopharmaceutical development and commercialization continuum from first-in-human clinical trials to the ongoing commercialization of mature products. inVentiv Health enhances its clients’ revenues and profitability, increases the likelihood of success of their clinical programs and commercial efforts and accelerate the execution of their projects in order to shorten the time from “lab to life™”.

inVentiv Health maintains a website at http://www.inventivhealth.com. By including the foregoing website address, none of inVentiv Group Holdings, inVentiv Health, inVentiv, or INC Research intends to, and will not be deemed to, incorporate by reference any material contained therein.

The Special Meeting (Page [●])

Date, Time and Place of the Special Meeting (Page [●])

The special meeting of the holders of shares of INC Research common stock to vote upon, in addition to the other matters described in this proxy statement, the proposal to adopt the merger agreement, which we refer to as the special meeting, will be held on [●], 2017, at [●], at [●] EDT.

Purpose of the Special Meeting (Page [●])

At the special meeting, holders of shares of INC Research common stock will be asked to consider and vote upon:

•	The Merger Proposal. A proposal to adopt the merger agreement.

•	The Stock Issuance Proposal. A proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance in excess of 20% of the outstanding shares of INC Research common stock to inVentiv’s stockholders and equity award holders pursuant to the merger. Based on the number of shares of INC Research common stock issued and outstanding as of May 31, 2017, the aggregate number of shares of INC Research common stock to be issued pursuant to the merger represents approximately 47% of the outstanding fully diluted shares of INC Research common stock on a pro forma basis after giving effect to such issuance.

•	The Compensation Proposal. A proposal to approve, on a non-binding, advisory basis, the compensation that named executive officers of INC Research may receive in connection with the merger pursuant to agreements or arrangements with INC Research or its subsidiaries, as described in the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [●] of this proxy statement.

•	The Adjournment Proposal. A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the stock issuance proposal.

Record Date and Quorum (Page [●])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of INC Research common stock at the close of business on [●], 2017, which INC Research has set as the record date. As of the close of business on the record date, there were [●] shares of INC Research common stock outstanding and entitled to vote, held by [●] holders of record.

Holders of a majority of the shares of INC Research common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. A stockholder who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. If a quorum is not present at the special meeting, the chairperson of the special meeting may adjourn the special meeting in his or her sole discretion.

Vote Required (Page [●])

Merger Proposal. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of INC Research common stock entitled to vote at the special meeting.

For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Stock Issuance Proposal. Approval of the stock issuance proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

For the stock issuance proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the stock issuance proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the stock issuance proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the compensation proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the stock issuance proposal.

Compensation Proposal. Approval of the compensation proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

For the compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the compensation proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the compensation proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the compensation proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the compensation proposal.

Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or by proxy at the special meeting and entitled to vote on the proposal.

For the adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the adjournment proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the adjournment proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the adjournment proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Proxies and Revocation (Page [●])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, your shares of INC Research common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to submit a proxy or attend the special meeting in person, the INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the stock issuance proposal, the compensation proposal or the adjournment proposal.

You have the right to revoke a proxy at any time before it is exercised or by giving written notice of revocation to INC Research’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: INC Research Holdings, Inc., Attention: Corporate Secretary, 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

The Merger (Page [●])

The merger agreement provides that, on the terms and subject to the conditions set forth therein, inVentiv will merge with and into INC Research, with INC Research as the surviving corporation.

Merger Consideration (Page [●])

The aggregate merger consideration consists of 49,989,839 fully diluted shares of INC Research common stock.

The aggregate merger consideration constitutes consideration payable to holders of inVentiv common stock, inVentiv options and inVentiv restricted stock units. As of the effective time of the merger, all shares of inVentiv common stock will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the per share merger consideration to be determined on the basis of fully diluted shares of inVentiv common stock and paid in accordance with the merger agreement.

See the section entitled “The Merger Agreement—Treatment of inVentiv Options and RSUs” beginning on page [●] of this proxy statement for a description of the treatment of inVentiv options and restricted stock units pursuant to the merger.

Dissenters’ Rights of Appraisal (Page [●])

Under applicable Delaware law, INC Research stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger.

Reasons for the Merger; Recommendation of the Board of Directors (Page [●])

After due consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”, the Board unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, the voting agreements (as hereinafter defined), the stockholders’ agreements and the letter agreement (as hereinafter defined), are advisable and fair to, and in the best interests of, the holders of INC Research common stock, (ii) authorized, declared advisable and approved the merger agreement, the voting agreements, the stockholders’ agreements, the letter agreement, the common stock issuance, the merger and the other transactions contemplated by the merger agreement, the voting agreements, the stockholders’ agreements and the letter agreement, (iii) directed that the merger agreement be submitted to the INC

Research stockholders and (iv) recommended that the INC Research stockholders adopt the merger agreement and approve the stock issuance proposal. In evaluating the merger and the other transactions contemplated by the merger agreement, the Board consulted with INC Research’s management and INC Research’s legal and financial advisors.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by INC Research stockholders. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●] of this proxy statement.

The Board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Opinion of Centerview Partners LLC (Page [●])

INC Research retained Centerview Partners LLC, which we refer to as Centerview, as its financial advisor in connection with the proposed merger and related transactions, which we collectively refer to as the transaction throughout this section and the summary of Centerview’s opinion in the section entitled “The Merger—Opinion of Centerview Partners LLC”. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to INC Research of the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock to be paid by INC Research pursuant to the merger agreement. On May 9, 2017, Centerview rendered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock proposed to be paid by INC Research pursuant to the merger agreement was fair, from a financial point of view, to INC Research.

The full text of Centerview’s written opinion, dated May 9, 2017, to the Board, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view and as of the date thereof, to INC Research of the aggregate merger consideration to be paid by INC Research pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of INC Research or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Interests of Certain Persons in the Merger (Page [●])

In considering the recommendation of the Board with respect to the merger agreement, you should be aware that INC Research’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of INC Research’s stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of INC Research’s stockholders generally include certain equity vesting provisions and certain severance entitlements. These interests are discussed in more detail in the section entitled “The Merger—Interests of Certain Persons in the Merger”. The Board was aware of the different or additional interests described herein and considered these interests along with other matters in approving the merger agreement.

Governance Matters After the Merger (Page [●])

The stockholders’ agreements set forth certain obligations of INC Research following the merger with respect to the composition of the Board and the committees thereof, including the rights of the THL Sponsor and the Advent Sponsor to each separately designate for nomination to the Board a certain number of directors. Pursuant to the stockholders’ agreements, from the effective time of the merger, and until the 2019 annual meeting, the Board will be comprised of ten directors. Initially, the Board will be comprised of (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) Todd Abbrecht and Joshua Nelson as the initial THL nominees and (v) Tom Allen and John Maldonado as the initial Advent nominees.

The Chief Executive Officer of INC Research following the merger will be Alistair Macdonald. The Executive Chairperson of the Board following the merger will be Michael Bell, who is expected to serve in such capacity until the 2019 annual meeting. If prior to the 2019 annual meeting Michael Bell ceases for any reason to serve as a director of the Board, the nominees designated by the THL Sponsor and Advent Sponsor will have the right by majority vote to designate an individual for appointment to the Board to serve as Executive Chairperson until the 2019 annual meeting, provided the individual is a qualified nominee as set forth in the stockholders’ agreements. From and after the 2019 annual meeting, the Board will be comprised of nine directors, and the remaining members of the Board will select a Chairperson by majority vote. The Lead Independent Director following the merger will be an independent director approved by a majority vote of the non-affiliated directors. From and after the 2019 annual meeting, the Board will have the right to determine by majority vote whether to have a Lead Independent Director, and if so, the Lead Independent Director will be selected by a majority vote of the Board.

Refinancing (Page [●])

INC Research and inVentiv have agreed in the merger agreement to use their commercially reasonable efforts to obtain debt financing in the form of one or more tranches of senior secured term loans in an aggregate principal amount of approximately $2.6 billion and a senior secured cash-flow revolver of approximately $500 million. The proceeds of the new term loans would be used to, among other things, (i) refinance INC Research’s existing credit facility, (ii) refinance inVentiv Group Holdings’ existing credit facilities and (iii) pay certain premiums, fees and expenses. The proceeds of the new term loans may also be used to partially redeem up to $270 million in aggregate principal amount of inVentiv Group Holdings’ existing senior notes. On May 10, 2017, INC Research and inVentiv entered into an engagement letter with Credit Suisse Securities (USA) LLC to arrange such debt financing on a best efforts basis. INC Research and inVentiv intend to amend and restate the engagement letter to, among other things, add ING Capital LLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as arrangers. INC Research and inVentiv expect the senior secured term loans to take the form of a $750 million “term loan A” facility from a group of bank lenders and a $1,850 million “term loan B” facility from institutional lenders. The aggregate amount and terms of the financing, the amount of the “term loan A” and “term loan B” facilities, whether the parties consummate the financing and whether the financing would be used to partially redeem inVentiv Group Holdings’ existing senior notes will depend on market conditions, pricing and other factors.

In connection with the merger, inVentiv Group Holdings also entered into a debt financing commitment letter with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Goldman Sachs Bank USA, Bank of America,

N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. for the purposes of providing a senior secured incremental credit facility in an aggregate principal amount of $550 million under inVentiv Group Holdings’ existing term loan credit facility. The incremental credit facility is intended to be used if the best efforts financing described in the previous paragraph is not consummated. The proceeds of the incremental credit facility would be used to, among other things, (i) refinance INC Research’s existing credit facility and (ii) pay certain fees and expenses in connection with the merger and the related transactions. The parties do not expect to refinance inVentiv Group Holdings’ credit facilities or to partially redeem inVentiv Group Holdings’ existing senior notes if the best efforts financing is not consummated. Subject to the terms and conditions of the merger agreement, inVentiv has agreed to use commercially reasonable efforts to cause inVentiv Group Holdings to obtain debt financing on the terms and conditions described in the commitment letter to the extent it is necessary to refinance INC Research’s existing credit facility. The lenders’ obligations to fund their commitments under the commitment letter are subject to certain customary terms and conditions precedent for such borrowings as set forth in the commitment letter, including completion of the merger in accordance with the terms of the merger agreement.

Subject to the terms and conditions of the merger agreement, INC Research and inVentiv have agreed to utilize the financing under the commitment letter to refinance INC Research’s existing credit facility if the best efforts financing is not consummated.

Neither the consummation of the best efforts financing nor the financing under the commitment letter is a condition precedent to consummation of the merger.

Regulatory Approvals (Page [●])

Consummation of the merger is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and receipt of certain governmental consents applicable to the consummation of the transactions contemplated by the merger agreement. INC Research and inVentiv have agreed to make (and cause their respective affiliates to make) any necessary filings under the HSR Act and any other antitrust laws as soon as reasonably practicable. The other jurisdictions requiring antitrust approvals for the transactions contemplated by the merger agreement are the Germany Federal Cartel Office and the Russia Federal Antimonopoly Service.

Subject to the terms and conditions of the merger agreement, INC Research and inVentiv have agreed to use (and cause their respective affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals and waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract of inVentiv or of INC Research;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity with respect to the merger agreement required under applicable law, including the HSR Act and any other applicable antitrust law; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

provided, however, that neither inVentiv nor INC Research nor any of their respective subsidiaries will be required to commit to the payment of any fee, penalty or other consideration in connection with obtaining any third party consent without the prior written consent of the other party (not to be unreasonably withheld or delayed).

The merger agreement provides that no remedy will be required unless contingent upon the occurrence of the merger and other transactions contemplated under the merger agreement, or required to be agreed to by inVentiv or its subsidiaries or INC Research or its subsidiaries if the remedy would have a material adverse effect on:

•	the combined inVentiv, INC Research and their subsidiaries (taken as a whole, after giving effect to the transactions contemplated under the merger agreement);

•	inVentiv and its subsidiaries, taken as a whole; or

•	INC Research and its subsidiaries, taken as a whole.

We refer to the occurrence of any of the matters specified in any of the above bullets as a regulatory material adverse effect.

inVentiv and INC Research filed their notification and report forms under the HSR Act on May 25, 2017. inVentiv and INC Research filed their notification with the Germany Federal Cartel Office on May 30, 2017, and with the Russia Federal Antimonopoly Service on June 2, 2017.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Merger—Regulatory Approvals” beginning on page [●] of this proxy statement.

Certificate of Incorporation of INC Research Following the Merger (Page [●])

In connection with and subject to the completion of the merger, the certificate of incorporation of INC Research will be amended in the merger so as to read in the form included in this proxy statement as Annex C.

For more information regarding the certificate of incorporation of INC Research following the merger, see the section entitled “The Merger—Certificate of Incorporation of the Surviving Corporation” beginning on page [●] of this proxy statement.

Bylaws of INC Research Following the Merger (Page [●])

The Board has approved, in connection with and subject to the completion of the merger, amendments to the bylaws of INC Research following the merger, so as to read in the form included in this proxy statement as Annex D.

For more information regarding the bylaws of INC Research following the merger, see the section entitled “The Merger—Bylaws of the Surviving Corporation” beginning on page [●] of this proxy statement.

Voting Agreements (Page [●])

In connection with the merger agreement, on May 10, 2017, the THL Sponsor and the Advent Sponsor, who beneficially own in the aggregate more than a majority of the outstanding shares of inVentiv common stock, each entered into a voting agreement with INC Research pursuant to which, among other things, each Sponsor agreed to support the transactions contemplated by the merger agreement, including the merger, by (i) executing a written consent of the stockholders of inVentiv common stock to adopt the merger agreement and approve of the transactions contemplated thereby and (ii) voting their shares of inVentiv common stock against any merger, consolidation, sale of all or substantially all of the consolidated assets of inVentiv, recapitalization or other business combination involving the sale of inVentiv, other than the merger or any action that would reasonably be expected to materially impede, interfere with or delay the consummation of the merger.

Each of the THL Sponsor and Advent Sponsor has subsequently delivered a written consent to adopt the merger agreement and approve of the transactions contemplated thereby.

For a more complete description of the voting agreements, see the section entitled “Voting Agreements” beginning on page [●] of this proxy statement.

Stockholders’ Agreements (Page [●])

In connection with the merger agreement, on May 10, 2017, INC Research entered into stockholders’ agreements with each of the THL Sponsor and the Advent Sponsor. The stockholders’ agreements address certain board nomination rights of each of the THL Sponsor and the Advent Sponsor, as well as registration rights, transfer restrictions, preemptive rights and standstill limitations.

For a more complete description of the stockholders’ agreements, see the section entitled “Stockholders’ Agreements” beginning on page [●] of this proxy statement.

Letter Agreement (Page [●])

In connection with the merger agreement, on May 10, 2017, INC Research entered into a letter agreement with Michael A. Bell, which we refer to as the letter agreement. The letter agreement provides that, upon closing of the merger, Mr. Bell will become Executive Chairman of INC Research. Mr. Bell will act as chairman of the Board until the earlier of INC Research’s 2019 annual shareholder meeting or May 10, 2019, which we refer to as the transition date (provided that Mr. Bell may be removed by the board upon a majority vote of the board and Mr. Bell will resign from the board if his employment terminates). Mr. Bell will also serve as an executive officer running INC Research’s commercial division until a successor division head is chosen.

The letter agreement provides that Mr. Bell will continue to have the same $850,000 salary and $850,000 target annual bonus opportunity as provided under his current employment agreement with inVentiv Health, Inc. and will be entitled to receive 2018 and 2019 long-term incentive awards in amounts not less than 80% and 33%, respectively, of that received by INC Research’s Chief Executive Officer. Mr. Bell will be entitled to receive $2,550,000 (plus 6% interest accruing from the closing date) in cash severance upon a termination by INC Research without cause or his resignation for good reason, in either case, prior to the transition date or upon any termination of employment after the transition date. In addition, Mr. Bell will be entitled to receive twelve months of health and welfare benefit continuation and three months of career transition services in connection with such termination of employment.

See also the section entitled “Letter Agreement” beginning on page [●] of this proxy statement.

The Merger Agreement (Page [●])

Closing and Effective Time of Merger (Page [●])

The merger agreement provides that the closing will occur on the fifth business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by INC Research and inVentiv, which date we refer to as the closing date. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement. Unless inVentiv and INC Research otherwise agree in writing, the closing will not occur earlier than, July [●], 2017, which is the date that is 45 days after the date on which INC Research initially filed this proxy statement with the SEC.

The merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as INC Research and inVentiv have agreed on and is specified in the certificate of merger. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in the second half of 2017. However, there can be no assurance as to when or if the merger will occur.

Conditions to Completion of the Merger (Page [●])

The respective obligations of INC Research and inVentiv to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, but not limited to, expiration of the HSR Act waiting period and receipt of the governmental consents from the Germany Federal Cartel Office and the Russia Federal Antimonopoly Service, the absence of any legal prohibitions, the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of INC Research common stock entitled to vote at the special meeting and the approval of the issuance of INC Research common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon which we collectively refer to as the INC Research stockholder approval, the adoption of the merger agreement by an affirmative vote of holders of a majority of the outstanding shares of inVentiv common stock entitled to vote thereon, which we refer to as the inVentiv stockholder approval, authorization for listing on the NASDAQ of the shares of INC Research common stock comprising the aggregate merger consideration, the merger not failing to qualify as a “reorganization” under Section 368 of the Code, (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change in U.S. federal income tax law, or any change in official interpretation thereof, in each case after the date of the merger agreement, the accuracy of the other party’s or parties’ representations and warranties (generally subject to a material adverse effect standard, with certain exceptions), the other party’s performance in all material respects of its obligations contained in the merger agreement and the absence of any event since the execution of the merger agreement that has had a material adverse effect on the other party. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement.

No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals (Page [●])

INC Research was required upon the execution of the merger agreement to, and to cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any INC Research acquisition proposal (as defined in the section entitled “The Merger Agreement—No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals” beginning on page [●]), or proposal that would reasonably be expected to lead to an INC Research acquisition proposal. Subject to certain exceptions described below, neither INC Research nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and INC Research will use its reasonable best efforts to instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any INC Research acquisition proposal, including by way of furnishing or otherwise making available any non-public information or data concerning it or its subsidiaries or any assets owned (in whole or in part) by it or its subsidiaries;

•	engage in, continue or otherwise participate in any discussions, communications or negotiations with any person concerning any INC Research acquisition proposal;

•	enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning an INC Research acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt by any person to make a proposal or offer concerning an INC Research acquisition proposal.

Notwithstanding the foregoing, prior to the time the INC Research stockholder approval is obtained, in response to an unsolicited, bona fide written INC Research acquisition proposal and if the Board, first determines in good faith, after consultation with outside legal counsel that (i) failure to take the action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) based on the information then available and after consultation with outside legal counsel and its financial advisor, the acquisition proposal either constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals” beginning on page [●]) or would reasonably be expected to result in a superior proposal, then INC Research may:

•	provide access to information regarding INC Research or any of its subsidiaries in response to a request therefor to the person who made the acquisition proposal, as long as prior to the time the information is made available to the person, the person enters into a confidentiality agreement with terms and conditions not less restrictive of the person as the confidentiality agreement dated January 19, 2017, between INC Research and inVentiv, which we refer to as the confidentiality agreement, (it being understood that the confidentiality agreement need not contain a “standstill” or similar obligations), and the information must have previously been or is concurrently (in the case of oral information regarding INC Research or any of its subsidiaries, within 24 hours), made available to inVentiv; or

•	engage or participate in any discussions or negotiations with the person and its representatives regarding the INC Research acquisition proposal.

No INC Research Change in Recommendation or Alternative Acquisition Agreement (Page [●])

Subject to certain exceptions described below, the Board and each committee of the Board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to inVentiv, the Board’s recommendation that INC Research stockholders vote to adopt the merger agreement and approve the issuance of shares of INC Research common stock pursuant to the merger agreement, which recommendation we refer to as the INC Research recommendation;

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement, other than the confidentiality agreement, providing for any acquisition proposal, which we refer to as an alternative acquisition agreement; or

•	cause or permit INC Research to enter into any such alternative acquisition agreements.

Notwithstanding the foregoing, prior to obtaining the INC Research stockholder approval, the Board may withhold, withdraw, qualify or modify the INC Research recommendation or approve, recommend or otherwise declare advisable any INC Research acquisition proposal that did not result from a material breach of the merger agreement, if:

•	in the case of any INC Research acquisition proposal that has not been withdrawn the Board determines in good faith, after consultation with outside counsel and its financial advisor, that such INC Research acquisition proposal constitutes a superior proposal; or

•	in the case of any action taken other than in connection with any INC Research acquisition proposal, an intervening event (as defined in the section entitled “The Merger Agreement—No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals”) occurs; and

•	in the case of each of the foregoing bullets, the Board determines in good faith, after consultation with outside counsel, that failure to withhold, withdraw, qualify or modify the INC Research recommendation or approve, recommend or otherwise declare advisable the INC Research acquisition proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, which we refer to as an INC Research recommendation change.

In addition to, or in the alternative of, the foregoing, at any time prior to obtaining the INC Research stockholder approval, INC Research may terminate the merger agreement and concurrently with such termination cause INC Research to enter into an alternative acquisition agreement providing for a superior proposal that did not result from a material breach of the no solicitation provisions applicable to INC Research, which we refer to as a superior proposal termination.

Prior to effecting an INC Research recommendation change and/or a superior proposal termination:

•	INC Research must provide inVentiv with three business days’ prior written notice advising that INC Research intends to effect an INC Research recommendation change and/or a superior proposal termination and the basis therefor;

•	during this three business day period, INC Research must negotiate in good faith with inVentiv and its representatives, to the extent inVentiv wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by inVentiv; and

•	at the end of this three business day period, the Board has determined in good faith that the failure to effect an INC Research recommendation change and/or a superior proposal termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

No inVentiv Solicitation or Negotiation of inVentiv Acquisition Proposals (Page [●])

inVentiv was required upon the execution of the merger agreement to, and to cause its affiliates and use its reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any inVentiv acquisition proposal (as defined in the section entitled “The Merger Agreement—No inVentiv Solicitation or Negotiation of inVentiv Acquisition Proposals”), or proposal that would reasonably be expected to lead to an inVentiv acquisition proposal. inVentiv is subject to generally reciprocal restrictions on solicitations and discussions with third parties, however, inVentiv was not provided similar exceptions relating to fiduciary duties or superior proposals.

Termination of the Merger Agreement (Page [●])

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by written agreement of INC Research and inVentiv;

•	by either INC Research or inVentiv if:

•

the merger has not been consummated by 11:59 p.m. New York City time on November 10, 2017 (unless either INC Research or inVentiv determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger and other transactions contemplated by the merger agreement by any government antitrust entity or to obtain a required governmental consent, either INC Research or inVentiv may extend such date to February 12, 2018), which date as it may be extended we refer to as the outside date, by giving written notice of such termination to the other party, unless the party seeking to terminate has breached in any material respect its obligations under the merger agreement in a manner that proximately caused the failure of the closing before such date, which we refer to as an outside date termination;

•	any order by a governmental entity of competent jurisdiction over a material portion of the business of INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole (or the effect of which would have a material adverse effect on INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole) permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and other transactions contemplated under the merger agreement becomes final and nonappealable, unless the party seeking to terminate has breached in any material respect its obligations under the merger agreement in any manner that proximately caused such order to have been issued, which we refer to as a governmental order termination; or

•	the INC Research stockholder approval has not been obtained at the INC Research stockholders meeting (as hereinafter defined) (including all adjournments, recesses or postponements thereof), which we refer to as an INC Research no-vote termination;

•	by INC Research if:

•	the inVentiv stockholder approval has not been obtained by the consent time, which we refer to as an inVentiv no-vote termination;

•	there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by inVentiv in the merger agreement or by a Sponsor in the applicable voting agreement, or any such representation or warranty has become untrue after the date of the merger agreement, such that the sections regarding representations, warranties, and obligations of each of inVentiv and the Sponsor, would not be satisfied and such breach or condition is not curable by at least three business days prior to the termination date, or, if curable by at least three business days prior to the termination date, is not cured within the earlier of thirty days after written notice thereof is given by INC Research to inVentiv and three business days prior to the termination date (provided, that INC Research will not have the right to terminate under this bullet if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by INC Research such that certain provisions of the merger agreement relating to conditions to obligations of inVentiv would not be satisfied), which we refer to as an inVentiv breach termination; or

•	pursuant to a superior proposal termination.

•	by inVentiv if:

•	the inVentiv stockholder approval has not been obtained by the consent time, and has not been obtained at the time of termination and the inVentiv board determines in good faith, after consultation with its outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with the directors’ fiduciary obligations under Delaware law, which we refer to as an inVentiv fiduciary no-vote termination;

•	there has been an INC Research triggering event (as defined below), and this termination right is exercised prior to receipt of the Parent stockholder approval, which we refer to as an INC Research triggering event termination; or

•	there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by INC Research in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the sections regarding representations, warranties, and obligations of INC Research would not be satisfied and such breach or condition is not curable by at least three business days prior to the termination date, or, if curable by at least three business days prior to the termination date, is not cured within the earlier of thirty days after written notice thereof is given by inVentiv to INC Research and three business days prior to the termination date (provided, that inVentiv will not have the right to terminate under this bullet if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by inVentiv under the merger agreement, or a Sponsor under the voting agreement, such that certain provisions of the merger agreement relating to conditions to obligations of INC Research would not be satisfied), which we refer to as an INC Research breach termination.

An “INC Research triggering event” means:

•	the Board or any committee thereof has made an INC Research recommendation change;

•	a tender or exchange offer relating to the INC Research common stock has been commenced and INC Research has not publicly disclosed to its stockholders, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the INC Research stockholders meeting), a statement disclosing that INC Research recommends rejection of such tender or exchange offer and reaffirming its recommendation of the merger agreement and the merger; or

•	a transaction with respect to an INC Research acquisition proposal is publicly announced, and INC Research fails to issue a press release that reaffirms its recommendation of the merger agreement and the merger within five business days after receipt of a written request to do so from inVentiv, provided that the Board will not be obligated to reaffirm its recommendation more than once in connection with any one INC Research acquisition proposal (with each material amendment of an INC Research acquisition proposal being considered as a new INC Research acquisition proposal).

The inVentiv stockholder approval was obtained prior to the consent time, and therefore the merger agreement may not be terminated by INC Research for an inVentiv no-vote termination or by inVentiv for an inVentiv fiduciary no-vote termination.

Termination Fees (Page [●])

In the event that the merger agreement is terminated by inVentiv pursuant to an INC Research triggering event termination in connection with an INC Research recommendation change that relates to an intervening event, then INC Research must pay to inVentiv a fee in the amount equal to $70.7 million, which we refer to as the regular INC Research termination fee.

In the event that the merger agreement is terminated by inVentiv pursuant to an INC Research triggering event termination other than in connection with an INC Research recommendation change that relates to an intervening event, then INC Research must pay to inVentiv a fee in the amount equal to $82.1 million, which we refer to as the superior proposal INC Research termination fee. In the event that the merger agreement is terminated by INC Research pursuant to a superior proposal termination, INC Research must pay to inVentiv the superior proposal INC Research termination fee concurrently with the termination.

In the event that (i) the merger agreement is terminated by INC Research or inVentiv pursuant to an INC Research no-vote termination, by inVentiv pursuant to an outside date termination or by INC Research pursuant to an outside date termination at a time when inVentiv is also entitled to terminate the merger agreement pursuant to an outside date termination, and (ii) (A) at or prior to the time of the termination and following the date of the merger agreement an INC Research acquisition proposal has been publicly disclosed and not withdrawn at least five days prior to the INC Research stockholders meeting (in the case of an INC Research no-vote termination), prior to the termination date (in the case of an outside date termination) or prior to the date of termination (in the case of an INC Research breach termination), as applicable; and (B) within twelve months after the date of any such termination, any INC Research acquisition proposal is consummated or a definitive agreement contemplating an INC Research acquisition proposal is executed that is later consummated, then INC Research must pay to inVentiv the superior proposal INC Research termination fee less any expenses previously paid pursuant to “Expense Reimbursement” below. For purposes of this paragraph, all references to “15%” in the definition of INC Research acquisition proposal are deemed to be references to “50%”.

In the event that the merger agreement is terminated by INC Research pursuant to an inVentiv no-vote termination or by inVentiv pursuant to an inVentiv fiduciary no-vote termination, inVentiv must pay INC Research a fee in the amount of $82.1 million, which we refer to as the inVentiv termination fee.

The inVentiv stockholder approval was obtained prior to the consent time, and therefore the merger agreement may not be terminated by INC Research for an inVentiv no-vote termination or by inVentiv for an inVentiv fiduciary no-vote termination. Accordingly, the inVentiv termination fee will not be payable in connection with any termination of the merger agreement.

In the event that the merger agreement is terminated under circumstances where the regular INC Research termination fee, the superior proposal INC Research termination fee or the inVentiv termination fee is payable and actually paid, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of the recipient, and its respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives.

Expense Reimbursement (Page [●])

In the event that the merger agreement is terminated by INC Research or inVentiv pursuant to an INC Research no-vote termination or by inVentiv pursuant to an INC Research breach termination, INC Research must reimburse inVentiv and its affiliates for all of their reasonable and documented expenses, not to exceed $10,000,000 in the aggregate. In the event that the merger agreement is terminated by INC Research pursuant to an inVentiv breach termination, inVentiv must reimburse INC Research and its subsidiaries for all of their reasonable and documented expenses, not to exceed $10,000,000 in the aggregate.

Specific Performance (Page [●])

INC Research and inVentiv have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and have accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding the foregoing, in the event that the merger agreement is terminated under circumstances where the regular INC Research termination fee, the superior proposal INC Research termination fee or the inVentiv termination fee is payable and actually paid, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of the recipient, and its respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect, among other things, INC Research’s current expectations and anticipated results of operations, statements about the benefits of the merger, including financial and operating results, the expected completion of the merger (including the timing thereof), the ability to consummate the merger (including but not limited to the receipt of all required regulatory approvals) and other statements that are not historical facts, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements included in or incorporated by reference into this proxy statement that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “may”, “might”, “will”, “should”, “could”, “likely”, “expects”, “intends”, “targets”, “assumes”, “seeks to”, “plans”, “anticipates”, “believes”, “projects”, “estimates”, “predicts”, “potential”, “future”, “goal”, “objective”, or “continue”, or the negative of such terms and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the merger or the anticipated benefits thereof, including, without limitation, future financial and operating results. INC Research cautions readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Actual results may differ materially from those set forth in this proxy statement due to the risks and uncertainties related to the merger and/or inherent in our business, including, without limitation:

•	the ability to obtain stockholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the response by stockholders to the merger;

•	the ability of INC Research and inVentiv to integrate their businesses successfully and to achieve anticipated synergies;

•	the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment;

•	potential litigation relating to the merger that could be instituted against INC Research, inVentiv or their respective directors;

•	possible disruptions from the merger that could harm INC Research’s and/or inVentiv’s business, including current plans and operations;

•	potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger;

•	the ability of INC Research or inVentiv to retain, attract and hire key personnel;

•	potential business uncertainty, including changes to existing rating agency actions;

•	certain restrictions during the pendency of the merger that may impact INC Research’s ability to pursue certain business opportunities or strategic transactions;

•	continued availability of capital and financing;

•	legislative, regulatory and economic developments; and

•	unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors.

These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements”, the “Risk Factors” and the other statements in INC Research’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC, and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see the sections entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement and “Risk Factors” beginning on page [●] of this proxy statement).

While the list of factors presented in this proxy statement is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on INC Research’s or inVentiv’s consolidated financial condition, results of operations, credit rating or liquidity.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

Unless legally required, INC Research does not assume any obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INC RESEARCH

The following table presents selected historical consolidated financial data for INC Research as of and for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 and as of and for the three months ended March 31, 2017 and 2016. The statement of operations data for each of the three years in the periods ended December 31, 2016, 2015 and 2014, and the balance sheet data as of December 31, 2016 and 2015 have been obtained from INC Research’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which are incorporated by reference into this proxy statement. The statement of operations data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2014 have been derived from INC Research’s audited consolidated financial statements for such years, which are not incorporated into this document by reference. The balance sheet data as of December 31, 2013 and 2012 has been adjusted to retroactively conform to the presentation of certain amounts following the adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and Accounting Standards Update No. 2015-17, Income Taxes, Balance Sheet Classification of Deferred Taxes. These reclassifications had no impact on previously reported total revenue, net income, comprehensive income or shareholders’ equity. The consolidated balance sheets for the years ending December 31, 2013 and 2012 are not incorporated by reference into this proxy statement. The consolidated historical financial data for the three months ended March 31, 2017 and 2016 and as of March 31, 2017 have been derived from the unaudited interim consolidated financial statements of INC Research contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which are incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of the management of INC Research, contain all adjustments necessary to present fairly the financial position and results of operations of INC Research for the periods indicated.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in INC Research’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and INC Research’s Quarterly Report on Form 10-Q/A for the three months ended March 31, 2017, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement.

Statement of Operations Data (In thousands, except per share data)	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Net service revenue	$252,078	$248,997	$1,030,337	$914,740	$809,728	$652,418	$579,145
Reimbursable out-of-pocket expenses	129,840	164,090	580,259	484,499	369,071	342,672	289,455

Total revenue	381,918	413,087	1,610,596	1,399,239	1,178,799	995,090	868,600

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	154,835	152,058	626,633	542,404	515,059	432,261	389,056
Reimbursable out-of-pocket expenses	129,840	164,090	580,259	484,499	369,071	342,672	289,455
Selling, general, and administrative	44,934	43,479	172,386	156,609	145,143	117,890	109,428
Restructuring, CEO transition, and other costs	1,927	6,038	13,612	1,785	6,192	11,828	35,380
Transaction expenses	2	561	3,143	1,637	7,902	508	—
Asset impairment charges	—	—	—	3,931	17,245	—	4,000
Depreciation	6,164	4,892	21,353	18,140	21,619	19,175	19,915
Amortization	9,464	9,461	37,851	37,874	32,924	39,298	58,896

Total operating expenses	347,166	380,579	1,455,237	1,246,879	1,115,155	963,632	906,130

Income (loss) from operations	34,752	32,508	155,359	152,360	63,644	31,458	(37,530)

Statement of Operations Data (In thousands, except per share data)	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Other (expense) income, net:
Interest income	112	34	216	192	249	310	239
Interest expense	(3,100)	(3,004)	(12,016)	(15,640)	(53,036)	(60,799)	(62,246)
Loss on extinguishment of debt	—	—	(439)	(9,795)	(46,750)	—	—
Other (expense) income, net	(3,457)	(5,117)	(9,002)	3,857	7,689	(1,649)	4,679

Total other (expense) income, net	(6,445)	(8,087)	(21,241)	(21,386)	(91,848)	(62,138)	(57,328)

Income (loss) before provision for income taxes	28,307	24,421	134,118	130,974	(28,204)	(30,680)	(94,858)
Income tax benefit (expense)	(7,120)	(7,016)	(21,488)	(13,927)	4,734	(10,849)	35,744

Net income (loss)	$21,187	$17,405	$112,630	$117,047	$(23,470)	$(41,529)	$(59,114)

Class C common stock dividends	—	—	—	—	(375)	(500)	(500)
Redemption of New Class C common stock	—	—	—	—	(3,375)	—	—
Net income (loss) attributable to common stockholders	—	—	$112,630	$117,047	$(27,220)	$(42,029)	$(59,614)
Earnings per share attributable to common stockholders:
Basic	$0.39	$0.32	$2.08	$2.02	$(0.51)	$(0.81)	$(1.14)
Diluted	$0.38	$0.31	$2.03	$1.95	$(0.51)	$(0.81)	$(1.14)
Weighted average common shares outstanding:
Basic	54,015	53,955	54,031	57,888	53,301	52,009	52,203
Diluted	55,123	55,862	55,610	60,146	53,301	52,009	52,203

Balance Sheet Data	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2017	2016	2015	2014	2013	2012
Cash and cash equivalents	$164,405	102,471	85,011	126,453	96,972	81,363
Total assets(1)	1,291,598	1,288,507	1,211,219	1,241,365	1,227,455	1,250,985

Total debt and capital leases(1)	487,886	497,724	501,839	416,257	588,823	587,517

Total stockholders’ equity	335,446	301,473	217,434	392,209	276,207	316,830

(1)	During 2015, INC Research adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, with periods prior to 2015 being retroactively adjusted.

SELECTED HISTORICAL FINANCIAL DATA OF INVENTIV

inVentiv Group Holdings, Inc. was acquired by Double Eagle Parent, Inc. on November 9, 2016, and its financial information is presented as Predecessor and Successor relating to the periods preceding and succeeding the Double Eagle Acquisition, respectively. As Double Eagle Parent, Inc., which is referred to as inVentiv in this section, had no prior operations, inVentiv Group Holdings, Inc. was deemed its predecessor. The following table presents selected historical consolidated financial data for inVentiv as of and for the Successor period ended March 31, 2017, the Predecessor period ended March 31, 2016, the Successor period ended December 31, 2016 and the Predecessor periods ended November 8, 2016 and December 31, 2015, 2014, 2013 and 2012. The statement of operations data for the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016 and the Predecessor periods ended December 31, 2015 and 2014, and the balance sheet data as of December 31, 2016 and 2015 have been obtained from inVentiv’s audited consolidated financial statements included elsewhere in this Preliminary Proxy Statement. The statement of operations data for the Predecessor periods ended December 31, 2013 and 2012 and the balance sheet data as of the Predecessor periods ended December 31, 2014, 2013 and 2012 have been derived from inVentiv Group Holdings’ unaudited consolidated financial statements for such years that do not appear in this Preliminary Proxy Statement. The consolidated historical financial data for the three month Successor period ended March 31, 2017 and three month Predecessor period ended March 31, 2016 have been derived from inVentiv’s unaudited interim consolidated financial statements included elsewhere in this proxy statement. These financial statements are unaudited, but, in the opinion of the management of inVentiv, contain all adjustments necessary to present fairly the financial position and results of operations of inVentiv for the periods indicated.

inVentiv’s historical results are not necessarily indicative of the results we may achieve in any future period. The information set forth below is not necessarily indicative of future results and should be read together with the other information contained under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of inVentiv” and the consolidated financial statements and related notes included elsewhere in this proxy statement.

	Successor	Predecessor	Successor	Predecessor
Statement of Operations Data (in thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	Years Ended December 31,
					2015	2014	2013	2012
Net revenues	$526,055	$541,296	$294,094	$1,898,560	$1,994,318	$1,806,405	$1,644,555	$1,715,703
Reimbursed out-of-pocket expenses	89,190	90,983	57,641	303,665	326,955	266,786	259,925	275,373

Total revenues	615,245	632,279	351,735	2,202,225	2,321,273	2,073,191	1,904,480	1,991,076

Operating expenses:
Cost of revenues	362,367	372,376	222,804	1,301,108	1,326,782	1,203,636	1,084,767	1,073,227
Reimbursable out-of-pocket expenses	89,190	90,983	57,641	303,665	326,955	266,786	259,925	275,373
Selling, general and administrative expenses	181,312	123,756	92,220	467,596	525,229	529,366	538,328	594,345
Proceeds of purchase price finalization	—	—	—	—	—	—	(14,221)	—
Impairment of goodwill	—	—	—	65,515	33,964	15,795	36,864	361,612
Impairment of long-lived assets	—	—	—	2,467	35,193	8,228	2,017	49,793

Total operating expenses	632,869	587,115	372,665	2,140,351	2,248,123	2,023,811	1,907,680	2,354,350

Operating income (loss)	(17,624)	45,164	(20,930)	61,874	73,150	49,380	(3,200)	(363,274)
Gain (loss) on extinguishment of debt and refinancing costs	—	221	—	(1,001)	—	(10,062)	(818)	(18,580)
Interest expense	(37,922)	(55,917)	(43,463)	(188,634)	(228,287)	(217,473)	(209,350)	(185,871)
Interest income	176	64	(3)	364	88	424	119	403
Other income	—	—	—	—	11,318	—	—	—

	Successor	Predecessor	Successor	Predecessor
Statement of Operations Data (in thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	Years Ended December 31,
					2015	2014	2013	2012
Loss before income tax (provision) benefit and income (loss) from equity investments	(55,370)	(10,468)	(64,396)	(127,397)	(143,731)	(177,731)	(213,249)	(567,322)
Income tax (provision) benefit	14,652	(8,176)	23,334	(15,147)	(5,567)	(2,507)	(2,955)	397

Loss before income (loss) from equity investments	(40,718)	(18,644)	(41,062)	(142,544)	(149,298)	(180,238)	(216,204)	(566,925)
Income (loss) from equity investments	—	5	—	9	(1,279)	(404)	15	14

Loss from continuing operations	(40,718)	(18,639)	(41,062)	(142,535)	(150,577)	(180,642)	(216,189)	(566,911)
Net loss from discontinued operations, net of tax	—	—	—	—	—	(8,163)	(20,228)	(10,531)

Net loss	(40,718)	(18,639)	(41,062)	(142,535)	(150,577)	(188,805)	(236,417)	(577,442)
Less: Net income attributable to the noncontrolling interest	—	(438)	(298)	(760)	(891)	(830)	(1,156)	(1,358)

Net loss attributable to inVentiv	$(40,718)	$(19,077)	$(41,360)	$(143,295)	$(151,468)	$(189,635)	$(237,573)	$(578,800)

	Successor		Predecessor
	As of		As of December 31,
Balance Sheet Data	March 31, 2017	December 31, 2016	2015	2014	2013	2012
(in thousands)
Cash and cash equivalents	$50,020	$58,551	$121,317	$57,059	$116,227	$129,413
Total assets (1)	4,657,653	5,411,075	2,152,689	2,105,055	2,216,506	2,370,813
Total debt and capital leases	2,388,833	3,036,879	2,170,476	2,067,441	1,982,754	1,947,011
Total stockholders’ equity (deficit)	1,336,226	1,364,070	(771,108)	(613,787)	(408,037)	(161,347)

(1)	On January 15, 2017, inVentiv redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. This obligation was prefunded and recorded as a deposit included in total assets at December 31, 2016.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) gives effect to (1) the merger of INC Research and inVentiv and the other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this proxy statement, as well as (2) the refinancing as further discussed on page [●] of this proxy statement (“the Debt Financing” and together with the merger, the “Transactions”), and (3) the effect of the acquisition by Double Eagle Parent, Inc., a newly formed entity with no previous operations, which closed on November 9, 2016 (the “Double Eagle Acquisition”). The transactions have been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with INC Research treated as the accounting acquirer; and the Double Eagle Acquisition has been reflected in the unaudited pro forma condensed combined financial statements in accordance with ASC 805 with Double Eagle Parent, Inc treated as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2017 give effect to the merger as if it had occurred on March 31, 2017. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2016 and for the three months ended March 31, 2017 give effect to the merger as if it had occurred on January 1, 2016.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of the combined company appearing elsewhere in this proxy statement and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical financial statements and related notes of INC Research, which have been incorporated in this proxy statement by reference, and the historical consolidated financial statements of inVentiv for the applicable periods, which appear elsewhere in this proxy statement. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information”, “Where You Can Find More Information” and “inVentiv Financial Statements” beginning on pages [●], and F-1, respectively, of this proxy statement for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma financial statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the merger.

Selected Information from the Pro Forma Condensed Combined Statement of Operations (Unaudited)

(in thousands, except per share amounts)	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Net service revenue	$778,133	$3,218,543
Reimbursable out-of-pocket expenses	286,830	1,131,047

Total revenue	1,064,963	4,349,590

Costs and operating expenses
Direct costs (exclusive of depreciation and amortization)	523,747	2,174,548
Reimbursable out-of-pocket expenses	286,830	1,131,047
Selling, general and administrative	122,933	526,385
Restructuring, CEO transition and other costs	6,127	31,901
Transaction expenses	4,202	12,643
Asset impairment charges	—	2,467
Goodwill impairment charges	—	65,515
Depreciation	20,967	86,344
Amortization	84,531	338,117

Total operating expenses	1,049,337	4,368,967

Income (loss) from operations	15,626	(19,377)

(in thousands, except per share amounts)	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Other (expense) income, net:
Interest income	288	577
Interest expense	(34,985)	(141,145)
Loss on extinguishment of debt	—	(1,440)
Other (expense) income, net	(6,404)	(172)

Total other (expense) income, net	(41,101)	(142,180)

Income (loss) before provision for income taxes	(25,475)	(161,557)
Income tax (expense) benefit	6,917	26,430

Income (loss) before income (loss) from equity investments	(18,558)	(135,127)
Income (loss) from equity investments	—	9

Net income (loss)	(18,558)	(135,118)
Less: Net (income) loss attributable to the noncontrolling interest	—	(1,058)

Net income (loss) attributable to common shareholders	$(18,558)	$(136,176)

Earnings/(loss) per share—basic	$(0.18)	$(1.32)
Earnings/(loss) per share—diluted	$(0.18)	$(1.32)

Selected Information from the Pro Forma Condensed Combined Balance Sheet (Unaudited)

(in thousands)	As of March 31, 2017
Cash and cash equivalents	$188,313
Total assets	7,590,711
Total debt and capital leases (including current portion)	3,063,087
Total shareholders’ equity	3,066,082

COMPARATIVE UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended December 31, 2016 and the three month period ended March 31, 2017 reflects the merger and related transactions as if they had occurred on January 1, 2016. The book value per share amounts in the table below reflect the merger as if it had occurred on March 31, 2017. The information on the table is based on, and should be read together with, the historical financial information that INC Research has presented in its filings with the SEC. See the section entitled, “Where You Can Find More Information” beginning on page [●] of this proxy statement.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. INC Research did not declare or pay any dividends during the periods presented.

	Historical
	INC Research	inVentiv	Pro Forma Combined	Equivalent Basis Pro Forma Combined (2)
Basic Earnings per Share Attributable to Common Stockholders
Three months Ended March 31, 2017	$0.39	$(2.88)	$(0.18)	$(0.63)
Year Ended December 31, 2016	2.08	—	(1.32)	(4.60)
Predecessor Period January 1, 2016 through November 8, 2016	—	(2.46)	—	—
Successor Period November 9, 2016 through December 31, 2016	—	(2.93)	—	—
Diluted Earnings per Share Attributable to Common Stockholders
Three months Ended March 31, 2017	0.38	(2.88)	(0.18)	(0.63)
Year Ended December 31, 2016	2.03	—	(1.32)	(4.60)
Predecessor Period January 1, 2016 through November 8, 2016	—	(2.46)	—	—
Successor Period November 9, 2016 through December 31, 2016	—	(2.93)	—	—
Cash Dividends Per Share
Three months Ended March 31, 2017	—	—	—	—
Year ended December 31, 2016	—	—	—	—
Predecessor Period January 1, 2016 through November 8, 2016	—	—	—	—
Successor Period November 9, 2016 through December 31, 2016	—	—	—	—
Book Value Per Share(1)
Three months Ended March 31, 2017	6.20	94.67	29.65	103.54
Year Ended December 31, 2016	5.61	—	—	—
Predecessor Period January 1, 2016 through November 8, 2016	—	(15.29)	—	—
Successor Period November 9, 2016 through December 31, 2016	—	96.65	—	—

(1)	Amount is calculated by dividing total stockholders’ equity by the number of common shares outstanding.
(2)	The equivalent basis pro forma combined amounts are calculated by multiplying the pro forma combined amounts by an exchange ratio of 3.4922 shares of INC Research common stock for each share of inVentiv common stock so that the pro forma combined amounts are equated to the respective values for one share of inVentiv common stock. Using the INC Research common stock closing price as of May 26, 2017 of $56.75, and assuming there are 14,113,874 shares of inVentiv common stock, 10,235 inVentiv restricted stock units and 384,501 inVentiv vested options at closing (based on the facts as of May 26, 2017), the exchange ratio would be 3.4922, resulting in the issuance of 49,324,609 shares of common stock and the issuance of 1,342,765 options to purchase INC Research common stock at an exercise price of $28.64.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, INC Research stockholders should carefully consider the following factors in deciding whether to vote for the proposals contained in this proxy statement. In addition, INC Research stockholders should read and consider the risks associated with the business of INC Research because these risks will also affect the combined company. These risks can be found in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such risks may be updated or supplemented in INC Research’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this document. Please see the sections entitled “Where You Can Find More Information” beginning on page [●] and “Incorporation of Certain Documents by Reference” beginning on page [●] of this proxy statement.

Risks Relating to the Merger

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the common stock issuance, may be completed, various approvals must be obtained from the Antitrust Division of the Department of Justice, the Federal Trade Commission and applicable competition regulators in Germany and Russia. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on INC Research following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. INC Research will not be required to take any remedy unless contingent upon the occurrence of the merger and the other transactions contemplated by the merger agreement, or required to be agreed to by INC Research or its subsidiaries, if such remedy would have a regulatory material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of INC Research may also be materially adversely affected. See the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact INC Research.

The respective obligations of INC Research and inVentiv to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, but not limited to, expiration of the HSR Act waiting period and receipt of any necessary governmental consents in Germany and Russia, the absence of any legal prohibitions, the receipt of the required approvals of holders of INC Research common stock with respect to the merger agreement and the common stock issuance, which we collectively refer to as the INC Research stockholder approval, the receipt of the inVentiv stockholder approval, authorization for listing on the NASDAQ of the shares of INC Research common stock comprising the aggregate merger consideration, the merger not failing to qualify as a “reorganization” under Section 368 of the Code, (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change in U.S. federal income tax law, or any change in official interpretation thereof, in each case after the date of the merger agreement, the accuracy of the other party’s or parties’ representations and warranties (generally subject to a material adverse effect standard, with certain exceptions), the other party’s performance in all material respects of its obligations contained in the merger agreement and the absence of any event since the execution of the merger agreement that has a material adverse effect on the other party. These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement.

If the merger is not consummated, the ongoing business, financial condition and results of operations of INC Research may be materially adversely affected and the market price of INC Research’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of INC Research may be materially adversely affected. Additionally, if the merger agreement is terminated, under certain circumstances, INC Research must reimburse inVentiv and affiliates for all of their expenses, not to exceed $10 million in the aggregate, and/or pay a reverse termination fee in the amount equal to $70.7 million or $82.1 million, depending on the reason for such termination. See the section entitled “The Merger Agreement—Termination Fee” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement—Expense Reimbursement” beginning on page [●] of this proxy statement.

Furthermore, INC Research has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, INC Research would have to pay these expenses without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to INC Research’s ongoing business during the pendency of the merger, could have a material adverse effect on INC Research’s business, financial condition and results of operations.

Additionally, INC Research’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and the Board seeks another merger or business combination, INC Research’s stockholders cannot be certain that INC Research will be able to find a party willing to engage in a transaction on terms as attractive as, or more attractive than, the merger.

Both parties will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, sponsors of clinical trials and other customers, distributors, partners, suppliers, licensors and licensees may have an adverse effect on the business, financial condition and results of operations of both INC Research and inVentiv. These uncertainties may impair each party’s ability to attract, retain and/or motivate employees, sponsors of clinical trials and other customers, distributors, partners, suppliers, licensors and licensees pending the consummation of the merger, as such employees, sponsors of clinical trials and other customers, distributors, partners, suppliers, licensors and licensees may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause employees, sponsors of clinical trials and other customers, distributors, partners, suppliers, licensors, licensees and others who deal with INC Research or inVentiv to seek to change existing business relationships with INC Research or inVentiv, as applicable, or fail to extend an existing relationship with INC Research or inVentiv, as applicable. In addition, competitors may target INC Research’s or inVentiv’s existing sponsors of clinical trials and other customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts INC Research from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent INC Research from declaring dividends or issuing shares, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on INC Research’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Conduct of inVentiv’s and INC Research’s Business Prior to the Completion of the Merger” beginning on page [●] of this proxy statement for a description of the restrictive covenants applicable to INC Research.

INC Research may be unable to retain and motivate personnel successfully while the merger is pending or if the merger and merger agreement are terminated.

INC Research’s continued success will, in part, depend on its ability to retain the talents and dedication of key employees currently employed by INC Research. Such employees may decide not to remain with INC Research while the merger is pending or if the merger and merger agreement are terminated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, INC Research’s business activities may be adversely affected and management’s attention may be diverted from successfully managing INC Research’s business to hiring suitable replacements, all of which may cause INC Research’s business to deteriorate. INC Research may not be able to locate suitable replacements for any key employees who leave, or offer employment to potential replacements on reasonable terms. In addition, INC Research may not be able to motivate certain key employees during the pendency of the merger or following the termination of the merger due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons.

INC Research’s directors and officers may have interests in the merger different from the interests of other INC Research stockholders.

INC Research’s directors and executive officers have interests in the merger that are different from, or in addition to, those of INC Research’s stockholders generally. These interests include, among others, certain equity vesting provisions and certain severance entitlements. These interests are described in more detail under the sections entitled “The Merger—Interests of Certain Persons in the Merger” and “The Merger—Governance Matters After the Merger” beginning on pages [●] and [●], respectively.

Both parties expect to incur substantial expenses related to the merger.

Both INC Research and inVentiv expect to incur substantial expenses in connection with consummation of the merger and combining the businesses, operations, networks, systems, technologies, policies and procedures of the two companies. These costs include but are not limited to transaction costs related to legal and transaction advisors estimated at approximately $65 million, debt issuance costs related to the refinancing of our credit agreements estimated at approximately $35 million, prepayment penalties on the repayment of a portion of the inVentiv Senior Notes estimated at approximately $20 million, acceleration of stock compensation related to the vesting acceleration of employee stock awards (based on the stock price as of May 26, 2017) estimated at approximately $45 million and the costs to achieve the anticipated synergies currently estimated to range between $140 million and $150 million. This list is not intended to be comprehensive but only representative and amounts could differ materially. Although INC Research and inVentiv have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond either party’s control that could affect the total amount or the timing of the transaction expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that each of INC Research, inVentiv or the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, INC Research expects to take charges against the combined company’s earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The unaudited pro forma condensed combined financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what INC Research’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the inVentiv identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of inVentiv as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this proxy statement.

Financial forecasts regarding INC Research and inVentiv may not be realized.

In connection with the merger, internal, stand-alone, pre-transaction financial forecasts were prepared for INC Research and inVentiv. These financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable by the management of each respective party. These variables and assumptions are inherently uncertain and may be beyond either party’s control. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to each party’s business, the regulatory environment generally, general business and economic conditions and other factors. These forecasts were not prepared with a view to public disclosure. The failure of INC Research’s or inVentiv’s businesses to achieve projected results could have a material adverse effect on the price of combined company’s common stock, the combined company’s financial position, and the combined company’s operating results and cash flows.

The number of shares to be issued in the merger is fixed and will not be adjusted for any subsequent changes in either party’s stock price.

Upon closing of the merger, as consideration in the merger, INC Research will issue 49,989,839 fully diluted shares of INC Research common stock to inVentiv’s stockholders and equity award holders as set forth in the merger agreement. On the date the merger agreement was executed, the aggregate merger consideration implied an enterprise value for inVentiv of $4.65 billion based on a per share price of INC Research common stock of $45.00. This consideration will not be adjusted for changes in the market price of either INC Research common stock or inVentiv common stock between the date of signing the merger agreement and completion of the merger. These variations could result from changes in the business, operations or prospects of INC Research or inVentiv prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of INC Research or inVentiv. The merger may be completed a considerable period after the date of the INC Research special meeting. Therefore, at the time of the INC Research special meeting, INC Research stockholders will not know with certainty the value of the shares of INC Research common stock that will be issued upon completion of the merger.

The merger agreement contains provisions that could discourage a potential competing acquirer of INC Research.

The merger agreement contains “no solicitation” provisions that, subject to limited exceptions, restrict INC Research’s ability to initiate, solicit or knowingly encourage or assist any competing third-party proposals for the acquisition of INC Research’s stock or assets. In addition, inVentiv generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the Board may withdraw or qualify its recommendation with respect to the merger. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, INC Research will be required to pay inVentiv a reverse termination fee equal to $70.7 million or $82.1 million.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of INC Research from considering or proposing that acquisition or a potential third-party acquirer could propose to pay a lower per share price to INC Research stockholders than it might otherwise have proposed to pay because of the added expense of the reverse termination fee and other fees and expenses that may become payable in certain circumstances.

If the merger agreement is terminated and INC Research determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of common stock of the combined company.

INC Research and inVentiv currently anticipate that the merger will be accretive to INC Research’s adjusted earnings per share beginning in first full year subsequent to the completion of the merger. However, this expectation is based on preliminary estimates, which may change materially. The combined company could also fail to realize any or all of the benefits anticipated in the merger or experience material delays or inefficiencies in realizing such benefits, which could cause dilution to the combined company’s adjusted diluted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the combined company’s common stock. This could negatively impact INC Research’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of common stock of the combined company.

The companies may not be able to obtain financing to complete the Refinancing.

The companies plan to fund the refinancing of the indebtedness outstanding under the existing INC Research credit agreement from either one or more tranches of senior secured term loans under new facilities or a senior secured incremental credit facility under inVentiv Group Holdings’ existing term loan credit facility, as described in the section entitled “The Merger—Refinancing” beginning on page [●]. The availability of any such refinancing is subject to certain conditions precedent and, in the case of the senior secured term loans under new facilities, conditions in the credit markets. Therefore, INC Research cannot assure you that such refinancing described above will be available on commercially reasonable terms or that such refinancing will be completed. If the refinancing is not completed, the merger would result in a default under the existing INC Research credit agreement and the inVentiv International Facility (as defined below), and may result in a default under inVentiv’s existing term loan credit facility and the ABL Facility (as hereinafter defined) unless an amendment or waiver is obtained.

The terms of any new facilities are not committed and will depend on market conditions and other factors at the time of syndication. Therefore, the pricing and terms of such new facilities may be less favorable than expected. The terms of the committed incremental facility are subject to “flex” provisions. As a result, the pricing and terms of the incremental facility may be less favorable than expected. If terms for the debt financing are less favorable than expected, financing costs could increase, potentially significantly, and INC Research’s financing or operating flexibility may be constrained.

If the merger does not qualify as a reorganization under Section 368 of the Code or the pre-closing holdco mergers do not qualify as complete liquidations under Section 332 and Section 337 of the Code, substantial U.S. federal income taxes could result.

It is intended that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368 of the Code. In addition it is a condition to closing that the merger not fail to qualify for such treatment (or substantially similar treatment under an amended, replacement or successor provision or provisions of the Code) as a result of a change in U.S. federal income tax law or official interpretation thereof, in each case after the date of the merger agreement. However, neither an opinion of counsel nor a ruling from the Internal Revenue Service, which we refer to as the IRS, that the merger will qualify as a “reorganization” under U.S. federal income tax law is required as a condition to closing. Accordingly, it is possible that the merger could fail to qualify as a “reorganization” (including under current U.S. federal income tax law). Additionally, there can be no assurance that the IRS will not assert, or that a court will not agree, that the merger does not qualify as a “reorganization”. If the merger is not treated as a “reorganization”, inVentiv would recognize gain or loss, measured generally by the difference between the fair market value of inVentiv’s assets and inVentiv’s adjusted tax basis in such assets, which could result in substantial U.S. federal income tax liability to INC Research as the surviving corporation.

In addition, inVentiv has covenanted that it will complete the pre-closing holdco mergers, as defined below, in a manner such that the pre-closing holdco mergers will qualify as complete liquidations governed by Section 332 and Section 337 of the Code. However, there can be no assurance that the IRS will not assert, or that a court will not agree, that any of the pre-closing holdco mergers fails to so qualify. If any of pre-closing holdco mergers is not treated as a complete liquidation governed by Section 332 and Section 337 of the Code and does not otherwise qualify for tax-free treatment, (i) Intermediate I or Intermediate II, each defined below, as the case may be, would recognize gain or loss, measured generally by the difference between the value of its assets and its adjusted tax basis in such assets, and (ii) inVentiv would also recognize gain or loss generally measured by the difference between the value of its stock in Intermediate I or Intermediate II, as the case may be, and its adjusted basis in such stock, in each case, which could result in substantial U.S. federal income tax liability to inVentiv, and ultimately to INC Research as the surviving corporation in the merger.

Risks Relating to the Businesses of the Combined Company

The INC Research certificate of incorporation contains a provision renouncing any interest and expectancy in certain corporate opportunities identified by certain of the combined company’s largest stockholders, even if such corporate opportunities are ones that the combined company might reasonably be deemed to have pursued or had the ability or desire to pursue.

The INC Research certificate of incorporation provides that the combined company, to the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, renounces any interest or expectancy in the business opportunities or other specified opportunities of Thomas H. Lee Partners, L.P. and its affiliates, which we collectively refer to as the THL Sponsor, and Advent International Corporation and its affiliates, which we collectively refer to as the Advent Sponsor and which we refer to collectively with the THL Sponsor as the Sponsors, (in each case such affiliates other than the combined company and its subsidiaries) and all of their respective partners, directors, members and/or employees, and each such person will have no obligation to offer the combined company such opportunities. Notwithstanding the foregoing, the surviving company does not renounce its interest in, and a director of the combined company designated by one of the Sponsors will have an obligation to communicate to the board of directors of the combined company, any business opportunity of which such director first became aware in his or her capacity as a director of the combined company. Stockholders will be deemed to have notice of and have consented to this provision of the INC Research certificate of incorporation.

The Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the combined company. Therefore, a director or officer of the combined company who also serves as a director, member or employee of such Sponsor may pursue certain business opportunities, including acquisitions, that may be complementary to its business and, as a result, such opportunities may not be available to the combined company. These potential conflicts of interest could have a material adverse effect on the business, financial condition, results of operations, or prospects of the combined company if attractive corporate opportunities are allocated by such Sponsors to themselves or their other affiliates instead of to the combined company.

INC Research stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

INC Research stockholders currently have the right to vote in the election of directors to the Board and on other matters affecting INC Research. Upon the completion of the merger, each INC Research stockholder will have a percentage ownership of INC Research that is smaller than such stockholder’s current percentage ownership of INC Research. It is currently expected that the former stockholders of inVentiv as a group will receive shares in the merger constituting approximately 47% of the outstanding fully diluted shares of the INC Research common stock on a pro forma basis immediately after the merger. As a result, current stockholders of INC Research as a group will own approximately 53% of the outstanding shares of INC Research immediately after the merger. The THL Sponsor and the Advent Sponsor will hold approximately 24% and 21%, respectively, of the outstanding shares of INC Research immediately after the merger. Because of this, INC Research stockholders will have less influence on the management and policies of INC Research than they now have on the management and policies of INC Research.

The parties to the stockholders’ agreements will have significant influence over the combined company after the merger, including as a result of the changes to the Board following the merger.

The stockholders’ agreements set forth certain obligations of INC Research following the merger with respect to the composition of the Board and the committees thereof, including the right of the THL Sponsor and the Advent Sponsor to designate for nomination to the Board a certain number of directors. Pursuant to the stockholders’ agreements, from the effective time of the merger, and until the 2019 annual meeting, the Board will be comprised of ten directors. Initially, the Board will be comprised of (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) Todd Abbrecht and Joshua Nelson as the initial THL nominees and (v) Tom Allen and John Maldonado as the initial Advent nominees.

Subject to the terms of the stockholders’ agreements, INC Research must use commercially reasonable efforts to cause any investor nominees to be appointed or elected to the board of directors of the combined company. Pursuant to both of the stockholders’ agreements, if the applicable Sponsor and its affiliates beneficially own at least 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate two investor nominees. From and after the time the applicable Sponsor and its affiliates beneficially own at least 5% but less than 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate one investor nominee.

The Executive Chairperson of the Board following the merger will be Michael Bell, who is expected to serve in such capacity until the 2019 annual meeting. If prior to the 2019 annual meeting Michael Bell ceases for any reason to serve as a director of the Board, the nominees designated by the THL Sponsor and Advent Sponsor will have the right by majority vote to designate an individual for appointment to the Board to serve as Executive Chairperson until the 2019 annual meeting, provided the individual is a qualified nominee as set forth in the stockholders’ agreements. From and after the 2019 annual meeting, the Board will be comprised of nine directors, and the remaining members of the Board will select a Chairperson by majority vote.

The Lead Independent Director following the merger will be an independent director approved by a majority vote of the non-affiliated directors. From and after the 2019 annual meeting, the Board will have the right to determine by majority vote whether to have a Lead Independent Director, and if so, the Lead Independent Director will be selected by a majority vote of the Board.

As a result of the new composition of the board of directors of the combined company, the Sponsors may indirectly exercise significant influence over future decisions of the combined company. See the section entitled “The Merger—Governance Matters After the Merger” beginning on page [●] of this proxy statement.

Sales of substantial amounts of INC Research common stock in the open market by former inVentiv stockholders could depress INC Research’s stock price.

For six months following the closing date of the merger, neither of the Sponsors nor any of their respective affiliates will transfer any INC Research common stock (other than in connection with transfers to affiliates of the stockholder). After such period has ended, the Sponsors and their affiliates may then only make the certain transfers specified in the stockholders’ agreements and even then, subject to certain restrictions. For additional detail, please see the section entitled “Stockholders’ Agreements” which begins on page [●] of this proxy statement.

If the merger is completed, inVentiv’s former stockholders may sell substantial amounts of INC Research common stock in the public market following completion of the merger. Any such sales may cause the market price of INC Research common stock to decrease. These sales might also make it more difficult for INC Research to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may not successfully run a successful contract commercial organization.

The combined company anticipates significant value will be realized by the acquisition of inVentiv’s commercial business segment. However, because INC Research has not historically had a commercial business segment in the past, it is possible that the combined company will fail to achieve the anticipate benefits of the combination. The combined company may not be as successful in cross-selling its clinical and commercial services as projected prior to the consummation of the merger.

In addition, the commercial business segment will introduce risks to the combined company that INC Research has not been subject to historically. Those risks include:

•	commercial segment contracts tend to have shorter durations and it can be difficult to predict whether these contracts will be renewed;

•	biopharmaceutical companies can encounter difficulties raising capital to fund their R&D and commercialization projects;

•	governmental reform or private market initiatives intended to reduce the cost of biopharmaceutical products, or governmental, medical association or biopharmaceutical industry initiatives designed to regulate the manner in which biopharmaceutical companies promote their products, each of which can limit the value of inVentiv commercialization services;

•	further consolidation in the biopharmaceutical industry, which could negatively affect certain of the combined company’s commercial service offerings by reducing overall outsourced expenditures if the combined company is unsuccessful in winning business from the consolidated entity, or could result in the delay or cancellation of existing projects, cause reductions in overall outsourcing expenditures, or lead to increased pricing pressures; and

•	companies electing to perform clinical development and commercialization services the combined company will provide internally based on industry or company specific factors, such as the rate of new product development, the number of professionals employed internally in relation to demand or the need to promote new and existing products or develop new products.

The combined company may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, the combined company’s ability to combine the businesses of INC Research and inVentiv. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. The difficulties of combining the operations of the companies include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in reconciling and integrating the different methods of recognizing revenue of the respective businesses of inVentiv and INC Research;

•	challenges in attracting and retaining key personnel;

•	difficulties in managing the expanded operations of a significantly larger and more complex company; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

INC Research and inVentiv have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of INC Research or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers and suppliers of INC Research or inVentiv could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on INC Research during the pre-merger period and for an undetermined amount of time after the consummation of the merger.

Provisions of the corporate governance documents of the combined company could make an acquisition of the combined company difficult and may prevent attempts by its stockholders to replace or remove its management, even if beneficial to its stockholders.

In addition to the beneficial ownership of a significant percentage of combined company common stock by the parties to the stockholders’ agreements, the combined company’s certificate of incorporation and bylaws and the DGCL contain provisions that could make it difficult for a third party to acquire the combined company even if doing so might be beneficial to its stockholders, including:

•	the division of the board of directors into three classes and the election of each class for three-year terms;

•	subject to each Sponsor’s rights under the stockholders’ agreements to fill a vacancy created by the death or resignation of a director that the applicable Sponsor designated to the board, the sole ability of the board of directors to fill a vacancy created by the death or resignation of a director or the expansion of the board of directors;

•	advance notice requirements for stockholder proposals and director nominations;

•	limitations on the ability of stockholders to call special meetings and to take action by written consent;

•	the required approval of holders of at least a majority of the outstanding shares of the combined company to remove directors, which removal may only be for cause; and

•	the ability of the board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by the board of directors.

In addition, the combined company will be subject to Section 203 of the DGCL regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. These provisions may frustrate or prevent any attempts by stockholders to replace members of the board of directors. Because the combined company’s board is responsible for appointing the members of management, these provisions could in turn affect any attempt to replace current members of management. As a result, stockholders of the combined company may lose their ability to sell their stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the combined company may be unsuccessful.

Neither INC Research nor inVentiv has current plans to pay regular cash dividends on common stock, and stockholders of the combined company may not receive any return on investment unless they sell their common stock for a price greater than that which they paid for it.

Neither INC Research nor inVentiv currently anticipates paying any regular cash dividends on their common stock. Any decision to declare and pay dividends by the combined company in the future will be made at the discretion of its board of directors and will depend on, among other things, its results of operations, financial condition, cash requirements, contractual restrictions and other factors that its board of directors may deem relevant. In addition, the combined company’s ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness it or its subsidiaries incur, including under its credit facilities. Therefore, any return on investment in common stock of the combined company may be solely dependent upon the appreciation of the price of its common stock on the open market, which may not occur.

The operating results and share price of the combined company may be volatile, which could cause the value of its stockholders’ investments to decline.

The quarterly and annual operating results of the combined company may fluctuate in the future, and such fluctuations may be significant. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of the combined company’s shares to wide price fluctuations regardless of its operating performance. Its operating results and the trading price of its shares may fluctuate in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in its quarterly and annual financial and operating results;

•	introduction of new products or services by the combined company or its competitors;

•	the progress and success of the integration process or the perception of such progress or success;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of stock of the combined company;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations;

•	changing economic conditions; and

•	exchange rate fluctuations.

These and other factors, many of which are beyond its control, may cause the combined company’s operating results and the market price for its shares to fluctuate substantially. While operating results for any particular quarter may not necessarily be a meaningful indication of future results, fluctuations in quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of shares of combined company common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of stockholders brought a lawsuit against the combined company, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of its management from its business, which could significantly harm its profitability and reputation.

The future results of INC Research will suffer if INC Research does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the business of INC Research will increase significantly beyond the current size of either inVentiv’s or INC Research’s business. INC Research’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. If INC Research is unsuccessful in managing its integrated operations, or if it does not realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger, the operations and financial condition of INC Research could be adversely affected and INC Research may not be able to take advantage of business development opportunities.

The combined company may experience a loss of customers.

Following the merger, third parties with whom INC Research or inVentiv had relationships prior to the announcement of the merger may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the merger. Any such loss of business could limit the combined company’s ability to achieve the anticipated benefits of the merger. Such risks could also be exacerbated by a delay in the completion of the merger.

The combined company may be unable to retain and motivate INC Research and/or inVentiv personnel successfully.

The success of the merger will depend, in part, on the combined company’s ability to retain the talents and dedication of key employees currently employed by INC Research and inVentiv. Such employees may decide not to remain with INC Research and inVentiv, as applicable, while the merger is pending or with the combined company after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating INC Research and inVentiv to hiring suitable replacements, all of which may cause the combined company’s business to deteriorate. INC Research and inVentiv may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, the surviving company, INC Research and inVentiv may not be able to motivate certain key employees following the completion of the merger due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons.

Changes or modifications in financial accounting standards, including those related to revenue recognition, may create challenges for successful integration of the businesses of INC Research and inVentiv and may adversely affect the results of operations of the combined company.

From time to time, the Financial Accounting Standards Board, which we refer to as the FASB, either alone or jointly with other organizations, promulgates new accounting rules that could have a material impact on our and inVentiv’s results of operations. For example, in May 2014, the FASB issued a new accounting standard for revenue recognition, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which we refer to as ASC 606, that supersedes most current revenue recognition guidance. The new guidance requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. The new guidance will become effective for INC Research, as a public company, in fiscal 2018 and would have become effective for inVentiv, as a private company, in fiscal 2019. Early adoption for both companies in fiscal 2017 is permitted.

While we and inVentiv are continuing to assess all potential effects of the new standard, we currently anticipate that this standard will have a material effect on the consolidated financial statements, revenue recognition policies and disclosures of the combined company. Implementing the new guidance will also create challenges with respect to the successful integration of the businesses of INC Research and inVentiv. Because the new guidance would have become effective for inVentiv, as a private company, beginning in fiscal 2019, inVentiv must accelerate its implementation of the new standard in connection with the merger in order for the combined company to be in compliance with ASC 606 beginning in fiscal 2018, which is the deadline for public companies. The merger agreement requires both inVentiv and INC Research to use their respective reasonable best efforts to adopt ASC 606 from and after the signing of the merger agreement, and the parties have agreed to implement the new standard in a manner that is consistent with INC Research’s ongoing implementation plan or a mutually agreed to plan that the two parties believe better enables inVentiv to comply with ASC 606 as of January 1, 2018. Accelerating inVentiv’s implementation of ASC 606 will result in additional compliance costs, and there can be no assurance that the combined company will be able to meet the deadline for compliance with ASC 606 in a cost-effective or timely manner, or at all. Such increased compliance costs and/or any failure to comply with the standard in a timely manner could adversely affect the combined company’s results of operations and financial condition.

Following the merger, the combined company may be subject to limitations under Section 382 and similar provisions of the Code with respect to inVentiv’s net operating losses, which we refer to as NOLs, and certain other tax attributes, and the benefit of certain of inVentiv’s NOLs is uncertain, including as a result of amounts that will be required to be paid to certain former shareholders of inVentiv Group Holdings.

Under Section 382 and similar provisions of the Code, if a corporation undergoes an “ownership change”, that corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited for U.S. federal income tax purposes (or similar provisions of other jurisdictions). These limitations may be subject to certain exceptions, including if there is “net unrealized built-in gain” in the assets of the corporation undergoing the ownership change.

inVentiv has significant NOLs for U.S. federal income tax purposes, which, until they expire, generally can be carried forward to reduce taxable income in future years. The merger is expected to result in an “ownership change” with respect to inVentiv, which could affect whether and when inVentiv’s NOLs and other tax attributes may be utilized by the combined company following the merger. In addition, certain of inVentiv’s NOLs and tax attributes are subject to existing limitations under Section 382 and similar provisions of the Code as a result of inVentiv’s prior ownership changes. The application of these provisions with respect to inVentiv’s NOLs and other tax attributes, including the determination of the amount of any “net unrealized built-in gain” in inVentiv’s assets, is complex, involving, among other things, certain factual determinations regarding value and built-in gain amounts. Accordingly, no assurance can be given that the IRS (or other taxing authority in a jurisdiction applying similar law) would not assert that the combined company’s ability to utilize inVentiv’s NOLs and other tax attributes is subject to limitations that are different from the limitations as determined by INC Research, or that a court would not agree with such an assertion.

The benefit of the inVentiv NOLs is uncertain even without regard to the Section 382 rules. Possible tax reform could decrease the value of such NOLs if the tax rate is lowered. In addition, a portion of inVentiv’s NOLs arise from certain transaction tax deductions associated with inVentiv’s acquisition of inVentiv Group Holdings on November 9, 2016. Pursuant to that acquisition, inVentiv generally has a contingent obligation to pay former shareholders of inVentiv Group Holdings the value of U.S. federal, state and local tax benefits arising from those transaction tax deductions as such benefits are realized and, consequently, the ability of the combined company to benefit from inVentiv’s NOLs will be limited to the extent of such contingent obligation.

The combined company will have significantly greater leverage as compared to INC Research as of the execution date of the merger agreement.

The parties anticipate that the combined company will have significantly greater leverage as compared to INC Research as of the execution date of the merger agreement. As of March 31, 2017, INC Research had a net leverage ratio, which represents the ratio of net debt outstanding to adjusted EBITDA, of approximately 1.3x. On a pro forma basis as of March 31, 2017, the combined company had a net leverage ratio of 4.0x. This increased leverage could reduce the combined company’s flexibility in responding to current and changing industry and financial market conditions. This in turn could have adverse consequences with respect to the price at which the shares of the combined company trade on any relevant securities exchange.

The combined company will have a substantial amount of indebtedness and this substantial level of indebtedness could materially adversely affect its ability to generate sufficient cash to fulfill its obligations under such indebtedness, to react to changes in its business and to incur additional indebtedness to fund future needs.

The merger agreement contemplates the combined company incurring or otherwise continuing to maintain indebtedness outstanding consisting of either (i) one or more new senior secured term loan facilities, which collectively, we refer to as the New Term Loan Facilities, and a new senior secured cash-flow revolving credit facility, which we refer to as the New Revolving Credit Facility, in addition to inVentiv’s existing 7.500% senior notes due 2024, which we refer to as the Senior Notes, and an asset-based lending facility for up to $20.0 million entered into by inVentiv Health Clinical UK Ltd., which we refer to as inVentiv UK, which may remain in place following the merger, if consent from the lenders thereunder is obtained, which we refer to as the inVentiv International Facility, and the New Term Loan Facilities and the New Revolving Credit Facilities, we collectively refer to as the Best Efforts Financing, as contemplated by the best efforts engagement letter or (ii) inVentiv’s existing term loan facility, a new incremental tranche of indebtedness under inVentiv’s existing term loan facility, such incremental tranche we refer to as the Committed Financing and together with the existing term loan credit facility, we refer to as the Continuing Term Loan Facility, inVentiv’s existing asset-based revolving credit facility, which we refer to as the ABL Facility, the inVentiv International Facility and the Senior Notes. The parties have agreed to use their respective commercially reasonable efforts to effect the Best Efforts Financing. If the Best Efforts Financing is not consummated, inVentiv has agreed to use its commercially reasonable efforts to effect the Committed Financing.

As of March 31, 2017, if the Best Efforts Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total indebtedness outstanding of $3.0 billion and $500 million of additional borrowings available under the New Revolving Credit Facility, and if the Committed Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total indebtedness outstanding of $3.0 billion and $181.1 million of additional borrowings available under its asset-based revolving credit facilities. The combined company’s substantial indebtedness, combined with its other financial obligations and contractual commitments, could have important consequences for its business. For example, it could:

•	make it more difficult for the combined company to satisfy its obligations with respect to its indebtedness, and any failure to comply with the obligations under any of its debt instruments, including restrictive covenants, could result in an event of default under the agreements governing such indebtedness;

•	require the combined company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, business development and other purposes;

•	increase the combined company’s vulnerability to adverse general economic and industry conditions, which could place the combined company at a competitive disadvantage compared to its competitors, many of which have less indebtedness than it on a relative basis;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industries in which it operates;

•	limit the combined company’s ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes;

•	prevent the combined company from raising the funds necessary to repurchase all the Senior Notes upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the Senior Notes; and

•	limit the combined company’s ability to redeem, repurchase, defease or otherwise acquire or retire for value any subordinated indebtedness it may incur.

Restrictions imposed by the combined company’s debt instruments may limit the ability of its subsidiaries to operate their business and to finance its future operations or capital needs or to engage in other business activities.

The terms of the documents governing the Committed Financing or the Best Efforts Financing, as applicable, will restrict certain of the combined company’s subsidiaries from engaging in specified types of transactions. These covenants restrict the ability of the combined company and its restricted subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness, as applicable;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts by such restricted subsidiaries or subsidiaries, as the case may be;

•	engage in transactions with the combined company’s affiliates;

•	sell assets, including capital stock of subsidiaries;

•	consolidate or merge;

•	enter into additional capital leases, the combined company’s primary means of procuring vehicles for its selling solutions offering, which could cause the company to consider alternatives such as the purchase of vehicles or operating leases which may not be on terms as favorable as capital leases; and

•	create liens.

In addition, if the Best Efforts Financing is consummated, the “term loan A” facility and the revolving facility thereunder will include a financial maintenance covenant that restricts the combined company’s first lien leverage. The inVentiv International Facility requires inVentiv UK, as well as its subsidiaries to, and, if the Committed Financing is consummated, the ABL Facility requires the combined company and its subsidiaries to, under certain circumstances, comply with a fixed charge coverage ratio and certain cash management restrictions. The combined company’s ability to comply with these restrictions can be affected by events beyond its control, and the combined company may not be able to maintain compliance. A breach of any of these covenants would be an event of default under the relevant debt instrument.

In the event of a default under any of the combined company’s debt instruments, the lenders or noteholders, as applicable, could elect to declare all amounts outstanding under such debt instruments, to be immediately due and payable and, in the case of the senior secured cash-flow revolving credit facility, if the Best Efforts financing is consummated or, in the case of the ABL Facility, if the Committed Financing is consummated, as applicable, or the inVentiv International Facility (if applicable), the lenders thereunder may terminate their commitments to lend additional money. If the indebtedness under any of the combined company’s debt instruments were to be accelerated, its assets may not be sufficient to repay such indebtedness in full. In addition, the combined company’s obligations under the Best Efforts Financing documents (other than the Senior Notes) or the Committed Financing documents (other than the Senior Notes), as applicable, are secured by security interests on substantially all of the combined company’s and its subsidiaries’ assets, subject to customary exceptions and limited in respect of the inVentiv International Facility (if applicable) to the assets of inVentiv UK and its subsidiaries. If an event of default occurs under any of the combined company’s debt instruments, the lenders could exercise their rights under the related security documents, and an event of default may be triggered under the combined company’s other debt instruments. The occurrence of an event of default, any acceleration of amounts due under the combined company’s debt instruments or the substantial exercise by the lenders of their rights under the security documents could have a material adverse effect on the combined company.

The combined company may not be able to generate sufficient cash to service all of its indebtedness, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

As of March 31, 2017, (i) if the Best Efforts Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total principal amount of indebtedness outstanding of $3.0 billion or (ii) if the Committed Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total principal amount of indebtedness outstanding of $3.0 billion. The indebtedness under (i) if the Best Efforts Financing is consummated, (a) the Senior Notes, (b) the “term loan B” component of the New Term Loan Facilities and (c) the “term loan A” component of the New Term Loan Facilities and the New Revolving Credit Facility will become due and payable in 2024, 2024 and 2022, respectively or (ii) if the Committed Financing is consummated, (a) the Senior Notes, (b) the Continuing Term Loan Facility and (c) the ABL Facility will become due and payable in 2024, 2023 and 2021, respectively. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”

beginning on page [●] of this proxy statement. The combined company may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness when due. The combined company cannot assure you that its actual interest expense will not be materially higher than the interest expense shown in the pro forma combined financial information presented in this proxy statement. The combined company’s ability to make scheduled payments on its debt obligations, including its ability to repay substantially all of its outstanding indebtedness when due and payable to the extent not refinanced or prepaid, depends on its financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control.

If the combined company’s cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its indebtedness. The combined company’s ability to restructure or refinance its debt will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of the combined company’s debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. The terms of existing or future debt instruments and the indenture governing the Senior Notes may restrict the combined company from adopting some of these alternatives. Any failure to make payments of interest and principal on the combined company’s outstanding indebtedness on a timely basis would result in a default under its debt instruments and would allow the lenders under (i) if the Best Efforts Financing is consummated, the New Term Loan Facilities, the New Revolving Credit Facility, the inVentiv International Facility (if applicable) and the Senior Notes or (ii) if the Committed Financing is consummated, the Continuing Term Loan Facility, the ABL Facility and the inVentiv International Facility (if applicable) and the Senior Notes, to terminate their commitments to lend additional money (if applicable) or foreclose against the assets, if any, securing their borrowings, and the combined company could be forced into bankruptcy or liquidation. In addition, any failure to make payments on the combined company’s outstanding indebtedness would likely result in a reduction of its credit rating, which could harm the combined company’s ability to incur additional indebtedness. In the absence of such operating results and resources, the combined company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The documents governing the Committed Financing restrict or, if the Best Efforts Financing is consummated, the documents governing the Best Efforts Financing will restrict, the combined company’s ability to dispose of assets and use the proceeds from the disposition, and any future debt instruments may contain similar restrictions. The combined company may not be able to consummate any such dispositions or to obtain the proceeds that it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit the combined company to meet its scheduled debt service obligations.

Despite the combined company’s level of indebtedness, it and its subsidiaries have the ability to incur substantially more indebtedness, including senior secured indebtedness. Incurring such indebtedness could further exacerbate the risks to the combined company’s financial condition.

Subject to the restrictions in (i) if the Best Efforts Financing is consummated, the New Term Loan Facilities, New Revolving Credit Facility, inVentiv International Facility (if applicable) and the indenture governing the Senior Notes or (ii) if the Committed Financing is consummated, the Continuing Term Loan Facility, ABL Facility, inVentiv International Facility (if applicable) and the indenture governing the Senior Notes, the combined company and its subsidiaries, may incur significant additional indebtedness in the future.

Although the terms of the documents governing the combined company’s Committed Financing or Best Efforts Financing, as applicable, contain restrictions on the incurrence of additional indebtedness by the combined company and certain of its subsidiaries, as applicable, these restrictions will be subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, the indenture governing the Senior Notes will allow the combined company to classify and then reclassify subsequently incurred senior secured and senior unsecured debt among the various baskets and ratio-based incurrence tests contained in the indenture. inVentiv utilized this flexibility in connection with prior financings and reclassified borrowings under inVentiv’s previous senior secured credit facilities from a specific “credit facility” basket to ratio-based secured debt, thereby creating capacity for inVentiv to incur additional “credit facility” senior secured debt in the future (and inVentiv subsequently utilized a portion of that capacity to incur incremental indebtedness under the previous senior secured credit facilities). If the combined company and its subsidiaries incur significant additional indebtedness, the related risks to its financial condition could increase.

The combined company’s ability to repay its debt is affected by the cash flow generated by its subsidiaries.

After giving effect to the merger, the combined company’s subsidiaries will own substantially all of its assets and conduct substantially all of its operations. Accordingly, repayment of the combined company’s indebtedness will be dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the principal issuer or borrower, as applicable, of all its outstanding indebtedness, by dividend, debt repayment or otherwise. The combined company’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable such principal issuer or borrower to make payments in respect of its indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the principal issuer or borrower’s ability to obtain cash from its subsidiaries. While the terms of the combined company’s outstanding indebtedness will limit the ability of its subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the principal issuer or borrower, these limitations will be subject to certain important qualifications and exceptions. In the event that the combined company does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness.

Interest rate fluctuations may have a material adverse effect on the combined company’s business, results of operations, financial condition and cash flows.

Indebtedness under the Committed Financing or the Best Efforts Financing, as applicable, will bear interest at variable rates. Because the combined company will have substantial variable rate debt, fluctuations in interest rates may affect its business, results of operations, financial condition and cash flows. The combined company may attempt to minimize interest rate risk and lower its overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps. As of March 31, 2017, (i) if the Best Efforts Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total principal amount of indebtedness outstanding of $2.6 billion under the New Term Loan Facilities with variable interest rates, as applicable, and no amounts outstanding under the inVentiv International Facility or (ii) if the Committed Financing is consummated, on a pro forma basis after giving effect to the merger, the combined company would have had total principal amount of indebtedness outstanding under the Continuing Term Loan Facility of $2.3 billion with variable interest rates. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this proxy statement. An increase of ..125% in LIBOR used to calculate the weighted average annual stated interest rate or an increase in the spread in the combined company’s borrowing rate relative to LIBOR would increase the combined company’s estimated pro forma interest expense on the borrowings under the New Term Loan Facilities by $3.3 million or under the Continuing Term Loan Facility by $2.8 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this proxy statement.

Risks Relating to inVentiv

Risks Related to inVentiv’s Business

inVentiv’s projects may be delayed, reduced in scope or terminated for reasons beyond its control, which could adversely affect its business, results of operations and financial condition.

Many of inVentiv’s projects, including those in its backlog, may be delayed, reduced in scope or terminated upon short notice (generally 30 to 90 days) without cause. As a result, delays, reductions in scope and cancellations may occur for a variety of reasons that are beyond inVentiv’s control, including:

•	delays in, or the failure to obtain, required regulatory approvals;

•	actions by regulatory authorities;

•	the failure of products to satisfy safety requirements or efficiency criteria;

•	unexpected or undesired results of the products;

•	insufficient patient enrollment;

•	insufficient investigator recruitment;

•	the client’s lack of available financing, budgetary limits or changing priorities;

•	production problems resulting in shortages of the product being tested;

•	the client’s decision to terminate the development or commercialization of a product or to end a particular project;

•	shift of business to a competitor or internal resources; and

•	withdrawal of a product following launch.

In addition, many of inVentiv’s biopharmaceutical selling solutions service contracts provide inVentiv’s clients with the opportunity to internalize the resources provided under the contract and terminate all or a portion of the services inVentiv provides under the contract and inVentiv’s clients may also decide to shift their business to a competitor.

As a result, contract terminations, cancellations, delays and modifications are a regular part of inVentiv’s business. For example, inVentiv’s full service offering within its Clinical segment has been, and may continue to be, negatively impacted by project delays. In addition, project start delays, downsizings and cancellations, particularly within inVentiv’s selling solutions and communications offerings, which are part of inVentiv’s Commercial segment, have impacted inVentiv’s results. The loss, reduction in scope or delay of a large project or of multiple projects could have a material adverse effect on inVentiv’s business, results of operations and financial condition. In addition, inVentiv might not realize the full benefits of its backlog if its clients cancel, delay or reduce their commitments to inVentiv.

In the event of termination, inVentiv’s contracts may provide reimbursement for the costs of winding down the terminated project as well as fees earned by inVentiv up to the time of the termination. These fees may not be sufficient for inVentiv to maintain its margins and, as a result, terminations may result in lower operating margins. In addition, cancellation of a clinical trial may result in the unwillingness or inability of inVentiv’s client to satisfy certain associated accounts receivable. inVentiv may also be legally or ethically bound to compete or wind down the trial at its own expense. Any of these factors may in turn have a material adverse effect on inVentiv’s business, results of operations and financial condition.

The relationship of backlog, book-to-bill ratio and net new awards to net revenues and operating results varies over time.

Backlog represents future net revenues from work not yet completed or performed under signed contracts, letters of intent or pre-contract commitments that are supported by written communications. Once work begins on a project, net revenues are recognized over the duration of the project. Projects may be terminated or delayed by the client or delayed by regulatory authorities for reasons beyond inVentiv’s control. To the extent projects are delayed, inVentiv’s revenue recognition could be affected. In the event that a client cancels a contract, inVentiv typically would be entitled to receive payment for all services performed up to the cancellation date and subsequent client-authorized services related to terminating the canceled project. Typically, however, inVentiv has no contractual right to the full amount of the net revenues reflected in its backlog in the event of a contract cancellation. The duration of the projects included in inVentiv’s backlog, and the related revenue recognition, range from a few weeks to many years.

inVentiv’s backlog at March 31, 2017 was $3,059.0 million compared to backlog of $3,041.6 million at December 31, 2016 and $3,465.4 million at December 31, 2015. A decrease in backlog can result in a decrease in revenues recognized over time. The extent to which contracts in backlog will result in future net revenues depends on many factors, including, but not limited to, delivery against projected project schedules, the need for scope changes (change orders), contract cancellations and the nature, duration, size and complexity of the projects, each of which can vary significantly from time to time. inVentiv’s March 31, 2017 backlog included approximately $1,694.3 million of backlog that inVentiv does not expect to generate net revenues in 2017, compared to approximately $1,449.0 million and $1,973.0 million of backlog at December 31, 2016 and 2015, respectively, that was not expected to generate net revenues in 2017 or 2016, respectively. While inVentiv believes backlog for its Clinical segment can be a useful component of predicting future performance given the multi-year nature of most of the contracts, the majority of its service offerings in its Commercial segment have short term contracts and, as a result, inVentiv does not believe backlog is as meaningful a metric and inVentiv does not use it as a key metric in managing the Commercial segment.

inVentiv also considers net new business awards and book-to-bill ratio in inVentiv’s Clinical segment in assessing its performance. Net new business awards represent the value of future net revenues for services awarded during the period under signed contracts, letters of intent or pre-contract commitments that are supported by written communications that are expected to commence within the next twelve months, net of cancellations of prior awards. Book-to-bill ratio is a ratio calculated by dividing net new business awards by net revenues in a particular period. For the years ended December 31, 2016 and 2015, inVentiv’s Clinical segment recorded net new business awards of $1,206.3 million and $1,145.3 million and book-to-bill ratio of 1.16x and 1.21x, respectively. For the three months ended March 31, 2017, inVentiv’s Clinical segment recorded net new business awards of $306.0 million and book-to-bill ratio of 1.13x.

The rate at which inVentiv’s backlog converts to net revenues, and the relationship of its book-to-bill ratio and net new business awards to net revenues and operating results, may vary over time for a variety of reasons. The revenue recognition on larger, more global projects could be slower than on smaller, less global projects for a variety of reasons, including, but not limited to, an extended period of negotiation between the time the project is awarded to inVentiv and the actual execution of the contract, as well as an increased timeframe for obtaining the necessary regulatory approvals. Additionally, the increased complexity of clinical trials and the need to enroll precise patient populations could extend the length of clinical trials causing revenues to be recognized over a longer period of time. Further, delayed projects will remain in backlog, unless and until otherwise canceled by the client, and will not generate net revenues at the rate originally expected. As a result, the relationship of backlog to realized net revenues and future operating results may vary over time, and may not be indicative of inVentiv’s future net revenues or operating results, and inVentiv may not realize the anticipated future net revenues reflected in its backlog, and book-to-bill ratio or net new business awards.

inVentiv’s financial results may be adversely affected if inVentiv underprices its contracts, overruns its cost estimates or fails to receive approval for or experiences delays in change orders.

Most of inVentiv’s client contracts are either fee-for-service contracts or fixed-fee contracts. inVentiv’s financial results have been, and its future financial results may be, adversely impacted if inVentiv initially underprices its contracts or otherwise overruns its cost estimates and is unable to successfully negotiate a change order. Change orders and other changes in scope typically occur when the scope of work inVentiv performs needs to be modified from that originally contemplated by inVentiv’s contract with the relevant client. Modifications can occur, for example, when there is a change in a key clinical trial assumption or parameter, commercialization strategy or a significant change in timing. Where inVentiv is not successful in including out-of-scope work into its current contracts, inVentiv bears the cost of the additional work. Even if inVentiv is successful in negotiating changes in scope, it cannot recognize additional revenues anticipated from changes in scope until appropriate documentation is received by inVentiv from the relevant client authorizing the change. However, if inVentiv incurs additional expense in anticipation of receipt of that documentation, inVentiv must recognize the expense as incurred. Any of the foregoing could have a material adverse effect on inVentiv’s business, results of operations, financial condition and cash flows.

inVentiv’s operating margins and profitability will be adversely affected if it is unable to achieve operational efficiencies or grow revenues faster than expenses.

inVentiv operates in a highly competitive environment and experiences competitive pricing pressure. inVentiv has implemented initiatives to control its operating expenses, and it will continue to utilize these initiatives in the future with a view to offsetting any such pricing pressures and improving its operational efficiency. However, inVentiv cannot be certain that it will be able to achieve the efficiency gains necessary to maintain or grow its operating margins, or that the magnitude of growth in its revenues will be faster than the growth in its operating costs. If inVentiv is unable to grow its revenues at a faster rate than its operating costs, its operating margins will be adversely affected. inVentiv’s initiatives and any future cost initiatives may also adversely affect inVentiv, as they may decrease employee morale or make it more difficult for inVentiv to meet operational requirements.

inVentiv’s relationships with existing or potential clients who are in competition with each other may adversely impact the degree to which other clients or potential clients use inVentiv’s services, which may adversely affect inVentiv’s results of operations.

The biopharmaceutical industry is highly competitive, with biopharmaceutical companies each seeking to persuade payers, providers and patients that their products are better and more cost-effective than competing products marketed or being developed by competing firms. inVentiv regularly provides services to biopharmaceutical companies who compete with each other, and often with respect to competitive products, and inVentiv sometimes provide services to such clients regarding competing products in clinical development. inVentiv’s existing or future relationships with its biopharmaceutical clients, particularly with respect to any given product that might compete directly with another client’s product, may therefore deter other biopharmaceutical clients from using inVentiv’s services or may result in inVentiv’s clients seeking to place limits on inVentiv’s ability to serve other biopharmaceutical companies. A loss of clients or reductions in the level of revenues from a client could have a material adverse effect on inVentiv’s business, results of operations and financial condition.

If inVentiv is unable to recruit suitable willing investigators and patients, there may be a material adverse effect on the results of operations of its Clinical segment and an adverse impact on its ability to attract new business.

The recruitment of investigators and patients for clinical trials is essential to inVentiv’s business. inVentiv contracts with physicians located in hospitals, clinics and other such sites, who serve as investigators in conducting clinical trials to test new biopharmaceutical products on their patients. Investigators supervise administration of the investigational product to patients during the course of a clinical trial. Patients for clinical trials are generally from the communities in which the clinical trials are conducted. The availability of suitable patients for enrollment in studies is dependent upon many factors including the size of the patient population, the design of the study protocol, eligibility criteria, the referral practices of physicians, the perceived risks and benefits of the investigational product under study and the availability of alternative medication, including medication undergoing separate clinical trials. The expanding global nature of clinical trials increases the risks associated with attracting suitable investigators and patients, especially if these trials are conducted in regions where inVentiv’s resources or experience may be more limited. Insufficient patient enrollment or investigator recruitment may result in the termination or delay of a clinical trial, or may require inVentiv to expend additional funds to obtain access to more investigators and patients than planned which may, in turn, result in additional costs to inVentiv. Any of these factors could have a material adverse effect on the results of operations of inVentiv’s Clinical segment, and may also adversely affect inVentiv’s ability to attract new business.

inVentiv’s insurance may not cover all of its indemnification obligations and other liabilities associated with its operations.

inVentiv maintains insurance designed to provide coverage for ordinary risks associated with its operations and its ordinary indemnification obligations. The coverage provided by such insurance may not be adequate for all claims inVentiv may make or may be contested by its insurance carriers. If inVentiv’s insurance is not adequate or available to pay liabilities associated with its operations, or if inVentiv is unable to purchase adequate insurance at reasonable rates in the future, its profitability may be adversely impacted.

inVentiv could lose its access to certain data assets, which could impair its ability to provide certain services and could have a material adverse effect on its business, results of operations and financial condition.

inVentiv’s services depend upon continued access to and receipt of data from internal and external sources, including clinical trial data and other data received from clients and strategic partners, and on inVentiv’s ability to utilize such data in its business. Potential security breaches by employees and others with or without permitted access to inVentiv’s systems pose a risk that such data may be exposed to unauthorized persons or to the public, or that such data may be corrupted, lost or otherwise rendered inaccessible. Such breaches could also arise from negligence or fraud on the part of third parties who store, transfer or process inVentiv’s data, or from cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. inVentiv may be subject to regulatory sanctions, criminal prosecution or civil claims (including as a result of claims its clients, data sources or other third parties may bring against inVentiv) in connection with such breaches, which could result in substantial costs and liability and could divert management’s attention and resources. inVentiv may also lose access to such data as a result of such security breaches for a variety of other reasons, including the loss of any clients or strategic partners through which such data is generated (including as a result of the perception that inVentiv’s systems are not secure), and disruptions or damage to its information systems.

inVentiv’s ability to utilize such data generally is subject to limitations in agreements inVentiv has with certain of its clients and strategic partners, as well as applicable legal and regulatory restrictions. If inVentiv violates any such limitations or restrictions, its ability to utilize such data in its business may be adversely effected. inVentiv may also be subject to regulatory sanctions, criminal prosecution or civil claims (including as a result of claims its clients, data sources or other third parties may bring against inVentiv) in connection with any violation of such limitations or restrictions. Moreover, inVentiv may become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, which could result in additional restrictions on its ability to utilize such data, in particular if such data is not collected in a way that allows inVentiv to use such data in its business.

Any of these factors would impact inVentiv’s ability to provide certain of its services and could have a material adverse effect on its reputation, its ability to attract clients, and on its business, results of operations and financial condition.

Some of inVentiv’s services involve direct interaction with clinical trial subjects or volunteers and operation of early stage (Phase I and IIa) clinical facilities, which could create potential liability that may adversely affect its business, results of operations and financial condition.

inVentiv operates facilities where early stage clinical trials are conducted, which ordinarily involve testing an investigational product on a limited number of individuals to evaluate a product’s basic safety and identify any side effects as well as, in some instances, early indications of efficacy. Failure to operate such a facility in accordance with applicable regulations could result in that facility being shut down, which could materially disrupt inVentiv’s operations. Regulations applicable to inVentiv’s early stage activities are subject to continuing evolution and change, which could result in the imposition of additional restrictions, create additional costs to inVentiv or otherwise negatively impact its offering. inVentiv may also become more susceptible to these risks as inVentiv expands its early stage offering. For example, inVentiv opened its first Phase I clinic in the United States in January 2016 and, as a result, a portion of its early stage activities are now subject to the U.S. regulatory framework.

Additionally, inVentiv faces risks associated with adverse events resulting from the administration of such investigational products to trial participants and the professional malpractice of medical care providers inVentiv employs. inVentiv directly employs doctors, nurses and other trained employees who assist in implementing the testing involved in its clinical trials. Any professional malpractice or negligence by such doctors, nurses or other employees could potentially result in liability to inVentiv in the event of personal injury to or death of a participant in clinical trials. This liability, particularly if it were to exceed the limits of any indemnification agreements and insurance coverage, may have a material adverse effect on inVentiv’s business, results of operations and financial condition.

inVentiv may be adversely affected by client concentration or concentration in therapeutic areas in which inVentiv conducts clinical trials.

For the three months ended March 31, 2017, the Successor period (as hereinafter defined) ended December 31, 2016, the Predecessor period (as hereinafter defined) ended November 8, 2016 and the periods ended December 31, 2015 and 2014, an individual client has accounted for approximately 14%, 16%, 12%, 10% and 10%, respectively, of inVentiv’s net revenues, and its top ten clients accounted for approximately 57%, 65%, 58%, 54% and 48% of its net revenues, respectively. In addition, inVentiv’s success depends in part on its ability to position itself as a partner of choice for clients seeking to consolidate service providers. The reduction or termination of any large client’s relationship with inVentiv as a result of consolidation of service providers or otherwise may have a material adverse effect on its business, results of operations or financial condition. Moreover, in recent years the biopharmaceutical industry has experienced consolidation through mergers and acquisitions. The consolidation of inVentiv’s clients may result in the termination or reduction in scope of its existing engagements if client decision makers change as a result of such activity. Consolidation can also result in pricing pressure as an individual client’s business grows.

Additionally, inVentiv conducts multiple clinical trials for different clients in single therapeutic areas involving products with the same or similar chemical characteristics, which has in the past, and may in the future, adversely affect its business if some or all of the trials are canceled because of new scientific information or regulatory judgments that affect such products, or if industry consolidation results in the rationalization of clinical development pipelines.

If inVentiv is unable to successfully develop and market new services or enter new markets, its growth, business, results of operations and financial condition could be adversely affected.

A key element of inVentiv’s growth strategy is the successful development and marketing of new services or expanding its existing business or entering new markets that complement its existing business. As inVentiv develops new services or enter new markets, inVentiv may not have or adequately build the competencies necessary to perform such services satisfactorily, may not receive market acceptance for such services or may face increased competition. If inVentiv is unable to succeed in developing new services, entering new markets or attracting a client base for its new services or in new markets, inVentiv will be unable to implement this element of its growth strategy, and its future business, results of operations and financial condition could be adversely affected.

inVentiv’s business is subject to international economic, political and other risks that could negatively affect its business, results of operations and financial condition.

A significant portion of inVentiv’s revenue is derived from countries outside the United States. For the three months ended March 31, 2017, the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016 and the periods ended December 31, 2015 and 2014, inVentiv derived 24%, 24%, 23%, 22% and 26%, respectively, of its net revenues from international operations. inVentiv anticipates that revenues from international operations will grow in the future. Accordingly, inVentiv’s business is subject to risks associated with doing business internationally, including:

•	conducting a single clinical trial across multiple countries is complex, and issues in one country (such as a failure to comply with local regulations or restrictions) may affect the progress of the clinical trial in the other countries, for example, by limiting the amount of data necessary for a clinical trial to proceed, resulting in delays or potential cancellation of contracts, which in turn may result in loss of revenues;

•	foreign countries are expanding or may expand their regulatory framework with respect to patient informed consent, protection and compensation in clinical trials, which could delay or inhibit inVentiv’s ability to conduct clinical trials in such jurisdictions;

•	potential adverse tax consequences, including the complexities of transfer pricing and changes in tax laws that could increase inVentiv’s effective tax rate and affect its ability to repatriate profits;

•	unfavorable labor regulations;

•	greater difficulties in managing and staffing foreign operations;

•	the need to ensure compliance with the numerous regulatory and legal requirements applicable to inVentiv’s business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements, including compliance with applicable anti- bribery laws such as the United States Foreign Corrupt Practices Act, which we refer to as the FCPA, and the UK Bribery Act of 2010, which we refer to as the UK Bribery Act;

•	changes in political and economic conditions leading to changes in the business environment in which inVentiv operates, including changes in foreign currency exchange rates or currency exchange controls;

•	a decline in world trade or a downturn in the economy of the United States, the European Union or other markets (including as a result of the impact of the proposed exit of the United Kingdom from the European Union);

•	changes in trade policies, regulatory requirements and other barriers;

•	foreign regulatory or judicial authorities enforcing legal rights and recognizing business procedures in a manner in which inVentiv is not accustomed or would not reasonably expect;

•	potential tax and other legal restrictions on inVentiv’s ability to transfer capital to its international subsidiaries and the ability of its international subsidiaries to remit money to inVentiv; and

•	longer payment cycles of foreign clients and difficulty collecting receivables in foreign jurisdictions.

These risks and uncertainties could negatively impact inVentiv’s ability to, among other things, perform large, global projects for its clients. Furthermore, inVentiv’s ability to deal with these issues could be affected by applicable laws and the need to protect its assets. In addition, inVentiv will be more susceptible to these risks as it grows its presence in emerging countries and regions, including India, China, Eastern Europe and Latin America, which may be subject to a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethical unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on inVentiv’s business, results of operations or financial condition and the potential impact of these risks will continue to grow as inVentiv continues to expand into foreign markets.

Due to inVentiv’s role as a global service provider, inVentiv may be exposed to liabilities under the FCPA and various other anti-corruption and anti-bribery laws, and any allegation or determination that inVentiv violated these laws could have a material adverse effect on its business, results of operations and financial condition.

inVentiv offers a broad range of services and operate on a global scale. As a result, inVentiv is required to comply with the FCPA, the UK Bribery Act and other U.S. and international anti-corruption laws, which prohibit companies from making corrupt payments to government officials or certain payments or remunerations to certain other recipients. In addition, the FCPA imposes certain books, records, and accounting control obligations on public companies and other issuers. inVentiv operates in parts of the world in which corruption can be common and compliance with anti-bribery laws may conflict with local customs and practices. Its global operations face the risk of corrupt conduct by employees, consultants, agents and business partners for which inVentiv may be held responsible. Although inVentiv has implemented policies and training designed to prohibit these practices, inVentiv faces the risk of corrupt conduct by employees, consultants, agents and business partners for which inVentiv may be held responsible. If inVentiv’s employees, consultants, agents or business partners are found to have engaged in such practices, inVentiv could be subject to severe penalties and other liabilities, which could have a material adverse effect on its business, results of operations and financial condition. In some cases, companies that violate the FCPA may be debarred by the U.S. government and/or lose their U.S. export privileges. As a result, violations of the FCPA or other U.S. or international anti-corruption laws, or even allegations of such violations, could disrupt its business and result in a material adverse effect on its business, results of operations and financial condition. Changes in anti-corruption laws or enforcement priorities could also result in increased compliance requirements and related costs which could adversely affect inVentiv’s business, results of operations and financial condition. In addition, the United States or other governments may seek to hold inVentiv liable for successor liability FCPA violations or violations of other U.S. or international anti-corruption laws committed by companies in which inVentiv invests or that inVentiv acquired or will acquire.

inVentiv’s business depends on the continued effectiveness and availability of its information systems, including the information systems inVentiv uses to provide its services to its clients, and failures of these systems or security breaches could have a material adverse effect on its business, results of operations and financial condition.

inVentiv is dependent on the proper functioning of its information systems in operating its business. Information systems used in daily operations are critical to its ability to provide its services to clients. Additionally, inVentiv relies on its information systems in managing its accounting and financial reporting, and to perform billing and accounts receivable functions. inVentiv’s information systems are protected through physical and software safeguards and inVentiv has backup remote processing capabilities and disaster recovery plans in place. However, despite any precautions inVentiv takes, it is still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins, system failures, computer viruses and similar events. Disruptions to inVentiv’s information systems caused by any such events could adversely affect its business. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact its ability to service its clients effectively, to identify business opportunities quickly, to maintain billing and clinical records reliably, to bill for services efficiently and to maintain its accounting and financial reporting accurately. Moreover, the materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of its business and could result in the corruption, loss or unauthorized disclosure of proprietary, confidential or other data. Corruption or loss of data may result in the need to repeat a clinical trial at no cost to the client, but at significant cost to inVentiv, the termination of a contract, damage to its reputation or cause inVentiv to lose clients. inVentiv may also be subject to regulatory sanctions, criminal prosecution or civil claims (including as a result of claims its clients, data sources or other third parties may bring against inVentiv) in connection with any corruption or loss of data, which could result in substantial costs and liability and could divert management’s attention and resources. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems once completed could damage its reputation and harm its business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly in locations where inVentiv has offices, could adversely affect its businesses. Although inVentiv carries property and business interruption insurance, its coverage might not be adequate to compensate inVentiv for all losses that may occur.

Additionally, potential data security breaches by employees and others with or without permitted access to its systems pose a risk that confidential or sensitive data may be exposed to unauthorized persons or to the public. Such breaches could also arise from negligence or fraud on the part of third parties, including cloud providers, who store, transfer or process its data, or from cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. Any security breach or failure of its critical information systems could damage its reputation and cause inVentiv to lose clients. inVentiv may also be subject to regulatory sanctions, criminal prosecution or civil claims (including as a result of claims its clients, data sources or other third parties may bring against inVentiv) in connection with any such security breach or failure of its information systems, which could result in substantial costs and liability and could divert management’s attention and resources. Any of these factors could have a material adverse effect on inVentiv’s business, results of operations and financial condition.

Upgrading the information systems that support inVentiv’s operating processes and evolving the technology platform for its services pose risks that could have a material adverse effect on its business, results of operations and financial condition.

Continued efficient operation of its business requires that inVentiv implement standardized global business processes and evolve its information systems to enable this implementation. inVentiv has continued to undertake significant programs to optimize business processes with respect to its services. inVentiv’s inability to effectively manage the implementation and adapt to new processes designed into these new or upgraded systems in a timely and cost-effective manner may have a material adverse effect on its business, results of operations and financial condition.

inVentiv’s acquisition strategy may present additional risks.

inVentiv has historically grown its business both organically and through acquisitions. inVentiv has and will continue to assess the need and opportunity to offer additional services through acquisitions of other companies. Acquisitions involve numerous risks, including the following:

•	ability to identify suitable acquisition opportunities or obtain any necessary financing on commercially acceptable terms;

•	increased risk to its financial position and liquidity through changes to its capital structure and assumption of acquired liabilities, including any indebtedness incurred to finance the acquisitions and related interest expense;

•	diversion of management’s attention from normal daily operations of the business;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare, tax and other regulations;

•	inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	ability to integrate acquired operations, products and technologies into its business;

•	difficulties integrating acquired personnel and distinct cultures into its business; and

•	the potential loss of key employees, clients or projects.

If any of these risks were to materialize, it could have a material adverse effect on inVentiv’s business, results of operations and financial condition.

Exchange rate fluctuations may affect inVentiv’s results of operations and financial condition.

For the three months ended March 31, 2017 (Successor), the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016 and the periods ended December 31, 2015 and 2014, inVentiv derived 24%, 24%, 23%, 22% and 26%, respectively, of its net revenues from international operations, and the percentage of its revenues attributable to its international operations may increase as its activities in international geographies increase. Because inVentiv’s financial statements are denominated in U.S. Dollars, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect its results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. Dollar create risk in several ways, including the following:

The revenues and expenses of inVentiv’s foreign operations are generally denominated in local currencies and translated into U.S. Dollars for reporting purposes. In addition, in some cases domestic transactions are denominated in currencies other than U.S. Dollars. Accordingly, exchange rate fluctuations will affect the translation of results from its foreign operations or such transactions into U.S. Dollars for purposes of reporting its consolidated results.

inVentiv’s service contracts may be denominated in a currency other than the currency in which inVentiv incurs expenses related to such contracts. For example, the majority of inVentiv’s global contracts are denominated in U.S. Dollars or Pound Sterling, while the currency used to fund its operating costs in foreign countries is denominated in various different currencies. Accordingly, exchange rate fluctuations may affect inVentiv’s profitability with respect to such contracts.

inVentiv typically earns revenues from its service contacts over a period of several months and, in many cases, particularly in its Clinical segment, over several years. Accordingly, exchange rate fluctuations during this period may affect its profitability with respect to such contracts.

In some cases, as part of inVentiv’s risk management strategies, inVentiv may choose to hedge its exposure to foreign currency exchange rate through the utilization of derivative financial instruments. If inVentiv misjudges these risks, there could be a material adverse effect on its operating results and financial position. In addition, changes in exchange rates for foreign currencies may reduce international demand for its products, increase its labor or supply costs in international markets, or reduce the U.S. Dollar value of revenues inVentiv recognizes. These and other economic factors could have an adverse effect on demand for inVentiv’s products and services, and on its business, results of operations and financial condition.

inVentiv’s field-based and functional-based offerings could subject inVentiv to significant employment liability.

With inVentiv’s field-based and functional-based offerings, inVentiv’s employees may be placed at the physical workplaces of its clients and may have varying levels of client direction in their roles. The risks of this activity include claims of errors and omissions, misuse or misappropriation of client proprietary information, theft of client property and torts or other claims under employment liability, co-employment liability or joint employment liability. inVentiv has policies and guidelines in place to reduce its exposure to such risks, but if inVentiv fails to follow these policies and guidelines, inVentiv may suffer reputational damage, loss of client relationships and business and monetary damages. Any such outcome could have a material adverse effect on inVentiv’s business, results of operations and financial condition.

inVentiv’s success will depend on its ability to obtain, maintain and protect its intellectual property rights.

inVentiv relies on a combination of contractual provisions, confidentiality procedures and patent, copyright, trademark, service mark, trade secret and other intellectual property laws to protect the proprietary aspects of its brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to or use its intellectual property and proprietary information. inVentiv’s success will depend, in part, on preserving its trade secrets, maintaining the security of its data and know-how and obtaining and maintaining other intellectual property rights. inVentiv may not be able to obtain or maintain intellectual property or other proprietary rights necessary to its business or in a form that provides inVentiv with a competitive advantage. In addition, inVentiv’s trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure to unauthorized parties, despite its efforts to enter into confidentiality agreements with its employees, consultants, clients and other vendors who have access to such information, and could otherwise become known or be independently discovered by third parties. inVentiv’s intellectual property, including trademarks, could be challenged, invalidated, infringed, and circumvented by third parties, and its trademarks could also be diluted, declared generic or found to be infringing on other marks. If any of the foregoing occurs, inVentiv could be forced to re-brand its services, resulting in loss of brand recognition and requiring inVentiv to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to inVentiv’s, which could harm its brand identity and lead to market confusion. Failure to obtain and maintain intellectual property rights necessary for its business and failure to protect, monitor and control the use of its intellectual property rights could negatively impact its ability to compete and cause inVentiv to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions inVentiv depends upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of its trademarks, data, technology and other intellectual property and services, and may not provide an adequate remedy if its intellectual property rights are infringed, misappropriated or otherwise violated.

Litigation and other intellectual property related proceedings may be necessary to enforce inVentiv’s intellectual property rights, to protect its trade secrets and to determine the validity and scope of its intellectual property and proprietary rights. In addition, a third party may allege that inVentiv infringes, misappropriates or otherwise violates its intellectual property. Any future litigation or other proceeding, regardless of outcome, could result in substantial expense and diversion of inVentiv’s resources and management attention, and inVentiv may not prevail in any such litigation or proceeding. Any of the foregoing could have a material adverse effect on its business, results of operations and financial condition.

The intellectual property of inVentiv’s clients may be damaged, misappropriated, stolen, or lost while in its possession, subjecting inVentiv to litigation and other adverse consequences.

In the course of providing services to its clients, inVentiv may be granted access to and rights to use certain intellectual property of its clients. If such intellectual property is damaged, misappropriated, stolen, or lost, inVentiv could suffer, among other consequences:

•	claims under indemnification provisions in client agreements or other liability for damages, which could be substantial;

•	delayed or lost revenues, including due to adverse client reaction;

•	negative publicity; and

•	litigation that could be costly and time consuming.

Any adverse impact attributable to any of the foregoing factors could have a material adverse effect on its business, results of operations and financial condition.

inVentiv relies on third parties for important products and services.

inVentiv depends on certain third parties to provide it with products and services critical to its business. Such third parties include software providers, CRO subcontractors and providers of information technology infrastructure. The failure of any of these third parties to adequately provide the required products or services, or to do so in compliance with applicable contractual and regulatory requirements, could have a material adverse effect on its business, results of operations and financial condition.

inVentiv is subject to a variety of environmental, health and safety laws and regulations, and inVentiv is subject to risks and requirements relating to its use of regulated materials, including biomedical waste and other hazardous materials.

inVentiv handles biomedical waste, hazardous materials, chemicals and various radioactive compounds. inVentiv is subject to a variety of federal, state, local, foreign and provincial environmental laws and regulations governing, among other matters, the use, management, storage, handling, release and disposal of these materials and wastes, and worker health and safety. Failure to comply with such laws and regulations, which tend to become more stringent over time, could result in, among other sanctions, fines or penalties, obligations to investigate or remediate contamination, or claims for property damage or personal injury. inVentiv cannot eliminate the risk of accidental contamination or injury from these materials. In such event, inVentiv could be held liable for any resulting damages and incur liabilities which may have a material adverse effect on its business, results of operations and financial condition. In addition, inVentiv cannot predict the extent of the adverse effect on its business or the financial and other costs that might result from any new laws and regulations arising out of future legislative, administrative or judicial actions.

inVentiv has a history of net losses and may not achieve or sustain profitability in the future.

inVentiv incurred losses from continuing operations of $(40.7) million, $(41.1) million, $(142.5) million, $(150.6) million and $(180.6) million for the three months ended March 31, 2017, the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016 and the periods ended December 31, 2015 and 2014, respectively. inVentiv may not achieve profitability in the foreseeable future, if at all. Although its net revenues have increased in recent periods, inVentiv may not be able to sustain this growth. In addition, inVentiv’s expenses have generally increased with its growth in net revenues. If inVentiv is unable to grow its net revenues at a faster rate than its operating costs, its operating margins will be adversely affected.

Risks Related to inVentiv’s Industry

Declines in outsourcing expenditures for clinical development and commercialization services by companies in the biopharmaceutical industry could adversely affect inVentiv’s business, results of operations, financial condition and its prospects for future growth.

inVentiv’s revenues are highly dependent on expenditures by companies in the biopharmaceutical industry for outsourced clinical development and commercialization services. If aggregate demand for these services declines, or if demand for these services fails to grow at projected rates, its business, results of operations and financial condition could be materially and adversely affected. Accordingly, economic factors and industry trends in the biopharmaceutical industry affect its business. In addition, the following factors, among others, could cause demand for its services to decline:

•	the ability and willingness of companies in the biopharmaceutical industry to spend on R&D and commercialization;

•	the ability of biopharmaceutical companies to raise capital to fund their R&D and commercialization projects;

•	governmental reform or private market initiatives intended to reduce the cost of biopharmaceutical products, or governmental, medical association or biopharmaceutical industry initiatives designed to regulate the manner in which biopharmaceutical companies promote their products;

•	decline in the growth of customers or failure of customers to introduce new products at historical rates or volumes;

•	further consolidation in the biopharmaceutical industry, which could negatively affect certain of inVentiv’s service offerings by reducing overall outsourced expenditures if inVentiv is unsuccessful in winning business from the consolidated entity, or could result in the delay or cancellation of existing projects, cause reductions in overall outsourcing expenditures, or lead to increased pricing pressures; and

•	companies electing to perform clinical development and commercialization services inVentiv provides internally based on industry or company- specific factors, such as the rate of new product development, the number of professionals employed internally in relation to demand for or the need to promote new and existing products or develop new products.

Actions by government regulators or clients to limit a prescription’s scope or withdraw an approved product from the market could adversely affect inVentiv’s business, results of operations and financial condition.

Government regulators have the authority, after approving a biopharmaceutical product, to limit its scope of prescription or withdraw it from the market completely based on safety concerns. Similarly, clients may act to voluntarily limit the scope of prescription of biopharmaceutical products or withdraw them from the market. In the past, inVentiv has provided services with respect to products that have been limited and/or withdrawn. If inVentiv is providing services to clients for products that are limited or withdrawn, inVentiv may be required to narrow the scope of or terminate its services with respect to such products, which would prevent inVentiv from earning the full amount of revenues anticipated under the related contracts with negative impacts to its business, results of operations and financial condition.

Recent and future health care reform initiatives or changes in the reimbursement policies of third party payers may negatively impact inVentiv’s business, results of operations and financial condition.

The U.S. Congress continues to consider healthcare reform legislation and impose healthcare industry cost containment measures, which may significantly impact the biopharmaceutical industry. In addition, numerous foreign and domestic governmental bodies are considering or have adopted various healthcare reforms and may undertake, or are in the process of undertaking, efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and biopharmaceutical companies. inVentiv is uncertain as to the effects of these recent reforms on its business and are unable to predict what legislative proposals, if any, will be adopted in the future. If regulatory cost containment efforts limit the profitability of new biopharmaceutical products, inVentiv’s clients may reduce their R&D spending or commercialization expenditures, which could reduce the business they outsource to inVentiv.

For example, most of inVentiv’s net revenues are generated from clients whose businesses are involved in the development, manufacture and commercialization of biopharmaceutical products. Sales of biopharmaceutical products are dependent, in large part, on the availability and extent of reimbursement from government health administration authorities, private health insurers and other organizations. Changes in government regulations or private third-party payers’ reimbursement policies may reduce reimbursement for biopharmaceutical products and adversely affect demand for inVentiv’s services, resulting in a material adverse effect on its business, results of operations and financial condition.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which we refer to collectively as the Affordable Care Act, introduces an extensive set of new laws to the health care industry. Among other things, this law imposes cost-containment measures intended to reduce or constrain the growth of healthcare spending, enhances remedies against healthcare fraud and abuse, adds new requirements for biopharmaceutical companies to disclose payments to physicians, including principal investigators, imposes new taxes and fees on biopharmaceutical companies and imposes additional health policy reforms. Accordingly, while the Affordable Care Act will likely increase the number of patients who have insurance coverage for biopharmaceutical products, it also made changes that adversely affect inVentiv’s clients’ businesses and therefore, inVentiv’s business, including increasing rebates required from biopharmaceutical companies whose products are covered by state Medicaid programs, requiring discounts for biopharmaceutical products that are covered by Medicare Part D and imposing new fees on manufacturers of branded biopharmaceuticals. In addition, regulations promulgated pursuant to the Affordable Care Act or new laws may create risks of liability or otherwise increase inVentiv’s costs.

Managed care organizations continue to seek price discounts and to impose restrictions on the coverage of particular biopharmaceutical products. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for biopharmaceutical products. Any of these developments could have a material adverse effect on inVentiv’s business, results of operations and financial condition.

Foreign and domestic governmental bodies may also adopt healthcare legislation or regulations that are more burdensome than existing regulations. For example, (i) product safety concerns and recommendations by the Drug Safety Oversight Board could change the regulatory environment for biopharmaceutical products, (ii) additional legislative initiatives or laws could limit biopharmaceutical sales and marketing practices and (iii) new or heightened regulatory and licensing requirements may increase inVentiv’s expenses or limit or delay its ability to offer some of its services. Additionally, new or heightened regulatory requirements may have a negative impact on the ability of inVentiv’s clients to conduct clinical trials. Any of these factors could reduce the need for inVentiv’s services, which could have a material adverse effect on its business, results of operations and financial condition.

inVentiv operates in highly competitive industries and may face price pressure or other conditions that could adversely affect its business, results of operations and financial condition.

inVentiv’s business is dependent on its ability to grow its existing client relationships, obtain new clients and cross-sell its services, as well as its ability to maintain existing client contracts for clinical development and commercial services. The biopharmaceutical industry is fragmented and highly competitive. inVentiv’s largest competitors are the internal R&D departments and sales and marketing organizations within its clients and potential clients, many of which could be considered large services companies in their own right. Some of these competitors have greater financial resources and a wider range of services relative to its competitive offering over a greater geographic area than inVentiv does. inVentiv often competes for business with both large and smaller specialty CROs, large global communications holding companies and smaller specialized communications agencies. In addition, the biopharmaceutical industry and service providers to the industry have experienced consolidation in recent years and may continue to experience further consolidation, which is likely to produce more competition from the resulting larger companies. For example, two of inVentiv’s competitors announced in May 2016 that they had signed a definitive merger agreement pursuant to which the companies will be combined. Increased competition has led to price and other forms of competition, such as acceptance of less favorable contract terms, which could adversely affect its business, results of operations and financial condition. Increased competition among biopharmaceutical companies as a result of patent expirations, further consolidation in the biopharmaceutical industry, market acceptance of generic biopharmaceutical products and efforts by governmental agencies and privately managed care organizations to reduce healthcare costs have also added to pricing pressures.

Biopharmaceutical companies continue to seek long-term strategic collaborations with global CROs with favorable pricing terms. Competition for these collaborations is intense and inVentiv might not be selected, in which case a competitor may enter into the collaboration and inVentiv’s business with the client, if any, may be limited. In the event that inVentiv enters into long-term strategic collaborations with clients, inVentiv may experience pricing pressure on the services it sells to those clients. inVentiv’s failure to develop or maintain these types of relationships and the pricing pressure resulting from these relationships could have a material adverse effect on its business, results of operations and financial condition.

Additionally, purchasing power within inVentiv’s clients is increasingly shifting from decision makers within business units to a centralized procurement function. This shift is increasing the negotiating leverage of many of its clients and, as a result, limits inVentiv’s ability to negotiate agreements with favorable terms. This in turn creates pricing pressure and may reduce inVentiv’s net revenues and operating margins. In addition, organizational structures and fragmentation within inVentiv’s clients may limit its ability to cross-sell between segments. Any of these factors could limit its continued growth, which could have a material adverse effect on its business, results of operations and financial condition.

inVentiv’s clients face intense competition from lower cost generic products and other competing products, which may lower the amount that they spend on its services and could have a material adverse effect on its business, results of operations and financial condition.

inVentiv’s clients face increasing competition from competing products and, in particular, from lower cost generic products, which in turn may affect their ability to pursue clinical development and commercialization activities. In the United States, the European Union, which we refer to as the EU, and Japan, political pressure to reduce spending on prescription products has led to legislation and other measures which encourage the use of generic products. In addition, proposals emerge from time to time in the United States and other countries for legislation to further encourage the early and rapid approval of generic products. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing inVentiv’s clients’ sales of that product and their overall profitability.

Availability of generic substitutes for inVentiv’s clients’ products or other competing products may cause them to lose market share and, as a result, may adversely affect their results of operations and cash flow, which in turn may mean that they would not have adequate capital to purchase inVentiv’s services. If competition from generic or other products impacts its clients’ finances such that they decide to curtail inVentiv’s services, inVentiv’s net revenues may decline and this could have a material adverse effect on its business, results of operations and financial condition.

If inVentiv fails to perform its services in accordance with contractual requirements, regulatory standards and ethical considerations, inVentiv could be subject to significant costs or liability and its reputation could be harmed.

inVentiv has contractual relationships with biopharmaceutical companies to perform a wide range of services to assist them in bringing new products to market. The process of bringing a new product to market is time-consuming and expensive. inVentiv’s services are complex and subject to contractual requirements, regulatory standards and ethical considerations. For example, inVentiv must adhere to regulatory requirements, such as regulatory requirements of the Federal Drug Administration, which we refer to as the FDA, and current good clinical practice, which we refer to as GCP, good laboratory practice, which we refer to as GLP, and good manufacturing practice, which we refer to as GMP, requirements. If inVentiv does not perform its services to contractual requirements, regulatory standards or ethical considerations, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis or electronic data capture and related services do not conform to contractual or regulatory standards, trial participants or trial results could be affected. As a result, regulatory agencies may take action against inVentiv or its clients. Such regulatory actions may include sanctions (such as injunctions or failure of such regulatory authorities to grant marketing approval of products), imposition of clinical holds or delays, suspension or withdrawal of approvals, rejection of data collected in inVentiv’s studies, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages or fines. inVentiv has from time to time received FDA warning letters. Additionally, actions by regulatory authorities, if they result in significant inspectional observations or other measures, could harm inVentiv’s reputation and cause clients not to award inVentiv future contracts or to cancel existing contracts. Clients may also bring claims against inVentiv, including claims for breach of contractual obligations to comply with regulatory requirements, which could result in substantial costs and divert management’s attention and resources, and inVentiv may also be required to bear the cost of any additional work required to address any such regulatory actions. For example, inVentiv is currently party to an arbitration in which a former client has alleged breach of contract, fraud in the inducement and common law fraud in connection with services inVentiv performed with respect to a Phase III clinical trial of on its investigational drug.

inVentiv also contracts with physicians to serve as investigators in conducting clinical trials, and in some cases inVentiv enters into sub-contracting arrangements pursuant to which its sub-contractors agree to contract with physicians to serve as investigators. Such studies create risk of liability for personal injury to, or death of, clinical trial participants, particularly to clinical trial participants with life-threatening illnesses, resulting from adverse reactions to the products administered during testing. If the investigators commit errors or make omissions during a clinical trial that result in harm to clinical trial patients or after a clinical trial to a patient using the product after it has received regulatory approval, claims for personal injury or products liability damages may result.

Additionally, if the investigators engage in fraudulent behavior, clinical trial data may be compromised, which may require inVentiv to repeat the clinical trial. In addition, it is possible third parties could claim that inVentiv should be held liable for losses arising from any fraudulent behavior, professional malpractice or error of the investigators or sub-contractors with whom inVentiv contracts, or in the event of personal injury to or death of persons participating in clinical trials. inVentiv does not believe it is legally accountable for the medical care rendered by third-party investigators, and inVentiv would vigorously defend any such claims. However, such claims may still be brought against inVentiv, and it is possible inVentiv could be found liable for these types of losses, which could have a material adverse effect on its business, results of operations and financial condition.

Further, when inVentiv commercializes biopharmaceutical products under contract for its clients, inVentiv could suffer liability for harm allegedly caused by those products, either as a result of a lawsuit to which inVentiv is joined, a lawsuit naming inVentiv, or an action launched by a regulatory body. Any such liability could be significant, and could have a material adverse effect on inVentiv’s business, results of operations, financial condition and reputation. Furthermore, negative publicity associated with harm caused by products inVentiv helped to market could have a material adverse effect on its business and reputation.

Further, regulation and ethical standards applicable to inVentiv’s business directly or indirectly through agreements with its clients is subject to continuing evolution and change. inVentiv may also become subject to new or additional regulatory or ethical requirements as inVentiv enters new markets or expands its service offerings. For example, inVentiv opened its first Phase I clinic in the United States in January 2016 and, as a result, a portion of its early stage services are now subject to the U.S. regulatory framework. Failure to comply with such laws, regulations and ethical standards, or significant changes in laws or regulations and ethical standards affecting its clients or the services inVentiv provides, could result in the imposition of additional restrictions, create additional costs to inVentiv or otherwise negatively impact its business operations.

inVentiv’s services are subject to evolving industry standards and rapid technological changes. If inVentiv does not keep pace with rapid technological changes, its services may become less competitive or obsolete, which could have a material adverse effect on its business, results of operations and financial condition.

The markets for inVentiv’s services are characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. To succeed, inVentiv must continue to enhance its existing services, introduce new services on a timely and cost-effective basis to meet evolving client requirements, integrate new services with existing services, achieve market acceptance for new services, and respond to emerging industry standards and other technological changes.

Moreover, the introduction of new services embodying new technologies and the emergence of new industry standards could render existing services obsolete or less attractive. inVentiv’s continued success will depend on its ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of its services in response to changing client and industry demands. inVentiv may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of its services. New services, or enhancements to existing services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance. If inVentiv fails to meet marketplace needs, or if other companies introduce superior products or services, its competitive position would be harmed, which could reduce demand for its services and could have a material adverse effect on its business, results of operations and financial condition.

The industry in which inVentiv operates is subject to a high degree of government regulation. If inVentiv fails to comply with applicable laws and regulations, inVentiv could face substantial penalties and its business, results of operations and financial condition could be adversely affected.

The biopharmaceutical industry in which inVentiv operates is subject to a high degree of governmental regulation, at the federal, state and international levels, and its clients are subject to extensive government regulation. Generally, compliance with these laws and regulations is the responsibility of those clients. However, several of inVentiv’s service offerings are themselves subject to the direct effect of government regulation in several areas, including biopharmaceutical, biotechnology and medical device promotions, sales and development regulations, information security and privacy laws and healthcare fraud and abuse laws and resolutions. For example, inVentiv must adhere to regulatory requirements, such as regulatory requirements of the FDA and GCP, GLP and GMP requirements. inVentiv’s selling solutions offering subjects inVentiv to federal and state laws pertaining to healthcare fraud and abuse, as well as similar laws in other jurisdictions in which inVentiv operates, which have been used to sanction entities for engaging in the off-label promotion and marketing of pharmaceutical products. In particular, the FDA’s regulations against off-label promotion require sales representatives to restrict promotion of the approved product they are detailing to the approved labeling for the product. inVentiv’s selling solutions offering also must comply with the federal anti-kickback statute, which imposes both civil and criminal penalties for, among other things, offering or paying any remuneration to induce someone to refer patients to, or to purchase, lease or order (or arrange for or recommend the purchase, lease or order of) any item or service for which payment may be made by Medicare, as well as similar laws in other jurisdictions in which inVentiv operates. In addition, even though inVentiv does not and will not order healthcare services or bill directly to Medicare, Medicaid or other third party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse are and will be applicable to inVentiv’s business.

If inVentiv fails to perform its services in accordance with these requirements, regulatory agencies may take action against inVentiv for failure to comply with applicable regulations governing clinical trials or commercialization practices, and inVentiv could be subject to healthcare fraud and abuse laws of both the federal government and the states in which inVentiv conducts its business. Such actions may include sanctions, such as injunctions or failure of such regulatory authorities to grant marketing approval of products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages or fines. In addition, inVentiv may be liable under certain of its client contracts for the violation of government laws and regulations by its clients to the extent those violations result from, or relate to, the services inVentiv has performed for such clients. Further, regulation applicable to inVentiv’s business directly or indirectly through agreements with its clients is subject to continuing evolution and change. inVentiv may also become subject to new or additional regulatory or ethical requirements as inVentiv enters new markets or expands its service offerings. For example, inVentiv opened its first Phase I clinic in the United States in January 2016 and, as a result, a portion of its early stage services are now subject to the U.S. regulatory framework. Failure to comply with such laws and regulations or significant changes in laws or regulations affecting inVentiv’s clients or the services inVentiv provides could result in the imposition of additional restrictions, require inVentiv to curtail or restructure its operations, subject inVentiv to penalties, damages or fines, create additional costs to inVentiv or otherwise negatively impact its business operations, any of which could have a material adverse effect on its business, results of operations and financial condition. The growth of inVentiv’s business, particularly in new geographies, may require additional investment in compliance resources to ensure compliance with applicable laws and regulatory requirements, which could adversely affect its operating margins.

Circumstances beyond inVentiv’s control could cause the CRO industry to suffer reputational or other harm that could result in an industry-wide reduction in demand for CRO services, which could harm its business.

Demand for inVentiv’s services may be affected by perceptions of its clients regarding the CRO industry as a whole. For example, other CROs could engage in conduct that could render inVentiv’s clients less willing to do business with CROs generally, including with inVentiv. Although to date no event has occurred causing material industry-wide reputational harm, one or more CROs could engage in or fail to detect malfeasance, such as inadequately monitoring sites, producing inaccurate databases or analysis, falsifying patient records, performing incomplete lab work, or taking other actions that would reduce the confidence of its clients in the CRO industry. As a result, the willingness of biopharmaceutical companies to outsource clinical development to CROs could diminish, and inVentiv’s business, results of operations and financial condition could be materially harmed.

Current and proposed laws and regulations regarding the protection of personal data could result in increased risks of liability or increased cost to inVentiv or could limit inVentiv’s service offerings.

inVentiv’s services depend upon continued access to and receipt of data from internal and external sources, including clinical trial data and other data received from clients and strategic partners, and on its ability to utilize such data in its business. For example, some of the services provided within inVentiv’s medication adherence offering involve access to Protected Health Information, which we refer to as PHI, and communications (such as refill reminders) with federal health care program beneficiaries and other direct consumers of health care products and services.

The confidentiality, collection, use and disclosure of personal data, including clinical trial patient-specific information, are subject to governmental regulation generally in the country that the personal data were collected or used. For example, U.S. federal regulations under the Health Insurance Portability and Accountability Act of 1996, which we refer to as HIPAA, and as amended in 2014 by the Health Information Technology for Economic and Clinical Health, which we refer to as HITECH, Act, require individuals’ written authorization, in addition to any required informed consent, before PHI may be used for research. Such regulations specify standards for de-identifications and for limited data sets. inVentiv is both directly and indirectly affected by the privacy provisions surrounding individual authorizations because many investigators with whom inVentiv is involved in clinical trials are directly subject to them as a HIPAA “covered entity” and (although inVentiv generally does not obtain PHI from investigators) inVentiv could be exposed to PHI. inVentiv also may obtain PHI from other third parties that are subject to such regulations. As there are some instances where inVentiv is a HIPAA “business associate” of a “covered entity”, inVentiv can also be directly liable for mishandling PHI. Under HIPAA’s enforcement scheme, inVentiv can be subject to up to $1.5 million in annual civil penalties for each HIPAA violation.

In the EU, personal data includes any information that relates to an identified or identifiable natural person with health information carrying additional obligations, including obtaining the explicit consent from the individual for collection, use or disclosure of the information. In addition, inVentiv is subject to EU rules with respect to cross-border transfers of such data out of the EU. The United States, the EU and its member states, and other countries where inVentiv has operations, such as Canada, Japan, South Korea, Malaysia, the Philippines, Russia and Singapore, continue to issue new privacy and data protection rules and regulations that relate to personal data and health information. Failure to comply with certain certification/registration and annual re-certification/registration provisions associated with these data protection and privacy regulations and rules in various jurisdictions, or to resolve any serious privacy complaints, could subject inVentiv to regulatory sanctions, criminal prosecution or civil liability, any of which could have a material adverse effect on its business, results of operations and financial condition.

Federal, state and foreign governments are contemplating or have proposed or adopted additional legislation governing the collection, possession, use or dissemination of personal data, such as PHI and personal financial data as well as security breach notification rules for loss or theft of such data. Additional legislation or regulation of this type might, among other things, require inVentiv to implement new security measures and processes or bring within the legislation or regulation de-identified health or other personal data, each of which may require substantial expenditures or limit inVentiv’s ability to offer some of its services. The uncertainty of the regulatory environment is increased by the fact that inVentiv generates and receives data from many sources. As a result, there are many ways governments might attempt to regulate inVentiv’s use of this data. Any such restriction could have a material adverse effect on its business, results of operations and financial condition. Additionally, if inVentiv violates applicable laws, regulations or duties relating to the use, privacy or security of personal data, inVentiv could be subject to regulatory sanctions, criminal prosecution or civil liability, or be forced to alter its business practices and suffer reputational harm, any of which could have a material adverse effect on its business, results of operations and financial condition. In the next few years, the European data protection framework may be revised as a generally applicable data regulation. The text has not yet been finalized, but it contains new provisions specifically directed at the processing of health information, sanctions of up to 4% of worldwide gross revenue and extra-territoriality measures intended to bring non-EU companies under the proposed regulation.

PARTIES TO THE MERGER

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Telephone: (919) 876-9300

INC Research, a Delaware corporation, was incorporated in August 2010 as a result of a corporate reorganization in connection with a business combination transaction. INC Research is a leading global contract research organization based on revenues, focused primarily on Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. INC Research provides its customers with differentiated services across their development portfolios using either its therapeutic expertise as a full service provider or utilizing its global scale and systems as a functional service provider. INC Research also delivers clinical development services, consulting, and real world evidence support in a complex environment and offers a proprietary, operational approach to the delivery of its projects through its Trusted Process® methodology. INC Research’s service offerings focus on optimizing the development of, and therefore, the commercial potential for, its customers’ new biopharmaceutical compounds, enhancing returns on their research and development investments, and reducing their overhead costs by offering an attractive variable cost alternative to fixed cost, in-house resources.

INC Research maintains a website at http://www.incresearch.com. By including the foregoing website address, INC Research does not intend to and will not be deemed to incorporate by reference any material contained therein. See also “Where You Can Find More Information” beginning on page [●] of this proxy statement.

Double Eagle Parent, Inc.

Independence Wharf

470 Atlantic Avenue 11th floor

Boston, MA 02210

Telephone: (800) 416-0555

Double Eagle Parent, Inc., a Delaware corporation, which we refer to as inVentiv, is the ultimate parent holding company of inVentiv Group Holdings, a Delaware corporation and indirect wholly owned subsidiary of inVentiv. inVentiv Group Holdings is the intermediary parent of inVentiv Health, a Delaware corporation and indirect wholly owned subsidiary of inVentiv. inVentiv Health is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. inVentiv Health is the only provider that delivers a full suite of services for clients to successfully develop, launch and market their products. inVentiv Health offers both standalone and integrated services for clinical development and commercialization. inVentiv Health focuses on the large and rapidly growing outsourcing component of the biopharmaceutical clinical development and commercialization market, covering both the entire biopharmaceutical development and commercialization continuum from first-in-human clinical trials to the ongoing commercialization of mature products. inVentiv Health enhances its clients’ revenues and profitability, increases the likelihood of success of their clinical programs and commercial efforts and accelerate the execution of their projects in order to shorten the time from “lab to lifeTM”.

inVentiv Health maintains a website at http://www.inventivhealth.com. By including the foregoing website address, none of inVentiv Group Holdings, inVentiv Health, inVentiv, or INC Research intends to, and will not be deemed to, incorporate by reference any material contained therein.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [●], 2017, at [●], at [●] EDT, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of shares of INC Research common stock will be asked to consider and vote upon:

•	The merger proposal (Proposal 1 on your proxy card);

•	The stock issuance proposal (Proposal 2 on your proxy card);

•	The compensation proposal (Proposal 3 on your proxy card); and

•	The adjournment proposal (Proposal 4 on your proxy card).

The Board unanimously recommends that you vote “FOR” each of the above proposals.

INC Research stockholders must approve the merger proposal and the stock issuance proposal in order for the merger to occur. If INC Research stockholders fail to approve the merger proposal or the stock issuance proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on [●], 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, and only holders of record of shares of INC Research common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the close of business on the record date, there were [●] shares of INC Research common stock outstanding.

Under INC Research’s bylaws, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the special meeting, will constitute a quorum for the transaction of business at the special meeting. A stockholder who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. If a quorum is not present at the special meeting, the chairperson of the special meeting may adjourn the special meeting in his or her sole discretion.

Number of Votes

You are entitled to one vote for each share of INC Research common stock that you owned on the record date.

Attendance

Only stockholders of record, their duly authorized proxy holders and our guests may attend the special meeting. If you are the representative of a corporate or other stockholder entity, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Merger Proposal

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of INC Research common stock entitled to vote at the special meeting.

For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Stock Issuance Proposal

Approval of the stock issuance proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

For the stock issuance proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the stock issuance proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the stock issuance proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the compensation proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the stock issuance proposal.

Compensation Proposal

Approval of the compensation proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

For the compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the compensation proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the compensation proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the compensation proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the compensation proposal.

Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of INC Research common stock present in person or by proxy at the special meeting and entitled to vote on the proposal.

For the adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the adjournment proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the adjournment proposal. If you fail to submit a proxy or attend the special meeting in person, or if you fail to provide instructions to your broker in respect of the adjournment proposal, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you may vote by proxy in any one of the following ways:

•	in person by attending the special meeting and casting your vote there;

•	via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•	via proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on [●], 2017. Of course, if you are a record holder you can always come to the special meeting and vote your shares in person. You will need to present a form of personal photo identification in order to be admitted to the special meeting. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

Please refer to the instructions on your proxy card to determine the deadlines for submitting your proxy. Your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins.

If you submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of INC Research common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of INC Research common stock should be voted “FOR”, “AGAINST” or “ABSTAIN” on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the stock issuance proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name”. In that case, the proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you should direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the proxy materials. You are also invited to attend the special meeting in person. Because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the special meeting.

If you have additional questions about voting your shares of INC Research common stock, please contact Okapi, INC Research’s proxy solicitor, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, by email at info@okapipartners.com or by calling toll free: (855) 208-8901.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF INC RESEARCH COMMON STOCK BY PROXY PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,

PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, your shares of common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to submit a proxy or attend the special meeting in person, the shares of INC Research common stock held by you will not be counted in respect of, and will not have an effect on, the stock issuance proposal, the compensation proposal or the adjournment proposal.

Whether you are a stockholder of record or beneficial owner of shares, you can revoke your proxy before your shares are voted at the special meeting. If you are a stockholder of record, you may:

•	File a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 which is received before the special meeting;

•	Duly execute a later-dated proxy relating to the same shares and deliver it to our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 which is received before the special meeting;

•	Attend the special meeting and vote in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy); or

•	If you voted by telephone or via the Internet, vote again by the same means prior to 11:59 p.m. EDT on [●], 2017 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the special meeting by obtaining a legal proxy from them as previously described.

Adjournments

Although it is not currently expected, the special meeting and any adjourned or postponed session of the special meeting may be adjourned, if necessary or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger proposal or the stock issuance proposal. Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of INC Research common stock represented either in person or by proxy at the special meeting. If a quorum is not present at the special meeting, the chairperson of the special meeting may adjourn the special meeting in his or her sole discretion. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow INC Research’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

The merger agreement provides that the closing will occur on the fifth business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by INC Research and inVentiv. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement. Unless inVentiv and INC Research otherwise agree in writing, the closing will not occur earlier than July 24, 2017, which is the date that is 45 days after the date on which INC Research initially filed this proxy statement with the SEC. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in the second half of 2017. However, there can be no assurance as to when or if the merger will occur. See the section entitled “The Merger Agreement— Closing and Effective Time of the Merger” beginning on page [●] of this proxy statement.

Solicitation of Proxies; Payment of Solicitation Expenses

INC Research has engaged Okapi, to assist in the solicitation of proxies for the special meeting. INC Research will pay Okapi an estimated fee not to exceed $20,000, plus reimbursement for certain out-of-pocket fees and expenses. INC Research will also indemnify Okapi against certain losses, claims, damages, liabilities or expenses. INC Research also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of INC Research common stock. INC Research’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of INC Research common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi, INC Research’s proxy solicitor, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, by email at info@okapipartners.com or by calling toll free: (855) 208-8901.

THE MERGER (PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that, on the terms and subject to the conditions set forth therein, inVentiv will merge with and into INC Research, with INC Research as the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of inVentiv common stock, will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive a number of newly issued shares of INC Research common stock equal to the per share merger consideration to be paid in accordance with the merger agreement. The per share merger consideration is calculated by dividing the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock by the Fully Diluted Company Shares. “Fully Diluted Company Shares” means the sum of, as of immediately prior to the effective time of the merger, the number of (1) shares of outstanding inVentiv common stock, (2) outstanding inVentiv RSUs (as hereinafter defined) (after giving effect to any vesting or forfeiture in connection with the transactions) and (3) the aggregate of all “inVentiv Option Share Equivalents”. “inVentiv Option Share Equivalents” means, for each individual option to purchase inVentiv common stock outstanding as of the effective time of the merger (after giving effect to any vesting or forfeiture in connection with the transactions), the product of (x) the number of shares of inVentiv common stock covered by such option and (y) the ratio of (A) the positive spread value of each such option (if any) to (B) the value of a share of inVentiv common stock (each based on the product of the per share consideration and the average closing price of INC Research common stock on the NASDAQ for the ten days prior to the closing date of the merger, which we refer to as the “Company Share Value”). As more fully described in the section entitled “The Merger Agreement—Treatment of inVentiv Options and RSUs” beginning on page [●] of this proxy statement, at the effective time of the merger, inVentiv RSUs will be cancelled and will only entitle the holder to receive shares of INC Research common stock and options to purchase inVentiv common stock will convert to fully vested options to acquire INC Research common stock with an equivalent intrinsic value, each after giving effect to any vesting or forfeiture of equity awards in connection with the transactions and based on the Company Share Value.

For example, using the INC Research common stock closing price as of May 26, 2017 of $56.75, and assuming there are 14,113,874 shares of inVentiv common stock, 10,235 vested inVentiv restricted stock units and 384,501 inVentiv vested options at closing (based on the facts as of May 26, 2017), the per share merger consideration would be 3.4922, resulting in the issuance of 49,324,609 shares of common stock and the issuance of 1,342,765 options to purchase INC Research common stock at an exercise price of $28.64. If the share price of INC Research common stock were to increase, the number of shares of INC Research common stock issued and the number of options to purchase INC Research common stock would decrease, however, the spread value of such options would increase and the aggregate merger consideration would remain 49,989,839 fully diluted shares of INC Research common stock.

The newly issued shares of INC Research common stock, will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act of 1933, as amended, by virtue of Regulation D promulgated thereunder. Based on the number of shares of INC Research common stock issued and outstanding as of May 31, 2017, the aggregate merger consideration represents approximately 47% of the outstanding INC Research fully diluted common stock on a pro forma basis after giving effect to the issuance of INC Research common stock and options to purchase INC Research common stock in connection with the merger. Your INC Research common stock will remain outstanding after giving effect to the merger.

Dissenters’ Rights of Appraisal

Under applicable Delaware law, INC Research stockholders are not entitled to appraisal rights in connection with the merger.

Background of the Merger

As part of the ongoing evaluation of INC Research’s business, members of INC Research’s management team and the Board periodically review and assess the operations and financial performance of INC Research as well as broader industry trends and evaluate opportunities for potential business combinations, acquisitions and other financial and strategic alternatives to enhance stockholder value. In addition, members of INC Research’s management team periodically meet with senior executives of other companies in the industry, investment bankers and investors to discuss industry trends and possible transactions to enhance stockholder value. As part of this ongoing process, INC Research management and the Board identified a need to increase the scale of INC Research’s operations and to expand the scope of its service offerings in order to improve its ability to obtain clinical business from existing and prospective customers.

During 2016, INC Research discussed in its earnings calls and its analyst and investor day presentation certain strategic growth initiatives, including expanding its functional service provider offerings, which we refer to as FSP offerings, growing its Asia-Pacific presence, and therapeutic expansion. INC Research believed the need to have greater capability to make FSP offerings was important to be able to compete in the industry and provide existing and prospective customers with alternative options, and INC Research started to do this organically. INC Research was also focused on continuing to build out its Asia-Pacific presence, specifically in Japan, where it has organically grown over the last couple of years. INC Research also expressed its interest in expanding its therapeutic expertise in the solid tumor area. INC Research worked on developing each of these strategic growth initiatives organically while it continued to assess additional growth alternatives.

In the spring of 2016, INC Research entered into discussions concerning a potential transformative transaction with another participant in the life sciences industry, but the parties were unable to reach agreement on valuation. Throughout 2016, INC Research explored a series of potential “tuck-in” acquisitions, but did not identify an executable transaction on attractive valuation and other terms. As part of INC Research’s ongoing assessment process, in the fall of 2016, members of INC Research management met with representatives of Centerview to review industry developments and potential strategic opportunities for INC Research. One such potential opportunity was a business combination with inVentiv. INC Research was familiar with inVentiv through prior industry contacts. At the request of INC Research management, Centerview coordinated a meeting between Alistair Macdonald and Michael Bell.

On November 17, 2016, Messrs. Macdonald and Bell met in Boston, Massachusetts and had a preliminary discussion about their respective organizations and the potential benefits of a transaction involving the two companies.

On January 19, 2017, representatives from INC Research management met with inVentiv management in Orlando, Florida for preliminary discussions regarding their respective businesses. Also on January 19, 2017, INC Research and inVentiv entered into a mutual confidentiality agreement regarding sharing of confidential information between the parties and containing customary standstill limitations on inVentiv’s ability to acquire, or publicly offer to acquire, INC Research voting securities or assets. On January 23, 2017, Mr. Macdonald updated the Board on discussions with inVentiv management, including the complementary nature of inVentiv’s relationships with large biopharmaceutical companies to INC Research’s relationships with small and mid-sized pharmaceutical companies as well as inVentiv’s commercial contract capabilities.

On February 3, 2017, representatives of INC Research management and representatives of inVentiv management met in New York City to receive more information about inVentiv’s commercial offerings.

On February 8, 2017, the Board held a meeting with members of INC Research management in attendance. At the meeting, Mr. Macdonald reviewed two potential strategic transaction opportunities, one of which was a possible transaction with inVentiv. The Board discussed that these potential transaction opportunities could benefit INC Research given shifting competitive dynamics in the CRO space and the potential risks and benefits of pursuing a strategic transaction relative to maintaining the status quo. After these discussions, the Board authorized management to assess these opportunities further and directed management to update the Board at its next board meeting, including by providing a broader strategic overview of the industry and INC Research’s market position.

On February 21, 2017, representatives from INC Research management met with representatives from inVentiv management and the Sponsors in Raleigh, North Carolina for discussions regarding INC Research’s and inVentiv’s respective businesses and relative financial performance, as well as strategic transaction opportunities between INC Research and inVentiv which included a discussion of a potential business combination and related non-economic deal terms such as structuring, governance and timing considerations.

Before the opening of the financial markets in New York City on February 28, 2017, INC Research reported its financial results for the fourth quarter and year ended December 31, 2016 and published guidance for 2017. Among other things, INC Research reported net book-to-bill in the fourth quarter 2016 that was slightly below expectations, but announced that cancellations of and delays within existing backlog had a larger than usual impact on the backlog expected to be recognized as revenue during 2017. The closing price of INC Research common stock on February 28, 2017 was approximately 23% lower than the previous day’s closing price.

On March 1, 2017 and March 2, 2017, the Board held a meeting with members of INC Research management and representatives of Centerview in attendance. At the meeting, the Board and INC Research management discussed the competitive landscape of the industry and the market environment, including recent consolidation in the CRO space which had improved the capabilities and scale of other CROs. The Board also reviewed the scope of services that consolidated CROs were able to offer their customers in comparison to those offered by INC Research. In addition, the Board discussed INC Research’s business development efforts, including 2016 sales, means of expanding the addressable market and a forecast for 2017. Based in part on these discussions, the Board and INC Research management recognized the strategic importance of increasing the scale of INC Research’s operations and expanding the scope of its service offerings in order to improve its ability to generate business from existing and prospective customers. Members of INC Research management, together with Centerview, then discussed the two strategic transactions previously considered at the Board’s February 8, 2017 meeting, including a potential transaction with inVentiv that would enable INC Research to expand its clinical services and also offer commercial contract organization capabilities. Members of INC Research management, together with Centerview, also discussed with the Board certain potential terms of a transaction with inVentiv. INC Research management and the Board discussed the likely need to conduct substantial due diligence reviews, the time required to negotiate a deal containing favorable terms and the benefit of an exclusivity agreement. After discussion, the Board authorized INC Research management to submit an indication of interest to inVentiv consistent with the terms discussed at the meeting, together with an exclusivity agreement providing for a 60-day exclusive negotiation period.

On March 7, 2017, Mr. Macdonald sent a written non-binding proposal to Mr. Bell together with a draft exclusivity agreement. Mr. Macdonald and Mr. Bell also discussed the proposal and exclusivity agreement via telephone. The proposal was for a “merger-of-equals,” all-stock transaction in which inVentiv would be acquired based on a $4.5 billion enterprise valuation, with INC Research common stock valued at a price per share using the volume weighted average stock price during the 20 trading day period immediately prior to signing. The proposal also provided that the THL Sponsor and the Advent Sponsor would each have the right to nominate two directors, for a total of four directors on a nine person combined company board of directors. Under the proposal, the combined company would maintain its headquarters in Raleigh, North Carolina and maintain a significant presence in the Northeast corridor, and the management team would subsequently be determined by the parties, but INC Research expected Mr. Macdonald to be the Chief Executive Officer of the combined company and that INC Research would select the Chairman of the Board.

On March 14, 2017, Mr. Bell sent a response letter to Mr. Macdonald, and they discussed the terms of the letter via telephone. inVentiv expressed a willingness to proceed with a transaction on the basis of a $4.8 billion enterprise valuation of inVentiv, with the value of INC Research to be based on a methodology and measurement period to be agreed upon prior to signing. The inVentiv response contemplated an 11 person board of directors, with five directors, including Mr. Bell, to be selected by the Sponsors, five representatives nominated by INC Research, and a chairperson that INC Research and inVentiv would jointly agree upon prior to the closing of the Merger. The inVentiv response provided that Mr. Bell would be the Chief Executive Officer of the combined company for two years following the closing of the merger, with Mr. Macdonald to act as President during that period and to become the Chief Executive Officer after the conclusion of such two-year period. The response letter was accompanied by a revised draft of the exclusivity agreement which maintained the concept of a 60-day exclusive negotiation period.

Later on March 14, 2017, the Board held a meeting with members of INC Research management, as well as representatives of INC Research’s legal counsel, Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, and Centerview in attendance. At the meeting, a representative of Sullivan & Cromwell reviewed with the Board members their fiduciary duties under Delaware law in connection with their evaluation of the potential transaction as well as process considerations associated with the potential transaction. INC Research management reviewed with the Board the transaction valuation proposed by inVentiv as well as financial matters concerning both INC Research and inVentiv. INC Research management also compared and contrasted the businesses, past results and projected future performance of INC Research and inVentiv. After discussion, the Board decided to propose a $4.6 billion enterprise valuation for inVentiv, to be determined on the basis of INC Research’s volume weighted average stock price during the 20 trading day period immediately prior to signing. In an executive session following the meeting without management or outside advisors present, the Board decided to propose that Mr. Macdonald serve as the Chief Executive Officer of the combined company, and that the combined company have a nine person board of directors, of whom five directors, including the chairperson and Mr. Macdonald, would be nominated by INC Research.

On March 15, 2017, Mr. Macdonald sent a revised proposal letter to Mr. Bell reflecting the terms discussed at the prior day’s board meeting, together with a revised exclusivity agreement. Later that same day, representatives of inVentiv’s financial advisor, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, contacted representatives of Centerview to inform them that inVentiv was not amenable to INC Research’s proposals on valuation or governance. The Credit Suisse representatives further indicated that inVentiv was not willing to make a counterproposal or to continue its work on the basis of INC Research’s response. Representatives of Centerview thereafter relayed this information to INC Research.

On March 16, 2017, the Board held a meeting to discuss the response from inVentiv, with members of INC Research management in attendance. The Board continued to express its belief that the transaction was strategically desirable but also expressed concern about developing an appropriate board composition and management leadership structure for the combined company. The Board decided that its members should meet with Mr. Bell in order to evaluate his vision for the combined company as well as inVentiv’s governance proposals. The Board instructed Mr. Macdonald to inform Mr. Bell that INC Research had not determined to modify its prior proposal, but that the Board had requested a meeting with Mr. Bell. Mr. Bell agreed to this request and asked that Mr. Macdonald meet with the Sponsors as well.

In the days following that discussion and leading up to March 28, 2017, Mr. Bell spoke with several members of the Board and discussed his views on the industry, the two companies, and the transaction. During the same period, after consulting with David Norton, the Chairman of the Board, Mr. Macdonald met with representatives of the Sponsors and discussed the industry, the two companies and the potential transaction.

On March 28, 2017, at a meeting of the Board with members of INC Research management and Mr. Bell in attendance, Mr. Bell gave a presentation on inVentiv’s contract commercial organization and its leadership and culture. Mr. Bell also responded to questions from the Board.

On March 30, 2017, the Board held a meeting, with members of INC Research management and representatives of Sullivan & Cromwell in attendance and with Centerview in attendance for portions of the meeting. At the meeting, the Board reviewed information previously provided by Centerview regarding certain material relationships or contacts of Centerview and/or its deal team members with inVentiv and certain other affiliates of the Sponsors, the 2017 budget three-year forecast and subsequent changes in INC Research’s performance relative to those forecasts. The Board also discussed the potential impact of changes in the industry and in INC Research’s customer mix on INC Research’s future prospects.

On April 3, 2017, Mr. Bell contacted Mr. Macdonald via telephone with a counterproposal. On behalf of inVentiv, Mr. Bell proposed that inVentiv would be valued at an enterprise value of $4.7 billion and that INC Research common stock would be valued on the basis of the volume weighted average stock price during the 20 trading day period immediately prior to signing. In addition, inVentiv proposed that Mr. Macdonald serve as Chief Executive Officer of the combined company and Mr. Bell as Executive Chairperson of a 10 person combined company board of directors. In addition, the Sponsors would each have the right to nominate two directors. Mr. Bell explained that time was of the essence, and that inVentiv was only willing to proceed with negotiations if the parties worked on a timeline that would enable the parties to announce the transaction prior to INC Research’s next earnings announcement in May.

On the evening of April 3, 2017, the Board held a meeting with members of INC Research management in attendance. At the meeting, INC Research management reviewed the revised proposal from inVentiv with the Board and discussed NASDAQ and SEC rules and regulations relating to board and committee compositions. After discussion, the Board directed Mr. Macdonald to accept inVentiv’s revised proposal with respect to governance matters but to propose a $4.65 billion enterprise valuation for inVentiv. In light of the perceived favorable terms of the potential transaction and INC Research’s desire to reach an agreement quickly, the Board also directed Mr. Macdonald to indicate to inVentiv that INC Research was willing to proceed under inVentiv’s and the Sponsors’ proposed timeline.

On April 4, 2017, on behalf of INC Research, Centerview conveyed INC Research’s updated proposal to Credit Suisse.

On April 5, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. Centerview reviewed with the Board potential strategic alternatives for INC Research, including maintaining the status quo, returning capital to stockholders, pursuing a “tuck-in” acquisition, pursuing a transformative transaction and pursuing a sale transaction, and discussed industry and other considerations associated with such alternatives and the potential transaction with inVentiv. The Board discussed, together with INC Research management and Centerview, the impact of scale in penetrating the large pharmaceutical consumer market and strategies pursued by other industry participants. Members of INC Research management, together with representatives of Sullivan & Cromwell and Centerview, also reviewed with the Board the terms of the potential transaction with inVentiv and the potential effects of announcing the transaction. In particular, the Board focused on deal protections and its ability to respond to and accept a superior proposal in the event that such a proposal materialized. In addition, INC Research management discussed the timeline for executing the indication of interest and exclusivity agreement with inVentiv, conducting due diligence reviews and negotiating and signing definitive agreements. The Board considered that a strategic transaction with inVentiv was likely to increase the scale of INC Research’s operations and expand the scope of its service offerings and thereby improve its ability to obtain clinical business from existing and prospective customers. Following discussion, the Board confirmed that it was desirable to pursue a transaction with inVentiv on the terms then under consideration.

On April 6, 2017, INC Research and inVentiv finalized and executed the exclusivity agreement as well as a non-binding written proposal.

On April 10, 2017, INC Research and inVentiv provided one another with access to virtual data rooms in order to facilitate due diligence review efforts that continued until execution of the merger agreement.

After the receipt of approval from Mr. Norton and following a discussion with the Board, beginning the week of April 10, 2017 and continuing until execution of the merger agreement, Ken Meyers, the Chair of INC Research’s Compensation Committee, working with an outside compensation consultant and the Compensation Committee, developed a proposed compensation package for Mr. Bell in connection with his role as Executive Chairman of the combined company and also considered other compensation and retention arrangements in connection with the transaction.

On April 17, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell in attendance. At the meeting, members of INC Research management provided a status update on the transaction process and preliminary due diligence findings, including findings relating to inVentiv’s commercial contract organization business. Representatives of Sullivan & Cromwell reviewed the proposed financing and structuring arrangements as well as terms of an initial draft of the merger agreement. Mr. Meyers reported on compensation and benefits matters relating to the transaction.

On April 18, 2017, inVentiv’s counsel, Weil, Gotshal & Manges LLP, which we refer to as Weil, sent a draft form of stockholders’ agreement to Sullivan & Cromwell. On April 20, 2017, Sullivan & Cromwell sent a draft merger agreement to Weil. Thereafter and through May 10, 2017, the parties exchanged drafts of all relevant transaction documents, including the form of stockholders’ agreement, the merger agreement, a form of voting agreement, financing documentation, a letter agreement with Mr. Bell and other ancillary agreements. At the direction of the Board, terms of these agreements were negotiated, including with respect to stockholder transfer restrictions, board nomination rights, committee composition arrangements, standstill limitations on the Sponsors, “grouping” restrictions on the Sponsors, preemptive rights, non-solicitation provisions and a related “fiduciary out” permitting the Board to change its recommendation of the transaction in the event of a superior proposal, termination rights, termination fees and the timing of calculating net indebtedness of inVentiv for purposes of determining the net indebtedness amount by which the agreed upon enterprise value would be reduced to arrive at the value of inVentiv equity in the merger.

On April 20 and 21, 2017, INC Research’s and inVentiv’s respective management teams and legal and financial advisors met in New York, New York for management presentations concerning the businesses of the respective parties.

On April 25, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. Members of INC Research management updated the Board on the management presentations made during the previous week as well as the status of due diligence reviews and deal term negotiations. The Board provided direction on post-closing governance and board composition matters, including the duration of the Executive Chairperson role and the selection of the lead independent director.

On April 29, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. At the meeting, members of INC Research management reviewed the results of financial due diligence then conducted to date, including in respect of inVentiv’s financial projections, backlog and relationships with key customers. Centerview provided the Board with preliminary financial perspectives regarding inVentiv and INC Research. Members of the Board requested additional information relating to inVentiv’s commercial business unit which would be provided by INC Research management at a subsequent meeting to be held on May 2, 2017.

On May 2, 2017, the Board held a meeting with members of INC Research management, certain employees of INC Research and representatives of Sullivan & Cromwell and Centerview in attendance. INC Research management reviewed with the Board management’s assessments of inVentiv’s commercial segment and provided additional information concerning inVentiv’s backlog. Centerview reviewed with the Board financial terms of the transaction and discussed the negative effect of a recent decline in the trading price of INC Research common stock on the 20-day volume weighted average price construct agreed upon by the parties. Mr. Macdonald reviewed with the Board the underlying rationale for the transaction, including the ability to expand the scale and scope of offerings and add a world-class commercial consulting business. After discussion, the Board determined to retain its proposal of a $4.65 billion enterprise value for inVentiv but to fix the INC Research common stock reference price at $45.85 given the recent decline in INC Research’s stock price and to fix inVentiv’s net indebtedness and the total number of shares of INC Research common stock to be issued in the transaction as of signing so that the combined company would benefit from any cash accrued by inVentiv between signing and closing. The Board also determined to propose that the current members of the Board would select the lead independent director of the combined company board as of the closing of the transaction and that the Executive Chairperson role would expire after the 2019 annual meeting of stockholders, at which time the combined company’s board of directors would be reduced to nine directors. Although Mr. Bell would no longer serve as the Executive Chairperson after the 2019 annual meeting of stockholders, his operational role would not have any defined limited duration. Later that evening, at the direction of the Board, representatives of Centerview relayed INC Research’s positions to representatives of Credit Suisse.

On May 3, 2017, Mr. Macdonald met with a representative of inVentiv and discussed INC Research’s most recent proposal. On behalf of inVentiv, the representative accepted INC Research’s proposals to fix net indebtedness as of signing, to eliminate the Executive Chairperson role as of the 2019 annual meeting of stockholders, and to provide the Board with the right to select the combined company lead independent director as of the closing. That night, Credit Suisse, on behalf of inVentiv, proposed a $44.00 reference price.

On May 4, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. Representatives from Sullivan & Cromwell updated the Board on the most recent status of negotiations. After discussion, the Board directed management to propose a $45.00 reference price. Thereafter, Mr. Macdonald called Mr. Bell to propose a $45.00 reference price. That evening, Mr. Bell contacted Mr. Macdonald to accept this revised reference price on behalf of inVentiv.

On May 6, 2017, the INC Research Compensation Committee met to discuss compensation and benefits matters relating to the transaction, including Mr. Bell’s employment arrangement.

On May 8, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. At the meeting, INC Research management updated the Board on the status of negotiations, and Centerview discussed with the Board financial aspects of the transaction. In addition, a representative of Sullivan & Cromwell reviewed with the Board the directors’ fiduciary duties under Delaware law in connection with their evaluation of the transaction as well as the terms of the merger agreement, the form of stockholder agreement and the other transaction documents, including the “no shop provision” and the Board’s ability to terminate the merger agreement in the event of a superior proposal.

On May 9, 2017, Weil and Sullivan & Cromwell continued to exchange drafts of the transaction documents, including the merger agreement, the form of stockholders’ agreement, the form of voting agreement, financing documentation, and the letter agreement with Mr. Bell.

Also on May 9, 2017, the Board held a meeting with members of INC Research management and representatives of Sullivan & Cromwell and Centerview in attendance. The Board discussed the proposed letter agreement with Mr. Bell, which contemplates Mr. Bell’s role as Executive Chairman of the combined company and provides for Mr. Bell to be an executive officer responsible for managing the combined company’s commercial division and reporting to its chief executive officer. In addition, Centerview reviewed with the Board Centerview’s financial analysis of the aggregate merger consideration and rendered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock to be paid by INC Research pursuant to the merger agreement was fair, from a financial point of view, to INC Research. At the meeting and following discussion, upon a motion duly made and seconded, the Board, among other things, unanimously (i) authorized, declared advisable and approved the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, INC Research and its stockholders, (iii) directed that the merger agreement be submitted to the INC Research stockholders and (iv) recommended that the stockholders adopt the merger agreement and approve the stock issuance proposal.

Early in the morning of May 10, 2017, INC Research and inVentiv executed the merger agreement and related transaction documents. In addition, the THL Sponsor and the Advent Sponsor each entered into separate voting agreements with INC Research and inVentiv and separate stockholders’ agreements with INC Research. INC Research and inVentiv then issued a joint press release prior to the opening of the financial markets in New York City announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger and the other transactions contemplated by the merger agreement, the Board consulted with INC Research’s management and INC Research’s legal and financial advisors. At a meeting held on May 9, 2017, the Board unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, the voting agreements, the stockholders’ agreements, and the letter agreement are advisable and fair to, and in the best interests of, the holders of INC Research common stock, (ii) authorized, declared advisable and approved the merger agreement, the voting agreements, the stockholders’ agreements, the letter agreement, the common stock issuance, the merger and the other transactions contemplated by the merger agreement, the voting agreements, the stockholders’ agreements and the letter agreement, (iii) directed that the merger agreement be submitted to the INC Research stockholders and (iv) recommended that the INC Research stockholders adopt the merger agreement and approve the stock issuance proposal.

In reaching its determination, the Board considered a number of factors, including the principal factors mentioned below.

Strategic Considerations

•	The Board’s expectation that the combined company will be able to offer customers a comprehensive suite of outsourced services across the drug development and commercialization continuum by virtue of the combination of INC Research’s strong therapeutic focus and proven Trusted Process® and inVentiv’s differentiated contract research organization, which we refer to as CRO, functional service provider and contract commercial organization, which we refer to as CCO, capabilities, including selling solutions, communications, consulting and medication adherence, and to deliver a leading portfolio of services designed to address the evolving challenges of the biopharmaceutical industry;

•	The belief that INC Research needed to expand the scale of its operations and the scope of its service offerings in order to improve its ability to obtain clinical business from existing and prospective customers and that a transaction with inVentiv was likely to increase such scale and expand such scope and thereby improve INC Research’s ability to obtain such business;

•	The expectation that inVentiv’s relationships with large biopharmaceutical companies, including all of the top 20 biopharmaceutical companies, will complement INC Research’s strong relationships with small and mid-sized pharmaceutical companies and create a highly diversified customer base for the combined company;

•	The expectation of growth in demand for outsourced commercialization services, with specialized knowledge and expertise increasingly required for the successful launch and commercialization of products, and inVentiv’s ability to capitalize on this trend and enhance the clinical development process with commercial capabilities, including selling solutions, communications, consulting and medication adherence, and the combined company’s ability to offer these services to customers, including both INC Research’s and inVentiv’s clinical customers, which will allow the combined company to help small to mid-sized companies bring their own products to market;

•	The opportunity to expand the combined company’s global presence in important strategic geographies such as Asia/Pacific and specifically Japan, where the Board believes there is significant opportunity for growth;

•	The expectation that the combined company will have significant therapeutic expertise in core areas, including oncology and central nervous system, which together represent a combined 2016 net revenue of over $1.2 billion, as well as enhanced expertise in areas such as cardiovascular, metabolic and respiratory diseases;

•	The expectation that the combination of inVentiv’s pharmacy data through its Adheris pharmacy network, Real World Evidence programs and other data sets, with INC Research’s Real World & Late Phase business, site relationships, and predictive clinical data sets, will increase the combined company’s access to physicians, investigators and patients and generate actionable insights, all of which are key factors to inform the design and execution of clinical development and commercialization programs;

•	The transaction is estimated to achieve approximately $100 million in annual run-rate cost synergies, which the companies expect will be fully realized within three years; and

•	The transaction is projected to be accretive to INC Research’s adjusted earnings per share in the first 12 months following the closing of the merger, mid to high single-digit accretive in 2018 and accretive by more than 20 percent in 2019 and beyond.

Other Factors Considered by the Board

In addition to considering the strategic factors described above, the Board considered the following additional material factors, all of which it viewed as supporting its determination that the merger and the other transactions contemplated by the merger agreement and the other transaction agreements are fair to and in the best interests of INC Research and its stockholders:

•	The Board’s understanding of the respective businesses, operations, financial condition, earnings, strategy and prospects of INC Research and inVentiv, taking into account the due diligence review of inVentiv performed by INC Research management and INC Research’s legal advisors, as well as INC Research’s and inVentiv’s respective historical and projected financial performance;

•	The current and prospective business climate in the industry in which INC Research and inVentiv operate, including the position of current and likely competitors;

•	Potential strategic alternatives that might be available to INC Research relative to the merger, including maintaining the status quo, returning capital to stockholders, pursuing a “tuck-in” acquisition, pursuing a transformative transaction or pursuing a sale transaction, which the Board considered with the input of INC Research’s management and INC Research’s legal and financial advisors, and the Board’s belief that the merger with inVentiv created the best reasonably available opportunity to maximize value for INC Research stockholders given the potential risks, rewards and uncertainties associated with each alternative, including execution and regulatory risks and the likelihood of achieving anticipated synergies;

•	The Board’s belief that the combined company would benefit from the skill sets and capabilities of each company’s management team with INC Research’s current CEO, Alistair Macdonald, serving as CEO and a member of the board of directors of the combined company and inVentiv’s current CEO, Michael Bell, serving as Executive Chairman of the combined company and President of the Commercial Division;

•	The fact that the stockholders of INC Research prior to the merger would continue to hold approximately 53% of the outstanding combined company’s shares following the merger and will continue to participate in the future earnings and growth potential of the combined company and potential future appreciation in the value of INC Research common stock;

•	The fact that under certain circumstances, prior to obtaining the INC Research stockholder approval, INC Research may terminate the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal, subject to compliance with the non-solicitation provisions and payment of the termination fee. See the section entitled “The Merger Agreement—No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals” beginning on page [●] of this proxy statement, the section entitled “The Merger Agreement—No INC Research Change in Recommendation or Alternative Acquisition Agreement” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement—Termination Fees” beginning on page [●] of this proxy statement;

•	The opinion of Centerview rendered to the Board on May 9, 2017, which was confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock to be paid by INC Research pursuant to the merger agreement was fair, from a financial point of view, to INC Research, as more fully described under the section entitled “Opinion of Centerview Partners LLC” beginning on page [●] of this proxy statement; and

•	The Board’s view that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the covenants, closing conditions and termination provisions, are favorable to completing the merger.

The Board weighed these factors against a number of other material factors, uncertainties and risks identified in its deliberations potentially weighing negatively against the merger, including:

•	The risk that the merger may be delayed or may not be consummated, and the attendant adverse consequences for INC Research’s business and financial results as a result of the pendency of the transaction and operational disruption;

•	The risk that regulatory approvals necessary to consummate the merger may be delayed or not granted, which may delay or jeopardize the merger, or that the conditions imposed by regulatory agencies in connection with the merger, including any divestitures, may adversely impact the business, financial condition or results of operations of INC Research, inVentiv or the combined company;

•	The risk that because the number of shares of INC Research common stock to be issued as consideration in the merger is fixed, a change in INC Research’s or inVentiv’s financial profile between the date of the merger agreement and the completion of the merger could impact the relative value of the INC Research shares that INC Research will issue as consideration in the merger;

•	INC Research stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company;

•	The potential negative effects of the restrictions placed on INC Research by the merger agreement between the time of executing the merger agreement and the earlier of the closing of the transactions contemplated thereby or the termination of the merger agreement;

•	The fact that the merger agreement includes restrictions on the ability of INC Research to solicit proposals for alternative transactions or engage in discussion regarding such proposals, subject to certain exceptions, and on the Board’s ability to withdraw or modify in a manner adverse to inVentiv its recommendation to holders of INC Research common stock regarding the merger, subject to INC Research paying inVentiv the termination fee described below in the event that inVentiv elects to terminate the merger agreement as a result, each of which could have the effect of discouraging such proposals from being made or pursued;

•	The fact that the parties to the stockholders’ agreements will have significant influence over the combined company after the merger, although the parties to the stockholders’ agreements may not form a group with one another relating to seeking control or influencing the control of INC Research;

•	The challenges and difficulties of integrating the operations of INC Research and inVentiv, including the risk that INC Research will be unable to effectively integrate or manage the commercial division currently operated by inVentiv;

•	The risk that the potential benefits, savings and synergies of the merger may not be fully or partially achieved, or may not be achievable within the expected timeframe;

•	The risk of diverting management focus and resources from other strategic opportunities and from operational matters during the pendency of the merger, and other potential disruptions associated with combining the businesses of, and integrating, the companies, and the potential effects of such diversion and disruption on the companies’ businesses, including from a regulatory perspective, and the companies’ respective customers, employees, suppliers, agents and others with which they have business dealings;

•	The risk of litigation challenging the merger which could have a material adverse effect on the operations of the combined company after the merger or the risk that an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger;

•	The requirement that INC Research pay inVentiv a termination fee of either $70.7 million or $82.1 million under certain circumstances prompting the termination of the merger agreement. See the section entitled “The Merger Agreement—Termination Fee; Expenses” beginning on page [●] of this proxy statement;

•	The substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of INC Research and inVentiv and the one-time transaction expenses arising from the merger;

•	The risk that INC Research’s stockholders may vote against approval of the merger agreement or the stock issuance proposal; and

•	Various other risks associated with the merger and the businesses of INC Research, inVentiv and the combined company, some of which are described in the section of this document titled “Risk Factors”.

The Board also considered the interests that executive officers and directors of INC Research have with respect to the merger in addition to their interests as INC Research stockholders generally. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page [●] of this proxy statement.

Although the foregoing discussion sets forth the material factors considered by the Board in reaching its determination, it is not intended to be exhaustive and may not include all of the factors considered by the Board, and each director may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the Board did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching its determination. The explanation of the reasoning of the Board and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section entitled “Forward-Looking Statements”.

After due consideration, the Board concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected INC Research and its stockholders to achieve as a result of the merger. Accordingly, the Board unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, the voting agreements, the stockholders’ agreements, and the letter agreement are advisable and fair to, and in the best interests of, the holders of INC Research common stock, (ii) authorized, declared advisable and approved the merger agreement, the voting agreements, the stockholders’ agreements, the letter agreement, the common stock issuance, the merger and the other transactions contemplated by the merger agreement, the voting agreements, the stockholders’ agreements and the letter agreement, (iii) directed that the merger agreement be submitted to the INC Research stockholders and (iv) recommended that the INC Research stockholders adopt the merger agreement and approve the stock issuance proposal.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Opinion of Centerview Partners LLC

On May 9, 2017, Centerview rendered to the Board an oral opinion, confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock to be paid by INC Research pursuant to the merger agreement was fair, from a financial point of view, to INC Research. For purposes of Centerview’s financial analyses and opinion, the term “inVentiv” means inVentiv, together with, as applicable, inVentiv Group Holdings and inVentiv Health.

The full text of Centerview’s written opinion, dated May 9, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view and as of the date thereof, to INC Research of the aggregate merger consideration to be paid by INC Research pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of INC Research or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated May 9, 2017, which we refer to in this summary of Centerview’s opinion as the draft agreement;

•	audited financial statements for inVentiv Group Holdings and its subsidiaries for the years ended December 31, 2016, 2015 and 2014 and an unaudited consolidated statement of financial condition of inVentiv Group Holdings and its subsidiaries as of March 31, 2017;

•	Annual Reports on Form 10-K, as amended, of INC Research for the years ended December 31, 2016, 2015 and 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of INC Research;

•	certain publicly available research analyst reports for INC Research;

•	certain other communications from INC Research to its stockholders;

•	certain internal information relating to the capitalization, business, operations, earnings, cash flow, assets, liabilities and prospects of inVentiv provided by inVentiv management and furnished to Centerview by INC Research for purposes of Centerview’s analysis, which collectively we refer to in this summary of Centerview’s opinion as the inVentiv internal data;

•	certain financial forecasts, analyses and projections relating to inVentiv provided by inVentiv management as adjusted by INC Research management and furnished to Centerview by INC Research for purposes of Centerview’s analysis, which, collectively and as adjusted, we refer to in this summary of Centerview’s opinion as the inVentiv forecasts;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of INC Research, including certain financial forecasts, analyses and projections relating to INC Research prepared by INC Research management and furnished to Centerview by INC Research for purposes of Centerview’s analysis, which we refer to in this summary of Centerview’s opinion as the INC Research forecasts, and which we collectively refer to in this summary of Centerview’s opinion as the INC Research internal data; and

•	certain tax and other cost savings and operating synergies projected by INC Research management to result from the transaction furnished to Centerview by INC Research for purposes of Centerview’s analysis, which we collectively refer to in this summary of Centerview’s opinion as the synergies.

Centerview participated in discussions with members of the senior management and representatives of inVentiv and INC Research regarding their assessment of the inVentiv internal data, the inVentiv forecasts, the INC Research internal data (including, without limitation, the INC Research forecasts) and the synergies, as appropriate, and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for INC Research and certain financial data for inVentiv and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with INC Research’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at INC Research’s direction, that the inVentiv internal data was reasonably prepared on bases reflecting the best currently available estimates and judgments of inVentiv management as to the matters covered thereby and that the INC Research internal data (including, without limitation, the INC Research forecasts), the inVentiv forecasts and the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of INC Research management as to the matters covered thereby, and Centerview relied, at INC Research’s direction, on the inVentiv internal data, the inVentiv forecasts, the INC Research internal data (including, without limitation, the INC Research forecasts) and the synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the inVentiv internal data, the inVentiv forecasts, the INC Research internal data (including, without limitation, the INC Research forecasts) or the assumptions on which they were based. In addition, at INC Research’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of inVentiv or INC Research, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to, and did not, conduct a physical inspection of the properties or assets of inVentiv or INC Research. In particular, at INC Research’s direction, Centerview’s analyses and opinion did not consider the potential effects of any actual or potential litigation, claims or investigations to which inVentiv, INC Research or any of their respective affiliates were or in the future may be a party or subject. Centerview assumed, at INC Research’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft agreement reviewed by Centerview. Centerview also assumed, at INC Research’s direction, that the transaction would be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, would be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview further assumed, at INC Research’s direction, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the transaction would otherwise have the tax consequences described in the merger agreement. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of inVentiv or INC Research, or the ability of inVentiv or INC Research to pay their respective obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion did not address, INC Research’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to INC Research or in which INC Research might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to INC Research of the aggregate merger consideration to be paid by INC Research pursuant to the merger agreement. Centerview was not asked to, nor did Centerview express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, the pre-closing holdco mergers or other related transactions, or any stockholders’, tax sharing or other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any class of securities, creditors or other constituencies of INC Research or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of INC Research or any party, or class of such persons in connection with the transaction, whether relative to the aggregate merger consideration to be paid pursuant to the merger agreement or otherwise. Centerview’s opinion, as expressed therein, related to the relative values of INC Research and inVentiv. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of shares of INC Research common stock actually would be when issued pursuant to the transaction or the prices at which shares of INC Research common stock or shares of inVentiv common stock would trade or otherwise be transferable at any time, including following the announcement or consummation of the transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of INC Research or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analyses

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described below should not be viewed as determinative of the views of the Board or INC Research management with respect to the aggregate merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through negotiations between INC Research and inVentiv and was approved by the Board. Centerview did not recommend any specific amount of consideration to INC Research or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated May 9, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of INC Research or inVentiv. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of INC Research, inVentiv and any other parties to the transaction. Centerview assumes no responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of INC Research or inVentiv do not purport to be appraisals or reflect the prices at which INC Research or inVentiv may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 8, 2017 (the last trading day prior to the date of Centerview’s opinion) and is not necessarily indicative of current market conditions.

For purposes of the financial analyses described below, the term adjusted EBITDA, as it applies to INC Research and inVentiv, means earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, further adjusted to exclude certain expenses and transactions that INC Research believes are not representative of core operations, namely, restructuring, CEO transition, and other costs, transaction expenses, stock-based compensation expense, management fees, loss on extinguishment of debt and other expenses, and otherwise means EBITDA adjusted for one-time items and stock-based compensation.

Approximate implied reference ranges of the aggregate number of shares of INC Research common stock issuable in the merger, which we refer to as implied INC Research issuable shares, were calculated based on a range of implied pro forma equity ownership percentages for INC Research derived from equity value reference ranges for INC Research and inVentiv implied from the selected public companies and discounted cash flow analyses summarized below. The low-end of each such pro forma equity ownership percentage for INC Research was calculated by dividing (a) the low-end of the approximate equity value reference range implied for INC Research by (b) the sum of (i) the low-end of the approximate equity value reference range implied for INC Research and (ii) the high-end of the approximate equity value reference range implied for inVentiv. The high-end of each such pro forma equity ownership percentage for INC Research was calculated by dividing (a) the high-end of the approximate equity value reference range implied for INC Research by (b) the sum of (i) the high-end of the approximate equity value reference range implied for INC Research and (ii) the low-end of the approximate equity value reference range implied for inVentiv.

Implied pro forma equity ownership percentages for INC Research based on the discounted cash flow analyses described below were calculated utilizing: (i) the standalone low and high approximate implied equity values derived for INC Research and the standalone low and high approximate implied equity values derived for inVentiv taking into account NOL carryforwards, which we refer to for purposes of this section as NOLs, expected by INC Research management to be utilized by inVentiv on a standalone basis and (ii) the standalone low and high approximate implied equity values derived for INC Research and the standalone low and high approximate implied equity values derived for inVentiv without taking into account the inVentiv standalone NOLs and instead taking into account the NOLs expected by INC Research management to be utilized by INC Research and inVentiv on a combined basis and the potential tax-effected cost savings net of costs to achieve such savings, which we refer to as potential cost savings, expected by INC Research management to result from the transaction. The NOLs and potential cost savings estimated by INC Research management were allocated to INC Research’s and inVentiv’s respective discounted cash flows based on INC Research’s and inVentiv’s respective pro forma fully diluted equity ownership percentages upon consummation of the transaction. Implied INC Research issuable shares reflected in the summaries of the financial analyses described below were rounded to the nearest 0.1 million.

Selected Public Companies Analyses. Centerview performed separate selected public companies analyses of INC Research and inVentiv in which Centerview reviewed and compared financial and operating data relating to INC Research, inVentiv and the selected publicly traded companies listed below.

INC Research. In performing a selected public companies analysis of INC Research, Centerview reviewed certain publicly available financial and stock market information of INC Research and the following four selected companies that Centerview considered generally relevant as publicly traded late stage, clinical trial focused contract research organizations in the biopharmaceutical industry with similar operational and financial characteristics to those of INC Research, which we refer to collectively as the INC Research selected companies:

•	ICON plc

•	PAREXEL International Corporation

•	PRA Health Sciences, Inc.

•	Quintiles IMS Holdings, Inc.

Centerview reviewed, among other things, enterprise values (calculated as fully diluted equity values based on closing stock prices on May 8, 2017, plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable)) as a multiple of calendar year 2017 estimated adjusted EBITDA. Financial data of the INC Research selected companies were based on public filings, Wall Street research analysts’ estimates and other data sources. Financial data of INC Research was based on the INC Research forecasts, public filings, Wall Street research analysts’ estimates and other data sources.

The overall low to high calendar year 2017 estimated adjusted EBITDA multiples observed for the INC Research selected companies were 11.2x to 14.9x (with an average of 12.7x and a median of 12.3x). Centerview then applied a selected range of calendar year 2017 estimated adjusted EBITDA multiples of 11.0x to 13.0x derived from the INC Research selected companies to corresponding data of INC Research based on the INC Research forecasts to derive an approximate implied equity value reference range for INC Research.

inVentiv. In performing a selected public companies analysis of inVentiv, Centerview reviewed certain financial information of inVentiv and certain publicly available financial and stock market information of the following six selected companies that Centerview considered generally relevant as publicly traded late stage, clinical trial focused contract research or contract commercial organizations in the biopharmaceutical industry with similar operational and financial characteristics to those of inVentiv, which we refer to collectively as the inVentiv selected companies:

•	ICON plc

•	INC Research Holdings, Inc.

•	PAREXEL International Corporation

•	PRA Health Sciences, Inc.

•	Quintiles IMS Holdings, Inc.

•	UDG Healthcare plc

Centerview reviewed, among other things, enterprise values (calculated as fully diluted equity values based on closing stock prices on May 8, 2017, plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable)) as a multiple of calendar year 2017 estimated adjusted EBITDA. Financial data of the inVentiv selected companies were based on public filings, Wall Street research analysts’ estimates and other data sources. Financial data of inVentiv was based on the inVentiv forecasts.

The overall low to high calendar year 2017 estimated adjusted EBITDA multiples observed for the inVentiv selected companies were 11.0x to 14.9x (with an average of 12.8x and a median of 12.3x). Centerview then applied a selected range of calendar year 2017 estimated adjusted EBITDA multiples of 11.0x to 13.0x derived from the inVentiv selected companies to corresponding data of inVentiv based on the inVentiv forecasts to derive an approximate implied equity value reference range for inVentiv.

Utilizing the approximate implied equity value reference ranges derived for INC Research and inVentiv from these analyses, Centerview calculated the following approximate range of implied INC Research issuable shares, as compared to the aggregate merger consideration:

Approximate Range of Implied INC Research Issuable Shares	Aggregate Merger Consideration
33.1 million – 56.9 million	49,989,839

No company or business used in this analysis is identical or directly comparable to INC Research or inVentiv. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which INC Research and inVentiv were compared.

Discounted Cash Flow Analyses. Centerview performed separate discounted cash flow analyses of INC Research and inVentiv based on the INC Research forecasts and the inVentiv forecasts, respectively. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

INC Research. Centerview performed a discounted cash flow analysis of INC Research by calculating the estimated present value (as of March 31, 2017) of the unlevered, after-tax free cash flows that INC Research was forecasted to generate during the last nine months of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2022 based on the INC Research forecasts to derive an approximate implied equity value reference range for INC Research. For purposes of this analysis, stock-based compensation was treated as a cash expense. Centerview calculated the implied terminal value of INC Research by applying perpetuity growth rates ranging from 2.0% to 3.0% to a terminal year estimate of the projected cash flows as of December 31, 2022 to be generated by INC Research. The present values (as of March 31, 2017) of INC Research’s cash flows and terminal values were then calculated using a selected range of illustrative discount rates of 7.5% to 8.5% derived from a weighted average cost of capital calculation.

inVentiv. Centerview performed a discounted cash flow analysis of inVentiv by calculating the estimated present value (as of March 31, 2017) of the unlevered, after-tax free cash flows that inVentiv was forecasted to generate during the last nine months of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2022 based on the inVentiv forecasts, after taking into account the estimated present value (as of March 31, 2017) of NOLs of inVentiv expected by INC Research management to be utilized by inVentiv on a standalone basis during the last nine months of the fiscal year ending December 31, 2017 through the fiscal year ending December 31, 2024, which we refer to as standalone tax attribute realization, to derive an approximate implied equity value reference range for inVentiv. Centerview also performed this analysis after taking into account the estimated present value (as of March 31, 2017) of NOLs expected by INC Research management to be utilized by the pro forma combined company during such period, which we refer to as combined tax attribute realization, and potential cost savings expected by INC Research management to result from the transaction during the fiscal years ending December 31, 2018 through December 31, 2022 to derive an approximate implied equity value reference range for inVentiv. For purposes of this analysis, stock-based compensation was treated as a cash expense. Centerview calculated the implied terminal value of inVentiv by applying perpetuity growth rates ranging from 2.0% to 3.0% to a terminal year estimate of the projected cash flows as of December 31, 2022 to be generated by inVentiv. The present values (as of March 31, 2017) of inVentiv’s cash flows and terminal values were then calculated using a selected range of illustrative discount rates of 7.5% to 8.5% derived from a weighted average cost of capital calculation. In calculating the estimated present value (as of March 31, 2017) of inVentiv’s standalone tax attribute realization and inVentiv’s and INC Research’s combined tax attribute realization and potential cost savings, Centerview applied the same ranges of perpetuity growth rates and illustrative discount rates.

Utilizing the approximate implied equity value reference ranges derived for INC Research and inVentiv from these analyses, Centerview calculated the following approximate ranges of implied INC Research issuable shares, as compared to the aggregate merger consideration:

Approximate Ranges of Implied INC Research Issuable Shares:		Aggregate Merger Consideration
Discounted Cash Flow With Standalone Tax Attribute Realization	Discounted Cash Flow With Combined Tax Attribute Realization and Potential Cost Savings
37.8 million – 101.1 million	37.2 million – 86.2 million	49,989,839

Selected Precedent Transactions Analysis. Using publicly available information obtained from public filings and other data sources, in evaluating inVentiv, Centerview reviewed financial data relating to the following eight selected transactions that Centerview considered generally relevant as transactions involving late stage, clinical trial focused contract research organizations in the biopharmaceutical industry with similar operational and financial characteristics to those of inVentiv, which we collectively refer to as the selected transactions:

Announcement Date	Acquiror	Target
August 2016	Advent International Corporation	inVentiv Health, Inc.
May 2016	Quintiles Transnational Holdings Inc.	IMS Health Holdings, Inc.
November 2014	Laboratory Corporation of America	Covance Inc.
June 2013	KKR & Co. L.P.	PRA International, Inc.
October 2011	The Carlyle Group/Hellman & Friedman LLC	Pharmaceutical Product Development, Inc.
May 2011	INC Research, LLC	Kendle International Inc.
May 2010	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.
July 2007	Genstar Capital, LLC	PRA International, Inc.

Centerview reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the fully diluted equity values of the target companies, based on closing stock prices as of the announcement dates of the selected transactions (or enterprise value implied in such selected transaction, as applicable), as a multiple of latest 12 months adjusted EBITDA as of the announcement dates of the selected transactions. Financial data of the selected transactions were based on public filings, Wall Street research analysts’ estimates and other data sources. Financial data of inVentiv was based on the inVentiv forecasts.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 8.1x to 15.1x (with an average of 12.1x and a median of 12.5x). Centerview then applied a selected range of latest 12 months adjusted EBITDA multiples of 11.0x to 13.5x derived from the selected transactions to corresponding data (as of March 31, 2017) of inVentiv. This analysis indicated the following approximate implied equity value reference range for inVentiv (reflecting rounding to the nearest $10 million), as compared to the approximate implied inVentiv equity value based on the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock to be issued in connection with the merger and the closing price of INC Research common stock on May 8, 2017:

Approximate Implied Equity Value Reference Range	Approximate Implied inVentiv Equity Value Based on Aggregate Merger Consideration
$1,750 million – $2,690 million	$2,137 million

No company, business or selected transaction used in this analysis is identical or directly comparable to inVentiv or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, businesses or selected transactions to which inVentiv and the transaction were compared.

Certain Additional Information

Centerview observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including, among other things, the following:

•	historical trading prices of INC Research common stock during the 52-week period ended May 8, 2017, which indicated low to high closing prices for INC Research common stock during such period of $36.93 to $56.55 per share, as compared to the closing price of INC Research common stock of $42.75 per share on May 8, 2017; and

•	one-year forward stock price targets for INC Research common stock as reflected in selected publicly available Wall Street research analysts’ reports as of May 8, 2017, which indicated an overall low to high target stock price range of $46.00 to $55.00 per share on an undiscounted basis.

General

In connection with Centerview’s services as financial advisor to INC Research, INC Research has agreed to pay Centerview an aggregate fee of $20 million, of which $5 million was payable upon the rendering of Centerview’s opinion and $15 million is payable contingent upon consummation of the transaction. In addition, INC Research has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two-year period prior to the date of its opinion, Centerview was not, except for its current engagement, engaged to provide financial advisory or other services to INC Research, and Centerview did not receive any compensation from INC Research. In the two-year period prior to the date of its opinion, Centerview was not engaged to provide financial advisory or other services to inVentiv and Centerview did not receive any compensation from inVentiv. In the two-year period prior to the date of its opinion, Centerview was engaged to provide financial advisory services unrelated to INC Research, inVentiv or the transaction to the Board of Directors of Clear Channel Outdoor Holdings, Inc., which we refer to as Clear Channel Outdoor. During such period, Centerview received between $3 million and $5 million for such services. Clear Channel Outdoor is a publicly traded company that is controlled by iHeartMedia, Inc., another publicly traded company in which affiliates of THL, together with affiliates of Bain Capital Private Equity, L.P. collectively hold a majority ownership interest. As of the date of Centerview’s written opinion, Centerview was engaged to provide financial advisory services unrelated to inVentiv, INC Research or the transaction to West Corporation, which we refer to as West, a publicly traded corporation of which affiliates of THL own approximately 21% of the outstanding common stock, in connection with West’s publicly announced process to explore a range of financial and strategic alternatives, including its announced sale to affiliates of Apollo Global Management, LLC. For such services to West, Centerview expects to receive compensation currently estimated to be approximately $28 million in the aggregate. In the two-year period prior to the date of its opinion, Centerview was not engaged to provide financial advisory or other services to Advent and Centerview did not receive any compensation from Advent. Centerview may provide financial advisory and other services to or with respect to INC Research, inVentiv, THL or Advent or their respective affiliates, including portfolio companies of THL and Advent, in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-

invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, INC Research, inVentiv, THL and Advent or any of their respective affiliates and portfolio companies, or any other party that may be involved in the transaction.

INC Research selected Centerview as its financial advisor in connection with the transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

Forecasted Financial Information

While INC Research provides public earnings guidance each year for that fiscal year, INC Research does not, as a matter of course, make public projections as to future revenue, earnings or other results. INC Research is especially cautious of making financial forecasts for periods longer than one fiscal year given the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving INC Research and inVentiv, INC Research provided inVentiv and the Board with certain non-public financial forecasts regarding INC Research, which we refer to as the INC Research forecasts, which were prepared by INC Research’s management and not for public disclosure. The INC Research forecasts also were provided to Centerview for its use and reliance in connection with its financial analyses and opinion. In addition, inVentiv provided INC Research with certain non-public financial forecasts regarding inVentiv, which we refer to as the inVentiv forecasts, that were prepared by inVentiv’s management and not for public disclosure. After receiving the inVentiv forecasts, INC Research’s management made certain downward adjustments to inVentiv’s projected net service revenue and associated earnings for the fiscal years 2017–2019 based on INC Research’s view of inVentiv’s project backlog and pipeline in those years. We refer to the inVentiv forecasts as adjusted by INC Research’s management as the adjusted inVentiv forecasts. We refer to the INC Research forecasts and the adjusted inVentiv forecasts collectively as the financial forecasts. INC Research provided the Board with the adjusted inVentiv forecasts and also provided such forecasts to Centerview for its use and reliance in connection with its financial analyses and opinion.

A summary of the INC Research forecasts and the adjusted inVentiv forecasts is not included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the Board, INC Research’s advisors or other representatives or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these financial forecasts should not be relied upon as such. INC Research’s management’s internal financial forecasts, upon which the INC Research forecasts are based, and inVentiv management’s internal financial forecasts, upon which the inVentiv forecasts and the adjusted inVentiv forecasts are based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and become subject to greater uncertainty with each successive year. As a result, the financial forecasts should not be relied on as necessarily predictive of actual future events.

In addition, the accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of INC Research’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of INC Research’s management’s knowledge and belief, the expected future financial performance of INC Research and inVentiv. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither INC Research’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond INC Research’s control. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to INC Research’s and inVentiv’s respective businesses, the regulatory environment generally, general business and economic conditions and other factors described or referenced in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement, “Risk Factors” beginning on page [●] of this proxy statement and Part I, Item 1A in INC Research’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, these financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for INC Research’s or inVentiv’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including assumptions with respect to the future prices INC Research’s and inVentiv’s customers will be willing to pay for their services. INC Research has not prepared revised forecasts to take into account other variables that may have changed since the preparation of the INC Research forecasts, and inVentiv has not provided to INC Research, and INC Research has not prepared, revised forecasts to take into account other variables that may have changed since the preparation of the inVentiv forecasts and the adjusted inVentiv forecasts. There can be no assurance that these financial forecasts will be realized or that INC Research’s or inVentiv’s future financial results will not materially vary from these financial forecasts.

INC Research Forecasts

	Projected Fiscal Year ($mm)
	2017E	2018E	2019E	2020E	2021E	2022E
Net Service Revenue	$1,055	$1,159	$1,277	$1,404	$1,531	$1,622
Adjusted EBITDA(1)	$257	$272	$298	$326	$352	$373

(1)	Adjusted EBITDA means EBITDA further adjusted to exclude certain expenses and transactions that INC Research believes are not representative of core operations, namely, restructuring, CEO transition, and other costs; transaction expenses; stock-based compensation expense; management fees; loss on extinguishment of debt; and other expenses.

Adjusted inVentiv Forecasts

	Projected Fiscal Year ($mm)
	2017E	2018E	2019E	2020E	2021E	2022E
Net Service Revenue	$2,101	$2,344	$2,515	$2,691	$2,853	$3,024
Adjusted EBITDA(1)	$380	$441	$486	$528	$559	$593

(1)	Adjusted EBITDA means EBITDA further adjusted to exclude certain expenses and transactions that INC Research believes are not representative of core operations, namely, restructuring, CEO transition, and other costs; transaction expenses; stock-based compensation expense; management fees; loss on extinguishment of debt; and other expenses.

Estimated Synergies

INC Research and inVentiv jointly prepared and approved for their respective boards of directors’ use and reliance in their evaluation of the merger certain estimates of annual cost synergies expected to be realized following the closing of the merger, which are referred to in this section as the estimated synergies. The estimated synergies were also provided to Centerview for its use and reliance in connection with its financial analyses and opinion. The estimated synergies are not reflected in the INC Research forecasts, the inVentiv forecasts or the adjusted inVentiv forecasts. The estimated synergies include approximately $100 million in annual run-rate cost synergies, which INC Research expects will be fully realized within three years, with an estimated $25 million of those synergies realized in 2018, $50 million to $75 million in 2019 and the full $100 million of annual run-rate synergies by 2020. The cost to achieve these synergies is estimated to range between $140 million and $150 million and be incurred evenly between 2018 and 2019. In addition to these synergies, the combined company is expected to be able to realize approximately $850 million in NOLs belonging to inVentiv as of the date of the merger agreement, subject to limitations under Section 382 and other similar provisions of the Code. As of December 31, 2016, inVentiv had $1,119 million of NOL carry forwards available to offset future taxable income. Of this amount, approximately $91 million has been reserved for in inVentiv’s financial statements, leaving $1,028 million of NOLs available to benefit the combined company. As more fully described in Note 3 to inVentiv’s 2016 audited consolidated financial statements, inVentiv has a contingent purchase price obligation to the former stockholders of inVentiv based on the future realization of certain transaction tax deductions associated with the acquisition of inVentiv by Double Eagle Parent, Inc. The amount of such transaction tax deductions is estimated to ultimately be $193 million. The transaction tax deductions are realized as a result of reducing federal or state taxes payable. Accordingly, the combined company will not receive the economic benefit of the NOLs, including state tax effects, related to these transaction tax deductions. Under the terms of the contingent purchase price obligation inVentiv must remit to the former stockholders of inVentiv payments for the realization of these transaction tax deductions estimated at $75 million as the NOLs or deductions are realized. As a result, the net NOLs available to the combined company are estimated to be $835 million. The first $193 million of NOLs utilized by the combined company will be remitted to the former stockholders of inVentiv rather than being realized to the benefit of the combined company.

INC Research management currently estimates that Section 382 of the Code will limit the combined company’s ability to utilize these NOLs to approximately $150 million to $200 million per year for the first five years following the merger. Thereafter, the combined company’s ability to utilize the NOLs will be limited to approximately $20 million to $25 million per year. This information should be read in light of the risks described under “Risk Factors” beginning on page [●], “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] and Part I, Item 1A in INC Research’s Annual Report on Form 10-K for the fiscal year ended December  31, 2016.

Closing and Effective Time of the Merger

The merger agreement provides that the closing will occur on the fifth business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by INC Research and inVentiv. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement. Unless inVentiv and INC Research otherwise agree in writing, the closing will not occur earlier than July [●], 2017, which is the date that is 45 days after the date on which INC Research initially filed this proxy statement with the SEC.

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in the second half of 2017. However, there can be no assurance as to when or if the merger will occur.

The merger will become effective (i) at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or (ii) at such later time as INC Research and inVentiv have agreed on and is specified in the certificate of merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as INC Research stockholders, INC Research’s directors and executive officers have interests in the merger that are different from, or in addition to, those of INC Research stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to INC Research stockholders that the merger agreement be adopted. See the section entitled “The Merger—Background of the

Merger” beginning on page [●] of this proxy statement and the section entitled “The Merger—INC Research’s Reasons for the Merger; Recommendation of the INC Research Board of Directors” beginning on page [●] of this proxy statement. These interests are described in more detail below, and certain of them are quantified below under the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation”.

Treatment of INC Research Executive Officer Equity Awards

Options. At the effective time, each outstanding option to purchase INC Research common stock, which we refer to as an INC Research option, granted to an executive officer prior to June 30, 2015 with original terms that provide for vesting upon a change in control transaction will, to the extent unvested, vest and remain exercisable according to the terms and conditions of the applicable award agreement. All unvested INC Research options granted to executive officers on or after June 30, 2015 will be subject to double-trigger vesting provisions pursuant to which such INC Research option will fully vest in the event the holder thereof experiences a qualifying termination during the period commencing three months prior to, and ending 24 months after, the closing of the merger. For the executive officers, a qualifying termination includes a termination without “cause” or a resignation for “good reason”, as each such term is defined under the Executive Severance Plan or for Mr. Macdonald, his Executive Severance Agreement.

Restricted Stock Units. At the effective time, each outstanding restricted stock unit, denominated in INC Research common stock, which we refer to as an INC Research restricted stock unit, will be subject to double-trigger vesting provisions pursuant to which such INC Research restricted stock unit will fully vest in the event the holder experiences a qualifying termination during the period commencing three months prior to, and ending 24 months after, the closing of the merger.

Performance Restricted Stock Units. As of the effective time, each outstanding INC Research performance restricted stock unit will be deemed to have performance met at the target level and will be converted into regular time-vesting restricted stock units that vest based on continued employment through the end of the original three-year performance period (subject to accelerated vesting in the event the holder experiences a qualifying termination during the period commencing three months prior to, and ending 24 months after, the closing of the merger).

For an estimate of the value of (i) the named executive officers’ unvested INC Research options that would become vested upon the closing of the merger and (ii) the unvested INC Research options, restricted stock units and performance restricted stock units that would become vested upon a qualifying termination of each of INC Research’s named executive officers in connection with the closing of the merger, see the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” below.

Treatment of INC Research Director Equity Awards

At the effective time, each INC Research option and INC Research restricted stock unit granted to an independent director in 2014 and 2015 will, to the extent unvested, vest. Each unvested INC Research restricted stock unit granted to an independent director in 2016 and 2017 will fully vest in the event that following the closing of the merger, the director is not designated to serve on the board of directors of the combined company. The following table sets forth for the non-employee directors (as a group), the number of unvested INC Research options and INC Research restricted stock units, based on the directors’ holdings as of June 7, 2017 and assuming the closing of the merger occurred on September 30, 2017. The table separately quantifies the value of such unvested awards using a price per share of $55.00, which is the average closing price per share of INC Research common stock over the first five business days following the announcement of the merger agreement.

2014 and 2015 INC Research Options (Single-Trigger)		2014 and 2015 INC Research Restricted Stock Units (Single-Trigger)		2016 and 2017 INC Research Restricted Stock Units (Double-Trigger)
(#)	($)	(#)	($)	(#)	($)
3,988	82,921	1,992	109,560	28,254	1,553,970

Indemnification of INC Research Directors and Officers

The rights of INC Research’s directors and executive officers to indemnification and directors’ and officers’ liability insurance will survive completion of the merger.

CEO Executive Service Agreement

INC Research’s CEO, Alistair Macdonald, is party to an Executive Service Agreement with INC Research Holding Limited that provides for enhanced severance benefits in the event that he experiences a qualifying termination that occurs during the period commencing three months prior to, and ending 24 months following, the closing of the merger. In the event of such a qualifying termination, Mr. Macdonald will be entitled to cash severance in an amount equal to the sum of three times his annual base salary and one times his target cash incentive opportunity, in each case, in effect immediately prior to the qualifying termination (or, if higher, his target cash incentive opportunity as in effect immediately prior to the occurrence of an event constituting good reason), payable in a lump sum, and will also be eligible to receive 12 months of continued health care coverage for himself and for his dependents, at active employee rates.

For an estimate of the value of the cash severance and the continued healthcare coverage Mr. Macdonald would be eligible to receive under the terms of his Executive Service Agreement upon experiencing a qualifying termination in connection with the closing of the merger, see the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” below.

Executive Severance Plan

Each of INC Research’s executive officers other than Mr. Macdonald is a participant in the INC Research Executive Severance Plan, which provides for enhanced severance benefits in the event the executive experiences a qualifying termination that occurs during the period commencing three months prior to, and ending 24 months following, the closing of the merger. Such benefits are greater than and are offset by severance benefits provided under the executive officers’ employment agreements. In the event of such a qualifying termination, each participant would be entitled to cash severance in an amount equal to two times the sum of the participant’s base salary and target annual cash incentive opportunity, payable in a lump sum, and subject to the executive officer’s election of continued health care coverage under COBRA, a lump sum cash payment in respect of 18 months’ of COBRA premiums for continued coverage under INC Research’s group health plans for the executive and his dependents.

For an estimate of the value of the cash severance and COBRA premium payments each named executive officer (other than Mr. Macdonald) would be eligible to receive under the Executive Severance Plan upon experiencing a qualifying termination in connection with the closing of the merger, see the section entitled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” below.

INC Research Board of Directors Following the Merger

Pursuant to the stockholders’ agreements, the parties have agreed that upon the completion of the merger, the board of directors of the combined company will consist of 10 members: (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) two directors designated by the THL Sponsor and (v) two directors designated by the Advent Sponsor. This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

Certificate of Incorporation of the Surviving Corporation

Upon the effectiveness of the merger, the certificate of incorporation of the surviving corporation will read in its entirety as set forth in Annex C to this proxy statement.

The certificate of incorporation of the surviving corporation will be substantially similar to INC Research’s existing certificate of incorporation, except, among other things, the certificate of incorporation of the surviving corporation will:

•	set the total number of directors constituting the entire board of directors of the surviving corporation at ten, subject to the terms of the stockholders’ agreements.

•	replace references of the Second Amended and Restated Stockholders Agreement, effective as of November 6, 2014, and the parties thereto, with the stockholders’ agreements, dated as of May 10, 2017, with each of the THL Sponsor and Advent Sponsor, which were entered into in connection with the merger agreement;

•	remove references to former controlling stockholders of INC Research that no longer beneficially own at least 10% the outstanding shares of INC Research common stock, which changes in beneficial ownership made certain provisions of INC Research’s existing certificate of incorporation no longer applicable;

•	incorporate provisions of each of the stockholders’ agreements whereby, except in the case where an investor nominee first becomes aware of a business opportunity in his or her capacity as a director of the surviving corporation, the surviving corporation:

•	acknowledges and affirms that each of THL Sponsor and Advent Sponsor and each of its affiliates, employees, directors, partners and members, including any investor nominee, which we collectively refer to as the investor group, (a) participates in other investments that engage in various aspects of business similar to those engaged in by the surviving corporation and its subsidiaries that may, are or will be competitive with the surviving corporation’s or any of its subsidiaries’ business or could be suitable for the surviving corporation’s or any of its subsidiaries’ interests, (b) maintain seats on the board of directors or similar governing bodies of other investments, (c) may develop or become aware of business opportunities for other investments and (d) may or will have conflicts of interests;

•	renounces and disclaims any interest or expectancy in any business opportunity or other opportunities that may arise in connection in the circumstances described in (a) – (d) above, which we refer to as the renounced business opportunities;

•	acknowledges and affirms that no member of the investor group may have any obligation to communicate or offer any renounced business opportunities to the surviving corporation or any of its subsidiaries, and any member of the investor group may pursue a renounced business opportunity; and

•	acknowledges and affirms that any of the renounced business opportunities will not be considered a violation of any policies or codes of the surviving corporation.

Bylaws of the Surviving Corporation

Upon the effectiveness of the merger, the bylaws of the surviving corporation will read in their entirety as set forth in Annex D to this proxy statement.

The bylaws of the surviving corporation will be substantially similar to INC Research’s existing bylaws, except, among other things, the bylaws of the surviving corporation will:

•	replace references of the Second Amended and Restated Stockholders Agreement, effective as of November 6, 2014, and the parties thereto, with the stockholders’ agreements, dated as of May 10, 2017, with each of the THL Sponsor and Advent Sponsor, which were entered into in connection with the merger agreement;

•	remove references to former controlling stockholders of INC Research that no longer beneficially own at least 10% the outstanding shares of INC Research common stock, which changes in beneficial ownership made certain provisions of INC Research’s existing bylaws no longer applicable;

•	provide that (a) in an uncontested election, directors will be elected by the affirmative vote of a majority of the votes cast of the shares present in person or represented by proxy at a meeting at which a quorum is present and (b) in a contested election, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting;

•	provide that the certain sections of the bylaws of the surviving corporation are subject to the terms of each of the stockholders’ agreements, including sections relating to the Chairperson of the Board, removal of directors, vacancies and newly created directorships, committees of the Board, quorum and manner of acting, and vacancies on committees of the Board; and

•	provide that in the event of any conflict between the bylaws of the surviving corporation and either of the stockholders’ agreements, the provisions of such stockholders’ agreements will be controlling.

Governance Matters After the Merger

From the effective time of the merger, until the 2019 annual meeting, the Board will be comprised of ten directors. Initially, the Board will be comprised of (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) Todd Abbrecht and Joshua Nelson as the initial THL nominees and (v) Tom Allen and John Maldonado as the initial Advent nominees. From and after the 2019 annual meeting, the Executive Chairperson of the Board will resign from the Board, and the Board will be comprised of nine directors. At such time, the Board will appoint a member of the Board to serve as Chairperson.

Pursuant to both of the stockholders’ agreements, if the applicable Sponsor and its affiliates beneficially own at least 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate two investor nominees. From and after the time the applicable Sponsor and its affiliates beneficially own at least 5% but less than 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate one investor nominee. After the applicable Sponsor and its affiliates beneficially own less than 5% of the then-outstanding shares of INC Research common stock, then such Sponsor will no longer have the right to designate any investor nominees.

The stockholders’ agreements also provide the applicable Sponsor with the right, subject to certain limitations, to designate its investor nominees that have been elected to the Board to serve as members of certain committees of the Board as set forth in the stockholders’ agreements.

The Chief Executive Officer of INC Research following the merger will be Alistair Macdonald. The Executive Chairperson of the Board following the merger will be Michael Bell, who is expected to serve in such capacity until the 2019 annual meeting. If prior to the 2019 annual meeting Michael Bell ceases for any reason to serve as a director of the Board, the nominees designated by the THL Sponsor and Advent Sponsor will have the right by majority vote to designate an individual for appointment to the Board to serve as Executive Chairperson, provided the individual is a qualified nominee as set forth in the stockholders’ agreements. From and after the 2019 annual meeting, the remaining members of the Board will select a Chairperson by majority vote. The Lead Independent Director will be an independent director approved by majority vote of the non-affiliated directors. After the 2019 annual meeting, the Board will have the right to determine by majority vote whether to have a Lead Independent Director, and if so, a Lead Independent Director will be selected by a majority vote of the Board.

See the section entitled “Stockholders’ Agreements” beginning on page [●] of this proxy statement.

Refinancing

INC Research and inVentiv have agreed in the merger agreement to use their commercially reasonable efforts to obtain debt financing in the form of one or more tranches of senior secured term loans in an aggregate principal amount of approximately $2.6 billion and a senior secured cash-flow revolver of approximately $500 million. The proceeds of the new term loans would be used to, among other things, (i) refinance INC Research’s existing credit facility, (ii) refinance inVentiv Group Holdings’ existing credit facilities and (iii) pay certain premiums, fees and expenses. The proceeds of the new term loans may also be used to partially redeem up to $270 million in aggregate principal amount of inVentiv Group Holdings’ existing senior notes. On May 10, 2017, INC Research and inVentiv entered into an engagement letter with Credit Suisse Securities (USA) LLC to arrange such debt financing on a best efforts basis. INC Research and inVentiv intend to amend and restate the engagement letter to, among other things, add ING Capital LLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as arrangers. INC Research and inVentiv expect the senior secured term loans to take the form of a $750 million “term loan A” facility from a group of bank lenders and a $1,850 million “term loan B” facility from institutional lenders. The aggregate amount and terms of the financing, the amount of the “term loan A” and “term loan B” facilities, whether the parties consummate the financing and whether the financing would be used to partially redeem inVentiv Group Holdings’ existing senior notes will depend on market conditions, pricing and other factors.

In connection with the merger, inVentiv Group Holdings also entered into a debt financing commitment letter with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Goldman Sachs Bank USA, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. for the purposes of providing a senior secured incremental credit facility in an aggregate principal amount of $550 million under inVentiv Group Holdings’ existing term loan credit facility. The incremental credit facility is intended to be used if the best efforts financing described in the previous paragraph is not consummated. The proceeds of the incremental credit facility would be used to, among other things, (i) refinance INC Research’s existing credit facility and (ii) pay certain fees and expenses in connection with the merger and the related transactions. The parties do not expect to refinance inVentiv Group Holdings’ credit facilities or to partially redeem inVentiv Group Holdings’ existing senior notes if the best efforts financing is not consummated. Subject to the terms and conditions of the merger agreement, inVentiv has agreed to use commercially reasonable efforts to cause inVentiv Group Holdings to obtain debt financing on the terms and conditions described in the commitment letter to the extent it is necessary to refinance INC Research’s existing credit facility. The lenders’ obligations to fund their commitments under the commitment letter are subject to certain customary terms and conditions precedent for such borrowings as set forth in the commitment letter, including completion of the merger in accordance with the terms of the merger agreement.

Subject to the terms and conditions of the merger agreement, INC Research and inVentiv have agreed to utilize the financing under the commitment letter to refinance INC Research’s existing credit facility if the best efforts financing is not consummated.

Neither the consummation of the best efforts financing nor the financing under the commitment letter is a condition precedent to consummation of the merger.

Accounting Treatment

INC Research prepares its financial statements in accordance with GAAP. The transaction will be accounted for using the acquisition method of accounting. INC Research will be treated as the acquirer for accounting purposes.

Regulatory Approvals

Consummation of the merger is conditioned on the expiration of the applicable waiting period under the HSR Act and receipt of certain governmental consents applicable to the consummation of the transactions contemplated by the merger agreement. INC Research and inVentiv have agreed to make (and cause their respective affiliates to make) any necessary filings under the HSR Act and any other antitrust laws as soon as reasonably practicable. The other competition authorities whose approval is required in connection with the consummation of the merger are the Germany Federal Cartel Office and the Russia Federal Antimonopoly Service.

Under the HSR Act, the merger may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ or the FTC issues a second request prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier.

inVentiv and INC Research filed their notification and report forms under the HSR Act on May 25, 2017. inVentiv and INC Research filed their notification with the Germany Federal Cartel Office on May 30, 2017, and their notification with the Russia Federal Antimonopoly Service on June 2, 2017.

Subject to the terms and conditions of the merger agreement, INC Research and inVentiv have agreed to use (and cause their respective affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals and waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract of inVentiv or of INC Research;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity with respect to the merger agreement required under applicable law, including the HSR Act and any other applicable antitrust law; and

•	execute and deliver any additional instruments necessary to consummate the merger agreement and other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

provided, however, that neither inVentiv nor INC Research nor any of their respective subsidiaries will be required to commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining consent without the prior written consent of the other party (not to be unreasonably withheld or delayed).

inVentiv and INC Research must each request early termination of the waiting period provided for in the HSR Act. inVentiv and INC Research will, and will cause their respective affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust laws as promptly as practicable and in any event before the termination date.

In connection with any investigation or other inquiry, inVentiv and INC Research will, and will cause their respective affiliates to, unless prohibited by applicable law or a governmental entity:

•	keep the other party promptly informed of any communication received by such party or any of its affiliates from any governmental entity regarding the merger or other transactions contemplated by the merger agreement; and

•	provide outside counsel for the other party with a reasonable opportunity to (i) review in advance any proposed communication by such party or its affiliates with any governmental entity, (ii) consult with the other party prior to any meeting or conference with any governmental entity and (iii) attend and participate in such meetings or conferences.

Without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), inVentiv and INC Research will not, and will not permit their respective affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any governmental entity with respect to the merger or other transactions contemplated by the merger agreement.

INC Research and inVentiv have agreed to take, and will cause their respective affiliates to take, or cause to be taken, all other actions and will do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the merger and other transactions contemplated under the merger agreement, to resolve such objections, if any, as any governmental entity may assert under the HSR Act or any other antitrust laws with respect to the merger and other transactions contemplated under the merger agreement, and to avoid or eliminate each and every impediment and avoid the institution of any action under any such law that may be asserted by any governmental entity with respect to the merger and other transactions contemplated under the merger agreement, in each case so as to enable the merger and other transactions contemplated under the merger agreement to occur as promptly as possible and in any event before the termination date, including by:

•	proposing, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of inVentiv or its subsidiaries or INC Research or its subsidiaries;

•	terminating existing, or creating new, relationships, contractual rights or obligations of inVentiv or its subsidiaries or INC Research or its subsidiaries; or

•	effectuating any other change or restructuring of inVentiv or its subsidiaries or INC Research or its subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of inVentiv or its subsidiaries or INC Research or its subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no governmental entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger and other contemplated transactions under the merger agreement, or to ensure that no governmental entity with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the termination date.

The merger agreement provides that no remedy will be required unless contingent upon the occurrence of the merger and other transactions contemplated under the merger agreement, or required to be agreed to by inVentiv or its subsidiaries or INC Research or its subsidiaries if such remedy would have a regulatory material adverse effect.

inVentiv and INC Research have agreed to and have agreed to cause their respective affiliates to cooperate with each other and use, and cause their respective affiliates to use, their respective reasonable best efforts to vigorously contest and resist any action, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits consummation of the merger or other transactions contemplated under the merger agreement under the HSR Act or any other antitrust laws; provided, however, that such obligation to contest and resist any action in no way limits the obligation of inVentiv and INC Research to, and to cause their affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the merger and other transactions contemplated under the merger agreement as promptly as practicable and in any event before the termination date in accordance with the two preceding paragraphs.

The merger agreement provides that neither INC Research nor inVentiv (nor any of their respective affiliates) will enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect the parties’ ability to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust laws as promptly as practicable and in any event before the termination date, and avoid the entry of, the commencement of any action seeking the entry of, or effect the dissolution of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits consummation of the merger and other transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws.

Each of inVentiv and INC Research have agreed to, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement, or any other statement, filing, notice or application made by or on behalf of INC Research, inVentiv or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the merger and other transactions contemplated by the merger agreement.

Subject to applicable law and as required by any governmental entity, inVentiv and INC Research will keep the other apprised of the status of matters relating to completion of the merger and other transactions contemplated under the merger agreement, including promptly furnishing the other with copies of notices or other communications received by INC Research or inVentiv, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity with respect to such transactions. Neither inVentiv, on the one hand, nor INC Research, on the other hand, will permit any of its officers or any other representatives or agents to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the merger and other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate thereat.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is subject to and qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger, as it is the legal document governing the merger.

Explanatory Note

The merger agreement and the summary of its terms in this proxy statement have been included only to provide you with information about the terms and conditions of the merger agreement. Factual disclosures about INC Research and inVentiv contained in this proxy statement or in the public reports of INC Research filed with the SEC may supplement, update or modify the factual disclosures about INC Research and inVentiv contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by INC Research and inVentiv only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by INC Research and inVentiv in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Stockholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, have been qualified by certain disclosures that were made between INC Research and inVentiv, which disclosures are not reflected in the merger agreement itself or other public disclosures made by INC Research and inVentiv. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of INC Research and inVentiv.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of INC Research and inVentiv or any of their respective subsidiaries. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. Such information can be found elsewhere in this proxy statement and in the public filings INC Research makes with the SEC, as described in the section entitled “Where You Can Find More Information”.

The Merger

The merger agreement provides that, on the terms and subject to the conditions set forth therein, inVentiv will merge with and into INC Research, with INC Research as the surviving corporation.

Effects of the Merger

As a result of the merger, inVentiv will be merged out of existence, and inVentiv’s stockholders will only participate in the surviving company’s future earnings and potential growth through their ownership of INC Research common stock.

Restructuring

Prior to the effective time of the merger, inVentiv has agreed to cause Double Eagle Intermediate I, Inc., a direct wholly-owned subsidiary of inVentiv, which we refer to as Intermediate I, to merge with and into inVentiv and, immediately following that merger, to cause Double Eagle Intermediate II, Inc., presently a direct wholly-owned subsidiary of Intermediate I and following the aforementioned merger, a direct wholly-owned subsidiary of inVentiv, which we refer to as Intermediate II, to merge with and into inVentiv, and inVentiv has agreed to comply with all related requirements under inVentiv Group Holdings’ existing facilities, including the assumption by inVentiv of the obligations of Intermediate II as “Holdings” under inVentiv Group Holdings’ existing facilities, which we collectively refer to as the pre-closing holdco mergers. The Company has covenanted that it will complete the pre-closing holdco mergers in a manner such that (i) the pre-closing holdco mergers will qualify as complete liquidations of Intermediate I and Intermediate II governed by Section 332 and Section 337 of the Code, and (ii) the merger agreement will constitute a “plan of liquidation” within the meaning of Section 332 and Section 337 of the Code in respect of each pre-closing holdco merger.

To ensure there is sufficient covenant capacity under inVentiv Group Holdings’ existing senior notes for inVentiv Group Holdings and its subsidiaries to provide guarantees and security under any new debt financing, INC Research has agreed to enter into a contribution agreement with inVentiv Group Holdings concurrently with the closing of the merger in which INC Research will convey its 100% membership interest in INC Research LLC to inVentiv Group Holdings in exchange for one share of common stock, par value $0.01, of inVentiv Group Holdings.

Closing and Effective Time of the Merger

The merger agreement provides that the closing will occur on the fifth business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by INC Research and inVentiv.

Unless inVentiv and INC Research otherwise agree in writing, the closing will not occur earlier than July [●], 2017, which is the date that is 45 days after the date on which INC Research initially filed this proxy statement with the SEC.

The merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as INC Research and inVentiv have agreed on and is specified in the certificate of merger. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in the second half of 2017. However, there can be no assurance as to when or if the merger will occur.

Merger Consideration

The aggregate merger consideration payable in the merger in respect of all shares of inVentiv common stock, inVentiv RSUs and inVentiv options consists of 49,989,839 fully diluted shares of INC Research common stock. As of the effective time of the merger, all shares of inVentiv common stock will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the per share consideration equal to the quotient of the aggregate merger consideration divided by the number of Fully Diluted Company Shares.

Treatment of inVentiv Options and RSUs

inVentiv Options. At the effective time of the merger, each outstanding option to purchase inVentiv common stock that vests based solely on continued service will vest and all other outstanding options to purchase inVentiv common stock will vest or be forfeited based on the achievement of performance goals, as determined by the inVentiv board, as provided in the applicable award agreements. After giving effect to any acceleration or forfeiture in connection with the transaction contemplated by the merger agreement, as described in the preceding sentence, each vested outstanding option to purchase inVentiv common stock, which we refer to as an inVentiv option, will automatically be converted into an option to purchase, on the same terms and conditions (including with respect to exercisability) as were applicable immediately prior to the effective time, the number of shares of INC Research common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of inVentiv common stock subject to such option immediately prior to the effective time and (ii) the per share consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of inVentiv common stock of such inVentiv option immediately prior to the effective time divided by (B) the per share consideration. We will refer to such converted options as converted legacy options. Any inVentiv option that has not vested as of the effective time of the merger will be forfeited and cancelled for no consideration as of the effective time. The shares of INC Research common stock received upon exercise of the converted legacy options will be subject to certain transfer restrictions for up to three years after the effective time of the merger.

inVentiv RSUs. At the effective time of the merger, each outstanding inVentiv restricted stock unit, which we refer to as an inVentiv RSU, if vested after giving effect to any acceleration or forfeiture in connection with the transactions contemplated by the merger agreement, will, automatically be cancelled and shall only entitle the holder to receive (without interest), as soon as reasonably practicable after the effective time of the merger, a number of shares of INC Research common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of inVentiv common stock subject to such inVentiv RSU immediately prior to the effective time of the merger and (ii) the per share consideration, less applicable tax withholding. Any inVentiv RSU that has not vested as of the effective time of the merger will be forfeited and cancelled for no consideration as of the effective time.

Treatment of INC Research Options and RSUs

INC Research Options. At the effective time, each INC Research option granted with original terms that provide for vesting upon a change in control transaction will, to the extent unvested, vest and remain exercisable according to the terms and conditions of the applicable award agreement. All outstanding unvested INC Research options granted with original terms that provide for vesting upon a qualifying termination in connection with a change in control transaction will fully vest in the event the holder thereof experiences a qualifying termination within 12 months (or such other period if provided for in an applicable agreement) after the closing of the merger. A qualifying termination includes a termination without “cause” or resignation for “good reason” (as each such term is defined under the INC Research 2014 or 2010 Equity Incentive Plan award agreements evidencing such award, the CEO’s employment agreement or the Executive Severance Plan, as applicable).

INC Research Restricted Stock Units. At the effective time, each INC Research restricted stock unit will be subject to double-trigger vesting provisions pursuant to which such INC Research restricted stock unit will fully vest in the event the holder experiences a qualifying termination within 12 months (or such other period provided in an applicable agreement) after the closing of the merger.

INC Research Performance Restricted Stock Units. As of the effective time, each outstanding INC Research performance restricted stock unit will be deemed to have performance met at the target level and will be converted into regular time-vesting restricted stock units that vest based on continued employment through the end of the original three-year performance period, subject to accelerated vesting in the event the holder experiences a qualifying termination within 12 months (or such other period provided in an applicable agreement) after the closing of the merger.

See the section entitled “The Merger—Interest of Certain Persons in the Merger—Treatment of INC Research Executive Officer Equity Awards” beginning on page [●] of this proxy statement for a description of the treatment of INC Research options, restricted stock units and performance restricted stock units held by INC Research executive officers.

Representations and Warranties

The merger agreement contains analogous representations and warranties on the part of INC Research and inVentiv with respect to, among other things, such party and its subsidiaries with respect to:

•	organization, good standing and qualification;

•	subsidiaries;

•	no conflict; consents and approvals;

•	absence of certain changes;

•	litigation and liabilities;

•	employee benefits;

•	compliance with laws;

•	takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	insurance;

•	no undisclosed liabilities;

•	material contracts;

•	real property;

•	related party agreements;

•	anti-bribery laws;

•	regulatory compliance;

•	compliance with health care laws;

•	accounting matters and controls;

•	accounts receivable;

•	prepayments, prebilled invoices and deposits;

•	customers and suppliers;

•	backlog;

•	derivative contracts;

•	reorganization;

•	capital stock;

•	authority; and

•	brokers.

The merger agreement contains separate representations of inVentiv with respect to, among other things:

•	SEC reports;

•	capital structure;

•	indebtedness;

•	financial reports;

•	debt commitment letter;

•	interested stockholders;

•	accredited investors; and

•	obligations to sponsors.

The merger agreement contains separate representations of INC Research with respect to, among other things:

•	SEC reports;

•	indebtedness;

•	financial statements; and

•	the opinion of INC Research’s financial advisor.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” with respect to INC Research or inVentiv, as the case may be, means any fact, circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of INC Research and its subsidiaries or inVentiv and its subsidiaries, as the case may be, taken as a whole or (ii) materially impairs the ability of the party to consummate, or prevents or materially delays, the transactions contemplated by the merger agreement or would reasonably be expected to do so. However, none of the following facts, circumstances, developments, events, changes occurrences or effects will be considered when determining if a material adverse effect has occurred:

•	changes in general economic, financial market, business or geopolitical conditions;

•	the conditions or general changes or developments in any of the industries in which that party or its subsidiaries operate;

•	any hurricane, tornado, flood, earthquake or other natural disasters or calamities;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable laws or applicable accounting regulations or principles (including United States generally accepted accounting principles or, in the case of INC Research, any rule promulgated by the SEC) or interpretations thereof;

•	any failure by INC Research or inVentiv to meet internal, published, or, in the case of INC Research, security analyst projections, forecasts or revenue or earnings predictions, in and of itself (provided, that (i) this bullet will not be construed as implying that the party is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period other than the representations and warranties, in the case of INC Research, contained in the section of the merger agreement relating to INC Research’s SEC reports and, in the case of inVentiv, contained in the section of the merger agreement relating to financial reports of inVentiv and (ii) the facts or occurrences giving rise to or contributing to the failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

•	any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism;

•

the announcement of, or compliance with the terms of, the merger agreement and the transactions contemplated thereby (including (i) the initiation of litigation by any person with respect to the merger agreement (including any proceeding brought or threatened by any of INC Research’s stockholders or inVentiv’s stockholders asserting allegations of breach of fiduciary duty relating to the merger agreement (whether on behalf of INC Research, inVentiv or otherwise) or violations of securities laws in connection with this proxy statement, (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of INC Research and its subsidiaries or inVentiv and its subsidiaries, as the case may be, due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement and (iii) any communication by the party or any of its affiliates, as the case may be, regarding the plans or intentions of the party or its affiliates with respect to the conduct of the business of the party and the party’s subsidiaries following the closing of the merger) (provided that this bullet will not apply to any representation or warranty or condition to the extent that the purpose of the representation or warranty or condition is to address the consequences resulting from the execution, announcement or pendency of the merger agreement or the transactions contemplated thereby, including the representations and warranties relating to no conflicts, consents and approvals);

•	in the case of INC Research, any changes in market price or trading volume of INC Research common stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to the change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect on INC Research);

•	any change in the party’s credit rating (provided that the facts or occurrences giving rise to or contributing to the change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); or

•	the occurrence of an event of default under the existing INC Research credit facility, in the case of INC Research, or any existing inVentiv credit facility, in the case of inVentiv, as a result of the refinancing of the existing INC Research credit facility not being effected due to the unavailability of the committed debt financing;

except that any fact, circumstance, development, change, event, occurrence or effect referred to in the first, second, third, fourth or sixth bullets above, will be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur to the extent that the fact, circumstance, development, change, event, occurrence or effect has had a disproportionate effect on INC Research and its subsidiaries or inVentiv and its subsidiaries, as the case may be, taken as a whole, as compared to other participants in the industries in which the party or its subsidiaries operate.

Conduct of inVentiv’s and INC Research’s Businesses Prior to the Completion of the Merger

During the period from the date of the merger agreement until the closing date of the merger, each of INC Research, on the one hand, and inVentiv, on the other hand, agrees that, except with the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), as specifically required by the merger agreement or as required by applicable law, it will and will cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its reasonable best efforts to (i) preserve intact its current business organization and reputation, (ii) preserve its assets, rights and properties in good repair and condition, (iii) keep available the services of its and its subsidiaries’ current directors, officers and other key employees and (iv) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and/or its subsidiaries, and with governmental entities with jurisdiction over the party’s or its subsidiaries’ significant operations.

In addition, during the period from the date of the merger agreement to the closing date of the merger, except as set forth in INC Research’s disclosure schedule or inVentiv’s disclosure schedule, as the case may be, as specifically required by the merger agreement or as required by applicable law, each party will not, and will cause its subsidiaries not to, take any of the following actions without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of the party to its parent (it being understood that no dividends or distributions whatsoever from INC Research or from inVentiv will be permitted);

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests of itself or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with satisfaction of required tax withholding in connection with the vesting or exercise of awards outstanding under INC Research’s stock plans on the date of the execution of the merger agreement in accordance with their terms as in effect on that date);

•	split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the party on a deferred basis or other rights linked to the value of shares of the party’s capital stock, including pursuant to contracts as in effect on the date hereof (other than (i) the grant of such party’s options, restricted stock units or performance share units in the ordinary course of business, as provided in such party’s disclosure schedule; provided, that the aggregate number of shares of such party’s outstanding common stock subject to issuance or underlying the same may not exceed the number shares of such party’s outstanding common stock as provided in such party’s disclosure schedule, and (ii) the issuance of shares of such party’s common stock upon the exercise of such party’s options or settlement of such party’s restricted stock units or performance share units that are outstanding on the date of the execution of the merger agreement in accordance with their terms as in effect on that date, including, with respect to INC Research, net share withholding for taxes);

•	amend or otherwise change (whether by merger, consolidation or otherwise), or authorize or propose to amend or otherwise change (whether by merger, consolidation or otherwise), its articles of incorporation or bylaws (or similar organizational documents) of it or its subsidiaries;

•	directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof (or any ownership, membership, investment or profit interest therein), or (ii) any assets, real property, or personal property, except (A) acquisitions of supplies, materials and similar assets in the ordinary course of business consistent with past practice, (B) transactions involving only one or more of such party and any direct or indirect wholly-owned subsidiaries of such party, or (C) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of the execution of the merger agreement to the closing date of the merger does not exceed $30,000,000, in each case (A) through (C) subject to the restrictions set forth in the regulatory efforts covenant in the merger agreement;

•	directly or indirectly sell, assign, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, let lapse, mortgage or otherwise encumber or subject to any lien (other than a permitted lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any material intellectual property), other than (i) in the ordinary course of business consistent with past practice and (ii) in addition to clause (i), except with respect to intellectual property, in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of the execution of the merger agreement to the closing date of the merger does not exceed $20,000,000;

•	adopt or publicly propose or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or resolve or authorize a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case of the party or any of its material subsidiaries, or create any new subsidiaries, other than to complete internal restructurings or dissolutions involving only wholly-owned entities;

•	incur, create, assume or otherwise become liable for any indebtedness, or amend, modify, repay, prepay or refinance any indebtedness except (i) for indebtedness incurred, repaid or prepaid in the ordinary course of business and consistent with past practice under each party’s current revolving credit facilities or any refinancing, substitution or replacement thereof in terms no less favorable to such party than the existing financing (including in respect of call protection), not to exceed $50,000,000 in the aggregate outstanding at any time incurred by the covenanting party or any of its subsidiaries, (ii) for any intercompany indebtedness solely involving the party and/or direct or indirect wholly-owned subsidiaries, (iii) guarantees by the party of indebtedness of its subsidiaries, which indebtedness is incurred in compliance with this bullet or (iv) for the repayment of any indebtedness existing on the date of the merger agreement that comes due following the date of the merger agreement, in accordance with its terms;

•	make any loans, advances or capital contributions to any other person, other than loans, advances or capital contributions solely involving only one or more of such party and any direct or indirect wholly-owned subsidiaries of such party;

•	incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as contemplated by the party’s fiscal 2017 budget and capital expenditure plan made available to the other party prior to the date of execution of the merger agreement (whether or not the capital expenditures are made during inVentiv’s 2017 fiscal year), (ii) capital expenditures for vehicle lease facilities with an aggregate amount of indebtedness not exceeding $20,000,000 or (iii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

•	other than with respect to any stockholder litigation or other proceedings brought or threatened in writing against INC Research or inVentiv or any of their directors or officers or any appraisal proceeding, commence any action (other than (i) in the ordinary course of business or (ii) an action as a result of an action commenced against the party or any of its subsidiaries), or compromise, settle or agree to settle any action (including any action relating to the merger agreement, the voting agreements, the stockholders’ agreements or the transactions contemplated by the merger agreement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the party (provided, that the restrictions in this bullet will not apply to claims that a party has against one or more other parties arising out of the merger agreement, the voting agreements, the stockholders’ agreements or the transactions contemplated by the merger agreement (provided that inVentiv may take certain actions set forth in its disclosure schedule);

•	other than as permitted by the immediately previous bullet, (i) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the party prior to the date of execution of the merger agreement (for amounts not in excess of the reserves) or incurred since the date of the financial statements in the ordinary course of business consistent with past practice, or (ii) cancel any material indebtedness owed to such party or any of its subsidiaries;

•	other than in the ordinary course of business consistent with past practice, (i) materially modify, materially amend, terminate, cancel or extend any of such party’s material contracts or waive, release or assign any material rights, benefits or claims thereunder, or (ii) enter into any contract that if in effect on the date hereof would be a material contract of the party;

•	notwithstanding the immediately previous bullet, enter into, amend or renew any (i) vendor contract with a term in excess of one year that would require payments over the term of the vendor contract in excess of $1,000,000 or (ii) lease of real property for a term in excess of three years or that would require annual payments in excess of $1,000,000;

•	change its financial accounting methods, principles or practices, except insofar as required by United States general accounting principles, Regulation S-X of the Exchange, or any governmental entity;

•	(i) settle or compromise any material liability for taxes, (ii) file any amended tax return or claim for tax refund, (iii) make, revoke or modify any tax election, (iv) file any tax return other than on a basis consistent with past practice, (v) enter into or amend any tax sharing agreement or similar agreement or (vi) change any method of accounting for tax purposes;

•	change its fiscal year;

•	except as required to comply with any benefit plan of a party, as in effect as of the date of the merger agreement, or the terms of the merger agreement and subject to the fourth bullet above, (i) with respect to any current or former director, employee, independent contractor or consultant of the party, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (ii) grant or pay to any current or former director, employee, independent contractor or consultant of the party any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (iii) pay any benefit or grant or amend any equity compensation award (including in respect of the removal or modification of any restrictions in any such party’s benefit plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of the party, other than in the ordinary course of business consistent with past practice, (iv) adopt or enter into any collective bargaining agreement or other labor union contract or recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, (v) take any action to amend the party’s benefit plan or contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any such party’s benefit plan or other contract or (vi) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered a party’s benefit plan if in effect of the date of the merger agreement;

•	enter into any new line of business outside of its existing business that would be material to the party and its subsidiaries, taken as a whole;

•	other than in the ordinary course of business consistent with past practice of the party (in effect and amount), engaging in any practice which would have the effect of (i) postponing payments payable by the party in connection with the operation or conduct of the party’s operations (including by failing to make prepayments in the ordinary course of business or failing to pay vendor invoices by their applicable due date, negotiating the deferral of invoicing or delivery of goods or services, or otherwise failing to pay vendors in accordance with the terms of the applicable vendor contract), (ii) accelerating collections of accounts receivable or other payments owed by any person to the party (whether or not through concessions, early payment discounts or other benefits), (iii) drawing advances under any contracts with customers, or (iv) failing to maintain a customary level of inventory, supplies, services and purchase order activity consistent with historical levels;

•

(i) enter into, amend or renew (1) any contracts (other than compensation and employee benefits with any officer, director or affiliate (other than a wholly-owned subsidiary of the party) or sponsor of the party, each we refer to as a sponsor, or any of their respective “associates” or “immediate family” members (as the terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any contract pursuant to which the party has an obligation to indemnify such officer, director, affiliate or family member or (2) any other related party agreements (other than contracts solely among the party and/or wholly-owned subsidiaries of the party) or (ii) incur, create, assume or otherwise become liable for any obligations to the sponsors or make any payment to, or transfer, sell, lease, assign, license, exchange, or transfer any assets to, or incur any liability to, any affiliate of the party or any affiliate of a sponsor (other than ordinary course transactions on arm’s length terms or those solely involving wholly-owned subsidiaries of the party);

•	enter into or amend any tax sharing agreement or similar agreement, including but not limited to any provision under the previous inVentiv merger agreement requiring payment in respect of transaction-tax-deduction tax benefits;

•	hire, terminate (other than for cause) or re-assign any of the chief executive officer, chief financial officer or any executive vice president or similar officer of inVentiv or any of its subsidiaries that serves as president of its Clinical segment or president of its commercial segment (or, in each case, any functional equivalent thereof);

•	knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the party or any of its subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on the party and its subsidiaries, taken as a whole;

•	enter into any interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

•	enter into, modify or terminate any labor, collective bargaining, or works council agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any employee; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No INC Research Solicitation or Negotiation of INC Research Acquisition Proposals

INC Research was required upon the execution of the merger agreement to, and to cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any INC Research acquisition proposal, or proposal that would reasonably be expected to lead to an INC Research acquisition proposal. Subject to certain exceptions described below, neither INC Research nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and INC Research will use its reasonable best efforts to instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any INC Research acquisition proposal, including by way of furnishing or otherwise making available any non-public information or data concerning it or its subsidiaries or any assets owned (in whole or in part) by it or its subsidiaries;

•	engage in, continue or otherwise participate in any discussions, communications or negotiations with any person concerning any INC Research acquisition proposal;

•	enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning an INC Research acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt by any person to make a proposal or offer concerning an INC Research acquisition proposal.

Fiduciary Duties Exception

Notwithstanding the foregoing, prior to the time the approval of the issuance of INC Research common stock pursuant to the merger agreement by an affirmative vote of holders of a majority of votes cast at the INC Research stockholders meeting and the adoption of the merger agreement by the holders of a majority of the outstanding shares of INC Research common stock at the INC Research stockholders meeting entitled to vote thereon, which we collectively refer to as the INC Research stockholder approval, is obtained, INC Research may, in response to an unsolicited, bona fide written INC Research acquisition proposal and if the Board, first determines in good faith, after consultation with outside legal counsel that (i) failure to take the action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) based on the information then available and after consultation with outside legal counsel and its financial advisor, the acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, take the following actions:

•	provide access to information regarding INC Research or any of its subsidiaries in response to a request therefor to the person who made the acquisition proposal, as long as prior to the time the information is made available to the person, the person enters into a confidentiality agreement with terms and conditions not less restrictive of the person as the confidentiality agreement with inVentiv (it being understood that the confidentiality agreement need not contain a “standstill” or similar obligations), and the information must have previously been or is concurrently (in the case of oral information regarding INC Research or any of its subsidiaries, within 24 hours), made available to inVentiv; or

•	engage or participate in any discussions or negotiations with the person and its representatives regarding the INC Research acquisition proposal.

For purposes of the merger agreement, an “INC Research acquisition proposal” means, any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving INC Research or any of its significant subsidiaries and any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of INC Research, or those of any of its subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of INC Research, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, a “superior proposal” means, an INC Research acquisition proposal that would result in a person becoming the beneficial owner of, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of INC Research, that the Board has determined in good faith judgment, taking into account all legal, financial, financing and regulatory aspects of the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction that is more favorable to INC Research’s stockholders (in their capacity as INC Research’s stockholders), from a financial point of view, than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction proposed by inVentiv pursuant to its match rights under the merger agreement) after taking into account all legal, financial, regulatory and other aspects of the INC Research acquisition proposal.

Notice

INC Research must promptly notify inVentiv within 24 hours if (i) any proposal for or inquiry with respect to any INC Research acquisition proposal is received by INC Research or (ii) any non-public information is requested from INC Research in connection with any INC Research acquisition proposal from, in each case indicating in reasonable detail the identity of the person making the inquiry, proposal or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party), and thereafter keep inVentiv informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof).

No INC Research Change in Recommendation or Alternative Acquisition Agreement

Subject to exceptions described below, the Board and each committee of the Board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to inVentiv, the Board’s recommendation that INC Research stockholders vote to adopt the merger agreement and approve the issuance of shares of INC Research common stock pursuant to the merger agreement, which recommendation we refer to as the INC Research recommendation;

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement, other than the confidentiality agreement, relating to any acquisition proposal, which we refer to as an alternative acquisition agreement; or

•	cause or permit INC Research to enter into any such alternative acquisition agreements.

Fiduciary Duties Exception

Notwithstanding the foregoing, prior to obtaining the INC Research stockholder approval, the Board may withhold, withdraw, qualify or modify the INC Research recommendation or approve, recommend or otherwise declare advisable any INC Research acquisition proposal that did not result from a material breach of the “no solicitation” provisions in the merger agreement if:

•	in the case of any action taken in connection with an INC Research acquisition proposal that has not been withdrawn, the Board determines in good faith, after consultation with outside counsel and its financial advisor, that the INC Research acquisition proposal constitutes a superior proposal; or

•	in the case of any action taken other than in connection with any INC Research acquisition proposal, an intervening event (as defined below) occurs; and

•	in the case of each of the foregoing bullets, the Board determines in good faith, after consultation with outside counsel, that failure to withhold, withdraw, qualify or modify the INC Research recommendation or approve, recommend or otherwise declare advisable the INC Research acquisition proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, which we refer to as an INC Research recommendation change.

In addition to, or in the alternative of, the foregoing, at any time prior to obtaining the INC Research stockholder approval, INC Research may terminate the merger agreement and concurrently with the termination cause INC Research to enter into an alternative acquisition agreement providing for a superior proposal that did not result from a material breach of the no solicitation provisions applicable to INC Research, which we refer to as a superior proposal termination.

For purposes of the merger agreement, an “intervening event” means a material event or change in circumstance that arises or occurs after the date of the merger agreement that, prior to the date of the merger agreement, was neither known nor reasonably foreseeable by the Board. The following items will not constitute an intervening event:

•	the receipt, existence or terms of an INC Research acquisition proposal or any matter arising therefrom or a consequence of such INC Research acquisition proposal; and

•	the occurrence of adverse effects on the business, properties, financial conditions or results of operations of inVentiv and its subsidiaries, taken as a whole, unless the occurrence has had or would reasonably be expected to have a material adverse effect on inVentiv.

Prior to effecting an INC Research recommendation change and/or a superior proposal termination:

•	INC Research must provide inVentiv with three business days’ prior written notice advising that INC Research intends to effect an INC Research recommendation change and/or a superior proposal termination and the basis therefore, which notice must include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making the superior proposal and the material terms thereof or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the intervening event in connection with which the Board has given the notice;

•	during this three business day period, INC Research must negotiate in good faith with inVentiv and its representatives, to the extent inVentiv wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by inVentiv; and

•	at the end of this three business day period, the Board has determined in good faith that the failure to effect an INC Research recommendation change and/or a superior proposal termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The first amendment (but not any subsequent amendments) to the financial terms or conditions or other material terms of any INC Research acquisition proposal will be deemed to be a new INC Research acquisition proposal and will require INC Research to again comply with the above requirements, except that the three business day notice period described above is reduced to one business day with respect to the revised INC Research acquisition proposal.

Notwithstanding any INC Research recommendation change, but subject to INC Research’s right to terminate the agreement pursuant to a superior proposal termination, INC Research will hold a meeting of INC Research stockholders, which we refer to as the INC Research stockholders meeting.

Certain Permitted Disclosure

Nothing in “no solicitation” provisions in the merger agreement will prohibit INC Research from taking and disclosing to INC Research stockholders a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 under the Exchange Act with regard to an acquisition proposal, or making any disclosure to INC Research stockholders that the Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law; provided that such disclosure in response to an INC Research acquisition proposal will be deemed an INC Research recommendation change unless the Board expressly publicly reaffirms the INC Research recommendation in such disclosure.

No inVentiv Solicitation or Negotiation of inVentiv Acquisition Proposals

inVentiv was required upon the execution of the merger agreement to, and to cause its and the Sponsors’ affiliates and use its reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any inVentiv acquisition proposal (as defined below), or proposal that would reasonably be expected to lead to an inVentiv acquisition proposal. Neither inVentiv nor any of its affiliates nor any of the officers and directors of it or its affiliates, will, and inVentiv will use its best efforts to instruct and cause its and its affiliates’ representatives not to, directly or indirectly:

•

initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any inVentiv acquisition proposal,

including by way of furnishing or otherwise making available any non-public information or data concerning it or its subsidiaries or any assets owned (in whole or in part) by it or its subsidiaries;

•	engage in, continue or otherwise participate in any discussions, communications or negotiations with any person concerning any inVentiv acquisition proposal;

•	enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning an inVentiv acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt by any person to make a proposal or offer concerning an inVentiv acquisition proposal.

For purposes of the merger agreement, an “inVentiv acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving inVentiv or any of its significant subsidiaries; and

•	any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of inVentiv, or those of any of its subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of inVentiv.

Notice

inVentiv must promptly notify INC Research within 24 hours if (i) any proposals or inquiries with respect to an inVentiv acquisition proposal is received by or (ii) any non-public information is requested from inVentiv in connection with any inVentiv acquisition proposal from, inVentiv, any Sponsor, or any of their respective affiliates or representatives, in each case indicating in reasonable detail the identity of the person making the inquiry, proposal or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party), and thereafter keep INC Research informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof).

INC Research Stockholders Meeting

Subject to fiduciary obligations under applicable law, INC Research will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene the INC Research stockholders meeting, as promptly as practicable after the execution of the merger agreement to consider and vote upon the merger proposal, the stock issuance proposal, and any other matters required under applicable law to be considered at the INC Research stockholders meeting, regardless of any INC Research recommendation change (but subject to INC Research’s rights under the superior proposal termination). So long as there has not been an INC Research recommendation change, INC Research must use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the merger proposal and the stock issuance proposal.

Notwithstanding the foregoing, INC Research may postpone or adjourn the INC Research stockholders meeting:

•	with the consent of inVentiv;

•	for the absence of a quorum;

•

if additional time is reasonably required to solicit proxies from INC Research stockholders in favor of the approval of the merger proposal or the stock issuance proposal (provided, that INC Research may not postpone or adjourn the INC Research stockholders meeting more than two times pursuant to this bullet without the prior written consent of inVentiv, such consent not to be unreasonably withheld, conditioned or delayed); or

•	to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute the disclosure would reasonably be likely to be inconsistent with applicable law and for the supplemental or amended disclosure to be disseminated to and reviewed by INC Research stockholders prior to the INC Research stockholders meeting.

INC Research must, at the request of inVentiv, to the extent permitted by law, adjourn the INC Research stockholders meeting to a date specified by inVentiv for the absence of a quorum or if INC Research has not received proxies representing a sufficient number of shares for the INC Research stockholder approval; provided, that INC Research will not be required to adjourn the INC Research stockholders meeting more than two times, and no such adjournment pursuant to the merger agreement will be required to be for a period exceeding fifteen business days. Subject to the Board’s ability to effect a change in recommendation under the merger agreement, the Board must recommend approval of the merger proposal and the stock issuance proposal and must take all lawful action to solicit the approval.

inVentiv Stockholder Approval

inVentiv has agreed to take, in accordance with the merger agreement, applicable law, its certificate of incorporation and its bylaws, all action necessary to obtain the inVentiv stockholder approval, as promptly as practicable and, in any event, by no later than the date of execution of the Merger Agreement. inVentiv’s obligation to secure the INC Research stockholder approval under the merger agreement will not be affected by the commencement, disclosure, announcement or submission to inVentiv of any inVentiv acquisition proposal or the withholding, withdrawal, amendment or modification by the inVentiv board of its recommendation to the inVentiv stockholders in favor of the inVentiv stockholder approval. inVentiv must use commercially reasonable efforts to obtain written consents approving the adoption of the merger agreement from inVentiv stockholders, and the waiver of any appraisal rights arising as a result of the merger from each other stockholder as promptly as practicable after the date of the merger agreement, and must take any actions reasonably requested by INC Research in furtherance thereof. Obtaining the written consents from each other stockholder is not a condition to closing.

Regulatory Approvals

Consummation of the merger is conditioned on (i) the expiration of the applicable waiting period under the HSR Act, (ii) receipt of certain governmental consents applicable to the consummation of the transactions contemplated by the merger agreement and (iii) the receipt of the consents described in the foregoing clauses (i) and (ii) having not imposed any term, condition or consequence the acceptance of which would have a material adverse effect on:

•	the combined inVentiv, INC Research and their subsidiaries (taken as a whole, after giving effect to the transactions contemplated under the merger agreement);

•	inVentiv and its subsidiaries, taken as a whole; or

•	INC Research and its subsidiaries, taken as a whole.

We refer to the occurrence of any of the matters specified in any of the above bullets as a regulatory material adverse effect.

INC Research and inVentiv have agreed to take, and will cause their respective affiliates to take, or cause to be taken, all other actions and will do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the merger and other transactions contemplated under the merger agreement, to resolve the objections, if any, as any governmental entity may assert under the HSR Act or any other antitrust laws with respect to the merger and other transactions contemplated under the merger agreement, and to avoid or eliminate each and every impediment and avoid the institution of any action under any such law that may be asserted by any governmental entity with respect to the merger and other transactions contemplated under the merger agreement, in each case so as to enable the merger and other transactions contemplated under the merger agreement to occur as promptly as possible and in any event before the termination date, including by:

•	proposing, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of inVentiv or its subsidiaries or INC Research or its subsidiaries;

•	terminating existing, or creating new, relationships, contractual rights or obligations of inVentiv or its subsidiaries or INC Research or its subsidiaries; or

•	effectuating any other change or restructuring of inVentiv or its subsidiaries or INC Research or its subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of inVentiv or its subsidiaries or INC Research or its subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no governmental entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger and other contemplated transactions under the merger agreement, or to ensure that no governmental entity with the authority to authorize or approve the consummation of the merger fails to do so as promptly as practicable and in any event before the termination date.

The merger agreement provides that no remedy will be required unless contingent upon the occurrence of the merger and other transactions contemplated under the merger agreement, or required to be agreed to by inVentiv or its subsidiaries or INC Research or its subsidiaries if the remedy would have a regulatory material adverse effect.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Merger—Regulatory Approvals” beginning on page [●] of this proxy statement.

Financing

INC Research and inVentiv have agreed in the merger agreement to use their respective commercially reasonable efforts to obtain debt financing in the form of senior secured term loan facilities and a senior secured cash-flow revolver facility. The term and conditions of the financing will be mutually satisfactory. INC Research and inVentiv have agreed in the merger agreement to, and cause their subsidiaries to, use their respective commercially reasonable efforts to cause their respective officers, directors, employees, accountants, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the financing.

In the event that the financing described in the previous paragraph is not obtained on terms and conditions that are mutually satisfactory to INC Research and inVentiv, inVentiv has agreed in the merger agreement to use commercially reasonable efforts to cause inVentiv Group Holdings’ to utilize the debt financing committed under the commitment letter with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Goldman Sachs Bank USA, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. to obtain a senior secured incremental credit facility under inVentiv Group Holdings’ existing term loan credit facility. inVentiv Group Holdings has agreed in the merger agreement that it will not amend, replace, supplement or otherwise modify, or waive any of its rights under the commitment letter without the prior written consent of INC Research (such consent not to be unreasonably withheld). In the event that INC Research and

inVentiv do not consummate the financing described in the previous paragraph, INC Research has agreed in the merger agreement to, and cause its subsidiaries to, use their respective commercially reasonable efforts to cause their respective officers, directors, employees, accountants, agents and other advisors and representatives to use its and their respective commercially reasonable efforts to provide, all customary cooperation in connection with the financing, as is reasonably requested by inVentiv.

In the event that the INC Research’s existing credit facility is refinanced, INC Research has agreed to deliver to inVentiv a payoff letter in customary form from the lenders thereunder.

To the extent the proceeds of the Best Efforts Financing are sufficient to refinance inVentiv’s existing term loan credit facility and existing asset-based revolving credit facility, inVentiv has agreed to prepay the indebtedness under such facilities and take any action reasonably necessary to obtain payoff letters and release documentation in connection with the prepayment of, or the termination of commitments under, such facilities.

Neither the consummation of the best efforts financing nor the financing under the commitment letter is a condition precedent to consummation of the merger.

Employee Benefits Matters

INC Research has agreed, following the effective time, to provide each employee of inVentiv and its subsidiaries who is employed immediately prior to the effective time of the merger and who continues employment with the combined corporation or any of its subsidiaries with, for at least 12 months after the effective time, a target annual cash bonus opportunity and employee benefits that are no less favorable than that provided to similarly situated employees of INC Research.

INC Research has agreed to use commercially reasonable efforts to (i) provide continuing employees credit for all service with inVentiv and its subsidiaries as if the service were with the combined corporation and its subsidiaries for all purposes under any benefit plan of the combined corporation, (ii) cause to be waived any preexisting conditions, actively-at-work requirements and similar limitations and eligibility waiting periods under any benefit plan of the combined corporation or its subsidiaries to be waived with respect to the continuing employees and their eligible dependents, and (iii) cause any deductible, co-insurance and out-of-pocket covered expenses paid in the year of the plan change by any continuing employee or their covered dependent to be taken into account for purposes of satisfying applicable provisions of any benefit plan of the combined corporation in the year of initial participation.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, INC Research will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the present and former directors and officers of inVentiv and/or any of its subsidiaries (in each case, when acting in such capacity), determined as of the effective time of the merger, against all losses, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that inVentiv would have been permitted under law and its certificate of incorporation or by-laws in effect on the date of the merger agreement to indemnify such person (and INC Research will also advance expenses as incurred to the fullest extent permitted under applicable law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the person is not entitled to indemnification).

Prior to the effective time of the merger, inVentiv may as of the effective time of the merger obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger with respect to claims arising from facts or events that occurred on or before the effective time of the merger, and which “tail” insurance policy must contain coverage and amounts equivalent to and in any event at least as favorable to the indemnified parties as the coverage currently provided by inVentiv’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event will INC Research be required to expend for the entire “tail” insurance policy an aggregate amount in excess of 300% of the annual premiums currently paid by inVentiv for the insurance.

Other Covenants and Agreements

The merger agreement also contains certain other covenants and agreements, including, among others, covenants relating to:

•	access and reports;

•	publicity;

•	expenses;

•	takeover statute;

•	termination of related party agreements;

•	treatment of certain indebtedness and financing;

•	payoff letters;

•	contribution agreement;

•	name and trading symbol;

•	stockholder litigation;

•	notification of certain matters;

•	revenue recognition matters;

•	tax treatment; and

•	pre-closing Holdco mergers.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The respective obligations of inVentiv and INC Research to effect the merger are subject to the satisfaction or waiver at or prior to closing of the following conditions:

•	the waiting period applicable to the consummation of the merger and merger-related transactions under the HSR Act has expired or been earlier terminated, and the governmental consents from the Germany Federal Cartel Office and the Russia Federal Antimonopoly Service have been obtained, or the applicable waiting period of the consents having expired or been earlier terminated;

•	no court or other governmental entity of competent jurisdiction over a material portion of the business of INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole (or the effect of which would have a material effect on INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole) has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and that prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the INC Research stockholder approval has been obtained;

•	the inVentiv stockholder approval has been obtained;

•	the shares of common stock of INC Research comprising the aggregate merger consideration have been authorized for listing on the NASDAQ subject to official notice of issuance;

•	the required governmental consents will not impose any term, condition or consequence, the acceptance of which would constitute a regulatory material adverse effect; and

•	the merger will not fail to qualify for treatment as a “reorganization” under Section 368 of the Code (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change in U.S. federal income tax law, or any official interpretation thereof, after the date of the merger agreement.

Conditions to Obligations of INC Research

The obligations of INC Research to effect the merger is also subject to the satisfaction or waiver by INC Research at or prior to the effective time of the merger of the following conditions:

•	the representations of inVentiv must be accurate as of the execution date of the merger agreement and closing date of the merger as though made at and as of the closing date (except to the extent any such representation or warranty speaks as of an earlier date, as of such earlier date) in the manner described in the merger agreement;

•	certain representations of each Sponsor set forth in its respective voting agreement must be accurate as of the execution date of the merger agreement and closing date of the merger as though made at and as of the closing date (except to the extent any such representation or warranty speaks as of an earlier date, as of such earlier date) in the manner described in the merger agreement;

•	inVentiv has performed and complied in all material respects with all covenants required to be performed by inVentiv under the merger agreement on or prior to the closing date;

•	each Sponsor has performed and complied in all material respects with all covenants required to be performed by each Sponsor under the applicable voting agreement on or prior to the closing date;

•	INC Research has received officers’ certificates confirming the preceding four bullets;

•	since the date of execution of the merger agreement, there has not occurred any change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on inVentiv; and

•	the Sponsors, inVentiv and their respective affiliates and subsidiaries have terminated all related party agreements of inVentiv and/or any of its subsidiaries that are not set forth pursuant to the inVentiv disclosure schedule, with the termination to be effective as of the closing, and have caused all liabilities of inVentiv and its subsidiaries under any and all management agreements to be extinguished immediately prior to the closing, without any payment by or liability of inVentiv or any of its subsidiaries therefore.

Conditions to Obligations of inVentiv

The obligations of inVentiv to effect the merger are also subject to the satisfaction or waiver by inVentiv at or prior to the effective time of the merger of the following conditions:

•	the representations of INC Research must be accurate as of the execution date of the merger agreement and closing date of the merger as though made at and as of the closing date (except to the extent any such representation or warranty speaks as of an earlier date, as of such earlier date) in the manner described in the merger agreement;

•	INC Research has performed and complied in all material respects with all covenants required to be performed by INC Research under the merger agreement on or prior to the closing date;

•	inVentiv has received an officer’s certificates confirming the preceding two bullets; and

•	since the date of execution of the merger agreement, there has not occurred any change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on INC Research.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by written agreement of INC Research and inVentiv;

•	by either INC Research or inVentiv if:

•	the merger has not been consummated by 11:59 p.m. New York City time on November 10, 2017 (unless either INC Research or inVentiv determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger and other transactions contemplated by the merger agreement by any government antitrust entity or to obtain a required governmental consent, either INC Research or inVentiv may extend the date to February 12, 2018), which date as it may be extended we refer to as the outside date, by giving written notice of the termination to the other party, unless the party seeking to terminate has breached in any material respect its obligations under the merger agreement in a manner that proximately caused the failure of the closing before such date, which we refer to as an outside date termination;

•	any order by a governmental entity of competent jurisdiction over a material portion of the business of INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole (or the effect of which would have a material adverse effect on INC Research and its subsidiaries, taken as a whole, or inVentiv and its subsidiaries, taken as a whole) permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and other transactions contemplated under the merger agreement becomes final and nonappealable, unless the party seeking to terminate has breached in any material respect its obligations under the merger agreement in any manner that proximately caused the order to have been issued, which we refer to as a governmental order termination;

•	the INC Research stockholder approval has not been obtained at the INC Research stockholders meeting (including all adjournments, recesses or postponements thereof), which we refer to as an INC Research no-vote termination;

•	by INC Research if:

•	the inVentiv stockholder approval has not been obtained by the consent time, which we refer to as an inVentiv no-vote termination;

•	there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by inVentiv in the merger agreement or by a Sponsor in the applicable voting agreement, or any such representation or warranty has become untrue after the date of the merger agreement, such that the sections regarding representations, warranties, and obligations of each of inVentiv and the Sponsor, would not be satisfied and the breach or condition is not curable by at least three business days prior to the termination date, or, if curable by at least three business days prior to the termination date, is not cured within the earlier of thirty days after written notice thereof is given by INC Research to inVentiv and three business days prior to the termination date (provided, that INC Research will not have the right to terminate under this bullet if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by INC Research such that certain provisions of the merger agreement relating to conditions to obligations of inVentiv would not be satisfied), which we refer to as an inVentiv breach termination; or

•	pursuant to a superior proposal termination.

•	by inVentiv if:

•	the inVentiv stockholder approval has not been obtained by the consent time, and has not been obtained at the time of termination and the inVentiv board determines in good faith, after consultation with its outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with the directors’ fiduciary obligations under Delaware law, which we refer to as an inVentiv fiduciary no-vote termination;

•	there has been an INC Research triggering event (as defined below), and this termination right is exercised prior to receipt of the Parent stockholder approval, which we refer to as an INC Research triggering event termination;

•	there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by INC Research in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the sections regarding representations, warranties, and obligations of INC Research would not be satisfied and the breach or condition is not curable by at least three business days prior to the termination date, or, if curable by at least three business days prior to the termination date, is not cured within the earlier of thirty days after written notice thereof is given by inVentiv to INC Research and three business days prior to the termination date (provided, that inVentiv will not have the right to terminate under this bullet if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by inVentiv under the merger agreement, or a Sponsor under the voting agreement, such that certain provisions of the merger agreement relating to conditions to obligations of INC Research would not be satisfied), which we refer to as an INC Research breach termination;

An “INC Research triggering event” means:

•	the Board or any committee thereof has made an INC Research recommendation change;

•	a tender or exchange offer relating to the INC Research common stock has been commenced and INC Research has not publicly disclosed to its stockholders, within ten business days after the commencement of the tender or exchange offer (or, if earlier, prior to the INC Research stockholders meeting), a statement disclosing that INC Research recommends rejection of the tender or exchange offer and reaffirming its recommendation of the merger agreement and the merger; or

•	a transaction with respect to an INC Research acquisition proposal is publicly announced, and INC Research fails to issue a press release that reaffirms its recommendation of the merger agreement and the merger within five business days after receipt of a written request to do so from inVentiv, provided that the Board will not be obligated to reaffirm its recommendation more than once in connection with any one INC Research acquisition proposal (with each material amendment of an INC Research acquisition proposal being considered as a new INC Research acquisition proposal).

The inVentiv stockholder approval was obtained prior to the consent time, and therefore the merger agreement may not be terminated for an inVentiv no-vote termination or for an inVentiv fiduciary no-vote termination.

Termination Fees

In the event that the merger agreement is terminated by inVentiv pursuant to an INC Research triggering event termination in connection with an INC Research recommendation change that relates to an intervening event, then INC Research must pay to inVentiv $70.7 million, which we refer to as the regular INC Research termination fee.

In the event that the merger agreement is terminated by inVentiv pursuant to an INC Research triggering event termination other than in connection with an INC Research recommendation change that relates to an intervening event, then INC Research must pay to inVentiv $82.1 million, which we refer to as the superior proposal INC Research termination fee. In the event that the merger agreement is terminated by INC Research pursuant to a superior proposal termination, INC Research must pay to inVentiv the superior proposal INC Research termination fee concurrently with the termination.

In the event that (i) the merger agreement is terminated by INC Research or inVentiv pursuant to an INC Research no-vote termination, by inVentiv pursuant to an outside date termination or by INC Research pursuant to an outside date termination at a time when inVentiv is also entitled to terminate the merger agreement pursuant to an outside date termination, and (ii) (A) at or prior to the time of the termination and following the date of the merger agreement an INC Research acquisition proposal has been publicly disclosed and not withdrawn at least five days prior to the INC Research stockholders meeting (in the case of a no-vote termination), prior to the termination date (in the case of an outside date termination) or prior to the date of termination (in the case of an INC Research breach termination), as applicable; and (B) within twelve months after the date of any such termination, any INC Research acquisition proposal is consummated or a definitive agreement contemplating an INC Research acquisition proposal is executed that is later consummated, then INC Research must pay to inVentiv the superior proposal INC Research termination fee less any expenses previously paid pursuant to “Expense Reimbursement” below. For purposes of this paragraph, all references to “15%” in the definition of INC Research acquisition proposal are deemed to be references to “50%”.

In the event that the merger agreement is terminated by INC Research pursuant to an inVentiv no-vote termination or by inVentiv pursuant to an inVentiv fiduciary no-vote termination, inVentiv must pay INC Research a fee in the amount of $82.1 million, which we refer to as the inVentiv termination fee.

The inVentiv stockholder approval was obtained prior to the consent time, and therefore the merger agreement may not be terminated for an inVentiv no-vote termination or for an inVentiv fiduciary no-vote termination. Accordingly, the inVentiv termination fee will not be payable in connection with any termination of the merger agreement.

In the event that the merger agreement is terminated under circumstances where the regular INC Research termination fee, the superior proposal INC Research termination fee or the inVentiv termination fee is payable and actually paid, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of INC Research, inVentiv, and their respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against the other party or any of its representatives, affiliates, officers, directors or employees for, and in no event will INC Research, inVentiv, or any of their respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the transactions contemplated by the merger to be consummated, (2) the termination of the merger agreement, (3) any liabilities or obligations arising under the merger agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement. Upon payment of any superior proposal INC Research termination fee or regular INC Research termination fee or inVentiv termination fee in accordance with the merger agreement, none of INC Research or inVentiv or any of its affiliates or representatives will have any further liability or obligation to the other party relating to or arising out of the merger agreement.

Expense Reimbursement

In the event that the merger agreement is terminated by INC Research or inVentiv pursuant to an INC Research no-vote termination or by inVentiv pursuant to an INC Research breach termination, INC Research must reimburse inVentiv and its affiliates for all of their reasonable and documented expenses, not to exceed $10,000,000 in the aggregate. In the event that the merger agreement is terminated by INC Research pursuant to an inVentiv breach termination, inVentiv must reimburse INC Research and its subsidiaries for all of their reasonable and documented expenses, not to exceed $10,000,000 in the aggregate.

Effect of Termination

If the merger agreement is terminated, the merger agreement will become void and of no effect with no liability to any person on the part of any person or any party (or of any of its representatives or affiliates), except that (i) no party will be relieved from any liability or damages to the other party resulting from any knowing and intentional material breach of the merger agreement and (ii) the confidentiality agreement and the provisions of the merger agreement relating to termination, the effects of termination and survival (including expense reimbursement and termination fees) and abandonment will continue in effect.

NASDAQ Stock Listing

INC Research will use its reasonable best efforts to cause the shares of INC Research common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market subject to official notice of issuance prior to the closing date of the merger.

Modification or Amendment

At any time prior to the effective time of the merger, the merger agreement may be amended, modified, or supplemented in writing by INC Research and inVentiv, by action of their respective boards of directors.

Specific Performance

INC Research and inVentiv have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and have accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding the foregoing, in the event that the merger agreement is terminated under circumstances where the regular INC Research termination fee, the superior proposal INC Research termination fee or the inVentiv termination fee is payable and actually paid, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of the recipient, and its respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives.

VOTING AGREEMENTS

In connection with the merger agreement, on May 10, 2017, the THL Sponsor and the Advent Sponsor, who beneficially own in the aggregate more than a majority of the outstanding shares of inVentiv common stock, each entered into a voting agreement with INC Research pursuant to which, among other things, each Sponsor agreed to support the transactions contemplated by the merger agreement, including the merger, by (i) executing a written consent of the stockholders of inVentiv common to adopt the merger agreement and approve of the transactions contemplated thereby and (ii) voting their shares of inVentiv common stock against any merger, consolidation, sale of all or substantially all of the consolidated assets of inVentiv, recapitalization or other business combination involving the sale of inVentiv, other than the merger or any action that would reasonably be expected to materially impede, interfere with or delay the consummation of the merger.

Each Sponsor has agreed under the voting agreements, among other things, not to, directly or indirectly transfer shares of inVentiv common stock, except for between such Sponsor and its affiliates so long as any such affiliates execute a joinder to the applicable voting agreement, between the date of the merger agreement and the effective time of the merger.

In addition, each Sponsor has agreed under the voting agreements, among other things, that neither it nor any of its affiliates nor any of the officers and directors of it or its affiliates will, and it will use its best efforts to instruct and cause its and its affiliates’ representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any inVentiv acquisition proposal (including by way of furnishing or otherwise making available any non-public information or data concerning inVentiv or its subsidiaries or any assets owned (in whole or in part) by inVentiv or its subsidiaries);

•	engage in, continue or otherwise participate in any discussions, communications or negotiations with any person concerning any inVentiv acquisition proposal;

•	enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning an inVentiv acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt by any person to make a proposal or offer concerning an inVentiv acquisition proposal.

The voting agreements will terminate upon the earliest of

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	the effective date of a written agreement of the parties to the voting agreement terminating the voting agreement; and

•	with respect to any Sponsor, the date of any modification or amendment of the merger agreement in a manner that reduces the amount and/or form of consideration payable thereunder to such sponsor or otherwise adversely affect such Sponsor in any material respect without the prior written approval of such Sponsor.

The foregoing description of the voting agreements is not complete and is qualified in its entirety by reference to the full text of the voting agreements, which are filed as Exhibits 10.1 and 10.2 of INC Research’s Current Report on Form 8-K filed May 11, 2017, and incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page [●].

STOCKHOLDERS’ AGREEMENTS

On May 10, 2017, concurrently with the execution of the merger agreement, INC Research entered into a stockholders’ agreement with the THL Sponsor and a stockholders’ agreement with the Advent Sponsor.

Board and Committee Composition After the Merger

Pursuant to the stockholders’ agreements, from the effective time of the merger, and until the 2019 annual meeting, the Board will be comprised of ten directors. Initially, the Board will be comprised of (i) Alistair Macdonald, the current Chief Executive Officer of INC Research, (ii) Michael Bell, the current Chief Executive Officer of inVentiv, (iii) four incumbent directors selected by the Board prior to the closing of the merger, (iv) Todd Abbrecht and Joshua Nelson as the initial THL nominees and (v) Tom Allen and John Maldonado as the initial Advent nominees.

Pursuant to both of the stockholders’ agreements, if the applicable Sponsor and its affiliates beneficially own at least 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate two investor nominees. From and after the time the applicable Sponsor and its affiliates beneficially own at least 5% but less than 16.5% of the then-outstanding shares of INC Research common stock, then the Sponsor may designate one investor nominee. After the applicable Sponsor and its affiliates beneficially own less than 5% of the then-outstanding shares of INC Research common stock, then such Sponsor will no longer have the right to designate any investor nominees.

The stockholders’ agreements also provide the applicable Sponsor with the right, subject to certain limitations, to designate its investor nominees that have been elected to the Board to serve as members of certain committees of the Board. As long as the applicable Sponsor and its affiliates beneficially own at least 16.5% of the then-outstanding shares of INC Research common stock, one initial THL nominee and one initial Advent nominee will serve on the Governance Committee of the Board, and one initial THL nominee and one initial Advent nominee will serve on the Compensation Committee of the Board. If at any time the applicable Sponsor and its affiliates own at least 5% but less than 16.5% of the then-outstanding shares of INC Research common stock, then the remaining nominee of that Sponsor will serve on either the Governance Committee or Compensation Committee.

The stockholders’ agreements contemplate the appointment of the chair to the committees of the Board as follows:

•	the Chair of the Governance Committee will be selected by the majority vote of the nominees of the Sponsors (voting as a single group); provided that if neither Sponsor has the right to designate two nominees for nomination to the Board, then the Chair will be selected by a majority vote of the Board;

•	the Chair of the Compensation Committee will be selected by a majority vote of the non-affiliated directors, which excludes the nominees of the Sponsors, the Chief Executive Officer and the Chairperson of the Board; and

•	The Chair of the Audit Committee will be selected by a majority vote of the Board.

It is expected that the Audit Committee will be comprised of three of the four incumbent directors selected by the Board prior to the closing of the merger.

The Chief Executive Officer of INC Research following the merger will be Alistair Macdonald. The Executive Chairperson of the Board following the merger will be Michael Bell, who is expected to serve in such capacity until the 2019 annual meeting. If prior to the 2019 annual meeting Michael Bell ceases for any reason to serve as a director of the Board, the nominees designated by the THL Sponsor and Advent Sponsor will have the right by majority vote to nominate an individual to the Board to serve as Executive Chairperson until the 2019 annual meeting, provided the individual is a qualified nominee as set forth in the stockholders’ agreements. From and after the 2019 annual meeting, the Board will be comprised of nine directors, and the remaining members of the Board will select a Chairperson by majority vote. The Lead Independent Director following the merger will be an independent director approved by a majority vote of the non-affiliated directors. From and after the 2019 annual meeting, the Board will have the right to determine by majority vote whether to have a Lead Independent Director, and if so, a Lead Independent Director will be selected by a majority vote of the Board.

Share Acquisition and Ownership Limitations and Standstills

Until the first date when (i) a Sponsor and its affiliates beneficially own less than 5% of the outstanding INC Research common and (ii) there have been no investor nominees of such Sponsor on the Board, which date we refer to as the fallaway date, such Sponsor may not, and must cause its affiliates and representatives acting on its behalf not to, directly or indirectly, acquire any capital stock or other securities issued by INC Research or any subsidiary of INC Research, except that the Sponsor may acquire INC Research common stock not to exceed such Sponsor’s initial ownership percentage upon consummation of the merger (the THL Sponsor and the Advent Sponsor will hold approximately 24% and 21%, respectively, of the outstanding shares of INC Research immediately after the merger).

The Sponsors are also subject to standstill provisions that are subject to exceptions and cease with respect to a Sponsor on the fallaway date. Until the fallaway date, each Sponsor must not, and must cause its affiliates and its and their representatives acting on their behalf not to, directly or indirectly:

•	engage in any “solicitation” of “proxies” or consents relating to the election of directors of INC Research, become a “participant” (as such terms are defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board, or agree or announce an intention to vote with any person undertaking a “solicitation”, or seek to advise or influence any person or group with respect to the voting of any voting shares of INC Research (in each case, other than with respect to the election of the initial THL nominees or initial Advent nominees, as applicable);

•	deposit any voting shares of INC Research in any voting trust or similar arrangement (unless such shares remain subject to the restrictions of the applicable stockholders’ agreement);

•	form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in a group for the purpose of seeking control, or influencing the control of, INC Research, except for the arrangements expressly permitted by the applicable stockholders’ agreement;

•	make any public statement seeking to control or influencing the management, Board or policies of INC Research or any of its subsidiaries other than through participation on the Board and the applicable committees; provided, that each Sponsor’s nominees are not permitted to take any public action or make any public statement in concert with the other Sponsor’s nominees, with respect to INC Research;

•	offer, propose, or agree to acquire (or request permission to), including by joining or participating in a group, beneficial ownership of voting shares, except as permitted by certain sections of the applicable stockholders’ agreement;

•	publicly seek or request permission to do any of the foregoing, publicly request to amend or waive any provision of the stockholders’ agreement relating to standstills or limitations on share acquisition and ownership, or publicly make or publicly seek permission to make any public announcement with respect to any of the foregoing;

•	contest the validity or enforceability of the agreements relating to standstills or limitations on share acquisition and ownership or publicly seek a release of the restrictions relating to standstills or limitations on share acquisition and ownership (whether by legal action or otherwise)

•	enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

•	knowingly encourage or knowingly facilitate others to do any of the foregoing.

The restrictions set forth in the preceding paragraph will not apply to the Sponsors if one of the following events occurs (provided that, in the event that the applicable transaction has not occurred within six months of the date the Sponsor is released from the restrictions in the preceding paragraph, then such restrictions will resume provided that such transaction is not being actively pursued at such time):

•	INC Research enters into a definitive agreement with respect to, a merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise:

•	involving the sale to an unaffiliated third party of all or substantially all of INC Research’s and its subsidiaries’ assets, taken as a whole, on a consolidated basis or

•	that would, if consummated, result in the stockholders of INC Research immediately prior to the consummation of such transaction, owning less than 50% of the total outstanding voting power of the voting securities of INC Research or the surviving company (or any direct or indirect parent entity thereof) in such transaction;

•	a tender offer or exchange offer for an amount of capital stock that represents more than 50% of the total voting power of the outstanding voting securities of INC Research is commenced by a third party (and not involving any breach, by the Sponsor, of the preceding paragraph) which tender offer or exchange offer, if consummated, would result in a change of control of INC Research, and either (i) the Board recommends (by majority vote) that the stockholders of INC Research tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within 10 business days after the commencement thereof or such longer period as permitted under securities laws or (ii) the Board later publicly recommends (by majority vote) that the stockholders of INC Research tender their shares in response to such offer; or

•	INC Research makes a public announcement that is approved by the Board (by majority vote) that it intends to consummate a change of control transaction;

provided, that the Sponsors will not be permitted to make a competing proposal unless the event in the second bullet above occurs and the non-affiliated directors have approved such competing proposal.

Restrictions on Sponsors Acting as a Group

The Stockholders’ Agreements, from and after the effective time of the merger, unless approved by a majority of the Board (excluding both the THL nominees and the Advent nominees), the Sponsors (including their affiliates and any of their representatives acting on their behalf) may not form a group or have any agreements, arrangements or understandings with one another relating to seeking control, or influencing the control, of INC Research, except for the arrangements expressly set forth in the applicable stockholders’ agreement.

If the Board determines, after first providing notice of the Board’s belief that the Sponsors have formed a group in violation of the applicable stockholders’ agreement and consulting in good faith with the Sponsors for a period of 10 business days thereafter, by the vote of a majority of the directors, excluding both the THL nominees and Advent nominees, that the Sponsors have formed a group in violation of the applicable stockholders’ agreement, each Sponsor must cause all its shares beneficially owned by it and its affiliates that are entitled to be voted at any stockholders meeting to be voted in accordance with the direction of Board, which will be determined by a majority vote of the directors, excluding both the THL nominees and Advent nominees. This directed voting by the Board will cease in the event that the Board determines by the vote of a majority of the directors, excluding both the THL nominees and Advent nominees, that the group formation has ceased.

The restrictions on the Sponsors from acting as a group pursuant to the stockholders’ agreements will cease at the time which either of the THL Sponsor or the Advent Sponsor and their affiliates own less than 5% of the outstanding shares of INC Research common stock.

Restrictions on Transfers

For six months following the merger, neither Sponsor may transfer any shares without the prior written consent of INC Research (except to affiliates of the applicable Sponsor that execute a joinder to the applicable stockholders’ agreement). Following the expiration of the six month period following the closing of the merger, each Sponsor will be permitted to make transfers:

•	to an affiliate, as long as prior to such transfer the affiliate executes a joinder to the applicable stockholders’ agreement in the form attached to the applicable stockholders’ agreement;

•	pursuant to the Sponsor’s right to require INC Research to file one or more registration statements with the SEC to register the shares held by such Sponsor;

•	pursuant to Rule 144 of the Securities Act;

•	in a distribution to limited partners and the general partner (and its representative members), as applicable, of the Sponsor or an affiliate of the Sponsor in accordance with the organizational documents of the Sponsor or such affiliate of the Sponsor; or

•	in one or more privately negotiated bona fide sales exempt from the registration of the Securities Act;

provided that in no event may either Sponsor transfer shares of INC Research common stock to:

•	an activist investor of INC Research that has in the preceding two years publicly acted, alone or in concert with others, to seek to control or influence the Board, INC Research stockholders or management or policies of INC Research or any of its subsidiaries;

•	a competitor of INC Research, which includes:

•	any person that is identified as a competitor in INC Research’s most recently filed Annual Report on Form 10-K;

•	ICON plc, Laboratory Corporation of America Holdings (formerly Covance, Inc.), Medpace Holdings, Inc., PAREXEL International Corporation, Pharmaceutical Product Development, LLC, PRA Health Sciences, Inc., Quintiles IMS Holdings, Inc. and Chiltern International Limited; and

•	any publicly disclosed controlled affiliate, or person otherwise known to the Sponsor to be a controlled affiliate, of any person specified in the two sub-bullets above;

•	the other Sponsor (until that Sponsor and its affiliates beneficially own less than 5% of the outstanding INC Research common stock and then only to the extent that the other Sponsor would not exceed 5% ownership after giving effect to such transfer); or

•	any person or group who would, to the knowledge of the Sponsor, own more than 5% of the outstanding shares of INC Research common stock after giving effect to the transfer.

Preemptive Rights

Subject to certain exceptions, and until the date the applicable Sponsor and its affiliates have owned less than 5% of the outstanding INC Research common stock, each Sponsor will be entitled to preemptive rights with respect to INC Research’s issuance of any shares of INC Research common stock or common stock equivalents after the effective time of the merger. However, INC Research will not be required to sell any shares to a Sponsor that would result in such Sponsor’s beneficial ownership percentage of INC Research common stock exceeding such percentage as of the time immediately following the effective time of the merger.

Registration Rights

The Sponsors will have customary registration rights with respect to their shares of INC Research common stock, including demand registration rights, piggyback registration rights and shelf registration statement rights, in each case, subject to certain customary limitations. The Sponsors will also have the right to specify the method of distribution of securities, including an underwritten public offering, and approve of lead managing underwriter and each other managing underwriter.

Termination

Each stockholders’ agreement will terminate upon the earlier of (i) the applicable Sponsor and its affiliates ceasing to beneficially own at least 5% of the outstanding shares of INC Research common stock and (ii) the mutual written agreement of the applicable Sponsor and INC Research.

The foregoing description of the stockholders’ agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the stockholders’ agreements, copies of which are attached hereto as Exhibits 10.3 and 10.4, respectively, of INC Research’s Current Report on Form 8-K filed May 11, 2017 and incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page [●].

LETTER AGREEMENT

In connection with the merger agreement, on May 10, 2017, INC Research entered into a letter agreement with Michael A. Bell. The letter agreement provides that, upon closing of the merger, Mr. Bell will become Executive Chairman of INC Research. Mr. Bell will act as chairman of the Board until the earlier of INC Research’s 2019 annual shareholder meeting or May 10, 2019, which we refer to as the transition date (provided that Mr. Bell may be removed by the board upon a majority vote of the board and Mr. Bell will resign from the board if his employment terminates). Mr. Bell will also serve as an executive officer running INC Research’s commercial division until a successor division head is chosen.

The letter agreement provides that Mr. Bell will continue to have the same $850,000 salary and $850,000 target annual bonus opportunity as provided under his current employment agreement with inVentiv Health, Inc. and will be entitled to receive 2018 and 2019 long-term incentive awards in amounts not less than 80% and 33%, respectively, of that received by INC Research’s Chief Executive Officer. Mr. Bell will be entitled to receive $2,550,000 (plus 6% interest accruing from the closing date) in cash severance upon a termination by INC Research without cause or his resignation for good reason, in either case, prior to the transition date or upon any termination of employment after the transition date. In addition, Mr. Bell will be entitled to receive twelve months of health and welfare benefit continuation and three months of career transition services in connection with such termination of employment.

COMMON STOCK ISSUANCE (PROPOSAL 2)

Under NASDAQ Listing Rule 5635(a), a company listed on the NASDAQ is required to obtain stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) such securities have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

As discussed elsewhere in this proxy statement, it is currently estimated that at the effective time of the merger, INC Research will be obligated to issue in the aggregate 49,989,839 fully diluted shares of INC Research common stock to inVentiv stockholders in connection with the acquisition of inVentiv, which represents approximately 47% of the outstanding fully diluted shares of common stock on a pro forma basis after giving effect to the issuance contemplated by the merger. Because the aggregate number of shares of INC Research common stock to be issued will exceed 20% of the shares of INC Research common stock outstanding prior to the issuance, INC Research must obtain the approval of its stockholders for the issuance of these securities to inVentiv stockholders in connection with the merger.

The shares of INC Research common stock that will be issued to the inVentiv stockholders pursuant to the merger will not be registered under the securities laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder.

The issuance of INC Research common stock to inVentiv stockholders in connection with the merger is conditioned on the approval of this proposal, and therefore consummation of the merger requires approval of this proposal.

Approval of the stock issuance proposal requires the affirmative vote of a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the stock issuance proposal.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR INC RESEARCH’S NAMED EXECUTIVE OFFICERS (PROPOSAL 3)

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of INC Research that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers and which is subject to a non-binding, advisory vote of INC Research’s stockholders, as described below in this section.

•	The estimated value of the payments and benefits that INC Research’s named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurs on September 30, 2017; (ii) an INC Research common stock price of $55.00, which is the average closing price per share of INC Research common stock over the first five business days following the announcement of the merger agreement (determined in accordance with Item 402(t) of Regulation S-K); (iii) salary and target bonus levels as of the date of this proxy statement; (iv) the number of unvested Company equity awards held by the named executive officers as of the date of this proxy statement; and (v) a qualifying termination of each named executive officer’s employment immediately after the closing of the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the closing of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Alistair Macdonald	3,200,000	8,199,840	16,789	11,416,629
Gregory Rush	1,822,818	7,996,054	—	9,818,872
Michael Gibertini	1,795,155	5,927,970	—	7,723,125
Christopher Gaenzle	1,649,037	4,776,685	—	6,425,722
D. Jamie Macdonald(4)	—	—	—	—

(1)	Represents (i) a severance payment in an amount equal to two times the sum of the named executive officer’s annual base salary level as approved by the INC Research Compensation Committee in December 2016 and target annual cash incentive opportunity (three times the annual base salary plus one times target annual cash incentive opportunity, in the case of Mr. Macdonald), in each case, in effect immediately prior to the qualifying termination, payable in a cash lump sum and (ii) for each of Messrs. Rush, Gibertini and Gaenzle, payment in respect of 18 months of COBRA premiums. All such payments are “double-trigger” (i.e., payable upon a qualifying termination following the closing). Set forth below are the separate values of each of the severance payments and the payments in respect of the COBRA premiums.

Name	Severance Payment ($)	COBRA Payment ($)
Alistair Macdonald	3,200,000	—
Gregory Rush	1,782,000	40,818
Michael Gibertini	1,782,000	13,155
Christopher Gaenzle	1,617,000	32,037

(2)	Represents (i) the in-the-money value of each unvested INC Research option (based on an INC Research common stock price of $55.00, less the applicable exercise price of such option) that will become vested and exercisable upon the closing of the merger (which we refer to as “single-trigger” vesting) or upon a qualifying termination that occurs in connection with the closing of the merger (which we refer to as “double-trigger” vesting) and (ii) the value of unvested INC Research restricted stock units (including those with performance-based vesting conditions, which we refer to as PSUs, which will convert at the effective time to INC Research restricted stock units based on the target level of performance and vest at the end of the three-year performance period) that are subject to double-trigger vesting and as a result, will become vested upon a qualifying termination that occurs in connection with the closing of the merger. The PSU amount shown includes the amount attributable to the portion of the 2016 PSU grant that was earned based on 2016 performance. Set forth below are the separate values of the INC Research options, restricted stock units and PSUs held by each of the named executive officers, separately identifying those awards that are subject to “single-trigger” and “double-trigger” vesting protections. To the extent the named executive officers continue to be employed after the closing of the merger, only the single-trigger options described below will be subject to accelerated vesting on the closing and other awards will continue to vest on their original schedules unless the named executive officer experiences a qualifying termination.

Name	INC Research Options (Single- Trigger) ($)	INC Research Options (Double- Trigger) ($)	INC Research Restricted Stock Units (Double- Trigger) ($)	INC Research PSUs (Double- Trigger) ($)
Alistair Macdonald	2,557,610	500,225	3,348,235	1,793,770
Gregory Rush	4,112,597	169,472	2,420,000	1,293,985
Michael Gibertini	2,238,532	169,603	2,333,650	1,186,185
Christopher Gaenzle	1,557,321	145,029	2,066,185	1,008,150

See the section entitled “The Merger—Interest of Certain Persons in the Merger—Treatment of INC Research Executive Officer Equity Awards” beginning on page [●] for a description of the treatment of INC Research options and restricted stock units held by INC Research named executive officers.

(3)	Represents the estimated value of 12 months of health care continuation (at active employee rates) for Mr. Macdonald and his eligible dependents, which is a “double-trigger” benefit under the terms of his Executive Service Agreement.
(4)	Mr. J. Macdonald retired from the position of CEO effective October 1, 2016 and has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K. Mr. J. Macdonald will not receive any compensation that is based on or otherwise relates to the merger.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, INC Research is seeking a non-binding, advisory stockholder approval of the compensation of INC Research’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives INC Research’s stockholders the opportunity to express their views on the merger-related compensation of INC Research’s named executive officers.

Accordingly, INC Research is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to INC Research’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,’ are hereby APPROVED”.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on INC Research. If the merger is completed, the merger-related compensation may be paid to INC Research’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if INC Research common stockholders fail to approve the advisory vote regarding merger-related compensation.

The INC Research Board recommends that INC Research common stockholders vote “FOR” the compensation proposal.

ADJOURNMENT (PROPOSAL 4)

INC Research stockholders are being asked to approve a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger proposal or the stock issuance proposal.

Pursuant to the merger agreement, INC Research may postpone or adjourn the special meeting:

•	with the consent of inVentiv;

•	for the absence of a quorum;

•	if additional time is required to solicit proxies from the holders of INC Research common stock in favor of the approval of the common stock issuance or the adoption of the merger agreement (provided that INC Research may not postpone or adjourn the special meeting more than two times for this reason without the prior written consent of inVentiv, such consent not to be unreasonably withheld, conditioned or delayed); or

•	to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure if the Board has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute such disclosure would reasonably be likely to be inconsistent with applicable law, and for such supplemental or amended disclosure to be disseminated to and reviewed by INC Research’s stockholders prior to the special meeting.

INC Research does not anticipate calling a vote on this proposal if the merger proposal is approved by the holders of a majority of the outstanding shares of INC Research common stock as of the record date at the special meeting and the stock issuance proposal is approved by a majority of the shares of INC Research common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal and the stock issuance proposal. Accordingly, you may vote to approve the merger proposal and/or the stock issuance proposal and vote not to approve the adjournment proposal and vice versa.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of INC Research common stock as of May 31, 2017, unless otherwise noted for the following:

•	each person or entity known to beneficially own more than 5% of INC Research’s outstanding INC Research common stock as of the date indicated in the corresponding footnote;

•	each member of the Board and each of INC Research’s named executive officers; and

•	all current members of the Board and the INC Research executive officers as a group.

Applicable ownership is based on 54,145,292 shares of common stock outstanding as of May 31, 2017, unless otherwise noted below, together with the applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of INC Research common stock subject to options currently exercisable, or exercisable within 60 days after May 31, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percent of common stock outstanding (1)
5% Stockholder:
The Vanguard Group (2)	5,657,345	10.45%
BlackRock, Inc. (3)	5,806,380	10.72%
Named Executive Officers and Directors:
Alistair Macdonald (4)	24,092	*
Gregory S. Rush (5)	12,016	—
Michael Gibertini, PhD (6)	63,463	*
Christopher L. Gaenzle (7)	16,037	*
D. Jamie Macdonald	—	—
Robert W. Breckon (8)	5,066	*
David F. Burgstahler (9)	34,336	*
Linda S. Harty (10)	—	—
William Klitgaard (11)	—	—
Richard N. Kender (12)	6,681	*
Kenneth F. Meyers (13)	—	—
Matthew E. Monaghan (14)	—	—
David Y. Norton (15)	6,361	*
Eric P. Pâques (16)	—	—
All board of director members and executive officers as a group (13 individuals) (17)	168,052	*

*	less than 1%

(1)	Based on 54,145,292 shares of INC Research common stock outstanding as of May 31, 2017.
(2)	As reported on a Schedule 13G filed on February 10, 2017, The Vanguard Group, Inc. reported sole voting power over 87,286 shares, shared voting power over 9,974 shares, sole dispositive power over 5,563,127 shares, and shared dispositive power over 94,218 shares. Includes 84,244 shares beneficially owned by Vanguard Fiduciary Trust Company, which we refer to as VFTC, as a result of its serving as an investment manager of collective trust accounts. Also includes 13,016 shares beneficially owned by Vanguard Investments Australia, Ltd., which we refer to as VIA, as a result of its serving as an investment manager of Australian investment offerings. VFTC and VIA are wholly owned subsidiaries of The Vanguard Group, Inc. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	As reported on a Schedule 13G/A filed on May 9, 2017, BlackRock, Inc. reported sole voting power over 5,706,334 shares and sole dispositive power over 5,806,380 shares. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(4)	Includes 19,390 options which are currently exercisable or exercisable within 60 days of May 31, 2017.
(5)	Includes 9,983 options currently exercisable or exercisable within 60 days of May 31, 2017.
(6)	Includes 58,227 options currently exercisable or exercisable within 60 days of May 31, 2017.
(7)	Includes 14,214 options currently exercisable or exercisable within 60 days of May 31, 2017.
(7)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(8)	Includes 2,268 options currently exercisable or exercisable within 60 days of May 31, 2017.
(9)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(10)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(11)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(12)	Includes 2,966 options currently exercisable or exercisable within 60 days of May 31, 2017.
(13)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(14)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(15)	Includes 2,752 options currently exercisable or exercisable within 60 days of May 31, 2017.
(16)	Includes zero options currently exercisable or exercisable within 60 days of May 31, 2017.
(17)	Includes 109,800 options currently exercisable or exercisable within 60 days of May 31, 2017.

ADDITIONAL INFORMATION ABOUT INVENTIV

The Business of inVentiv

inVentiv is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. inVentiv is the only provider delivering a full suite of services to enhance inVentiv’s clients’ ability to successfully develop, launch and market their products. inVentiv offers its services on both a standalone basis and as integrated solutions to support clinical development and commercialization. inVentiv’s solutions are designed to drive greater efficiency and lower costs. inVentiv helped develop or commercialize over 80% of all new molecular entities approved by the FDA and 70% of those products were granted marketing authorization by the European Medicines Agency, which we refer to as the EMA, over the last five years through inVentiv’s innovative model. In 2016, inVentiv served more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies. inVentiv has approximately 15,000 employees globally.

The creation of inVentiv’s comprehensive and integrated approach to serve the biopharmaceutical development and commercialization continuum began in 2010 when inVentiv was acquired by affiliates of THL, certain co-investors and members of management. inVentiv has made substantial investments, strategic acquisitions and operational changes to expand and strengthen inVentiv’s clinical development and commercial service offerings, geographic presence, human capital, systems and infrastructure to better serve inVentiv’s clients. These strategic and operational initiatives included:

•	Completion and integration of 10 strategic acquisitions, including three CROs, to offer a full suite of services on a global basis;

•	Enhancement of therapeutic area focus with particular expertise in oncology, neuroscience, pain and respiratory;

•	Integration and rationalization of legacy commercial acquisitions and separately-operated brands into the biopharmaceutical industry’s only CCO providing a full suite of complementary commercialization services;

•	Expansion of inVentiv’s geographic capabilities in Japan, India, Western Europe, Latin America and China;

•	Evolution of inVentiv’s selling solutions capabilities into a market-leading strategic offering with expertise in helping clients launch and market complex biopharmaceutical products; and

•	Recruitment of Michael A. Bell, inVentiv’s Chairman and CEO who has extensive experience across the healthcare delivery continuum and who has managed and grown sophisticated global service organizations.

inVentiv has actively pursued the integration of inVentiv’s acquisitions and sought cost savings or synergies from combining inVentiv’s existing and acquired businesses. These synergies include elimination of redundant facilities, functions and employees and use of inVentiv’s existing infrastructure to expand revenues associated with inVentiv’s service offerings.

Market Price and Dividend Information

inVentiv is a privately held company and historically has not paid any dividends. inVentiv does not intend to pay dividends on its common stock for the foreseeable future.

Management’s Discussion & Analysis of Financial Condition and Results of Operations of inVentiv

You should read the following discussion and analysis of inVentiv’s financial condition and results of operations together with the consolidated financial statements and the related notes included elsewhere in this proxy statement. The following discussion and analysis of inVentiv’s financial condition and results of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in this proxy statement. Actual results may differ materially from those contained in any forward-looking statement.

The following management’s discussion and analysis of inVentiv’s financial condition and results of operations are presented for two periods, Predecessor and Successor, which relate to the period before the consummation of the transaction whereby inVentiv Group Holdings was acquired by inVentiv, which we refer to as the Acquisition, on November 8, 2016. The Predecessor period refers to the three months ended March 31, 2016, the period January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014, and the Successor period refers to the three months ended March 31, 2017 and the period November 9, 2016 through December 31, 2016, and indicates the application of a different basis of accounting between the periods presented.

Overview

inVentiv is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. inVentiv is the only provider delivering a full suite of services to enhance inVentiv’s clients’ ability to successfully develop, launch and market their products. inVentiv offers inVentiv’s services on both a standalone basis and as integrated solutions to support clinical development and commercialization. inVentiv’s solutions are designed to drive greater efficiency and lower costs. inVentiv helped develop or commercialize over 80% of all new molecular entities approved by the FDA and 70% of those products granted marketing authorization by the EMA over a recent five year period through inVentiv’s innovative model. In 2016, inVentiv served more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies. inVentiv has approximately 15,000 employees globally.

The creation of inVentiv’s comprehensive and integrated approach to serve the biopharmaceutical development and commercialization continuum began in 2010 when inVentiv was acquired by affiliates of THL, certain co-investors and members of management. inVentiv has made substantial investments, strategic acquisitions and operational changes to expand and strengthen inVentiv’s clinical development and commercial service offerings, geographic presence, human capital, systems and infrastructure to better serve inVentiv’s clients. These strategic and operational initiatives included:

•	Completion and integration of 10 strategic acquisitions, including three CROs, to offer a full suite of services on a global basis;

•	Enhancement of therapeutic area focus with particular expertise in oncology, neuroscience, pain and respiratory;

•	Integration and rationalization of legacy commercial acquisitions and separately-operated brands into the biopharmaceutical industry’s only CCO providing a full suite of complementary commercialization services;

•	Expansion of inVentiv’s geographic capabilities in Japan, India, Western Europe, Latin America and China;

•	Evolution of inVentiv’s selling solutions capabilities into a market-leading strategic offering with expertise in helping clients launch and market complex biopharmaceutical products; and

•	Recruitment of Michael A. Bell, inVentiv’s Chairman and CEO who has extensive experience across the healthcare delivery continuum and who has managed and grown sophisticated global service organizations.

inVentiv has actively pursued the integration of inVentiv’s acquisitions and sought cost savings or synergies from combining inVentiv’s existing and acquired businesses. These synergies include elimination of redundant facilities, functions and employees and use of inVentiv’s existing infrastructure to expand revenues associated with inVentiv’s service offerings.

Acquisition

On November 9, 2016, inVentiv Group Holdings was acquired by inVentiv, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., which we refer to as Merger Sub, with and into inVentiv Group Holdings at the closing of the Acquisition. Accordingly, inVentiv Group Holdings became a wholly-owned subsidiary of inVentiv. Prior to the Acquisition of inVentiv Group Holdings, inVentiv had substantially no operations other than activities associated with the Acquisition. Upon the Acquisition, the only asset of inVentiv is the investment in subsidiaries that hold the direct investment in inVentiv Group Holdings.

Prior to the effective time of the Acquisition, stockholders affiliated with THL and certain other stockholders contributed a portion of their shares of common stock in inVentiv Group Holdings, which we refer to as rollover shares, in exchange for shares of inVentiv common stock, and at the effective time of the Acquisition all issued and outstanding shares of common stock of inVentiv Group Holdings (including eligible equity awards), other than the rollover shares, were cancelled and converted into the right to receive a pro rata portion of the merger consideration. inVentiv was formed by Advent International GPE VII Limited Partnership, a Cayman Islands exempted limited partnership, which is managed by Advent. Upon consummation of the Acquisition and thereafter, (a) funds affiliated with Advent and funds affiliated with THL beneficially owned, in the aggregate, more than a majority of the outstanding shares of inVentiv common stock, with the remainder being owned by management and other investors and (b) governance rights are shared evenly between Advent and THL.

Acquisition Financing Transactions

Concurrently with the closing of the Acquisition, inVentiv (i) became party to a 7-year $1,730.0 million principal amount term loan B, which we refer to as Term Loan B, (ii) became party to a 5-year $250.0 million asset-based revolving credit facility, which we refer to as the ABL Facility, with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, inVentiv Health, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024, which we refer to as the Senior Notes, issued by Merger Sub on October 14, 2016. inVentiv used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish inVentiv’s previously existing term loan B, which we refer to as Former Term Loan B, of approximately $575.3 million, (2) terminate the commitments under inVentiv Group Holding’s previously existing $150.0 million asset-based revolving credit facility, which we refer to as the Former ABL Facility, under which inVentiv had no outstanding borrowings, (3) redeem all of inVentiv’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018, which we refer to as the Junior Lien Secured Notes, as of November 9, 2016 at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of inVentiv’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018, which we refer to as the Senior Unsecured Notes, as of November 9, 2016 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund inVentiv’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018, which we refer to as the Senior Secured Notes, as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

Business Segments

inVentiv provides services through the following segments, each of which provides multiple service offerings.

•	Clinical. inVentiv’s Clinical segment is a leading global CRO that is therapeutically-focused and provides a wide range of capabilities, including Phase I-IV clinical development services, delivered on a project, functional or hybrid basis. For the Successor three months ended March 31, 2017 and the Predecessor three months ended March 31, 2016, inVentiv’s Clinical segment generated total net revenues of $263.0 million and $254.9 million, respectively, representing approximately 49.8% and 46.7% of total net revenues for the Successor three months ended March 31, 2017 and the Predecessor three months ended March 31, 2016, respectively. For the period from November 9, 2016 through December 31, 2016, the period from January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014, inVentiv’s Clinical segment generated total net revenues of $132.5 million, $892.6 million, $947.9 million and $870.3 million, respectively, representing approximately 44.8%, 46.6%, 47.2% and 48.0% of total net revenues for the period from November 9, 2016 through December 31, 2016, the period from January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014, respectively.

•	Commercial. inVentiv’s Commercial segment is a CCO, the biopharmaceutical industry’s only provider of a full suite of complementary commercialization services including selling solutions, communications, consulting and medication adherence (patient outcomes). For the Successor three months ended March 31, 2017 and the Predecessor three months ended March 31, 2016, inVentiv’s Commercial segment generated total net revenues of $264.8 million and $290.9 million, respectively, representing approximately 50.2% and 53.3% of total net revenues for the Successor three months ended March 31, 2017 and the Predecessor three months ended March 31, 2016, respectively. For the period from November 9, 2016 through December 31, 2016, the period from January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014, inVentiv’s Commercial segment generated total net revenues of $163.3 million, $1,021.8 million, $1,059.9 million and $943.7 million, respectively, representing approximately 55.2%, 53.4%, 52.8% and 52.0% of total net revenues for the period from November 9, 2016 through December 31, 2016, the period from January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014, respectively.

Material Trends Affecting inVentiv’s Results of Operations

The Number, Type and Timing of Projects

In both of inVentiv’s segments, inVentiv’s client relationships are typically comprised of numerous services and projects and inVentiv’s results are tied to the number, type and timing of projects that inVentiv manages. The timing of project starts and completions are subject to various factors, including regulatory approvals, interim analysis of project results and success, and client budget cycles. inVentiv’s full service offering in its Clinical segment is subject to regular project delays and cancellations due to interim client results or client budget reprioritizations, which can adversely affect inVentiv’s results of operations. Within inVentiv’s Commercial segment, project start delays, downsizings and cancellations, particularly within inVentiv’s selling solutions and communications service offerings, can adversely affect inVentiv’s results of operations. While there are operational steps inVentiv can take to mitigate inVentiv’s operating expenses in the event a project is delayed or terminated, these steps may not be sufficient to offset the resultant effect on inVentiv’s results of operations.

Exchange Rate Fluctuations

Some of inVentiv’s agreements with inVentiv’s clients provide for payment in currencies other than the U.S. Dollar. inVentiv has significant transactions in Pound Sterling, Canadian Dollar and Japanese Yen. These foreign currency revenues when converted into U.S. Dollars, can vary significantly from period to period depending on the exchange rates during a respective period. inVentiv believes that comparing these foreign currency denominated revenues, by holding the exchange rates constant with the prior year period is useful to management and investors in evaluating the performance of inVentiv’s ongoing operations on a period-to-period basis. inVentiv anticipates that fluctuations in foreign exchange rates and these related constant currency adjustments will continue to occur in future periods.

inVentiv believes that the non-GAAP adjustments to calculate revenue on a constant currency basis assists investors in making comparisons of period-to-period operating results by explaining changes in revenue associated with movement in currency. A reconciliation of net revenues, the most directly comparable GAAP measure, to constant currency net revenues for the periods presented is indicated as follows:

	For the Three Months Ended
	Successor	Predecessor
(in millions)	March 31, 2017	March 31, 2016
Consolidated net revenues	$526.1	$541.3
Currency adjustments (1)	3.3	—

Constant currency consolidated net revenues	529.4	541.3

Clinical net revenues	263.0	254.9
Currency adjustments (1)	2.3	—

Constant currency Clinical net revenues	265.3	254.9

Commercial net revenues	264.8	290.9
Currency adjustments (1)	1.0	—

Constant currency Commercial net revenues	$265.8	$290.9

(1)	The Predecessor three months ended March 31, 2016 is the base period for Successor three months ended March 31, 2017 constant currency net revenues. Because the Predecessor three months ended March 31, 2016 is the base period for the Successor three months ended March 31, 2017, constant currency net revenues, currency adjustments for the Predecessor three months ended March 31, 2016 are not applicable.

	Successor	Predecessor
	November 9, 2016	January 1, 2016
	through December 31,	through November 8,	Year ended	Year ended
(in millions)	2016	2016	December 31, 2015	December 31, 2014
Consolidated net revenues	$294.1	$1,898.6	$1,994.3	$1,806.4
Currency adjustments (1)	3.7	13.0	37.1	—

Constant currency consolidated net revenues	297.8	1,911.6	2,031.4	1,806.4

Clinical net revenues	132.5	892.6	947.9	870.3
Currency adjustments (1)	3.6	14.2	23.0	—

Constant currency Clinical net revenues	136.1	906.8	970.9	870.3

Commercial net revenues	163.2	1,021.9	1,059.9	943.7
Currency adjustments (1)	0.1	(1.2)	14.1	—

Constant currency Commercial net revenues	$163.3	$1,020.7	$1,074.0	$943.7

(1)	The Predecessor period ended December 31, 2015 is the base period for the Successor period November 9, 2016 through December 31, 2016 and the Predecessor period January 1, 2016 through November 8, 2016 constant currency net revenues. Because the Predecessor period ended December 31, 2014 is the base period for the Predecessor period December 31, 2015 constant currency net revenues, currency adjustments for the Predecessor period ended December 31, 2014 are not applicable.

inVentiv has translated inVentiv’s foreign currency net revenues into U.S. Dollars using the following average exchange rates:

	For the Three Months Ended
	Successor	Predecessor
U.S. Dollars per:	March 31, 2017	March 31, 2016
Pound Sterling	1.24	1.43
Canadian Dollar	0.76	0.73
Japanese Yen	0.0088	0.0087

	Successor	Predecessor
	November 9, 2016	January 1, 2016	Year ended	Year ended
	through December 31,	through November 8,	December 31,	December 31,
U.S. Dollars per:	2016	2016	2015	2014
Pound Sterling	1.25	1.36	1.53	1.65
Canadian Dollar	0.75	0.76	0.78	0.91
Japanese Yen	0.0089	0.0093	0.0083	0.0095

Results of Continuing Operations

The following tables set forth inVentiv’s consolidated statements of operations and certain segment data in dollars and as a percentage of net revenues for the periods presented.

	Successor		Predecessor
	For the Three		For the Three
	Months Ended	% of Net	Months Ended	% of Net
(in millions, except percentages)	March 31, 2017	Revenues	March 31, 2016	Revenues
Statement of Operations Data:
Net revenues	$526.1	100.0%	$541.3	100.0%
Reimbursed out-of-pocket expenses	89.2	17.0%	91.0	16.8%

Total revenues	615.3	117.0%	632.3	116.8%

Operating expenses:
Cost of revenues	362.4	68.9%	372.4	68.8%
Reimbursable out-of-pocket expenses	89.2	17.0%	91.0	16.8%
Selling, general and administrative expenses	181.3	34.5%	123.8	22.9%

Total operating expenses	632.9	120.4%	587.2	108.5%

Operating income (loss)	(17.6)	(3.4)%	45.1	8.3%
Gain on extinguishment of debt and refinancing costs	—	—	0.2	—
Interest expense	(37.9)	(7.2)%	(55.9)	(10.3)%
Interest income	0.1	—	0.1	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(55.4)	(10.6)%	(10.5)	(2.0)%
Income tax (provision) benefit	14.7	2.8%	(8.2)	(1.5)%

Income (loss) before income (loss) from equity investments	(40.7)	(7.8)%	(18.7)	(3.5)%
Income (loss) from equity investments	—	—	—	—

Net Income (loss)	(40.7)	(7.8)%	(18.7)	(3.5)%
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(0.4)	(0.1)%

Net income (loss) attributable to Double Eagle Parent, Inc.	$(40.7)	(7.8)%	$(19.1)	(3.6)%

	Successor		Predecessor
	For the Three		For the Three
	Months Ended	% of Net	Months Ended	% of Net
(in millions, except percentages)	March 31, 2017	Revenues	March 31, 2016	Revenues
Segment Data:
Net revenues:
Clinical	$263.0	49.8%	$254.9	46.7%
Commercial	264.8	50.2%	290.9	53.3%
Cost of revenues:
Clinical	177.7	67.6%	166.3	65.2%
Commercial	185.7	70.1%	206.0	70.8%
Corporate and other	—	—	4.4	—
SG&A:
Clinical	88.7	33.7%	59.1	23.2%
Commercial	72.1	27.2%	50.3	17.3%
Corporate and other	20.5	3.9%	14.4	2.7%

Three Months Ended March 31, 2017 (Successor) compared to the Three Months Ended March 31, 2016 (Predecessor)

Net revenues

	For the Three Months Ended March 31,				Change
(in millions, except percentages)	2017 (Successor)	% of Total	2016 (Predecessor)	% of Total	$	%
Net revenues:
Clinical	$263.0	49.8%	$254.9	46.7%	$8.1	3.2%
Commercial	264.8	50.2%	290.9	53.3%	(26.1)	(9.0)%
Intersegment eliminations	(1.7)	—	(4.5)	—	2.8	—

Net revenues	$526.1	100.0%	$541.3	100.0%	$(15.2)	(2.8)%

Net revenues decreased approximately $15.2 million or 2.8% (2.2% on a constant currency basis, see the section entitled “Exchange Rate Fluctuations” above), to $526.1 million for the three months ended March 31, 2017 from $541.3 million for the three months ended March 31, 2016, due to lower net revenues in inVentiv’s Commercial segment, partially offset by an increase in net revenues in inVentiv’s Clinical segment. Net revenues were reduced in the three months ended March 31, 2017 by $7.8 million on a comparative basis due to a deferred revenue fair value adjustment required by purchase accounting. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $3.3 million for the three months ended March 31, 2017.

Net revenues in inVentiv’s Clinical segment increased approximately $8.1 million or 3.2% (4.1% on a constant currency basis), to $263.0 million for the three months ended March 31, 2017 from $254.9 million for the three months ended March 31, 2016. This increase was primarily attributable to higher volume from new projects, including a $4.1 million increase from the impact of approved change orders on net revenues for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. Net revenues were lower in the three months ended March 31, 2017 by $6.7 million due to a deferred revenue fair value adjustment required by purchase accounting. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $2.3 million for the three months ended March 31, 2017.

Net revenues in inVentiv’s Commercial segment decreased approximately $26.1 million or 9.0% (8.6% on a constant currency basis), to $264.8 million for the three months ended March 31, 2017 from $290.9 million for the three months ended March 31, 2016. The decrease was primarily attributable to terminated projects and downsizings in the United States, partially offset by growth as a result of new project wins and ongoing projects compared to the prior year, including a $5.7 million increase in client incentive fees. Project cancellations and downsizings in inVentiv’s selling solutions offering reduced net revenues on a comparative basis by approximately $34.5 million for the three months ended March 31, 2017 relative to the three months ended March 31, 2016, and occurred for various reasons, including, but not limited to, a de-emphasis on particular projects, a change in outsourcing or marketing strategy, product performance and budget considerations among certain of inVentiv’s clients. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $1.0 million for the three months ended March 31, 2017.

The substantial majority of the intersegment eliminations from Commercial to Corporate and other for 2016 is related to an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Cost of revenues

	For the Three Months Ended March 31,
	2017	% of Net	2016	% of Net	Change		Gross Margin
(in millions, except percentages)	(Successor)	Revenues	(Predecessor)	Revenues	$	%	2017	2016
Cost of revenues:
Clinical	$177.7	67.6%	$166.3	65.2%	$11.4	6.9%	32.4%	34.8%
Commercial	185.7	70.1%	206.0	70.8%	(20.3)	(9.9)%	29.9%	29.2%
Corporate and other	—	—	4.4	—	(4.4)	(100.0)%	—	—
Intersegment eliminations	(1.0)	—	(4.3)	—	3.3	—	—	—

Cost of revenues	$362.4	68.9%	$372.4	68.8%	$(10.0)	(2.7)%	31.1%	31.2%

Cost of revenues decreased $10.0 million, or 2.7%, to $362.4 million for the three months ended March 31, 2017 from $372.4 million for the three months ended March 31, 2016, due to terminated projects and downsizings in inVentiv’s Commercial segments, partially offset by volume increases in inVentiv’s Clinical segment. Gross margin remained relatively flat as 31.1% for the three months ended March 31, 2017 compared to 31.2% for the three months ended March 31, 2016.

Cost of revenues in inVentiv’s Clinical segment increased $11.4 million, or 6.9%, to $177.7 million for the three months ended March 31, 2017 from $166.3 million for the three months ended March 31, 2016. The increase primarily reflected the cost of incremental resources to deliver against higher volumes in inVentiv’s full service offering. Gross margin was 32.4% for the three months ended March 31, 2017 compared to 34.8% for the three months ended March 31, 2016, due primarily to higher compensation costs in the current year.

Cost of revenues in inVentiv’s Commercial segment decreased $20.3 million, or 9.9%, to $185.7 million for the three months ended March 31, 2017 from $206.0 million for the three months ended March 31, 2016. The decrease was primarily due to terminated projects which resulted in lower costs. Gross margin in this segment increased to 29.9% for the three months ended March 31, 2017 from 29.2% for the three months ended March 31, 2016 largely due to a shift in the mix of projects to higher gross margin projects in inVentiv’s Commercial segment. Project cancellations and downsizings in inVentiv’s selling solutions offering reduced gross margin by approximately $5.9 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016.

Corporate and other cost of revenues decreased as a result of costs incurred in connection with an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Selling, General and Administrative (SG&A)

	For the Three Months Ended March 31,
	2017	% of Net	2016	% of Net	Change
(in millions, except percentages)	(Successor)	Revenues	(Predecessor)	Revenues	$	%
SG&A:
Clinical	$88.7	33.7%	$59.1	23.2%	$29.6	50.1%
Commercial	72.1	27.2%	50.3	17.3%	21.8	43.3%
Corporate and other	20.5	3.9%	14.4	2.7%	6.1	42.4%

Total SG&A	$181.3	34.5%	$123.8	22.9%	$57.5	46.4%

SG&A expenses increased $57.5 million, or 46.4%, to $181.3 million for the three months ended March 31, 2017 from $123.8 million for the three months ended March 31, 2016, due to increased SG&A expenses in the Clinical and Commercial segments and Corporate and other. SG&A expenses includes the amortization expense related to finite-lived intangible assets, which increased $60.6 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 primarily due to increased fair value adjustments to certain assets related to the Acquisition.

SG&A expenses in inVentiv’s Clinical segment increased $29.6 million, or 50.1%, to $88.7 million for the three months ended March 31, 2017 from $59.1 million for the three months ended March 31, 2016. The increase was primarily due to higher amortization of $32.1 million associated with fair value adjustments to certain assets related to the Acquisition, $1.4 million increase in severance costs, a $1.3 million increase in stock-based compensation expense, partially offset by $1.4 million of favorable foreign currency impacts, a $1.2 million decrease in information technology investments, a $1.2 million decrease in facility costs and other insignificant factors. Non-cash amortization expense related to finite-lived intangible assets was $38.2 million for the three months ended March 31, 2017 compared to $6.1 million for the three months ended March 31, 2016, with the increase primarily a result of increased fair value adjustments to certain assets related to the Acquisition.

SG&A expenses in inVentiv’s Commercial segment increased $21.8 million, or 43.3%, to $72.1 million for the three months ended March 31, 2017 from $50.3 million for the three months ended March 31, 2016. The increase in SG&A for inVentiv’s Commercial segment was primarily due to higher depreciation and amortization of $28.7 million associated with fair value adjustments to certain assets related to the Acquisition, $1.2 million of unfavorable foreign currency impacts, partially offset by a $6.4 million decrease in compensation related costs due to a reversal of excess year end incentive compensation accruals, and other insignificant factors. Non-cash amortization expense related to finite-lived intangible assets was $31.5 million for the three months ended March 31, 2017 compared to $3.0 million for the three months ended March 31, 2016, with the increase primarily a result of increased fair value adjustments to certain assets related to the Acquisition.

Corporate and other SG&A expenses increased $6.1 million, or 42.4%, to $20.5 million for the three months ended March 31, 2017 from $14.4 million for the three months ended March 31, 2016. The increase was primarily due to a $2.0 million increase in professional service fees, a $1.5 million increase in stock-based compensation expense, a $1.1 million increase in restructuring costs, $1.0 million of unfavorable foreign currency impacts, $0.8 million of fair value adjustments for contingent consideration related to the Acquisition and various other insignificant factors.

Gain on Extinguishment of Debt

	For the Three Months Ended March 31,
(in millions)	2017 (Successor)	2016 (Predecessor)
Gain on extinguishment of debt	$—	$0.2

For the three months ended March 31, 2016, inVentiv recognized a $0.2 million gain on extinguishment of debt related to open market repurchases of $23.7 million in face value of inVentiv’s Junior Lien Secured Notes for $23.1 million, including interest, during the first quarter of 2016. Gain on extinguishment of debt principal was partially offset by the write-off of deferred financing costs and unamortized discount associated with the repurchase transactions.

Interest Expense, Net

	For the Three Months Ended March 31,
(in millions)	2017 (Successor)	2016 (Predecessor)
Interest expense, net	$37.7	$55.9

Interest expense, net decreased $18.2 million, or 32.6%, to $37.7 million for the three months ended March 31, 2017 from $55.9 million for the three months ended March 31, 2016. On a comparative basis, the decrease in interest expense was primarily attributable to a lower effective interest rate in connection with Acquisition refinancing, including elimination of pre-existing debt agreements. Interest expense included non-cash debt issuance costs and bond discount/premium amortization of $2.1 million and $4.7 million for the three months ended March 31, 2017 and the three months ended March 31, 2016, respectively.

(Provision) Benefit for Income Taxes

	For the Three Months Ended March 31,
	2017	Effective	2016	Effective
(in millions, except percentages)	(Successor)	Tax Rate	(Predecessor)	Tax Rate
(Provision) benefit for Income taxes	$14.7	26.5%	$(8.2)	(78.1)%

inVentiv provides for income taxes on an interim basis based on the estimated annual effective tax rate, adjusted for discrete items. inVentiv provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized.

The consolidated effective tax rate was 26.5% and (78.1%) for the Successor period ended March 31, 2017 and Predecessor period ended March 31, 2016, respectively. On a comparative basis, the change in the effective tax rate reflects the benefitting of losses in federal and certain state jurisdictions for the period ended March 31, 2017 (Successor) that were previously not subject to a tax benefit as a result of a full valuation allowance for the Predecessor period ended March 31, 2016. The income tax benefit for the Successor period ended March 31, 2017 primarily reflects that inVentiv (i) recorded a full valuation allowance for certain state and foreign tax jurisdictions (ii) recorded a tax provision for federal and certain foreign and state jurisdictions that were not subject to a valuation allowance, (iii) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur. The difference between the effective tax rate for the Successor period ended March 31, 2017 and the U.S. statutory tax rate is primarily due to the mix of domestic and foreign earnings, along with the impact of foreign undistributed earnings.

The income tax provision for the Predecessor period ended March 31,2016 primarily reflects that inVentiv (i) recorded a full valuation allowance for inVentiv’s domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in inVentiv’s domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur.

The tax benefit for the Successor period ended March 31, 2017 included $13.4 million of federal tax benefit, $2.4 million of State tax benefit, reduced by $1.1 million of foreign tax provision. The tax benefit for the Successor period ended March 31, 2017 included $21.4 million tax benefit at the federal statutory rate, $2.1 million tax benefit at state taxes, $1.2 million tax benefit in other items, partially offset by $9.0 million tax provision in federal expense primarily due to foreign undistributed earnings, and $1.0 million tax provision in foreign tax expenses. The tax provision for the Predecessor period ended March 31, 2016 included $4.8 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill, a $1.6 million increase in unrecognized tax benefits, $1.6 million of foreign taxes and $0.2 million of state tax.

	Successor	Predecessor
	For the Period	For the Period	For the Year	For the Year
	November 9, 2016	January 1, 2016	Ended	Ended
	through	through	December 31,	December 31,
(in millions, except percentages)	December 31, 2016	November 8, 2016	2015	2014
Statement of Operations Data:
Net revenues	$294.1	$1,898.6	$1,994.3	$1,806.4
Reimbursed out-of-pocket expenses	57.6	303.7	327.0	266.8

Total revenues	351.7	2,202.3	2,321.3	2,073.2

Operating expenses:
Cost of revenues	222.8	1,301.1	1,326.8	1,203.6
Reimbursable out-of-pocket expenses	57.6	303.7	327.0	266.8
Selling, general and administrative expenses	92.2	467.6	525.2	529.4
Impairment of goodwill	—	65.5	34.0	15.8
Impairment of long-lived assets	—	2.5	35.2	8.2

Total operating expenses	372.6	2,140.4	2,248.2	2,023.8

Operating income (loss)	(20.9)	61.9	73.1	49.4
Loss on extinguishment of debt and refinancing costs	—	(1.0)	—	(10.1)
Interest expense	(43.5)	(188.6)	(228.3)	(217.4)
Interest income	—	0.4	0.1	0.4
Other income	—	—	11.3	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(64.4)	(127.3)	(143.8)	(177.7)
Income tax (provision) benefit	23.3	(15.2)	(5.6)	(2.5)

Income (loss) before income (loss) from equity investments	(41.1)	(142.5)	(149.4)	(180.2)
Income (loss) from equity investments	—	—	(1.2)	(0.4)

Income (loss) from continuing operations	(41.1)	(142.5)	(150.6)	(180.6)
Net income (loss) from discontinued operations, net of tax	—	—	—	(8.2)

Net Income (loss)	(41.1)	(142.5)	(150.6)	(188.8)
Less: Net (income) loss attributable to the noncontrolling interest	(0.3)	(0.8)	(0.9)	(0.8)

Net income (loss) attributable to Double Eagle Parent, Inc.	$(41.4)	$(143.3)	$(151.5)	$(189.6)

	Successor	Predecessor
	For the Period	For the Period	For the Year	For the Year
	November 9, 2016	January 1, 2016	Ended	Ended
	through	through	December 31,	December 31,
(in millions, except percentages)	December 31, 2016	November 8, 2016	2015	2014
Segment Data:
Net revenues:
Clinical	$132.5	$892.6	$947.9	$870.3
Commercial	163.3	1,021.8	1,059.9	943.7
Cost of revenues:
Clinical	105.3	579.5	618.4	571.5
Commercial	118.2	720.2	714.1	637.9
Corporate and other	0.8	16.2	5.2	0.8
SG&A:
Clinical	42.9	194.3	240.1	264.8
Commercial	39.7	172.5	235.4	225.8
Corporate and other	9.6	100.8	49.7	38.8
Percent of Net Revenues:
Net revenues	100.0%	100.0%	100.0%	100.0%
Reimbursed out-of-pocket expenses	19.6%	16.0%	16.4%	14.8%

Total revenues	119.6%	116.0%	116.4%	114.8%

Operating expenses:
Cost of revenues	75.7%	68.6%	66.5%	66.6%
Reimbursable out-of-pocket expenses	19.6%	16.0%	16.4%	14.8%
Selling, general and administrative expenses	31.4%	24.7%	26.3%	29.3%
Impairment of goodwill	—	3.4%	1.7%	0.9%
Impairment of long-lived assets	—	0.1%	1.8%	0.5%

Total operating expenses	126.7%	112.8%	112.7%	112.1%

Operating income (loss)	(7.1)%	3.2%	3.7%	2.7%
Loss on extinguishment of debt and refinancing costs	—	(0.1)%	—	(0.6)%
Interest expense	(14.8)%	(9.9)%	(11.5)%	(12.0)%
Interest income	—	—	—	—
Other income	—	—	0.6%	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(21.9)%	(6.8)%	(7.2)%	(9.9)%
Income tax (provision) benefit	7.9%	(0.8)%	(0.3)%	(0.1)%

Income (loss) before income (loss) from equity investments	(14.0)%	(7.6)%	(7.5)%	(10.0)%
Income (loss) from equity investments	—	—	(0.1)%	—

Income (loss) from continuing operations	(14.0)%	(7.6)%	(7.6)%	(10.0)%
Net income (loss) from discontinued operations, net of tax	—	—	—	(0.5)%

Net Income (loss)	(14.0)%	(7.6)%	(7.6)%	(10.5)%
Less: Net (income) loss attributable to the noncontrolling interest	(0.1)%	—	—	—

Net income (loss) attributable to Double Eagle Parent, Inc.	(14.1)%	(7.6)%	(7.6)%	(10.5)%

	Successor	Predecessor
	For the Period	For the Period	For the Year	For the Year
	November 9, 2016	January 1, 2016	Ended	Ended
	through	through	December 31,	December 31,
(in millions, except percentages)	December 31, 2016	November 8, 2016	2015	2014
Segment Data:
Net revenues:
Clinical	44.8%	46.6%	47.2%	48.0%
Commercial	55.2%	53.4%	52.8%	52.0%
Cost of revenues:
Clinical	79.5%	64.9%	65.2%	65.7%
Commercial	72.4%	70.5%	67.4%	67.6%
Corporate and other	—	—	—	—
SG&A:
Clinical	32.4%	21.8%	25.3%	30.4%
Commercial	24.3%	16.9%	22.2%	23.9%
Corporate and other	3.3%	5.3%	2.5%	2.1%

Period of January 1, 2016 through November 8, 2016 (Predecessor) compared to the Year Ended December 31, 2015 (Predecessor)

Net revenues

	Predecessor		Predecessor		Change
	January 1, 2016
	through November 8,		Year ended December 31,
(in millions, except percentages)	2016	% of Total	2015	% of Total	$	%
Net revenues:
Clinical	$892.6	46.6%	$947.9	47.2%	$(55.3)	(5.8)%
Commercial	1,021.8	53.4%	1,059.9	52.8%	(38.1)	(3.6)%
Intersegment eliminations	(15.8)	—	(13.5)	—	$(2.3)	—

Net revenues	$1,898.6	100.0%	$1,994.3	100.0%	$(95.7)	(4.8)%

Net revenues decreased approximately $95.7 million or 4.8% (5.9% on a constant currency basis, see “Exchange Rate Fluctuations” above), to $1,898.6 million for the period of January 1, 2016 through November 8, 2016 from $1,994.3 million for the year ended December 31, 2015, primarily due to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016, which caused a decrease in net revenues in both of inVentiv’s Clinical and Commercial segments. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $13.0 million for the period from January 1, 2016 through November 8, 2016.

Net revenues in inVentiv’s Clinical segment decreased approximately $55.3 million or 5.8% (6.6% on a constant currency basis), to $892.6 million for the period of January 1, 2016 through November 8, 2016 from $947.9 million for the year ended December 31, 2015. This decrease was primarily attributable to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016. On a comparative basis, the increase in net revenues was primarily attributable to increased volume from new projects and the acceleration of conversion of backlog, including an increase in the impact of approved change orders on net revenues. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $14.2 million for the period from January 1, 2016 through November 8, 2016.

Net revenues in inVentiv’s Commercial segment decreased approximately $38.1 million or 3.6% (5.0% on a constant currency basis), to $1,021.8 million for the period from January 1, 2016 through November 8, 2016 from $1,059.9 million the year ended December 31, 2015. The decrease was primarily attributable to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016. On a comparative basis, the increase in net revenues was primarily attributable to growth in the United States as a result of new project wins and fewer project cancellations. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in an increase of approximately $1.2 million in net revenues for the period from January 1, 2016 through November 8, 2016.

The substantial majority of the intersegment eliminations from Commercial to Corporate and other for both the year ended December 31, 2015 and the period from January 1, 2016 through November 8, 2016 is related to an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Cost of revenues

	Predecessor		Predecessor		Change		Gross Margin
							January 1, 2016
	January 1, 2016		Year ended				through	Year ended
	through	% of Net	December 31,	% of Net			November 8,	December 31,
(in millions)	November 8, 2016	Revenues	2015	Revenues	$	%	2016	2015
Cost of revenues:
Clinical	$579.5	64.9%	$618.4	65.2%	$(38.9)	(6.3)%	35.1%	34.8%
Commercial	720.2	70.5%	714.1	67.4%	6.1	0.9%	29.5%	32.6%
Corporate and other	16.2	—	5.2	—	11.0	211.5%	—	—
Intersegment eliminations	(14.8)	—	(10.9)	—	(3.9)	—	—	—

Cost of revenues	$1,301.1	68.5%	$1,326.8	66.5%	$(25.7)	(1.9)%	31.5%	33.5%

Cost of revenues decreased $25.7 million, or 1.9%, to $1,301.1 million for the period from January 1, 2016 through November 8, 2016 from $1,326.8 million for the year ended December 31, 2015, primarily due to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016. Gross margin decreased to 31.5% in the period from January 1, 2016 through November 8, 2016 compared to 33.5% in 2015, largely due to a shift in the mix of projects to lower gross margin projects in inVentiv’s Commercial segment.

Cost of revenues in inVentiv’s Clinical segment decreased $38.9 million, or 6.3%, to $579.5 million for the period from January 1, 2016 through November 8, 2016 from $618.4 million for the year ended December 31, 2015, primarily due to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016. On a comparative basis, the increase in cost of revenues primarily reflected the cost of incremental resources to deliver against higher volumes in inVentiv’s full service offering. Gross margin was 35.1% for the period from January 1, 2016 through November 8, 2016 compared to 34.8% for the year ended December 31, 2015, due primarily to the higher volumes in inVentiv’s full service offering in 2016 resulting in a slight improvement in gross margin.

Cost of revenues in inVentiv’s Commercial segment increased $6.1 million, or 0.9%, to $720.2 million for the period from January 1, 2016 through November 8, 2016 from $714.1 million for the year ended December 31, 2015. The increase was primarily due to a higher volume of projects which resulted in additional costs, partially offset by a decrease attributable to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016. Gross margin in this segment decreased to 29.5% for the period from January 1, 2016 through November 8, 2016 from 32.6% for the year ended December 31, 2015 largely due to an increase in projects which generally have lower gross margins.

Corporate and other cost of revenues increased as a result of costs incurred in connection with an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Selling, General and Administrative (SG&A)

	Predecessor				Change
	January 1, 2016
	through		Year ended
	November 8,	% of Net	December 31,	% of Net
(in millions, except percentages)	2016	Revenues	2015	Revenues	$	%
SG&A:
Clinical	$194.3	21.8%	$240.1	25.3%	$(45.8)	(19.1)%
Commercial	172.5	16.9%	235.4	22.2%	(62.9)	(26.7)%
Corporate and other	100.8	5.3%	49.7	2.5%	51.1	102.8%

Total SG&A	$467.6	24.6%	$525.2	26.3%	$(57.6)	(11.0)%

SG&A expenses decreased $57.6 million, or 11.0%, to $467.6 million for the period from January 1, 2016 through November 8, 2016 from $525.2 million the year ended December 31, 2015, primarily due to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016.

SG&A expenses in inVentiv’s Clinical segment decreased $45.8 million, or 19.1%, to $194.3 million for the period from January 1, 2016 through November 8, 2016 from $240.1 million for the year ended December 31, 2015. The decrease was primarily due to lower SG&A expenses as a percentage of net revenues in 2016 resulting from a decrease in compensation related costs, and depreciation and amortization.

SG&A expenses in inVentiv’s Commercial segment decreased $62.9 million, or 26.7%, to $172.5 million for the period from January 1, 2016 through November 8, 2016 from $235.4 million for the year ended December 31, 2015. The decrease in SG&A for inVentiv’s Commercial segment was primarily due to lower SG&A expenses as a percentage of net revenues in 2016 resulting from a decrease in compensation related costs, depreciation and amortization, and information technology investments and professional service fees.

Corporate and other SG&A expenses increased $51.1 million, or 102.8%, to $100.8 million for the period from January 1, 2016 through November 8, 2016 from $49.7 million for the year ended December 31, 2015. The increase was primarily due to a $38.8 million increase in professional service fees, which include $47.8 million of transaction-related costs associated with an initial public offering and acquisition costs, partially offset by a decrease of $9.0 million in consulting fees.

Impairments

	Predecessor
(in millions)	January 1, 2016 through November 8, 2016	Year ended December 31, 2015
Impairments of goodwill and long-lived assets	$68.0	$69.2

In the fourth quarter of 2015 and in the Predecessor period from January 1, 2016 through November 8, 2016, inVentiv performed its annual goodwill and indefinite-lived intangible asset impairment assessment. inVentiv concluded that the fair value of certain of its reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $65.5 million and $2.5 million, respectively, in the period from January 1, 2016 through November 8, 2016. inVentiv recorded a goodwill and long-lived asset impairment charge of $34.0 million and $35.2 million, respectively, in 2015. See Notes 5 and 6 to its audited consolidated financial statements included elsewhere in this Proxy Statement for additional information.

These non-cash impairment charges do not impact inVentiv’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections for those reporting units. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in inVentiv’s performance or its future projections, or changes in its plans for one or more reporting units.

Loss on Extinguishment of Debt and Refinancing Costs

	Predecessor
(in millions)	January 1, 2016 through November 8, 2016	Year ended December 31, 2015
Loss on extinguishment of debt and refinancing costs	$1.0	$—

For the period from January 1, 2016 through November 8, 2016, inVentiv recorded a $1.2 million loss on extinguishment of debt related to the early repayment of inVentiv’s term loan B of approximately $100.0 million in October 2016, and recognized a $0.2 million gain on extinguishment of debt related to open market repurchases of $23.7 million in face value of inVentiv’s Junior Lien Secured Notes for $23.1 million, including interest, during the first quarter of 2016. Gain on extinguishment of debt principal was partially offset by the write-off of deferred financing costs and unamortized discount associated with the repurchase transactions. See Note 9 to the Consolidated Financial Statements provided elsewhere in this Proxy Statement.

Interest Expense, Net

	Predecessor
(in millions)	January 1, 2016 through November 8, 2016	Year ended December 31, 2015
Interest expense, net	$188.2	$228.2

Interest expense, net decreased $40.0 million to $188.2 million for the period from January 1, 2016 through November 8, 2016 from $228.2 million for the year ended December 31, 2015. The decrease is primarily due to the results for the year-ended December 31, 2015 covering a longer period than the period from January 1, 2016 through November 8, 2016.

(Provision) Benefit for Income Taxes

	Predecessor
(in millions, except percentages)	January 1, 2016 through November 8, 2016	Effective Tax Rate	Year ended December 31, 2015	Effective Tax Rate
(Provision) benefit for Income taxes	$(15.2)	(11.9)%	$(5.6)	(3.9)%

The consolidated effective tax rate was (11.9%) and (3.9%) for period from January 1, 2016 through November 8, 2016 and 2015, respectively. The income tax provision for the period from January 1, 2016 through November 8, 2016 primarily reflects that (i) the Company continued to record a full valuation allowance for the domestic and certain foreign tax jurisdictions in the Predecessor period, (ii) recorded a tax provision for certain foreign and state jurisdictions that were not subject to a valuation allowance, (iii) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur. The 2015 period primarily reflects that inVentiv (i) continued to record a full valuation allowance for inVentiv’s domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in inVentiv’s domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur. The tax provision for the period from January 1, 2016 through November 8, 2016 included $10.0 million of a foreign tax provision, $4.2 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill) and $1.0 million of state tax expense. The provision for foreign taxes included a $.8 million deferred tax benefit from the release of a portion of the company’s valuation allowance for its Canadian jurisdiction.

The 2015 tax provision of $5.6 million includes $1 million of foreign taxes, $4.9 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), and a $.3 million net decrease in unrecognized tax benefits. The provision for foreign taxes included a $5.9 million deferred tax benefit from the release of a portion of the company’s valuation allowance for its Canadian jurisdiction.

inVentiv provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized.

Period of November 9, 2016 through December 31, 2016 (Successor)

Net revenues

Net revenues were $294.1 million. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $3.7 million.

Net revenues in inVentiv’s Clinical segment were $132.5 million. Net revenues were reduced due to the $17.6 million impact of a deferred revenue fair value adjustment and deferred change orders required by purchase accounting. Foreign currency exchange rate fluctuations computed on a constant currency basis reduced net revenues by approximately $3.6 million.

Net revenues in inVentiv’s Commercial segment were $163.3 million. Net revenues were reduced due to the $0.8 million impact of deferred revenue fair value adjustment required by purchase accounting. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a reduction of approximately $0.1 million in net revenues for the year ended December 31, 2016.

The majority of the $1.7 million intersegment eliminations from Commercial to Corporate and other is related to an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Cost of revenues

Cost of revenues were $222.8 million, reflective of $105.3 million, $118.2 million, and $0.8 million in inVentiv’s Clinical segment, Commercial segment, and Corporate and other, respectively. Gross margin was 24.3%, and reflects the underlying margin of 20.5% for inVentiv’s Clinical segment and 27.6% for inVentiv’s Commercial segment.

Corporate and other cost of revenues totaled $0.8 million and intersegment eliminations of $1.5 million primarily relates to an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Selling, General and Administrative (SG&A)

SG&A expenses were $92.2 million. SG&A expenses in inVentiv’s Clinical segment were $42.9 million. Clinical SG&A expenses include $15.7 million of non-cash amortization expense related to finite lived intangibles, $10.3 million of compensation related costs, $7.2 million of information technology investments and professional service fees, and $4.9 million of facility costs.

SG&A expenses in inVentiv’s Commercial segment were $39.7 million. Commercial SG&A expenses include $12.1 million of non-cash amortization expense related to finite lived intangibles, $11.8 million of compensation related costs, $5.5 million of facility costs, and $4.9 million of information technology investments and professional service fees.

Corporate and other SG&A expenses were $9.6 million and include $10.4 million of professional service fees, which include $5.6 million of transaction-related costs associated with the acquisition costs.

Interest Expense, Net

Interest expense, net was $43.5 million, and reflects interest on inVentiv’s Term Loan B, inVentiv’s 7.5% Senior Notes, and inVentiv’s 9% Senior Secured Notes, and acquisition-related costs. Interest expense included non-cash debt issuance costs and offsetting bond premium amortization that net to $0.0 million.

(Provision) Benefit for Income Taxes

The consolidated effective tax rate was 36.2%. The tax benefit included $21.5 million in federal tax benefit, $1.5 million of state tax benefit, and $0.3 million of foreign taxes benefit.

Year Ended December 31, 2015 (Predecessor) compared to the Year Ended December 31, 2014 (Predecessor)

Net revenues

	Predecessor				Change
	Year ended		Year ended
	December 31,	% of	December 31,	% of
(in millions, except percentages)	2015	Total	2014	Total	$	%
Net revenues:
Clinical	$947.9	47.2%	$870.3	48.0%	$77.6	8.9%
Commercial	1,059.9	52.8%	943.7	52.0%	116.2	12.3%
Intersegment eliminations	(13.5)	—	(7.6)	—	(5.9)	—

Net revenues	$1,994.3	100.0%	$1,806.4	100.0%	$187.9	10.4%

Net revenues increased approximately $187.9 million or 10.4% (12.5% on a constant currency basis), to $1,994.3 million in Predecessor 2015 from $1,806.4 million in Predecessor 2014, due to an increase in net revenues in both inVentiv’s Clinical and Commercial segments. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $37.1 million in net revenues for the year ended Predecessor December 31, 2015.

Net revenues in inVentiv’s Clinical segment increased approximately $77.6 million or 8.9% (11.6% on a constant currency basis), to $947.9 million in Predecessor 2015 from $870.3 million in Predecessor 2014. This increase was primarily attributable to increased volume from new projects and the acceleration of conversion of backlog in inVentiv’s full service offering, including $5.5 million from an increase in the impact of approved change orders on net revenues in 2015 compared to 2014. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $23.0 million in net revenues for the year ended Predecessor December 31, 2015.

Net revenues in inVentiv’s Commercial segment increased approximately $116.2 million or 12.3% (13.8% on a constant currency basis), to $1,059.9 million in Predecessor 2015 from $943.7 million in Predecessor 2014. The increase is primarily attributable to growth of $134.4 million in the United States as a result of new project wins and fewer project cancellations and includes a $4.4 million increase in client incentive fees from Predecessor 2014 to Predecessor 2015. Project cancellations and downsizings in inVentiv’s selling solutions offering reduced net revenues by approximately $27.0 million in Predecessor 2015 as compared to Predecessor 2014 and occurred for various reasons, including, but not limited to, a de-emphasis on particular projects, a change in outsourcing or marketing strategy, product performance and budget considerations among certain of inVentiv’s clients. The growth in inVentiv’s selling solutions offering was partially offset by a $24.5 million decrease primarily due to the sale of inVentiv’s patient access and reimbursement services offering in August 2015. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $14.1 million in net revenues for the year ended December 31, 2015.

Cost of revenues

	Predecessor		Predecessor		Change		Gross Margin
	Year ended		Year ended				Year Ended	Year Ended
(in millions)	December 31, 2015	% of Net Revenues	December 31, 2014	% of Net Revenues	$	%	December 31, 2015	December 31, 2014
Cost of revenues:
Clinical	$618.4	65.2%	$571.5	65.7%	$46.9	8.2%	34.8%	34.3%
Commercial	714.1	67.4%	637.9	67.6%	76.2	11.9%	32.6%	32.4%
Corporate and other	5.2	—	0.8	—	4.4	550.0%	—	—
Intersegment eliminations	(10.9)	—	(6.6)	—	(4.3)	—	—	—

Cost of revenues	$1,326.8	66.5%	$1,203.6	66.6%	$123.2	10.2%	33.5%	33.4%

Cost of revenues increased $123.2 million, or 10.2%, to $1,326.8 million in Predecessor 2015 from $1,203.6 million in Predecessor 2014, due to volume increases in inVentiv’s Clinical and Commercial segments. Gross margin remained relatively constant and was 33.5% in Predecessor 2015 compared to 33.4% in Predecessor 2014.

Cost of revenues in inVentiv’s Clinical segment increased $46.9 million, or 8.2%, to $618.4 million in Predecessor 2015 from $571.5 million in Predecessor 2014. The increase primarily reflected the cost of incremental resources to deliver against higher volumes and launch of clinical trial studies in inVentiv’s full service offering. Despite the increased cost of revenues, the higher volumes in inVentiv’s full service offering in 2015 resulted in a slight improvement in gross margin to 34.8% compared to 34.3% for the Predecessor year ended December 31, 2014.

Cost of revenues in inVentiv’s Commercial segment increased $76.2 million, or 11.9%, to $714.1 million in Predecessor 2015 from $637.9 million in Predecessor 2014. The increase was primarily due to increased costs of $112.5 million associated with a higher volume of projects which resulted in additional costs, partially offset by a decrease in costs of $20.6 million for improved efficiencies, a decrease in costs of $12.2 million associated with lower volume projects and other individually insignificant factors. Gross margin increased modestly to 32.6% in Predecessor 2015 from 32.4% in Predecessor 2014. Project cancellations and downsizings in inVentiv’s selling solutions offering reduced gross margin by approximately $2.0 million in Predecessor 2015 as compared to Predecessor 2014.

Corporate and other cost of revenues increased as a result of costs incurred in connection with the Aprecia Agreement pursuant to which inVentiv has agreed to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products. inVentiv terminated this arrangement in the fourth quarter of 2016.

Selling, General and Administrative (SG&A)

	Predecessor				Change
	Year ended		Year ended
	December 31,	% of Net	December 31,	% of Net
(in millions, except percentages)	2015	Revenues	2014	Revenues	$	%
SG&A:
Clinical	$240.1	25.3%	$264.8	30.4%	$(24.7)	(9.3)%
Commercial	235.4	22.2%	225.8	23.9%	9.6	4.3%
Corporate and other	49.7	2.5%	38.8	2.1%	10.9	28.1%

Total SG&A	$525.2	26.3%	$529.4	29.3%	$(4.2)	(0.8)%

SG&A expenses decreased $4.2 million, or 0.8%, to $525.2 million in Predecessor 2015 from $529.4 million in Predecessor 2014, due to decreased Clinical segment SG&A expenses, partially offset by increased SG&A expenses in inVentiv’s Commercial segment and Corporate and other.

SG&A expenses in inVentiv’s Clinical segment decreased $24.7 million, or 9.3%, to $240.1 million in Predecessor 2015 from $264.8 million in Predecessor 2014. The decrease was primarily due to realized benefits of inVentiv’s efficiency initiatives, including lower compensation related costs of $6.6 million and facility costs of $7.2 million and lower depreciation and amortization of $15.4 million, partially offset by an increase in expenses related to information technology investments of approximately $1.0 million and other insignificant factors. Non-cash amortization expense related to finite-lived intangible assets was $29.0 million in Predecessor 2015 compared to $44.4 million in Predecessor 2014, with the decrease primarily a result of certain assets with a shorter estimated useful life becoming fully amortized.

SG&A expenses in inVentiv’s Commercial segment increased $9.6 million, or 4.3%, to $235.4 million in Predecessor 2015 from $225.8 million in Predecessor 2014. The increase in SG&A for inVentiv’s Commercial segment was primarily due to higher compensation related costs of $11.2 million due to the impact of improved business performance on the amounts payable under inVentiv’s incentive compensation programs and the $4.7 million non-cash benefit realized in Predecessor 2014 related to the reversal of the fair value of the contingent consideration obligation associated with the Catalina Health acquisition and other individually insignificant factors. This increase was partially offset by lower depreciation and amortization of $3.4 million primarily as a result of certain assets with a shorter estimated useful life becoming fully amortized and professional service fees of $4.0 million primarily related to information technology initiatives and other project costs. Non-cash amortization expense related to finite-lived intangible assets was $18.6 million in Predecessor 2015 compared to $22.3 million in Predecessor 2014, with the decrease primarily a result of certain assets with a shorter estimated useful life becoming fully amortized.

Corporate and other SG&A expenses increased $10.9 million, or 28.1% to $49.7 million in Predecessor 2015 from $38.8 million in Predecessor 2014. The increase was primarily due to higher compensation related costs, partially offset by lower information technology investments and lower professional service fees.

Impairments

	Predecessor
	Year ended	Year ended
(in millions)	December 31, 2015	December 31, 2014
Impairments of goodwill and long-lived assets	$69.2	$24.0

In the fourth quarter of each of 2015 and 2014, inVentiv performed its annual goodwill and indefinite-lived intangible asset impairment assessment. inVentiv concluded that the fair value of certain of its reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $34.0 million and $35.2 million, respectively, in Predecessor 2015. inVentiv recorded a goodwill and long-lived asset impairment charge of $15.8 million and $8.2 million, respectively, in Predecessor 2014.

These non-cash impairment charges do not impact inVentiv’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections for those reporting units. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in inVentiv’s performance or its future projections, or changes in its plans for one or more reporting units.

Loss on Extinguishment of Debt and Refinancing Costs

	Predecessor
	Year ended	Year ended
(in millions)	December 31, 2015	December 31, 2014
Loss on extinguishment of debt and refinancing costs	$—	$10.1

For the year ended December 31, 2014, inVentiv recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent third-party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

Interest Expense, Net

	Predecessor
	Year ended	Year ended
(in millions)	December 31, 2015	December 31, 2014
Interest expense, net	$228.2	$217.0

Interest expense, net increased $11.2 million to $228.2 million in 2015 from $217.0 million in 2014. The higher interest expense reflects both a higher average debt balance and higher average interest rates for 2015 compared to 2014 as a result of the August 2014 exchange offer. Interest expense included non-cash debt issuance costs and bond discount/premium amortization of $19.0 million and $18.6 million, for 2015 and 2014, respectively, and penalty interest on the Senior Unsecured Notes of $2.2 million and $6.5 million, for 2015 and 2014, respectively.

(Provision) Benefit for Income Taxes

	Predecessor
	Year ended		Year ended
	December 31,	Effective	December 31,	Effective
(in millions, except percentages)	2015	Tax Rate	2014	Tax Rate
(Provision) benefit for Income taxes	$(5.6)	(3.9)%	$(2.5)	(1.4)%

The reconciliation between inVentiv’s statutory tax rate (reflecting a tax benefit on its consolidated loss) and the effective tax rate (a tax provision) is provided in Note 16 to the consolidated financial statements included elsewhere in this Proxy Statement. The 2015 consolidated tax provision of $5.6 million primarily reflected that inVentiv (i) continued to record a full valuation allowance for inVentiv’s domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in inVentiv’s domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occurred. The tax provision included $1.0 million of foreign taxes, $4.9 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), and a $0.3 million net decrease in unrecognized tax benefits. The provision for foreign taxes included a $5.9 million deferred tax benefit from the release of a portion of inVentiv’s valuation allowance for its Canadian jurisdiction. inVentiv will record tax expense related to the amortization of inVentiv’s tax deductible indefinite-lived intangible assets and goodwill during those future periods for which inVentiv maintain a domestic valuation allowance or until inVentiv’s unamortized balance of $133.0 million at December 31, 2015 is fully amortized for tax purposes.

The 2014 consolidated tax provision of $2.5 million included $3.2 million of foreign taxes, $4.4 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), a $5.2 million net decrease in unrecognized tax benefits, primarily from the favorable resolution of a federal tax examination, and $0.1 million of other items.

Seasonality

inVentiv’s results are subject to some quarterly variability as a result of client purchasing patterns, the timing of the realization of incentive and performance fees and the annual cadence of compensation and benefits expenses. inVentiv has historically experienced an increase in net revenues in the fourth quarter as a result of clients’ increased spending at the end of the calendar year as well as the realization of incentive and performance fees under certain selling solutions contracts. inVentiv has also historically experienced decreased cost of net revenues and SG&A expenses in the fourth quarter and, to a lesser extent, the third quarter related to compensation and benefits expenses, specifically related to reduced employment taxes and benefits accruals.

Critical Accounting Policies

inVentiv’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in conformity with GAAP. During the preparation of its consolidated financial statements in conformity with GAAP, inVentiv is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, fair value measures, goodwill and intangible assets and related disclosures of assets and liabilities. On an ongoing basis, inVentiv evaluates such estimates and assumptions. inVentiv bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Accounting estimates and assumptions discussed in this section do not reflect a comprehensive list of all of inVentiv’s accounting policies, but are those that inVentiv considers to be the most critical to an understanding of its financial statements because they involve significant judgments and uncertainties. inVentiv’s critical accounting policies include:

Revenue Recognition

inVentiv’s revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for- service basis and may include variable components such as incentive fees and performance penalties. The duration of inVentiv’s contracts ranges from a few months to several years, depending on the arrangement. inVentiv recognizes revenues when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable and (iv) collectability is reasonably assured. inVentiv’s contracts do not generally contain a refund provision. inVentiv does not recognize revenues with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenues related to changes in contract scope, which are subject to client approval, is recognized when amounts are determinable and realization is reasonably assured.

inVentiv recognizes revenues from its service contracts either using a fee-for-service method, proportional performance method or completed contract method. For fee-for-service contracts, representing approximately two-thirds of net revenues, inVentiv records revenues as contractual items (i.e., “units”) are delivered to the client, or, in the event the contract is time and materials based, when labor hours are incurred. inVentiv uses the proportional performance method, representing approximately one-third of net revenues, when inVentiv’s fees for a service obligation are fixed pursuant to the contractual terms. Revenue is recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, inVentiv compares effort expended through that date to estimated total effort to complete the contract. inVentiv believes the best indicator of effort expended to complete its performance requirement related to its contractual obligation are the actual units delivered to the client, or the incurrence of labor hours when no other pattern of performance exists. In the event inVentiv uses labor hours as the basis for determining proportional performance, inVentiv estimates the number of hours remaining to complete its service obligation. Actual hours incurred to complete the service requirement may differ from its estimate, and such differences are accounted for prospectively. Examples of output measures inVentiv uses are site or investigator recruitment, patient enrollment, data management or other deliverables common to inVentiv’s Clinical segment. inVentiv uses the completed contract method when fees are not determinable until all services are delivered to the client, or when there is uncertainty with respect to its ability to deliver the services to the client. The completed contract method is used only for a limited number of arrangements.

inVentiv enters into multiple element arrangements in which it is engaged to provide multiple services under one agreement. In such arrangements, it records revenues as each separate service, or an element, is delivered to the client. Such arrangements are predominantly within inVentiv’s Commercial segment where it is engaged to provide recruiting, deployment and selling services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price it charges when the deliverable is sold separately. When VSOE is not available to determine selling price, it uses relevant third- party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, inVentiv uses its best estimate of selling price (“BESP”), which generally consists of an expected margin on the cost of the services.

inVentiv does not defer costs associated with services to a client in return for a royalty on the client’s net revenues. Costs are recognized as incurred and royalties will be earned from net revenues of the client’s product.

inVentiv’s contracts frequently undergo modifications as the work progresses due to changes in the scope of work being performed. inVentiv does not recognize revenues related to contract modifications until client acceptance and payment is deemed reasonably assured.

inVentiv may offer volume and other discounts to inVentiv’s large clients based on annual volume thresholds or other metrics. inVentiv records an estimate of the rebate as a reduction of net revenues based on the estimated rebate earned during the period.

Most contracts may be terminated with advance notice from a client. In the event of termination, inVentiv’s contracts generally require payment for services rendered through the date of termination.

Deferred Revenues and Client Advances

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event inVentiv bills or receives cash in advance of the services being performed or expenses incurred, it records a liability denoted as deferred revenues and client advances in the accompanying consolidated balance sheets and recognize revenues as the services are performed and any reimbursable expenses are incurred. For certain agreements, inVentiv is entitled to additional compensation if certain performance-based criteria are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such net revenues are deferred until inVentiv determines it has met the performance-based criteria and the other revenue recognition criteria described above.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which net revenues have been recognized but amounts have not been billed. Billed receivables represent amounts inVentiv has invoiced inVentiv’s client according to contractual terms.

inVentiv maintains an allowance for doubtful accounts for estimated losses inherent in accounts receivable. In establishing the required allowance, inVentiv considers historical losses and current market conditions, inVentiv’s clients’ financial condition, receivables in dispute, the receivables aging and payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If the financial condition of one or more of inVentiv’s clients deteriorates in the future, impacting the clients’ ability to make payments, an increase to its allowance might be required or its allowance may not be sufficient to cover actual write-offs.

Business Combinations

inVentiv accounts for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements and results of operations reflect the operations of the acquired business from the date of the acquisition.

The judgments that inVentiv makes in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net earnings in periods following a business combination. inVentiv generally uses either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

inVentiv records contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, inVentiv revalues these obligations and record increases or decreases in their fair value as an adjustment to SG&A expenses within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are the result of updates to the achievement of expected financial metrics.

Significant judgment is employed in determining the appropriateness of the valuation assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in the valuation assumptions could have an impact on inVentiv’s financial statements. See Note 3 to its audited consolidated financial statements included elsewhere in this Proxy Statement for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and other indefinite-lived intangible assets, such as tradenames, are assessed for potential impairment on at least an annual basis or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant client, a significant change to inVentiv’s regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy. Goodwill is tested for impairment at the reporting unit level, which is one level below the business segment level.

As part of inVentiv’s annual goodwill impairment testing, inVentiv may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Reporting units are the level at which discrete financial information is available and reviewed by management on a regular basis. The qualitative assessment is also used as a basis for determining whether it is necessary to perform the two-step quantitative impairment test. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If inVentiv chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, performance of the two-step quantitative impairment test is required.

inVentiv performs annual impairment tests on goodwill assets in the fourth quarter, or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of 2016, inVentiv utilized a quantitative assessment for the reporting units with goodwill. inVentiv recognized a pre-tax non-cash goodwill impairment charge of $65.5 million for the Predecessor period ended November 8, 2016 within the Commercial segment for which forecasted revenue and earnings growth have not been met due to slower than anticipated market demand.

For the annual goodwill impairment test at the reporting units with goodwill for which a step zero assessment was not performed, inVentiv utilized a two-step quantitative test. In the first step inVentiv compared the fair value of each reporting unit to its carrying value. inVentiv estimated the fair value of each individual reporting unit using the income approach (discounted cash flow method). The assumptions utilized in the evaluation of the impairment of goodwill under the income approach included a number of estimates and assumptions regarding future net revenues, and margin growth, changes in working capital, income tax rates, foreign currency exchange rates, capital expenditures, weighted average cost of capital (“WACC”) and expected long-term terminal growth rates applicable to each reporting unit.

The cash flows employed in the income approach were based on inVentiv’s most recent budgets, forecasts and business plans as well as various growth rate assumptions for an initial five year period plus a terminal value. The cash flows were discounted to their present value using a WACC ranging from 10%-17% in 2016, 11%-13% in 2015 and 10%-13% in 2014, and included a 4%-10% long-term growth rate applied beyond the forecast period. The assumptions and rates used in inVentiv’s impairment tests require significant judgment, and variations in assumptions could result in materially different indications of fair value and, if applicable, the impairment amount.

If the carrying value of the reporting unit exceeds the fair value, the second step of the test is performed to measure the value of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, inVentiv allocates the fair value of the reporting unit to the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. The step two assessment performed by inVentiv resulted in the carrying value of goodwill exceeding the implied fair value of goodwill for certain reporting units and therefore recognition of a pre-tax non-cash goodwill impairment charge of $34.0 million in 2015, and $15.8 million in 2014. As of December 31, 2016, substantially all goodwill was associated with reporting units for which the fair value of those reporting units does not significantly exceed the respective carrying values as allocation of goodwill was given to the reporting units at November 9, 2016. If future cash flows are less than those forecasted and included in inVentiv’s fair value estimates, additional impairment charges may be required.

The estimate of fair value using the methodologies described above requires significant judgment, including consideration of the assumptions used in the income approach discussed above. The estimate of future net revenues, margins, changes in working capital, income tax rates, foreign currency exchange rates, and capital expenditures are based on inVentiv’s strategic planning process, which determines the operating plan and the projected results for the upcoming three years. Terminal growth rates are considered for periods beyond the immediate planning period. inVentiv’s reporting units depend on successful business development efforts and effective execution of customer engagements. Accordingly, uncertainty exists related to the projected revenues and margins, which if not achieved, would negatively impact the value of the reporting units. The WACC used to discount the cash flow projections takes into account interest rates applicable to the cash flows of the reporting unit, including risk premiums commensurate with the nature of the reporting unit and its forecasts, and the capital structure of comparable companies. If future cash flows are less than those forecasted in inVentiv’s fair value estimates, additional impairment charges may be required.

Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. As part of inVentiv’s annual indefinite-lived intangible impairment testing, inVentiv may first assess qualitative factors to determine whether it is more likely than not that the fair value of the intangible is less than its carrying value. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the applicable reporting unit. If the carrying amount of indefinite-lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the use of estimates. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. Based on inVentiv’s analysis performed, inVentiv recorded an impairment charge of $6.7 million and $4.1 million for the Predecessor periods ended December 31, 2015 and December 31, 2014, respectively, related to inVentiv’s indefinite-lived intangible assets. inVentiv has no impairment charge for the Predecessor period ended November 8, 2016 and the Successor period ended December 31, 2016 related to inVentiv’s indefinite-lived intangible assets.

These non-cash impairment charges do not impact inVentiv’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. inVentiv’s historical operating results may not be indicative of its future operating results. See Note 5 and 6 to inVentiv’s audited consolidated financial statements included elsewhere in this Proxy Statement for additional information related to inVentiv’s goodwill and indefinite-lived intangible assets.

Long-lived Assets

inVentiv reviews its long-lived assets, including finite-lived intangible assets, property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting sustained losses or a significant change in the use of an asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Should inVentiv determine that the carrying values of held-for-use long-lived assets may not be recoverable, inVentiv will measure any impairment based on a projected discounted cash flow method. inVentiv may also estimate fair value based on market prices for similar assets, as appropriate. Significant judgments are required to estimate future cash flows, including the selection of appropriate discount rates, projected cash flows from the use of an asset and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for these assets.

As noted above, economic and market conditions that affected inVentiv’s reporting units required inVentiv to test for impairment of long-lived assets pertaining to those businesses during the years ended December 31, 2016, 2015 and 2014. inVentiv recorded an impairment charge of $2.5 million, $28.5 million and $4.1 million related to the carrying value of inVentiv’s finite-lived intangible and long-lived assets for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The $2.5 million intangible asset impairment charge for the Predecessor period ended November 8, 2016 related to customer relationships in inVentiv’s digital healthcare agency reporting unit. See Note 6 to inVentiv’s audited consolidated financial statements included elsewhere in this Proxy Statement for additional information related to inVentiv’s finite-lived intangible assets.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income to recover the deferred tax assets, including income generation prior to the expiration of any loss or tax credit carry forwards. The deferred tax assets may be reduced if estimates of future taxable income during the carry forward period decrease. Deferred tax assets and liabilities are classified as noncurrent assets or liabilities, respectively, in the consolidated balance sheet. inVentiv recorded a full valuation allowance against certain state and foreign jurisdictions’ net deferred assets as of December 31, 2016 that were deemed more likely than not that inVentiv will not realize the benefits of these deferred tax assets based on inVentiv’s recent operating results and current projections of future losses. For 2015, the federal jurisdiction’s deferred tax assets also had a full valuation allowance against the deferred tax assets along with certain state and foreign jurisdictions’ deferred tax assets. As of November 8, 2016, December 31, 2016 and 2015, inVentiv had a valuation allowance of $431.8 million, $83.2 million and $406.5 million, respectively. The significant decrease in the valuation allowance, from the

Predecessor to the Successor period, reflects the recognition of material deferred tax liabilities associated with the application of acquisition accounting, which provides a source of taxable income used in the assessment of the recoverability of deferred tax assets. In the Successor period, the net U.S. federal and certain state jurisdictions are in a net deferred tax liability position.

Income tax benefits are recognized if inVentiv believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, inVentiv recognized the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. In addition, inVentiv maintain reserves for uncertain tax positions, which are included in non-current income tax liability in inVentiv’s consolidated balance sheets. inVentiv periodically review these reserves to determine if adjustments to these balances are necessary. inVentiv recorded interest and penalties related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board, which we refer to as FASB, issued Accounting Standards Update 2017-04, Intangibles—Goodwill and Other (Topic 350), which we refer to as ASU 2017-04, to simplify the test for goodwill impairment. ASU 2017-04 removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted after January 1, 2017. inVentiv is currently evaluating the impact of adopting ASU 2017-04 on inVentiv’s consolidated financial position, results of operations and statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), which we refer to as ASU 2017-01, to clarify the definition of a business. ASU 2017-01 adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 will be applied on a prospective basis and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. inVentiv is currently evaluating the impact of adopting ASU 2017-01 on inVentiv’s consolidated financial position, results of operations and statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230), which we refer to as ASU 2016-18, to reduce diversity existed in the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. inVentiv is currently evaluating the impact of adopting ASU 2016-18 on inVentiv’s consolidated statement of cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (Topic 230), which we refer to as ASU 2016-15, to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. inVentiv is currently evaluating the impact of adopting this new standard on inVentiv’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326), which we refer to as ASU 2016-13, to update its guidance on recognition and measurement of financial assets and liabilities, and replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. inVentiv is currently evaluating the impact of adopting ASU 2016-13 on inVentiv’s consolidated financial position, results of operations and statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718), which we refer to as ASU 2016-09, to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016 for public business entities. Early adoption is permitted. inVentiv adopted this standard during the first quarter of 2017. The adoption of this ASU had the following effects on the condensed consolidated financial statements:

Income taxes—The standard requires excess tax benefit and tax deficiencies to be recorded as income tax benefit or expense in the statements of operations. inVentiv applied the prospective adoption approach beginning in 2017, and there was no impact as no equity awards have been exercised or vested in the Successor periods.

Forfeitures—The standard provides an accounting policy election to account for forfeitures as they occur. inVentiv made this accounting policy election in the first quarter of 2017, and there was no cumulative effect of this election given the limited period such awards were outstanding prior to 2017.

Statements of cash flows—Cash flows related to excess tax benefits are no longer separately classified as a financing activity. inVentiv adopted this component of the standard on a prospective basis beginning in the first quarter of 2017.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which we refer to as ASU 2016-02, to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. The adoption of this standard is expected to have a material impact on inVentiv’s consolidated balance sheets, and its potential impact is currently being evaluated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we refer to as ASU 2014-09, which provides guidance for revenue recognition. ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017 for public business entities. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. In May 2016, the FASB issued ASU 2016-12 which provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In December 2016, the FASB issued ASU 2016-20 which provides guidance for technical corrections and improvements to ASU 2014-09 to increase stakeholders’ awareness of the proposals and to expedite the improvements. inVentiv is currently evaluating the impact of adopting the new revenue recognition standard on inVentiv’s consolidated financial position and results of operations.

Financial Condition, Liquidity and Capital Resources

inVentiv’s primary sources of liquidity are cash flows from operations and borrowings under its credit facilities. At March 31, 2017, inVentiv had cash and cash equivalents of $50.0 million and $181.1 million of combined unused availability under the ABL Facility as described above and International Facility to fund its general working capital needs. Drawing upon the combined unused availability under the ABL Facility and International Facility would not result in the violation of any covenants contained in any of the agreements governing inVentiv’s outstanding indebtedness.

inVentiv’s primary cash needs are for operating expenses, acquisitions, working capital, capital expenditures, the repayment of principal and the payment of interest on indebtedness and debt repurchases. inVentiv’s capital expenditures have been primarily related to information technology and real estate and were $6.5 million and $6.2 million for the Successor period ended March 31, 2017 and Predecessor period ended March 31, 2016, respectively. inVentiv expects to invest approximately $40.0 million in capital expenditures during the year ended December 31, 2017.

inVentiv and its subsidiaries, affiliates and significant stockholders may from time to time seek to retire or repurchase outstanding debt through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

inVentiv management believes that its current cash and equivalents, along with cash flows from operations and unused availability under its ABL Facility and International Facility will be sufficient to fund its current operating requirements over the next twelve months. inVentiv’s liquidity and ability to meet its obligations and fund its capital and other requirements are also dependent on inVentiv’s future financial performance, which is subject to general economic and market conditions and other factors that are beyond its control. Accordingly, inVentiv cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings or equity financings will be available to meet its liquidity needs. If inVentiv were unable to generate new contracts with existing and new clients, if the level of contract cancellations increased, or if contract delays lengthen or increase, inVentiv’s cash flow from operations would be materially adversely affected. inVentiv management anticipates that to the extent inVentiv needs additional liquidity, it will be funded through the incurrence of additional indebtedness, equity financings or a combination thereof. inVentiv cannot assure you that it will be able to obtain this additional liquidity on reasonable terms or at all. Although inVentiv has no current plans to do so, if inVentiv decides to pursue one or more significant acquisitions or significant internal growth initiatives, inVentiv may incur additional debt or sell additional equity to finance such acquisitions or initiatives.

The following table sets forth inVentiv’s net financial liabilities at March 31, 2017, December 31, 2016 and 2015:

	Successor		Predecessor
(in millions)	March 31, 2017	December 31, 2016	December 31, 2015
Financial assets:
Cash and cash equivalents	$50.0	$58.5	$121.3
Restricted cash	0.9	0.6	1.6

Total financial assets	50.9	59.1	122.9
Financial liabilities:
Current portion of capital leases and other financing arrangements	19.8	27.5	23.3
Term Loan Facility, due 2018	—	—	575.3
Term Loan Facility, due 2023	1,725.7	1,730.0	—
Senior Secured Notes, due 2018(a)	—	625.0	625.0
ABL Facility, due 2018	—	—	—
ABL Facility, due 2021	—	—	—
Junior Lien Secured Notes, due 2018	—	—	569.7
Senior Unsecured Notes, due 2018	—	—	376.3
Senior Unsecured Notes, due 2024	675.0	675.0	—
International Facility, due 2020	—	—	—
Long-term portion of capital leases	35.1	47.8	45.3
Less: unamortized premium (discount)	(8.2)	(8.1)	(9.0)
Less: deferred financing costs	(58.6)	(60.3)	(35.4)

Total debt	2,388.8	3,036.9	2,170.5

Net financial liabilities	$(2,337.9)	$(2,977.8)	$(2,047.6)

(a)	On January 15, 2017, inVentiv redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest.

Cash Flows

	For the Three Months Ended March 31,		November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31,
	2017	2016			2015	2014
(in millions)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Cash provided by (used in) continuing operations:
Operating activities	$7.8	$(9.6)	$(54.0)	$86.7	$106.7	$(46.0)
Investing activities	620.8	(3.2)	(1,836.8)	(16.5)	(5.2)	(23.4)
Financing activities	(640.0)	(33.5)	1,908.5	(142.0)	(34.7)	25.5

For the Three Months Ended March 31, 2017 (Successor) compared to the Three Months Ended March 31, 2016 (Predecessor)

Cash provided by operating activities increased by $17.4 million to $7.8 million for the Successor period ended March 31, 2017, compared to cash used in operating activities of $9.6 million for the Predecessor period ended March 31, 2016. The increase in cash provided by operations for the Successor period ended March 31,

2017 compared to the Predecessor period ended March 31, 2016 was primarily due to the timing of cash flows associated with the decrease in inVentiv’s billed and unbilled receivables, partially offset by the timing of cash flows associated with certain accruals and other liabilities, which was driven by the timing of inVentiv’s incentive compensation accruals, as well as the timing of invoice receipts and payments, and a higher cash paid for interest.

Cash provided by investing activities increased by $624.0 million to $620.8 million for the Successor period ended March 31, 2017 compared to cash used in investing activities of $3.2 million for the Predecessor period ended March 31, 2016. Cash provided by the Successor period ended March 31, 2017 was primarily due to a deposit for restricted use to redeem inVentiv’s 9% Senior Secured Notes, partially offset by cash paid to equity holders in connection with the Acquisition and inVentiv’s purchase of property and equipment. Cash used for the Predecessor period ended March 31, 2016 primarily related to purchase of property and equipment, partially offset by proceeds from fleet vehicle sales and rebates on vehicle leases.

Cash used in financing activities increased by $606.5 million to $640.0 million for the Successor period ended March 31, 2017, compared to $33.5 million for the Predecessor period ended March 31, 2016. Cash used in the Successor period ended March 31, 2017 primarily reflected the redemption of inVentiv’s 9% Senior Secured Notes, repayments of debt and payments on capital lease obligations and other financing arrangements. Cash used for the Predecessor period ended March 31, 2016 primarily reflects repurchase of inVentiv’s Junior Lien Secured Notes, payments on capital lease obligations and other financing arrangements, and partial settlement of an installment note related to the 2011 Campbell acquisition.

Period of January 1, 2016 through November 8, 2016 (Predecessor) versus the Year Ended December 31, 2015 (Predecessor)

Cash provided by operating activities decreased by $20.0 million to $86.7 million for the period of January 1, 2016 through November 8, 2016, compared to $106.7 million for the year ended December 31, 2015. The decrease in cash provided by operations for the period of January 1, 2016 through November 8, 2016 compared to the year ended December 31, 2015 was primarily due to transaction costs of $48.9 million related to the Acquisition, the decrease in deferred revenue and client advances, and the timing of cash flows associated with certain accruals and other liabilities, which was driven by the timing of inVentiv’s incentive compensation accruals, as well as the timing of invoice receipts and payments, partially offset by the timing of cash flows associated with the decrease in inVentiv’s billed and unbilled receivables.

Cash used in investing activities increased by $11.3 million to $16.5 million for the period of January 1, 2016 through November 8, 2016, compared to $5.2 million for the year ended December 31, 2015. Cash used for the period of January 1, 2016 through November 8, 2016 was primarily due to the purchase of property and equipment, partially offset by proceeds from fleet vehicle rebates on vehicle leases. Cash used for the year ended December 31, 2015 primarily related to the purchase of property and equipment, partially offset by proceeds from the sale of a business, fleet vehicle sales and rebates on vehicle leases.

Cash used in financing activities increased by $107.3 million to $142.0 million for the period of January 1, 2016 through November 8, 2016, compared to cash used in financing activities of $34.7 million for the year ended December 31, 2015. Cash used in the period of January 1, 2016 through November 8, 2016 primarily reflected repayment of debt, redemption of Notes, payments on capital lease obligations and other financing arrangements, and partial settlement of an installment note related to the 2011 Campbell acquisition. Cash used for the year ended December 31, 2015 primarily reflects payments on capital lease obligations and other financing arrangements, and partial settlement of an installment note related to the 2011 Campbell acquisition.

Period of November 9, 2016 through December 31, 2016 (Successor)

Cash used in operating activities were $54.0 million for the period of November 9, 2016 through December 31, 2016, which includes $17.5 million in transaction costs related to the Acquisition, the timing of cash flows associated with the decrease in certain accruals and other liabilities, driven by the timing of inVentiv’s incentive compensation accruals, as well as the timing of invoice receipts and payments, and the timing of cash flows associated with the increase in inVentiv’s billed receivables.

Cash used in investing activities were $1,836.8 million for the period of November 9, 2016 through December 31, 2016 and included cash paid to equity holders in connection with the Acquisition, fund held in deposit for repayment on inVentiv’s 9% Senior Secured Notes, and the purchase of property and equipment.

Cash provided by financing were $1,908.5 million for the period of November 9, 2016 through December 31, 2016 and included equity contribution and proceeds from issuance of debts as a result of Acquisition refinancing, partially offset by payment of debt issuance costs, payments on capital lease obligations and other financing arrangements, and partial settlement of an installment note related to the 2011 Campbell acquisition.

For the Year December 31, 2015 (Predecessor) versus the Year Ended December 31, 2014 (Predecessor)

Cash provided by operating activities from continuing operations increased by $152.7 million to $106.7 million for the year ended December 31, 2015, compared to cash used in operating activities from continuing operations of $46.0 million for the year ended December 31, 2014. The increase in cash provided by operations for the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to a reduction in cash paid for interest, growth in the business and timing of cash flows associated with certain accruals and other liabilities. The $60.0 million increase in deferred revenue and client advances was primarily due to the timing of advances received from clients. The $58.8 million increase in inVentiv’s accrued payroll, accounts payable and accrued expenses was due primarily to increases in incentive compensation accruals due to performance and the timing of invoice receipts and payments.

Cash used in investing activities decreased by $18.2 million to $5.2 million for the year ended December 31, 2015 compared to $23.4 million for the year ended December 31, 2014. For the year ended December 31, 2015, the primary use of cash related to the purchase of property and equipment, partially offset by proceeds from the sale of inVentiv’s iPAS business, fleet vehicle sales and rebates on fleet vehicle leases. For the year ended December 31, 2014, the primary use of cash related to purchase of property and equipment, partially offset by proceeds from fleet vehicle sales and rebates on fleet vehicle leases.

Cash used in financing activities increased by $60.2 million to $34.7 million for the year ended December 31, 2015, compared to cash provided by financing activities of $25.5 million for the year ended December 31, 2014. Cash used for the year ended December 31, 2015 primarily reflects payments on capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to the Campbell acquisition. Cash provided by financing activities for the year ended December 31, 2014 primarily reflects proceeds from issuance of debt, partially offset by payments on capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to the Campbell acquisition.

Days Sales Outstanding

Changes in days sales outstanding, which we refer to as DSO, and unbilled services days sales outstanding, which we refer to as Unbilled DSO, did not have a meaningful impact on operating cash flows during either period.

DSO is determined based on the net three-month average balance of accounts receivable divided by the daily average total revenues for the relevant quarter. Unbilled DSO represents the average number of days for services delivered to clients to be converted into accounts receivable. DSO has varied between reporting periods as a result of normal fluctuations in the timing of cash receipts and contractual billing milestones across thousands of ongoing contracts at any point in time. DSO was 53 days, 45 days, 55 days, 51 days and 49 days at March 31, 2017 and 2016 and December 31, 2016, 2015 and 2014, respectively. The change in DSO is not expected to have a material impact on inVentiv’s results of operations or financial position.

Unbilled DSO is determined based on the net three-month average balance of unbilled services divided by the daily average total revenues for the relevant quarter. Unbilled DSO has varied between reporting periods as a result of normal fluctuations in the timing of contractual billing milestones across thousands of ongoing contracts at any point in time. The unbilled services are generally billed in the quarter following the performance of services. The total balance of unbilled services as of December 31, 2016 was approximately $220.2 million, out of which a substantial portion, approximately 90%, was billed in the subsequent quarter. The unbilled services that had aged past 90 days was approximately $22.2 million, and was primarily the result of certain contract fees that are payable in installments based on the achievement of performance milestones that may include target patient enrollment rates, initiation of clinical testing sites and other factors that are specific to the terms of each individual contract, while revenues on contracts are recognized as contractual obligations are performed. The scheduling of contractual milestones over a study, trial or project duration and the achievement of a particular milestone principally caused the billing of services to extend beyond 90 days from the date the relevant services were provided. Unbilled DSO was 35 days and 34 days at March 31, 2017 and 2016, respectively, and 32 days at December 31, 2016, 2015 and 2014.

Long-term Debt and Credit Facilities

At March 31, 2017, inVentiv had $1,725.7 million outstanding under its existing term loan facility, which we refer to as the Term Loan Facility. The Term Loan Facility matures in November 2023. In addition, inVentiv had the ABL Facility, which matures in November 2021, and the inVentiv International Facility, which matures in July 2020. At March 31, 2017, inVentiv had no outstanding borrowings and $21.1 million in letters of credit outstanding under the ABL Facility and no outstanding borrowings and $0.4 million in letters of credit outstanding under the inVentiv International Facility, and inVentiv would have been able to borrow up to $167.8 million and $13.3 million, respectively, under those facilities. At March 31, 2017, inVentiv had $675.0 million principal amount of inVentiv’s 7.5% Senior Notes outstanding, which mature in October 2024. inVentiv also had capitalized leases and other financing arrangements of $55.0 million outstanding as of March 31, 2017.

Term Loan Facility, due 2023

On November 9, 2016, inVentiv became party to the Term Loan Facility, consisting of a 7-year $1,730.0 million Term Loan B, which matures in 2023. inVentiv has the ability to increase the amount of term loans or add a revolving facility in an aggregate amount not to exceed (a) a “fixed” amount set at the greater of $280.0 million and 75% of consolidated adjusted EBITDA, as defined, on a trailing four fiscal quarter basis plus (b) an additional amount subject to (i) if such indebtedness is secured by a lien that is pari passu to the Term Loan Facility, the first lien leverage ratio not exceeding 4.95 to 1.00, (ii) if such indebtedness is secured by a lien that is junior to the Term Loan Facility, the secured leverage ratio not exceeding 4.95 to 1.00 or if such indebtedness is unsecured, either (x) the total leverage ratio not exceeding 6.75 to 1.00 or (y) the interest coverage ratio not being less than 2.00 to 1.00. The lenders under the Term Loan Facility will not be under any obligation to provide commitments in respect of any such increase.

Amounts borrowed under the Term Loan Facility are subject to an interest rate per annum equal to an applicable margin plus, at inVentiv’s option, either (a) for base rate loans, a base rate determined by reference to the highest of (i) the prime rate of Goldman Sachs Bank USA, (ii) 2.00%, (iii) the Federal Funds Effective Rate plus 0.50% and (iv) the one month US Dollar LIBOR plus 1.00% or (b) for Eurodollar rate loans, a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the interest period of the applicable borrowing and (ii) 1.00%. As of March 31, 2017, margins on the Term Loan Facility were 3.75% for Eurodollar rate loans and 2.75% for base rate loans. The interest rate at March 31, 2017 was 4.80%.

inVentiv permitted to voluntarily prepay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than (i) customary “breakage” costs and (ii) a premium of 1.00% applicable to any prepayment of the Term Loan Facility that is made in connection with a “repricing transaction” that occurs on or prior to the 6-month anniversary of the effective date of the Term Loan Facility. The Term Loan Facility amortizes at 1% per annum in equal quarterly installments, with the balance payable in 2023.

The Term Loan Facility contains customary covenants and restrictions that, among other things and subject to certain exceptions, restrict the ability of inVentiv and its restricted subsidiaries to:

•	incur additional indebtedness, including capital leases;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions;

•	engage in transactions with its affiliates;

•	sell assets, including the capital stock of its subsidiaries;

•	consolidate or merge; and

•	create liens.

Certain of inVentiv’s direct and indirect wholly-owned domestic subsidiaries are co-borrowers and are jointly and severally liable for all obligations under the Term Loan Facility. Such obligations are also unconditionally guaranteed by inVentiv’s direct and indirect wholly-owned domestic subsidiaries (with certain agreed-upon exceptions).

The loans and guarantees under the Term Loan Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ equity interests, equipment, intellectual property, pledged debt, general intangibles, books, records and supporting obligations related to the foregoing and any other assets (other than collateral securing the ABL Facility on a first-priority basis) and (ii) by a second-priority security interest in receivables, inventory, deposit accounts and other collateral securing the ABL Facility, in each case subject to customary exceptions and liens permitted under the Term Loan Facility.

The credit agreement governing the Term Loan Facility also contains certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with other events of default in connection with inVentiv’s other material indebtedness, a change of control or certain bankruptcy events, among others.

ABL Facility, due 2021

On November 9, 2016, inVentiv became party to the ABL Facility, a credit agreement for an asset-based revolving credit facility of up to $250.0 million, subject to borrowing base availability, which matures in November 2021. Up to $50.0 million of the ABL Facility is available for the issuance of letters of credit. Under the ABL Facility, inVentiv has the ability to increase the amount of revolving commitments outstanding thereunder by $100.0 million, subject to the entry into an Incremental Facility Agreement in accordance with the terms of the credit agreement governing the ABL Facility. Amounts borrowed under the ABL Facility are expected to be subject to interest at a rate per annum equal to an applicable margin plus, at inVentiv’s option, either (a) for a base rate loan, a base rate determined by reference to the highest of (i) the Federal Funds Effective

Rate plus 0.50%, (ii) the prime rate of Bank of America, N.A., (iii) the one month US Dollar LIBOR rate plus 1.00% and (iv) 0.00% or (b) for a Eurodollar rate loan, the US Dollar LIBOR rate (subject to a floor of 0.00%) based on the interest period of the applicable borrowing. The applicable margin percentage for asset-based revolving loans is a percentage per annum and ranges from 0.50% to 1.00% for base rate loans and 1.50% to 2.00% for Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility are subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of March 31, 2017, inVentiv had no outstanding borrowings under the ABL facility, the interest rate applicable to such borrowings was 0.75% for base rate and 1.75% for Eurodollar rate. inVentiv is required to pay an unused line fee to the lenders under the ABL Facility on the committed but unutilized balance of the ABL Facility at a rate of 0.25% or 0.375% per annum, which varies depending on utilization.

The ABL Facility contains customary covenants and restrictions that, among other things and subject to certain exceptions, restrict the ability of inVentiv and its restricted subsidiaries to:

•	incur additional indebtedness, including capital leases;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions;

•	engage in transactions with its affiliates;

•	sell assets, including the capital stock of its subsidiaries;

•	consolidate or merge; and

•	create liens.

The ABL Facility requires inVentiv to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0, and restricts the ability of loan parties to use cash in certain circumstances if the available borrowing capacity is less than the greater of (i) 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time and (ii) $15.0 million. As of March 31, 2017, inVentiv had no outstanding borrowings under the ABL Facility, approximately $21.1 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $167.8 million.

Certain of inVentiv’s direct and indirect wholly-owned domestic subsidiaries are co-borrowers and are jointly and severally liable for all obligations under the ABL Facility. Such obligations are also unconditionally guaranteed by inVentiv’s direct and indirect wholly-owned domestic subsidiaries (with certain agreed-upon exceptions).

The loans and guarantees under the ABL Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ receivables, inventory, deposit accounts and other collateral securing the ABL Facility on a first-priority basis and (ii) by a second-priority security interest in the property and assets that secure the Term Loan Facility, in each case subject to customary exceptions and liens permitted under the ABL Facility.

The credit agreement governing the ABL Facility also contains certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with other events of default in connection with inVentiv’s other material indebtedness, a change of control or certain bankruptcy events, among others.

The available borrowing capacity under the ABL Facility varies monthly according to the levels of inVentiv’s eligible accounts receivable, unbilled receivables and certain unrestricted cash.

Senior Unsecured Notes, due 2024

On October 14, 2016, inVentiv issued $675.0 million aggregate principal amount of 7.5% Senior Unsecured Notes, which mature in 2024.

Interest on the Senior Unsecured Notes is payable semi-annually on April 1 and October 1 of each year. The Senior Unsecured Notes are jointly and severally, unconditionally guaranteed on a senior unsecured basis by each of inVentiv’s existing and future wholly-owned domestic subsidiaries (other than the co-issuers, inVentiv Health, Inc. and inVentiv Health Clinical, Inc.) that guarantee the Company’s obligations under the Term Loan Facility. The Senior Unsecured Notes are inVentiv’s and the guarantors’ senior unsecured obligations and (i) rank equal in right of payment to all of the Issuers’ and the guarantors’ existing and future senior unsecured obligations, (ii) are effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness, including the Term Loan Facility and the ABL Facility, to the extent of the value of the assets securing such indebtedness, (iii) rank senior in right of payment to any of the Issuers’ and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the Notes and the guarantees and (iv) are structurally subordinated to any existing and future obligations of any subsidiaries of the Issuer that do not guarantee the Notes.

International Facility, due 2020

On July 1, 2015, one of inVentiv’s indirect subsidiaries in the United Kingdom, inVentiv UK as borrower, and one of inVentiv’s indirect subsidiaries in Switzerland, inVentiv Health Switzerland GmbH, as guarantor, entered into an asset-based lending facility, which we refer to as the International Facility, for up to $20.0 million. This facility is available to enhance international cash management. At March 31, 2017, inVentiv had no outstanding borrowings under the International Facility, approximately $0.4 million in letters of credit outstanding against the International Facility and would have been able to borrow up to $13.3 million.

Non-Guarantor Subsidiaries

inVentiv’s Term Loan Facility, ABL Facility, and Senior Notes are not guaranteed by certain of inVentiv’s subsidiaries, including all of its non-U.S. subsidiaries or non-wholly owned subsidiaries, and the International Facility is not guaranteed by any subsidiaries other than inVentiv Health Switzerland GmbH. Accordingly, claims of holders of the notes and lenders under inVentiv’s credit facilities will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of inVentiv’s non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to inVentiv or a guarantor of inVentiv’s indebtedness.

Anticipated Cash Requirements

Inventiv’s primary cash needs are for operating expenses, such as salaries and fringe benefits, hiring and recruiting, business development and facilities, business acquisitions, capital expenditures, and repayment of principal and interest on borrowings. inVentiv’s principal source of cash is from the performance of services under contracts with its clients. If inVentiv were unable to generate new contracts with existing and new clients, if the level of contract cancellations increased, or if contract delays lengthen or increase, inVentiv’s revenue and cash flow would be adversely affected. inVentiv expects to continue to acquire businesses to enhance its service and product offerings, expand its therapeutic expertise, and/or increase its global presence. Depending on their size, any future acquisitions may require additional external financing, and inVentiv may from time to time seek to obtain funds from public or private issuances of equity or debt securities. inVentiv may be unable to secure such financing under terms acceptable to us, as a result of its outstanding borrowings. In addition, the interest rates on the Senior Secured Credit Facilities are based on variable market indices, which are subject to a floor. As a result, the amount of interest payable on the Senior Secured Credit Facilities may increase if market interest rates increase above such floor. Interest rates on the ABL Facility and the International Facility are also based on variable market indices. Changes to these market indices will increase or decrease the amount of interest payable on the ABL Facility.

At March 31, 2017, inVentiv had cash and cash equivalents of $50.0 million and $181.1 million of unused availability under theABL Facility and International Facility to fund general working capital needs. However, inVentiv cannot provide assurance that these sources of liquidity will be sufficient to fund all internal needs, investments and acquisition activities that inVentiv may wish to pursue. If inVentivr pursues significant internal growth initiatives or if inVentiv wishes to acquire additional businesses in transactions that include cash payments as part of the purchase price, inVentitiv may pursue additional debt or equity sources to finance such transactions and activities, depending on market conditions.

inVentiv’s and its subsidiaries, affiliates and significant shareholders may from time to time seek to retire or repurchase outstanding debt through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Debt repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

inVentiv believes that its current cash and equivalents, along with cash that will be provided by future operations and available credit under the Senior Secured Credit Facilities and the ABL Facility and the International Facility will be sufficient to fund its current operating requirements over the following twelve months.

Off-Balance Sheet Arrangements

As of March 31, 2017, December 31, 2016 and 2015, inVentiv did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Commitments and Contractual Obligations

A summary of our current contractual obligations and commercial commitments as of December 31, 2016 is as follows (in millions):

	Total amounts
Contractual Obligations	for all years	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations (a)
Principal payments	$3,030.0	$642.3	$34.6	$34.6	$2,318.5
Interest payments (b)	965.3	149.1	267.4	264.0	284.8
Capital lease obligations (c)	76.8	27.2	44.1	5.5	—
Other financing arrangements	2.0	2.0	—	—	—
Operating leases (d)	230.1	45.8	72.6	52.5	59.2
Acquisition contingent consideration accrued on the balance sheet (e)	—	—	—	—	—
Deferred compensation plan accrued on the balance sheet (f)	15.2	—	—	—	15.2
Other non-current liabilities (g)	—	—	—	—	—
Management Agreement with the Managers (h)	—	—	—	—	—

Total obligations	$4,319.4	$866.4	$418.7	$356.6	$2,677.7

(a)	These future commitments represent the principal and interest payments with respect to the Term Loan B and 7.5% Senior Notes. On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. This obligation was funded at the time of closing of the Acquisition for redemption on January 15, 2017.
(b)	Future interest payments on our variable debt are based on the effective interest rate at December 31, 2016.

(c)	These future commitments include interest and lease administration fees of $3.5 million, which are not recorded on the consolidated balance sheets as of December 31, 2016, but will be recorded as incurred.
(d)	Minimum lease payments have not been reduced by the minimum sublease payments of $3.4 million due from January 2017 to October 2019 under noncancellable subleases.
(e)	Represents management’s estimate of acquisition related contingent consideration if the acquired businesses achieve specified performance measurements. inVentiv recorded a fair value amount of $70.0 million ($75.0 million on an undiscounted basis) in other non-current liabilities in the consolidated balance sheet as of December 31, 2016, but cannot reasonably estimate the amount or timing of payments, if any.
(f)	The deferred compensation plan (the “Plan”) liability is recorded in other non-current liabilities on the consolidated balance sheets. The obligations are payable upon retirement or termination of employment. inVentiv has established an irrevocable trust to hold assets to partially fund benefit obligations under the Plan, but cannot reasonably estimate the amount or timing of payments, if any, which inVentiv will make related to this liability.
(g)	At December 31, 2016, inVentiv had $26.8 million of unrecognized tax benefits that inVentiv cannot reasonably estimate the amount or timing of payments, if any.
(h)	Pursuant to the new management agreement, the Managers will be entitled to their respective share of a fixed annual monitoring fee equal to 1% of EBITDA (as defined in the new management agreement) as compensation for their services rendered. The annual monitoring fee initially will be shared equally between the Advent managers and the THL Managers (as though they have equal ownership percentages) until such time as their respective ownership percentages change, at which time it will be adjusted proportionately to reflect such change. Such amount, with respect to any Manager, may be taken as a monitoring fee or used to compensate one or more independent consultants made available by such Manager to the Company or its parent or subsidiary entities. inVentiv cannot reasonably estimate the total amount of payments under the agreement given the agreement’s termination clauses and therefore has not included any amounts in the table above.

Market Risks

Quantitative and Qualitative Disclosures About Market Risk

inVentiv is exposed to market risk from changes in interest rates and foreign currency exchange rates.

Interest Rate Exposure

inVentiv will incur variable interest expense with respect to its Term Loan Facility and any outstanding borrowings under its ABL Facility and International Facility. Based on its variable rate debt, which the minimum floating rate is a floor of 1.0% for Eurodollar rate loans, outstanding at March 31, 2017, a hypothetical increase of 10% of current market rates would have an increase of approximately $1.7 million on interest expense under the Term Loan Facility. As of March 31, 2017, there are no outstanding borrowings under the ABL Facility or the International Facility.

Foreign Currency Exchange Rate Exposure

inVentiv’s international expansion has resulted in increased foreign exchange rate exposure and inVentiv may become more susceptible to foreign currency exchange rate exposure as inVentiv continues to expand its international operations. inVentiv may enter into forward exchange contracts to mitigate this variability.

The financial statements of inVentiv’s subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At March 31, 2017, the accumulated other comprehensive income related to foreign currency translations was approximately $0.8 million.

inVentiv has service revenues denominated in currencies other than the United States dollar. Its financial statements are reported in United States dollars and, accordingly, fluctuations in exchange rates will affect the translation of inVentiv’s revenues and expenses denominated in foreign currencies into United States dollars for purposes of reporting inVentiv’s consolidated financial results. For the Successor period ended March 31, 2017 and Predecessor period ended March 31, 2016, the most significant currency exchange rate exposures were the British pound, Euro, Canadian dollar and Japanese Yen. Excluding the impacts from any potential future hedging transactions, a hypothetical change of 10% in average exchange rates used to translate all foreign currencies to United States dollars would have decreased income before income taxes for the Successor period ended March 31, 2017 by approximately $1.0 million. inVentiv does not have significant operations in countries in which the economy is considered to be highly-inflationary.

inVentiv is subject to foreign currency transaction risk for fluctuations in exchange rates during the period of time between the consummation and cash settlement of a transaction. inVentiv earns revenues from its contracts over a period of several months and, in some cases, over a period of several years. Accordingly, exchange rate fluctuations during this period may affect profitability with respect to such contracts. inVentiv limits its foreign currency transaction risk through exchange rate fluctuation provisions stated in its contracts with clients, or it may hedge its transaction risk with foreign currency exchange contracts. Historically inVentiv has not used derivative financial instruments or other financial instruments to hedge such economic exposures.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate (1) the effects of the merger, (2) the refinancing as further discussed in the section entitled “The Merger-Refinancing” on page [●] of this proxy statement, which we refer to as “the Debt Financing” and together with the merger, the “Transactions”, and (3) the effect of the acquisition by Double Eagle Parent, Inc., a newly formed entity with no previous operations, which closed on November 9, 2016, which we refer to as the “Double Eagle Acquisition”. In this section, we refer to Double Eagle as “inVentiv,” for periods subsequent to the Double Eagle Acquisition. Refer to Note 1 for a description of transactions.

The merger and the Double Eagle Acquisition were accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations, which we refer to as ASC 805, with INC Research treated as the accounting acquirer in the merger; and Double Eagle Parent, Inc. treated as the accounting acquirer in the Double Eagle Acquisition. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions and Double Eagle Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. Although the parties have entered into the “merger agreement, there is no guarantee that the merger will be completed.

The unaudited pro forma condensed combined balance sheet is based on the historical consolidated balance sheets of both INC Research and inVentiv, and has been prepared to reflect the Transactions. The unaudited pro forma condensed combined balance sheet has been prepared as if the Transactions had occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017, and for the year ended December 31, 2016, combine the historical results of operations of INC Research and the pro forma results of inVentiv, and give effect to the Double Eagle Acquisition and the Transactions as if they occurred on January 1, 2016. Note that inVentiv Group Holdings was acquired by Double Eagle Parent, Inc. on November 9, 2016, and its financial information is presented as Predecessor and Successor relating to the periods preceding and succeeding the Double Eagle Acquisition, respectively. As a result of the Double Eagle Acquisition, the assets and liabilities of inVentiv were adjusted to their fair value as of November 9, 2016 using the acquisition method of accounting. The unaudited pro forma condensed combined financial information has been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and is presented in U.S. Dollars. The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the merger, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges the new combined company expects to incur in connection with the merger, including, but not limited to, costs in connection with integrating the operations of inVentiv with those of INC Research.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the merger, the Debt Financing and the Double Eagle Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. The unaudited pro forma adjustments for the Transactions have been estimated solely for the purpose of preparing unaudited pro forma condensed combined financial information. In accordance with ASC 805, INC Research completed a preliminary valuation to adjust the assets and liabilities of inVentiv to their estimated fair values. These preliminary estimates are based on key assumptions related to the merger and have been developed using publicly disclosed information for other business combinations in the industry, INC Research’s historical experience, data that were available in the public domain and INC Research’s due diligence review of inVentiv. Until the completion of the merger, INC Research and inVentiv are limited in their ability to share information with each other. As of the date of this proxy statement, INC Research has not completed the detailed valuation work necessary to arrive at the required fair value estimates of the assets and liabilities of inVentiv along with the related accounting for the merger. Upon the closing of the merger, further valuation work will be performed, and any increases or decreases in the preliminary fair value of relevant statement of financial position amounts will result in adjustments to the balance sheet. A final determination of the fair value of inVentiv’s assets acquired and liabilities assumed will be based on the fair market value of the actual net tangible and intangible assets and liabilities of inVentiv that exist as of the closing date of the merger and, therefore, cannot be made prior to that date.

There can be no assurance that the final valuation performed as of the closing date of the merger will not result in material changes from the unaudited pro forma accounting for the Transactions included in the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	INC Research’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2016, and INC Research’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2017, which have been filed by INC Research with the United States Securities and Exchange Commission (“SEC”) and are incorporated by reference into this proxy statement;

•	inVentiv’s audited consolidated financial statements and related notes thereto as of December 31, 2016 (Successor) and 2015 (Predecessor) and for the period November 9, 2016 to December 31, 2016 (Successor) and January 1, 2016 to November 8, 2016, and the years ended December 31, 2015 and 2014 (Predecessor), which are included in this proxy statement; and

•	inVentiv’s unaudited interim condensed consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2017, which are included in this proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2017

(in thousands, except share data)

			Accounting
			Policy		Merger and
			Harmonization		Related
			and		Financing		Pro Forma
	Historical INC	Historical	Reclassification		Adjustments		Combined
	Research	inVentiv	(Note 4)		(Note 6)		Company
ASSETS
Current assets:
Cash and cash equivalents	$164,405	$50,020	$—		$(26,112)	6a	$188,313
Restricted cash	635	929	—		—		1,564
Accounts receivable billed, net	187,819	344,493	—		—		532,312
Accounts receivable unbilled	159,015	251,861	(2,008)	4b	—		408,868
Prepaid expenses and other current assets	27,272	49,343	1,873	4c	(236)	6b	78,252
Income tax receivable	—	1,873	(1,873)	4d	—		—

Total current assets	539,146	698,519	(2,008)		(26,348)		1,209,309
Property and equipment, net	57,485	142,880	—		—		200,365
Goodwill	553,071	1,946,088	—		1,416,960	6c	3,916,119
Intangible assets, net	105,074	1,822,594	—		232,406	6d	2,160,074
Deferred income taxes	18,136	2,016	—		21,747	6j	41,899
Other long-term assets	18,686	45,556	—		(1,297)	6e	62,945

Total assets	1,291,598	4,657,653	(2,008)		1,643,468		7,590,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	18,851	—	54,026	4e	—		72,877
Accrued liabilities	133,663	—	246,994	4f	(16,850)	6f	363,807
Current portion of notes, capital lease obligations and other financing arrangements	—	37,153	(17,300)	4g	—		19,853
Accrued payroll, accounts payable and accrued expenses	—	294,133	(294,133)	4h	—		—
Income taxes payable	—	6,887	(6,887)	4i	—		—
Deferred revenue	287,920	222,277	3,559	4j	(17,000)	6g	496,756
Current portion of long-term debt	17,813	—	17,300	4k	2,137	6h	37,250

Total current liabilities	458,247	560,450	3,559		(31,713)		990,543
Long-term debt, less current portion	470,053	2,316,553	—		184,251	6i	2,970,857
Deferred income taxes	1,903	258,611	—		96,520	6j	357,034
Capital lease obligations, net of current portion	—	35,127	—		—		35,127
Non-current income tax liability	—	7,919	(7,919)	4l	—		—
Other long-term liabilities	25,949	142,767	2,352	4m	—		171,068

Total liabilities	956,152	3,321,427	(2,008)		249,058		4,524,629

Commitments and contingencies	—	—	—		—		—
Shareholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2017	—	—	—		—		—
Common stock, $0.01 par value; 600,000,000 shares authorized, 54,089,087 shares issued and outstanding at March 31, 2017	541	1	—		492	6k	1,034
Additional paid-in capital	582,972	1,415,469	—		1,424,184	6l	3,422,625
Accumulated other comprehensive loss, net of taxes	(37,254)	1,124	—		(1,124)	6m	(37,254)
Accumulated deficit	(210,813)	(82,078)	—		(29,142)	6n	(322,033)
Noncontrolling interest	—	1,710	—		—		1,710

Total shareholders’ equity	335,446	1,336,226	—		1,394,410		3,066,082

Total liabilities and shareholders’ equity	$1,291,598	$4,657,653	$(2,008)		$1,643,468		$7,590,711

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2017

(in thousands, except per share data)

			Accounting
			Policy		Merger and
			Harmonization		Related
			and		Financing		Pro Forma
	Historical INC	Historical	Reclassification		Adjustments		Combined
	Research	inVentiv	(Note 4)		(Note 6)		Company
Net service revenue	$252,078	$526,055	$—		$—		$778,133
Reimbursable out-of-pocket expenses	129,840	89,190	67,800	4a	—		286,830

Total revenue	381,918	615,245	67,800		—		1,064,963

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization) (i)	154,835	362,367	6,545	4n	—		523,747
Reimbursable out-of-pocket expenses	129,840	89,190	67,800	4a	—		286,830
Selling, general, and administrative	44,934	181,312	(102,365)	4o	(948)	6o	122,933
Restructuring, CEO transition and other costs	1,927	—	4,200	4p	—		6,127
Transaction expenses	2	—	4,200	4q	—		4,202
Depreciation	6,164	—	14,803	4r	—		20,967
Amortization	9,464	—	69,670	4s	5,397	6p	84,531

Total operating expenses	347,166	632,869	64,853		4,449		1,049,337

Income from operations	34,752	(17,624)	2,947		(4,449)		15,626
Other (expense) income, net:
Interest income	112	176	—		—		288
Interest expense	(3,100)	(37,922)	—		6,037	6q	(34,985)
Other (expense) income, net	(3,457)	—	(2,947)	4t	—		(6,404)

Total other (expense) income, net	(6,445)	(37,746)	(2,947)		6,037		(41,101)

Income (loss) before provision for income taxes	28,307	(55,370)	—		1,588		(25,475)
Income tax (expense) benefit	(7,120)	14,652	—		(615)	6r	6,917

Net income (loss)	$21,187	$(40,718)	$—		$973		$(18,558)

Earnings/ (Loss) per share attributable to common shareholders:
Basic	$0.39						$(0.18)
Diluted	$0.38						$(0.18)
Weighted average common shares outstanding:
Basic	54,015				49,324	6s	103,339
Diluted	55,123				48,216	6s	103,339

(i)	inVentiv’s historical statement of operations classifies direct costs as “Cost of revenues”, which included depreciation and amortization expense.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2016

(in thousands, except per share data)

							Accounting
				Double Eagle			Policy		Merger and
				Acquisition of			Harmonization		Related
		Historical	Historical	inVentiv			and		Financing		Pro Forma
	Historical INC	inVentiv	inVentiv	Adjustments		Pro Forma	Reclassification		Adjustments		Combined
	Research	Successor	Predecessor	(Note 3)		inVentiv	(Note 4)		(Note 6)		Company
Net service revenue	$1,030,337	$294,094	$1,898,560	$(4,448)	3a	$2,188,206	$—		$—		$3,218,543
Reimbursable out-of-pocket expenses	580,259	57,641	303,665	—		361,306	189,482	4a	—		1,131,047

Total revenue	1,610,596	351,735	2,202,225	(4,448)		2,549,512	189,482		—		4,349,590

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization) (i)	626,633	222,804	1,301,108	3,829	3b	1,527,741	20,174	4n	—		2,174,548
Reimbursable out-of-pocket expenses	580,259	57,641	303,665	—		361,306	189,482	4a	—		1,131,047
Selling, general, and administrative	172,386	92,220	467,596	147,044	3c	706,860	(350,062)	4o	(2,799)	6o	526,385
Restructuring, CEO transition and other costs	13,612	—	—	—		—	18,289	4p	—		31,901
Transaction expenses	3,143	—	—	—		—	9,500	4q	—		12,643
Asset impairment charges	—	—	2,467	—		2,467	—		—		2,467
Goodwill impairment charges	—	—	65,515	—		65,515	—		—		65,515
Depreciation	21,353	—	—	—		—	64,991	4r	—		86,344
Amortization	37,851	—	—	—		—	245,938	4s	54,328	6p	338,117

Total operating expenses	1,455,237	372,665	2,140,351	150,873		2,663,889	198,312		51,529		4,368,967

Income from operations	155,359	(20,930)	61,874	(155,321)		(114,377)	(8,830)		(51,529)		(19,377)
Other (expense) income, net:
Interest income	216	(3)	364	—		361	—		—		577
Interest expense	(12,016)	(43,463)	(188,634)	87,898	3d	(144,199)	—		15,070	6q	(141,145)
Loss on extinguishment of debt	(439)	—	(1,001)	—		(1,001)	—		—		(1,440)
Other (expense) income, net	(9,002)	—	—	—		—	8,830	4t	—		(172)

Total other (expense) income, net	(21,241)	(43,466)	(189,271)	87,898		(144,839)	8,830		15,070		(142,180)

Income (loss) before provision for income taxes	134,118	(64,396)	(127,397)	(67,423)		(259,216)	—		(36,459)		(161,557)
Income tax (expense) benefit	(21,488)	23,334	(15,147)	25,621	3e	33,808	—		14,110	6r	26,430

Income (loss) before income (loss) from equity investments	112,630	(41,062)	(142,544)	(41,802)		(225,408)	—		(22,349)		(135,127)
Income (loss) from equity investments	—	—	9	—		9	—		—		9

Net income (loss)	112,630	(41,062)	(142,535)	(41,802)		(225,399)	—		(22,349)		(135,118)
Less: Net (income) loss attributable to the noncontrolling interest	—	(298)	(760)	—		(1,058)	—		—		(1,058)

Net income (loss) attributable to common shareholders	$112,630	$(41,360)	$(143,295)	$(41,802)		$(226,457)	$—		$(22,349)		$(136,176)

Earnings/(Loss) per share attributable to common shareholders:
Basic	$2.08										$(1.32)
Diluted	$2.03										$(1.32)
Weighted average common shares outstanding:
Basic	54,031								49,324	6s	103,355
Diluted	55,610								47,745	6s	103,355

(i)	inVentiv ’s historical statement of operations classifies direct costs as “Cost of revenues”, which included depreciation and amortization expense.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transactions

The Merger: On May 10, 2017, INC Research and inVentiv entered into an Agreement and Plan of Merger (the “merger agreement”), where inVentiv will merge with and into INC Research, with INC Research as the surviving corporation. At the effective time of the merger, all of the outstanding shares of inVentiv and restricted stock units (“RSUs”) will be converted into the right to receive shares of INC Research common stock. In addition, all outstanding stock options of inVentiv, after giving effect to any acceleration or forfeiture in connection with the merger, shall be converted into stock options to acquire shares of INC Research common stock. No consideration in the form of cash will be transferred. Upon completion of the merger, the former INC Research shareholders will own approximately 53% of the new combined company, while the former inVentiv shareholders will own the remaining 47%, on a fully diluted basis.

At the effective time of the merger, each share of inVentiv common stock will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive a number of newly issued shares of INC Research common stock equal to the per share merger consideration to be paid in accordance with the merger agreement. The per share merger consideration is calculated by dividing the aggregate merger consideration of 49,989,839 fully diluted shares of INC Research common stock by the Fully Diluted Company Shares. “Fully Diluted Company Shares” means the sum of, as of immediately prior to the effective time of the merger, the number of (1) shares of outstanding inVentiv common stock, (2) outstanding inVentiv RSUs (after giving effect to any vesting or forfeiture in connection with the transactions) and (3) the aggregate of all “inVentiv Option Share Equivalents”. “inVentiv Option Share Equivalents” means, for each individual option to purchase inVentiv common stock outstanding as of the effective time of the merger (after giving effect to any vesting or forfeiture in connection with the transactions), the product of (x) the number of shares of inVentiv common stock covered by such option and (y) the ratio of (A) the positive spread value of each such option (if any) to (B) the value of a share of inVentiv common stock (each based on the product of the per share consideration and the average closing price of INC Research common stock on the NASDAQ for the ten days prior to the closing date of the merger, which we refer to as the “Company Share Value”). As more fully described in the section entitled “The Merger Agreement—Treatment of inVentiv Options and RSUs” beginning on page [•] of this proxy statement, at the effective time of the merger, inVentiv RSUs will be cancelled and will only entitle the holder to receive shares of INC Research common stock and options to purchase inVentiv common stock will convert to fully vested options to acquire INC Research common stock with an equivalent intrinsic value, each after giving effect to any vesting or forfeiture of equity awards in connection with the transactions and based on the Company Share Value.

Using the INC Research common stock closing price as of May 26, 2017 of $56.75, and assuming there are 14,113,874 shares of inVentiv common stock, 10,235 vested inVentiv restricted stock units and 384,501 inVentiv vested options at closing (based on the facts as of May 26, 2017), the per share merger consideration would be 3.4922, resulting in the issuance of 49,324,609 shares of common stock and the issuance of 1,342,765 options to purchase INC Research common stock at an exercise price of $28.64. The fair value of the options and restricted stock units issued in conjunction with the merger will be allocated between merger consideration and post combination compensation expense.

Debt Financing: INC Research and inVentiv have agreed in the Merger Agreement to use commercially reasonable efforts to obtain debt financing in the form of a senior secured term loan facility in an aggregate principal amount of approximately $2.6 billion, of which one tranche will total $0.75 billion (the “New Term Loan A”) and one tranche will total $1.85 billion (the “New Term Loan B”), and a senior secured cash flow revolver of approximately $500.0 million (the “New Revolver”) in lieu of the financing provided in the debt commitment letter, as discussed below. The New Term Loan A, New Term Loan B and New Revolver, are collectively referred to as the “Debt Financing.” The Debt Financing and the merger are collectively referred to as the “Transactions.” The unaudited condensed combined pro forma financial statements have been prepared assuming a commitment letter for the Debt Financing is obtained. The commitment letter is expected to be received prior to the finalization of this proxy statement.

The proceeds of the new term loan would be used to, among other things, (i) refinance INC Research’s existing credit facility, (ii) refinance the inVentiv Group Holdings’ existing credit facilities, (iii) partially redeem $270 million in aggregate principal amount of inVentiv Group Holdings’ existing senior notes and (iv) pay certain premiums, fees and expenses associated with the Transactions. On May 10, 2017, INC Research and inVentiv entered into an engagement letter with Credit Suisse Securities (USA) LLC to arrange such debt financing on a best efforts basis.

In connection with the merger, inVentiv Group Holdings entered into a debt financing commitment letter with Credit Suisse Securities (USA) LLC and Credit Suisse AG for the purposes of providing a senior secured incremental credit facility in an aggregate principal amount of $550.0 million (the “Incremental Credit Facility”), on the terms and subject to the conditions set forth in the debt commitment letter. The Incremental Credit Facility would only be used if the Debt Financing discussed above was not arranged. In the event the Incremental Credit Facility is obtained, the proceeds would be used to (i) refinance INC Research’s existing credit facility and (ii) pay certain fees and expenses in connection with the merger. As this potential debt is contingent upon the Debt Financing not closing, the impact of the Incremental Credit Facility has not been included in the unaudited condensed combined pro forma financial statements as they have been prepared assuming the Debt Financing is successful. However, the commitment fees associated with the Incremental Credit Facility will be incurred regardless of whether the facility is utilized or not. If this facility was obtained, pro forma interest expense associated with this commitment would be approximately $37.9 million and $9.4 million for the twelve months ended December 31, 2016 and the three months ended March 31, 2017, respectively.

Double Eagle Acquisition: On November 9, 2016, inVentiv Group Holdings, Inc. was acquired by Double Eagle Parent, Inc. through a merger of an indirect wholly owned subsidiary of Double Eagle Parent, Inc. (the “Double Eagle Acquisition”). As Double Eagle Parent, Inc. had no prior operations, inVentiv Group Holdings, Inc. was deemed its predecessor. Upon consummation of the Double Eagle Acquisition, each share of common stock, par value $0.01 per share, of inVentiv Group Holdings issued and outstanding immediately prior to the effective date of the Double Eagle Acquisition (including eligible equity awards), other than the rollover shares, were converted into the right to receive an amount, in cash, equal to the pro rata portion of the consideration plus the pro rata portion of any contingent purchase price and other post-closing payments and adjustments.

Concurrently with the closing of the Double Eagle Acquisition, inVentiv (i) entered into a 7-year, $1.7 billion principal amount term loan B (“Term Loan B”), (ii) entered into a 5-year, $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Double Eagle Acquisition, and (iii) issued $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) on October 14, 2016. inVentiv used available cash and proceeds from the financings described above, together with equity contributions from funds affiliated with Advent International Corporation (the “Advent Sponsor”), Thomas H. Lee Partners, L.P., (the “THL Sponsor”) and other investors (collectively, with the Advent Sponsor and the THL Sponsor, the “Sponsors”) to (1) repay and extinguish its Term Loan B of approximately $575.3 million, (2) extinguish its $150.0 million asset-based revolving credit facility under which inVentiv had no outstanding borrowings, (3) redeem all of the outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, and (5) fund inVentiv’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Double Eagle Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses, collectively defined as the “Double Eagle Financing.”

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma combined financial position and results of operations of INC Research and inVentiv based upon the historical information, after giving effect to the Transactions and Double Eagle Acquisition discussed above, and the adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is presented as if the Transactions had occurred on March 31, 2017; the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is presented as if the Transactions and Double Eagle Acquisition had occurred on January 1, 2016; and the unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2017 is presented as if the Transactions had occurred on January 1, 2016.

The merger is reflected in the unaudited pro forma condensed financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations, with INC Research treated as the acquirer. The preliminary unaudited pro forma adjustments for the Transactions have been estimated solely for the purpose of preparing unaudited pro forma condensed combined financial information. In accordance with ASC 805, INC Research completed a preliminary valuation to adjust the assets and liabilities of inVentiv to their estimated fair values. These preliminary estimates are based on key assumptions related to the merger and have been developed using publicly disclosed information for other business combinations in the industry, INC Research’s historical experience, data that were available in the public domain and INC Research’s due diligence review of inVentiv. Until the completion of the merger, INC Research and inVentiv are limited in their ability to share information with each other. As of the date of this proxy, INC Research has not completed the detailed valuation work necessary to arrive at the required fair value estimates of the assets and liabilities of inVentiv along with the related accounting for the merger. Upon the closing of the merger, further valuation work will be performed, and any increases or decreases in the preliminary fair value of relevant statement of financial position amounts will result in adjustments to the balance sheet until the accounting for the merger is finalized. A final determination of the fair value of inVentiv’s assets acquired and liabilities assumed will be based on the fair market value of the actual net tangible and intangible assets and liabilities of inVentiv that exist as of the closing date of the merger and, therefore, cannot be made prior to that date.

Under ASC 805, merger-related transaction costs and merger-related restructuring charges are not included as components of the consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the year ended December 31, 2016, inVentiv incurred transactions costs of approximately $58.1 million related to the Double Eagle Acquisition. These costs are considered to be directly related to the Double Eagle Acquisition and are not expected to have a continuing impact. Therefore, they have been excluded from the unaudited pro forma statements of operations. No merger-related transactions costs have been incurred by INC Research or inVentiv during the three months ended March 31, 2017.

As of the date of this proxy statement no final employment decisions have been made; however, certain executive officers of INC Research and inVentiv are eligible to receive severance benefits pursuant to his or her employment agreement or severance plan if the executive’s employment is involuntarily terminated without cause or, within a certain period of a change of control, the executive voluntarily terminates his or her employment for good reason. The impact of such severance will be recognized by the new combined company as a post-combination expense. Additionally, INC Research and inVentiv have entered into retention agreements with certain employees. These agreements provide that one third of these employees’ retention bonuses will be paid upon closing of the merger and two thirds will be paid nine months after closing of the merger, subject to certain employment related conditions. These retention bonuses are not expected to have a recurring impact on the new combined company; therefore, these retention costs have been excluded from these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information does not reflect the cost savings that the new combined company expects to achieve as a result of the merger or the costs necessary to achieve these costs savings or synergies.

Note 3. The Double Eagle Acquisition – Pro Forma Adjustments

The Double Eagle Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the nets assets acquired in the Double Eagle Acquisition be recognized at their acquisition date fair values. The purchase price, as adjusted, consisted of the following:

(in thousands)
Initial cash portion of consideration	$1,193,214
Rollover shares	373,440
Working capital and other purchase price adjustments	11,358
Estimated contingent purchase price	67,508

Total consideration transferred	$1,645,520

The following table summarizes the preliminary fair values of the net assets acquired at the date of the Double Eagle Acquisition:

(in thousands)
Assets Acquired:
Cash and cash equivalents	$45,721
Restricted cash	1,572
Accounts receivable	378,906
Unbilled services	220,368
Other current assets	67,586
Property and equipment	168,358
Goodwill	1,944,554
Other identifiable intangible assets	1,918,990
Other assets	45,789
Liabilities Assumed:
Accrued payroll, accounts payable and accrued expenses	(357,575)
Deferred revenue and client advances	(272,024)
Debt assumed	(2,163,585)
Deferred tax liability	(301,090)
Other liabilities	(50,479)
Noncontrolling interest	(1,571)

Net assets acquired	$1,645,520

inVentiv’s historical consolidated balance sheet as of March 31, 2017 and statement of operations for the three months ended March 31, 2017 reflect the Double Eagle Acquisition purchase accounting, and therefore do not require pro forma adjustment. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 related to the Double Eagle Acquisition are as follows:

(a)	Deferred revenue – Reflects a $4.4 million reduction in revenue due to the fair value adjustment of the deferred revenue balance.

(b)	Direct Costs – Adjustment of $3.8 million reflects the additional depreciation expense to be recorded in direct costs related to the step-up in fair value of the tangible fixed assets acquired.

(c)	SG&A –The adjustment to SG&A is comprised of the following:

(in thousands)
Amortization (i)	$186,974
Management fee (ii)	(848)
Accretion expense (iii)	3,136
Depreciation (iv)	3,982
Transaction expenses (v)	(46,200)

Pro forma adjustment	$147,044

(i)	Amortization – Adjustment reflects the additional amortization expense related to the step-up in fair value of the intangible assets acquired as follows:

		Weighted average	Additional amortization
		amortization period	expense for the year ended
(in thousands)	Fair Value	(years)	12/31/16
Customer relationships	$1,238,200	12.9	$103,291
Technology	28,880	3.0	9,553
Tradenames subject to amortization	50,860	10.0	5,083
Tradenames not subject to amortization	330,900	N/A	—
Backlog	270,150	1.8	128,011

Total	$1,918,990		$245,938
Less: inVentiv historical amortization expense			(58,964)

Pro forma adjustment			$186,974

(ii)	Management fee – Reflects the pro forma adjustment of $3.6 million for the elimination of management fees included in the historical operating results and records the management fee that inVentiv will pay to the Sponsors after the completion of the Double Eagle Acquisition. The annual management fee included in the unaudited pro forma condensed consolidated statement of operations of proforma inVentiv is $2.8 million, calculated as 1% of EBITDA as defined in the new management agreement.

(iii)	Accretion expense – Represents the pro forma adjustment of $3.1 million for accretion expense related to the $67.5 million liability for contingent consideration that was incurred in conjunction with the Double Eagle Acquisition. The expense reflects accretion of the value of the contingent liability using a discount of 6% and estimated cash payments.

(iv)	Depreciation – Adjustment reflects the additional depreciation expense to be recorded in SG&A related to the step-up in fair value of the tangible fixed assets acquired.

(v)	Transaction expenses – Reflects the pro forma adjustment for the elimination of non-recurring transaction expenses related to the Double Eagle Acquisition included in the historical operating results of inVentiv.

(d)	Interest expense –The decrease in pro forma interest expense is as follows:

	Aggregate	Interest expense for
	principle amount	the year ended
(in thousands)	on acquisition date	December 31, 2016
Term Loan B	$1,730,000	$81,866
Senior Notes	675,000	50,625
Amortization of original issue discount - Term Loan B		1,099
Amortization of deferred financing costs - Term Loan B		5,169
Amortization of deferred financing costs - Senior Notes		1,973
Amortization of deferred financing costs - ABL Facility		469

Total pro forma interest expense		141,201
Less: inVentiv historical interest expense		(229,099)

Pro forma adjustment		$(87,898)

(e)	Income tax (expense) benefit – Adjustment reflects the income tax effect of the pro forma adjustments made to the pro forma statements of operations using the U.S. federal statutory tax rate of 35.0% and a blended state tax rate of 3.0%.

Note 4. Accounting Policies and Reclassifications

Management of INC Research performed certain procedures for the purpose of identifying any material differences in significant accounting policies between INC Research and inVentiv, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by INC Research involved a review of inVentiv’s summary of significant accounting policies and preliminary discussion with inVentiv’s management regarding inVentiv’s significant accounting policies to identify material adjustments. INC Research expects to engage in additional discussions with inVentiv’s management to continue to evaluate the impact of inVentiv’s accounting policies on its historical results after completion of the merger. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. The following accounting policy difference has been identified and this adjustment is reflected in the column “Accounting Policy Harmonization and Reclassification”.

(a)	Reimbursable out-of-pocket expenses – Reflects the pro forma adjustment for the accounting policy harmonization of investigator fees, which are costs incurred and passed through to customers on a dollar for dollar basis. inVentiv historically netted the funds received for investigator fees against the related costs. INC Research includes these costs in total operating expenses, and the related reimbursements are reflected in total revenue. To align inVentiv’s historical net presentation with INC Research’s gross presentation for such costs, both revenue and expenses from reimbursable out-of-pocket expenses have been increased by $67.8 million and $189.5 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

Additionally, the historical consolidated financial statements of inVentiv presented herein have been adjusted by reclassifying certain line items in order to conform to INC Research’s financial statement presentation; these reclassifications are reflected in the column “Accounting Policy Harmonization and Reclassification.”

The reclassification adjustments on the unaudited pro forma balance sheet as of ended March 31, 2017 pertain to the following (in thousands):

Financial Statement Item	Reclassification of income taxes receivable and income taxes payable	Reclasification of accrued payroll, accounts payable and accrued expenses	Reclassification to net down accounts receivable with deferred revenue (long term and short term)	Reclassification of current portion of long-term debt	Total pro forma adjustment	Adjustment reference
Accounts receivable unbilled			$(2,008)		$(2,008)	4b
Prepaid expenses and other current assets	1,873				1,873	4c
Income tax receivable	(1,873)				(1,873)	4d
Accounts payable		54,026			54,026	4e
Accrued liabilities	6,887	240,107			246,994	4f
Current portion of notes, capital lease obligations and other financing arrangements				(17,300)	(17,300)	4g
Accrued payroll, accounts payable and accrued expenses		(294,133)			(294,133)	4h
Income taxes payable	(6,887)				(6,887)	4i
Deferred revenue			3,559		3,559	4j
Current portion of long-term debt				17,300	17,300	4k
Non-current income tax liability	(7,919)				(7,919)	4l
Other long-term liabilities	7,919		(5,567)		2,352	4m

The reclassification adjustments on the unaudited pro forma statement of operations for the three month period ended March 31, 2017 pertain to the following (in thousands):

	Reclassification
Financial Statement Item	Amortization	Depreciation	Foreign currency loss	Facilities costs	Restructuring costs	IT	Transaction costs	Total pro forma adjustment	Adjustment reference
Direct costs (i)		$(6,749)		$9,827	$(500)	$3,967		$6,545	4n
Selling, genereal, and administrative	(69,670)	(8,054)	(2,947)	(9,827)	(3,700)	(3,967)	(4,200)	(102,365)	4o
Restructuring, CEO transition and other costs					4,200			4,200	4p
Transaction expenses							4,200	4,200	4q
Depreciation		14,803						14,803	4r
Amortization	69,670							69,670	4s
Other (expense) income, net			(2,947)					(2,947)	4t

(i)	inVentiv’s historical statement of operations classifies direct costs as “Cost of revenues”, which includes depreciation and amortization expense.

The reclassification adjustments on the unaudited pro forma statement of operations for the year ended December 31, 2016 pertain to the following (in thousands):

	Reclassification
Financial Statement Item	Amortization	Depreciation	Foreign currency gain	Facilities costs	Restructuring costs	IT	Transaction costs	Total pro forma adjustment	Adjustment reference
Direct costs (i)		$(31,857)		$39,310	$(3,520)	$16,241		$20,174	4n
Selling, general, and administrative	(245,938)	(33,134)	8,830	(39,310)	(14,769)	(16,241)	(9,500)	(350,062)	4o
Restructuring, CEO transition and other costs					18,289			18,289	4p
Transaction expenses							9,500	9,500	4q
Depreciation		64,991						64,991	4r
Amortization	245,938							245,938	4s
Other (expense) income, net			8,830					8,830	4t

(i)	inVentiv’s historical statement of operations classifies direct costs as “Cost of revenues”, which includes depreciation and amortization expense.

Note 5. The Merger – Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the transactions is to be measured at the closing date of the transactions at the then-current market price.

INC Research will issue 49,989,839 of newly issued shares of INC Research common stock to the shareholders of inVentiv. Using the INC Research common stock closing price as of May 26, 2017 of $56.75, and assuming there are 14,113,874 shares of inVentiv common stock, 10,235 inVentiv restricted stock units and 384,501 inVentiv options at closing (based on the facts as of May 26, 2017), the per share merger consideration would be 3.4922, resulting in the issuance of 49,288,866 shares of common stock in exchange for the outstanding shares of inVentiv, 35,743 shares to replace the inVentiv restricted stock units and the issuance of 1,342,765 options to purchase INC Research common stock at an exercise price of $28.64. Based on (1) the closing price of INC Research common stock of $56.75 per share on May 26, 2017, (2) the number of shares of INC Research common stock that will be issued of 49,288,866 and (3) the number of RSUs and stock options accounted for as merger consideration, the total consideration approximates $2.8 billion (using the most recent practicable dates prior to the filing of this proxy statement/prospectus). Changes in the share price of INC Research common stock, or changes in the number of inVentiv’s outstanding shares of common stock, RSUs and stock options could result in material differences in the consideration and, thus, the result of the related business combination.

The following is a preliminary estimate of the consideration to be paid by INC Research:

(in thousands)
Preliminary estimate of fair value of common stock issued (i)	$2,797,102
Preliminary estimate of fair value of equity awards (ii)	2,857

Total consideration transferred	$2,799,959

(i)	Represents the 49,288,866 shares of INC Research common stock that will be issued in connection with the merger with a value of $56.75 at May 26, 2017.

(ii)	Represents the fair value of the pre-combination service portion of the equity awards, comprised of stock options and restricted stock units that will be issued as a result of accelerating employee equity awards upon the close of the merger. The fair value of the post-combination service portion approximates $36.1 million. This amount has been excluded from the unaudited pro forma condensed combined statements of operations as it will be expensed immediately upon completion of the merger as a result of accelerating the vesting of these awards and is not expected to have a recurring impact.

The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by inVentiv’s shareholders when the merger is complete. In accordance with US GAAP, the fair value of equity securities issued as part of the consideration will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share value component different from the $56.75 per share price on May 26, 2017 assumed in the calculation, and that difference may be material. For example, an increase or decrease of 10% in the price of INC Research common stock on the closing date of the merger from the price of INC Research common stock assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the value of the consideration by approximately $279.7 million, which would be reflected as an equivalent increase or decrease to the preliminary estimated value of goodwill.

The following is a summary of the preliminary estimated fair values of the net liabilities assumed:

(in thousands)
Assets Acquired
Cash and cash equivalents	$50,020
Restricted cash	929
Accounts receivable billed	344,493
Accounts receivable unbilled	251,861
Prepaid expenses and other current assets	49,343
Income tax receivable	1,873
Property and equipment	142,880
Intangible assets	2,055,000
Deferred income taxes	23,763
Other long-term assets	42,421
Liabilities Assumed
Current portion of notes, capital lease obligations and other financing arrangements	(37,153)
Accrued payroll, accounts payable and accrued expenses	(294,133)
Income taxes payable	(6,887)
Deferred revenue	(205,277)
Long-term debt, less current portion	(2,439,568)
Deferred income taxes	(355,131)
Capital lease obligations, net of current portion	(35,127)
Non-current income tax liability	(7,919)
Other non-current liabilities	(142,767)
Noncontrolling interests	(1,710)

Net Liabilities Assumed	(563,089)
Goodwill	3,363,048

Total	$2,799,959

INC Research has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the merger. The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable after completion of the merger. INC Research anticipates that the valuations of the assets acquired and liabilities assumed will include, but not be limited to, property, plant, and equipment, customer relationships, tradenames, technology, backlog, and deferred revenue. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final consideration and amounts allocated to assets acquired and liabilities assumed in the merger could differ materially from the preliminary estimated amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the merger from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the merger. In addition, if the value of the acquired assets is higher than the preliminary estimates, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

Note 6. The Merger and Debt Financing – Pro Forma Adjustments

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial information related to the Transactions are as follows:

a)	Cash and cash equivalents – Adjustment reflects the preliminary net adjustment to cash in connection with the Transactions:

(in thousands)
Proceeds from Debt Financing	$2,600,000
Merger related transaction expenses	(62,500)
Debt issuance costs associated with Debt Financing (i)	(40,837)
Repayment of INC Research’s debt (ii)	(490,050)
Repayment of inVentiv’s Term Loan B (iii)	(1,733,075)
Repayment of inVentiv’s Senior Notes (iv)	(299,650)

Pro forma adjustment	$(26,112)

(i)	Consists of (a) $32.8 million of fees to be incurred for the New Term Loan A and the New Term Loan B with an aggregate principal amount of $2.6 billion;(b) $5.5 million of fees that will be incurred in connection with the senior Incremental Credit Facility with an aggregate principal amount of $550 million; and (c) $2.5 million of fees in connection with the New Revolver of approximately $500.0 million
(ii)	Consists of a payment of $475.0 million for the repayment for INC Research’s historical term loan, $15.0 million for borrowings under the historical revolver and accrued interest of $50 thousand.
(iii)	Consists of a payment of $1,725.7 million for the repayment of inVentiv’s Term Loan B aggregate principal amount and accrued interest of $7.4 million
(iv)	Relates to a $270 million redemption of inVentiv’s historical Senior Notes with an aggregate principal amount of $675 million, due 2024, at 107.5% of the redeemed principal amount and accrued interest of $9.4 million.

b)	Prepaid expenses and other current assets – Adjustment reflects the write off of INC Research’s short term portion of the capitalized deferred financing costs of $0.2 million relating to the Debt Financing.

c)

Goodwill – Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the merger. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed, as described in Note 5. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, INC Research will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of inVentiv. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows:

(in thousands)
Consideration transferred	$2,799,959
Less: Fair value of net liabilities assumed	(563,089)

Total estimated goodwill	3,363,048

Less: inVentiv historical goodwill	1,946,088

Pro forma adjustment	$1,416,960

d)	Intangible assets – Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in the merger. The preliminary fair market value was determined using a market approach. The preliminary amounts assigned to the identifiable intangible assets are as follows:

(in thousands)
Customer assets and other (i)	$1,934,000
Tradenames subject to amortization	121,000

Total identifiable intangible assets	$2,055,000

Less: inVentiv historical intangible assets	$(1,822,594)

Pro forma adjustment	$232,406

(i)	Consists of customer relationships, technology, and backlog.

e)	Other long-term assets – Adjustment of $1.3 million reflects (i) the write-off of deferred financing charges of $3.1 million related to inVentiv’s ABL Facility and (ii) the write-off of $0.7 million of deferred financing charges resulting from the future extinguishment of INC Research’s revolving line of credit, partially offset by the addition of $2.5 million of deferred financing charges expected to be incurred in connection with the New Revolver.

f)	Accrued liabilities – Adjustment reflects the payment of (i) $7.4 million and $9.4 million of accrued interest associated with the extinguishment of inVentiv’s Term Loan B and the redemption of 40% of the outstanding principal of inVentiv’s Senior Notes, and (ii) $50 thousand of accrued interest paid in connection with the extinguishment of INC Research’s term loan.

g)	Deferred revenue – Adjustment of $17.0 million represents the adjustment required to reflect the new combined company’s future performance obligation at fair value. The revenue associated with this downward adjustment will not be recognized by the new combined company post-merger.

h)	Current portion of long-term debt – Adjustment reflects a net increase of $2.1 million related to the current portion of the Debt Financing, partially offset by repayment of the current portion of InVentiv’s Term Loan B. See Note 6(i) for further information.

i)	Long-term debt, less current portion – Adjustment reflects a net increase in long-term debt of $184.3 million related to INC Research’s Debt Financing as follows:

(in thousands)	Current Portion	Long Term Portion	Total
New Term Loan A	$18,750	$731,250	$750,000
New Term Loan B	18,500	1,831,500	1,850,000
New Term Loan A debt issuance costs	—	(10,584)	(10,584)
New Term Loan B debt issuance costs	—	(22,253)	(22,253)

Subtotal adjustments for new debt and related costs	37,250	2,529,913	2,567,163
			—
Write off of deferred financing costs of inVentiv Term Loan B	—	46,956	46,956
Write off of deferred financing costs of inVentiv Senior Notes	—	19,866	19,866
Fair value adjustment for inVentiv Senior Notes	—	56,194	56,194
Less: Repayment of $270 million of $675 million inVentiv Senior Notes	—	(290,250)	(290,250)
Less: Repayment of inVentiv Term Loan B	(17,300)	(1,708,375)	(1,725,675)
Less: Repayment of INC Research’s term loan	(17,813)	(457,187)	(475,000)
Less: Repayment of INC Research’s existing revolving credit facility	—	(15,000)	(15,000)
Less: Write-off of INC Research’s term loan deferred financing costs		2,134	2,134

Subtotal adjustments for existing debt and related costs	(35,113)	(2,345,662)	(2,380,775)

Pro forma adjustment	$2,137	$184,251	$186,388

j)	Deferred income taxes – Adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the pro forma balance sheet, using the U.S. statutory tax rate of 35.0% and a blended state tax rate of 3.7% primarily as indicated in the table below:

(in thousands)	Adjustment to Asset Acquired (Liability Assumed)	Deferred Tax Asset	Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$232,406	$—	$89,941
Estimated fair value adjustment of Senior Notes	(56,194)	21,747	—
Estimated fair value adjustment of deferred revenue	17,000		6,579

Total adjustments to deferred tax liabilities/ assets		$21,747	$96,520

k)	Common stock – Adjustment relates to the $0.01 par value of the 49,288,866 shares of INC Research common stock that will be issued to inVentiv common stockholders and 35,743 shares that will be issued to inVentiv restricted stock holders upon the close of the merger.

l)	Additional Paid In Capital – The preliminary pro forma adjustment to capital in excess of par is calculated as follows:

(in thousands)
Capital in excess of par from the merger (49,288,866 shares of INC Research common stock issued at $56.75, less par value)	$2,796,609
Fair value of inVentiv’s equity awards exercisable for INC Research common stock	38,959
INC’s equity awards exercisable for INC Research common stock	4,085
Less: inVentiv historical additional paid in capital	(1,415,469)

Pro forma adjustment	$1,424,184

m)	Accumulated other comprehensive loss – Adjustment eliminates inVentiv’s historical accumulated other comprehensive loss of $1.1 million.

n)	Accumulated deficit – The pro forma adjustment is calculated as follows:

(in thousands)
Estimated fees and expenses expected to be incurred by INC Research and inVentiv related to the merger of $40.3 million and $22.2 million, respectively	$(62,500)
Post combination expense related to the accelerated vesting of inVentiv’s equity awards	(36,102)
Write off of INC Research’s capitalized deferred financing costs and original issue discount upon the repayment of its historical loans	(3,033)
Expensed amount of INC Research’s financing costs related to securing the New Incremental
Term Loan	(5,500)
Post combination expense related to the accelerated vesting of INC’s equity awards	(4,085)
Less: inVentiv historical accumulated deficit	82,078

Pro forma adjustment	$(29,142)

The estimated fees and expenses expected to be incurred with respect to the merger and post-combination portion of the compensation expense associated with the acceleration of equity awards have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the Transactions that will not have a continuing impact on the combined entity’s operations.

o)	Sales, general, and administrative expenses – Reflects the removal of $0.9 million and $2.8 million of management fees incurred by inVentiv to the Sponsors for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, which will not be incurred by the combined entity as the agreement will be terminated.

p)	Amortization of intangibles assets – The preliminary amortization expense for the intangible assets acquired in the merger is as follows:

(in thousands)	Preliminary fair value	Weighted average estimated useful life (months)	Year ended December 31, 2016	Three months ended March 31, 2017
Customer asset and other (i)	$1,934,000	81	$288,166	$72,042
Tradenames subject to amortization	121,000	120	12,100	3,025

Total	$2,055,000		300,266	75,067

Less: inVentiv pro forma amortization expense			(245,938)	(69,670)

Pro forma adjustment			$54,328	$5,397

(i)	Consists of customer relationships, technology, and backlog.

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization expense by approximately $28.0 million. In addition, with other assumptions held constant, a one year change in the estimated useful lives of customer assets would change annual amortization expense by approximately $30.0 million.

q)	Interest expense – Reflects the adjustment to interest expense associated with the Debt Financing and subsequent payoff of existing indebtedness with INC Research and inVentiv. The pro forma adjustment for interest expense for the three months ended March 31, 2017 and the year ended December 31, 2016 is as follows:

				Effective annual
				interest expense would
		Interest Expense		change with an
		Year ended December 31,	Three months ended	increase in interest
(in thousands)	Debt Proceeds	2016	March 31, 2017	rate by 1/8%
New Term Loan A	$750,000	$(27,803)	$(6,826)	$(927)
New Term Loan B	1,850,000	(78,265)	(19,443)	(2,326)
Senior Notes	405,000	(30,375)	(7,594)	N/A
Amortization of deferred financing costs - New Term Loan A		(1,922)	(498)	19
Amortization of deferred financing costs - New Term Loan B		(2,879)	(734)	18
Amortization of deferred financing costs - New Revolver		(500)	(125)	—
Amortization of fair value premium on the Senior Notes		3,597	933	—
Less: INC historical interest expense		12,016	3,100	—
Less: inVentiv pro forma interest expense		141,201	37,224	—

Pro forma adjustment		$15,070	$6,037	$ (3,216)

r)	Income tax expense (benefit) – Adjustment reflects the income tax effect of the pro forma adjustments made to the pro forma statements of operations using the U.S. federal statutory tax rate of 35.0% and a blended state tax rate of 3.7%.

s)	Basic and diluted net income/(loss) per common share – The unaudited pro forma adjustment for basic weighted average shares outstanding relate to the INC Research common stock of 49,288,866 that will be issued to inVentiv common stockholders and 35,743 shares that will be issued to restricted stock holders upon the close of the merger.

The unaudited pro forma adjustment for the diluted weighted average shares outstanding is as follows:

	Year ended December 31,	Three months ended
(in thousands)	2016	March 31, 2017
Pro forma adjustment to weighted average shares for combined diluted EPS	49,324	49,324
Reversal of INC Research’s equity awards’ dilutive impact on historical earnings per share	(1,579)	(1,108)

Pro forma adjustment	47,745	48,216

The historical INC Research diluted weighted average shares outstanding included the dilutive effect of equity awards as it was in a net income position.

OTHER MATTERS

Other than those matters set forth in this proxy statement, the Board is not aware of any additional matters to be submitted before the special meeting. If any other matters properly come before the INC Research stockholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Board.

FUTURE STOCKHOLDER PROPOSALS

INC Research stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and the bylaws of INC Research.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in INC Research’s proxy solicitation materials for the 2018 annual meeting of stockholders, it must be delivered to INC Research’s principal executive offices located at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 by December 15, 2017; provided, however, that if the date of the 2018 annual meeting is more than 30 days before or after May 23, 2018, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2018 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by INC Research.

INC Research’s bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary of INC Research (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not more than 120 days before the meeting and not later than the first to occur of the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders.

Management’s proxy holders for the 2018 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which INC Research does not have notice on or before February 23, 2018.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact our Corporate Secretary either by calling 1-919-876-9300 or by mailing a request to Attn: Corporate Secretary, INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547. Upon written or oral request to the Corporate Secretary, INC Research will provide a separate copy of this proxy statement. In addition, stockholders at a shared address who receive multiple copies of the proxy statement may request to receive a single copy of proxy statements in the future in the same manner as described above.

WHERE YOU CAN FIND MORE INFORMATION

INC Research files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that INC Research files at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. INC Research’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review INC Research’s SEC filings on its website at www.incresearch.com. Information included on INC Research’s website is not a part of, and is not incorporated in, this proxy statement.

The SEC allows INC Research to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that INC Research has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about INC Research and its financial condition.

The following documents listed below that INC Research has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	Quarterly Report on Form 10-Q, for the quarterly period ended, March 31, 2017, filed with the SEC on May 10, 2017, and Amendment No. 1 thereto, filed with the SEC on May 11, 2017;

•	Proxy Statement on Schedule 14A for INC Research’s Annual Meeting of Stockholders, filed with the SEC on April 13, 2017 and Additional Materials to Proxy Statement on Schedule A14A, filed with the SEC on May 10, 2017; and

•	Current Reports on Form 8-K, filed with the SEC on February 8, 2017, February 28, 2017, March 3, 2017, April 6, 2017, May 10, 2017, May 11, 2017, and May 24, 2017.

All documents that INC Research files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of INC Research’s Current Reports on Form 8-K, filed with the SEC on February 28, 2017, May 10, 2017 and May 11, 2017, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from INC Research without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from INC Research at the following address:

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Telephone: (919) 876-9300

Attn: Corporate Secretary

If you would like to request documents, please do so by [●], 2017 to receive them before the special meeting. If you request any incorporated documents, INC Research undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of INC Research common stock at the special meeting of INC Research’s stockholders. INC Research has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

MISCELLANEOUS

INC Research has supplied all information relating to INC Research, and inVentiv has supplied, and INC Research has not independently verified, all of the information relating to inVentiv contained in this proxy statement.

Annex A	Agreement and Plan of Merger, dated May 10, 2017, between INC Research Holdings, Inc. and Double Eagle Parent, Inc.

Annex B	Opinion, dated May 9, 2017, of Centerview Partners LLC

Annex C	Certificate of Incorporation

Annex D	Bylaws

INVENTIV FINANCIAL STATEMENTS

INDEX

Page
Independent Auditors’ Report	F-2

Consolidated Balance Sheets as of December 31, 2016 and 2015	F-3

Consolidated Statements of Operations for the periods January 1, 2016 through November 8, 2016 (Predecessor) and November 9, 2016 through December 31, 2016 (Successor) and for the years ended December 31, 2015 and 2014 (Predecessor)

F-4

Consolidated Statements of Comprehensive Loss for the periods January 1, 2016 through November 8, 2016 (Predecessor) and November 9, 2016 through December 31, 2016 (Successor) and for the years ended December 31, 2015 and 2014 (Predecessor)

F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for the periods January 1, 2016 through November 8, 2016 (Predecessor) and November 9, 2016 through December 31, 2016 (Successor) and for the years ended December 31, 2015 and 2014 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the periods January 1, 2016 through November 8, 2016 (Predecessor) and November 9, 2016 through December 31, 2016 (Successor) and for the years ended December 31, 2015 and 2014 (Predecessor)

F-7

Notes to Consolidated Financial Statements	F-8

Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-44

Condensed Consolidated Statements of Operations for the three months ended March 31, 2017 (Successor) and the three months ended March 31, 2016 (Predecessor)	F-45

Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2017 (Successor) and the three months ended March 31, 2016 (Predecessor)	F-46

Condensed Consolidated Statements of Stockholders’ Equity as of March 31, 2017 and December 31, 2016	F-47

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 (Successor) and the three months ended March 31, 2016 (Predecessor)	F-48

Notes to Unaudited Condensed Consolidated Financial Statements	F-49

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Double Eagle Parent, Inc.

Boston, Massachusetts

We have audited the accompanying balance sheets of Double Eagle Parent, Inc. and its subsidiaries (the “Company”), as of December 31, 2016 (Successor) and 2015 (Predecessor), and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the period from November 9, 2016 through December 31, 2016 (Successor), the period from January 1, 2016 through November 8, 2016 (Predecessor), and the years ended December 31, 2015 and 2014 (Predecessor).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Double Eagle Parent, Inc. and its subsidiaries as of December 31, 2016 (Successor) and 2015 (Predecessor), and the results of their operations and their cash flows for the period from November 9, 2016 through December 31, 2016 (Successor), the period from January 1, 2016 through November 8, 2016 (Predecessor), and the years ended December 31, 2015 and 2014 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

June 9, 2017

Boston, Massachusetts

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$58,551	$121,317
Restricted cash	570	1,607
Accounts receivable, net of allowances for doubtful accounts of $1,729 and $5,395 at December 31, 2016 and 2015, respectively	389,926	359,081
Unbilled services	220,224	207,465
Prepaid expenses and other current assets	687,349	42,930
Income tax receivable	1,963	1,076

Total current assets	1,358,583	733,476
Property and equipment, net	167,426	142,032
Goodwill	1,950,237	895,369
Intangible assets, net	1,888,573	334,646
Non-current deferred tax assets	1,966	10,032
Other assets	44,290	37,134

Total assets	$5,411,075	$2,152,689

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes, capital lease obligations and other financing arrangements	$670,227	$23,333
Accrued payroll, accounts payable and accrued expenses	354,655	333,726
Income taxes payable	4,976	5,484
Deferred revenue and client advances	229,875	246,656

Total current liabilities	1,259,733	609,199
Capital lease obligations, net of current portion	47,775	45,258
Long-term debt, net of current portion	2,318,877	2,101,885
Non-current income tax liability	7,545	5,942
Deferred tax liability	274,885	73,360
Other non-current liabilities	138,190	88,153

Total liabilities	4,047,005	2,923,797

Commitments and contingencies (Note 11 and 12)
Double Eagle Parent, Inc. stockholders’ equity (deficit):
Common stock, $.0001 and $.01 par value, 16,000,000 and 81,000,000 shares authorized, 14,113,874 and 58,345,669 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	583
Additional paid-in-capital	1,412,703	573,157
Accumulated deficit	(41,360)	(1,309,136)
Accumulated other comprehensive loss	(9,097)	(37,340)

Total Double Eagle Parent, Inc. stockholders’ equity (deficit)	1,362,247	(772,736)
Noncontrolling interest	1,823	1,628

Total stockholders’ equity (deficit)	1,364,070	(771,108)

Total liabilities and stockholders’ equity (deficit)	$5,411,075	$2,152,689

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405
Reimbursed out-of-pocket expenses	57,641	303,665	326,955	266,786

Total revenues	351,735	2,202,225	2,321,273	2,073,191

Operating expenses:
Cost of revenues	222,804	1,301,108	1,326,782	1,203,636
Reimbursable out-of-pocket expenses	57,641	303,665	326,955	266,786
Selling, general and administrative expenses	92,220	467,596	525,229	529,366
Impairment of goodwill	—	65,515	33,964	15,795
Impairment of long-lived assets	—	2,467	35,193	8,228

Total operating expenses	372,665	2,140,351	2,248,123	2,023,811

Operating income (loss)	(20,930)	61,874	73,150	49,380
Loss on extinguishment of debt and refinancing costs	—	(1,001)	—	(10,062)
Interest expense	(43,463)	(188,634)	(228,287)	(217,473)
Interest income	(3)	364	88	424
Other income	—	—	11,318	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(64,396)	(127,397)	(143,731)	(177,731)
Income tax (provision) benefit	23,334	(15,147)	(5,567)	(2,507)

Income (loss) before income (loss) from equity investments	(41,062)	(142,544)	(149,298)	(180,238)
Income (loss) from equity investments	—	9	(1,279)	(404)

Income (loss) from continuing operations	(41,062)	(142,535)	(150,577)	(180,642)
Net income (loss) from discontinued operations, net of tax	—	—	—	(8,163)

Net income (loss)	(41,062)	(142,535)	(150,577)	(188,805)
Less: Net (income) loss attributable to the noncontrolling interest	(298)	(760)	(891)	(830)

Net income (loss) attributable to Double Eagle Parent, Inc.	$(41,360)	$(143,295)	$(151,468)	$(189,635)

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net income (loss)	$(41,062)	$(142,535)	$(150,577)	$(188,805)
Other comprehensive income (loss):
Foreign currency translation adjustment	(9,097)	(2,745)	(9,963)	(16,848)

Total other comprehensive income (loss)	(9,097)	(2,745)	(9,963)	(16,848)

Total comprehensive income (loss)	(50,159)	(145,280)	(160,540)	(205,653)

Less: Comprehensive (income) loss attributable to the noncontrolling interest	(298)	(760)	(891)	(830)

Comprehensive income (loss) attributable to Double Eagle Parent, Inc.	$(50,457)	$(146,040)	$(161,431)	$(206,483)

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

			Additional	Accumulated	Accumulated Other	Non-
		Common	Paid-In	Equity	Comprehensive	controlling
	Shares	Stock	Capital	(Deficit)	Loss	Interest	Total

Predecessor
Balance at December 31, 2013	58,345,669	$583	$568,725	$(968,033)	$(10,529)	$1,217	$(408,037)
Net income (loss)	—	—	—	(189,635)	—	830	(188,805)
Foreign currency translation adjustment	—	—	—	—	(16,848)	—	(16,848)
Stock-based compensation expense	—	—	556	—	—	—	556
Distributions to noncontrolling interest	—	—	—	—	—	(653)	(653)

Balance at December 31, 2014	58,345,669	583	569,281	(1,157,668)	(27,377)	1,394	(613,787)
Net income (loss)	—	—	—	(151,468)	—	891	(150,577)
Foreign currency translation adjustment	—	—	—	—	(9,963)	—	(9,963)
Stock-based compensation expense	—	—	3,876	—	—	—	3,876
Distributions to noncontrolling interest	—	—	—	—	—	(657)	(657)

Balance at December 31, 2015	58,345,669	583	573,157	(1,309,136)	(37,340)	1,628	(771,108)
Net income (loss)	—	—	—	(143,295)	—	760	(142,535)
Foreign currency translation adjustment	—	—	—	—	(2,745)	—	(2,745)
Exercise of stock options	11,686	1	25	—	—	—	26
Stock-based compensation expense	—	—	25,013	—	—	—	25,013
Distributions to noncontrolling interest	—	—	—	—	—	(817)	(817)

Balance at November 8, 2016	58,357,355	$584	$598,195	$(1,452,431)	$(40,085)	$1,571	$(892,166)

Successor
Balance at November 9, 2016	—	$—	$—	$—	$—	$1,571	$1,571
Net income (loss)	—	—	—	(41,360)	—	298	(41,062)
Foreign currency translation adjustment	—	—	—	—	(9,097)	—	(9,097)
Equity contribution	14,113,874	1	1,411,469	—	—	—	1,411,470
Stock-based compensation expense	—	—	1,234	—	—	—	1,234
Distributions to noncontrolling interest	—	—	—	—	—	(46)	(46)

Balance at December 31, 2016	14,113,874	$1	$1,412,703	$(41,360)	$(9,097)	$1,823	$1,364,070

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Cash flows from operating activities:
Net income (loss)	$(41,062)	$(142,535)	$(150,577)	$(188,805)
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities:
(Income) loss from discontinued operations, net of tax	—	—	—	8,163
Depreciation	9,253	47,927	47,536	40,583
Amortization of intangible assets	27,786	31,178	47,552	66,732
Amortization of deferred financing costs and original issue discount/premium	130	16,261	19,033	18,635
Impairment of goodwill	—	65,515	33,964	15,795
Impairment of long-lived assets	—	2,467	35,193	8,228
Payment-in-kind interest	—	8,025	65,508	22,984
Gain on sale of business	—	—	(11,318)	—
(Gain) loss on disposal of assets	(69)	2,511	810	244
Stock-based compensation expense	1,234	25,013	3,876	556
(Gain) loss on extinguishment of debt	—	1,001	—	3,537
Deferred taxes	(23,789)	8,144	(2,744)	4,638
Other non-cash adjustments	363	(2,570)	1,596	(4,618)
Changes in assets and liabilities, net
Accounts receivable, net	(12,111)	(24,882)	(67,726)	(37,141)
Unbilled services	(618)	(15,444)	(31,567)	(10,249)
Prepaid expenses and other current assets	10,548	862	(7,286)	(547)
Accrued payroll, accounts payable and accrued expenses	(17,546)	33,097	58,836	(4,406)
Net change in income tax receivable and non-current income tax liability	319	(420)	4,135	(1,734)
Deferred revenue and client advances	(7,325)	25,784	59,969	12,762
Other, net	(1,108)	4,759	(55)	(1,404)

Net cash provided by (used in) continuing operations	(53,995)	86,693	106,735	(46,047)
Net cash provided by (used in) discontinued operations	—	—	—	(7,988)

Net cash provided by (used in) operating activities	(53,995)	86,693	106,735	(54,035)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,193,214)	—	—	—
Funds held in deposit for debt repayment	(639,063)	—	—	—
Purchases of property and equipment	(5,555)	(23,623)	(39,279)	(33,089)
Proceeds from sale of business	—	—	14,251	—
Proceeds from vehicle sales and rebates on vehicle leases	—	7,149	17,731	12,190
Proceeds from sale of investments	—	—	2,024	—
Purchase of investments	—	—	—	(2,625)
Other, net	1,058	(39)	39	163

Net cash provided by (used in) investing activities	(1,836,774)	(16,513)	(5,234)	(23,361)

Cash flows from financing activities:
Repayments on capital leases	(1,617)	(29,471)	(29,417)	(17,866)
Borrowings under line of credit	30,000	40,000	153,000	369,000
Repayment on line of credit	(45,000)	(25,000)	(153,000)	(369,000)
Payment on installment note and contingent consideration related to acquisition	(534)	(2,000)	(2,500)	(1,500)
Proceeds from issuances of debt	1,723,644	464	2,444	2,776
Payment of debt issuance costs	(64,711)	—	(1,771)	(2,428)
Equity contribution	1,038,030	—	—	—
Repayment of debt and other financing arrangements	(1,446,266)	(102,400)	(2,800)	(4,859)
Repurchase of Notes	—	(22,790)	—	—
Issuance of notes payable	675,000	—	—	50,000
Other, net	(45)	(793)	(657)	(653)

Net cash provided by (used in) financing activities	1,908,501	(141,990)	(34,701)	25,470

Effects of foreign currency exchange rate changes on cash	(4,902)	(3,786)	(2,542)	(7,242)

Net increase (decrease) in cash and cash equivalents	12,830	(75,596)	64,258	(59,168)
Cash and cash equivalents, beginning of year	45,721	121,317	57,059	116,227

Cash and cash equivalents, end of year	$58,551	$45,721	$121,317	$57,059

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,105	$171,214	$145,153	$194,050
Cash paid (refund) for income taxes	378	7,558	2,903	(1,273)
Supplemental disclosure of non-cash activities:
Business combination consideration for contingent and deferred payments	81,331	—	—	—
Issuance of Junior Lien Secured Notes for backstop fees	—	—	—	7,000
Vehicles acquired through capital lease agreements	1,802	46,057	52,806	35,532
Accrued capital expenditures	4,414	1,104	2,666	5,338

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

Notes to Consolidated Financial Statements

1. Organization and Business

Double Eagle Parent, Inc. (“Double Eagle”, or together with its consolidated subsidiaries, the “Company” (including both the Predecessor and Successor periods, as defined below)) is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. The Company provides services through two reportable business segments: Clinical and Commercial. The Company provides a full suite of services to enhance its clients’ ability to successfully develop, launch and market their products. The Company offers its solutions on both a standalone and integrated basis. The Company’s services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trial to the ongoing commercialization of mature products.

On August 4, 2010, inVentiv Group Holdings, Inc. (“inVentiv”)’s subsidiary, inVentiv Acquisition, Inc., merged with and into inVentiv Health, Inc. (“inVentiv Health”), with inVentiv Health as the surviving company (the “THL Acquisition”). Funds affiliated with Thomas H. Lee Partners (‘THL”) held a controlling interest in inVentiv.

On November 9, 2016, inVentiv was acquired by Double Eagle Parent, Inc. (“Parent”), a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc. (“Merger Sub”), with and into inVentiv at the closing of the acquisition (the “Acquisition”). Accordingly, inVentiv became a wholly-owned subsidiary of Parent. Prior to the Acquisition of inVentiv, Parent had substantially no operations other than activities associated with the Acquisition. Upon the Acquisition, the only asset of the Parent is the investment in subsidiaries that hold the direct investment in inVentiv.

Prior to the effective time of the Acquisition, stockholders affiliated with THL and certain other stockholders contributed a portion of their shares of common stock in inVentiv (“Rollover Shares”) in exchange for shares of Parent’s common stock, and at the effective time of the Acquisition all issued and outstanding shares of common stock of inVentiv (including eligible equity awards), other than the Rollover Shares, were cancelled and converted into the right to receive a pro rata portion of the merger consideration. Parent was formed by Advent International GPE VII Limited Partnership, a Cayman Islands exempted limited partnership, which is managed by Advent International Corporation (“Advent”). Upon consummation of the Acquisition, (a) funds affiliated with Advent and funds affiliated with THL beneficially owned, in the aggregate, more than a majority of the outstanding shares of inVentiv common stock, with the remainder being owned by management and other investors and (b) governance rights are shared evenly between Advent and THL. See Note 3 for further information on the Acquisition.

On August 31, 2015, the Company sold inVentiv Patient Access Solutions (“iPAS”), an entity within the Company’s Commercial segment, resulting in a gain on sale of $11.3 million, which was recorded within other income in the consolidated statements of operations. The Company derived net revenues of $11.9 million and $16.1 from iPAS for the years ended December 31, 2015 and 2014, respectively. The disposal of iPAS did not result in a strategic shift that has or will have a material impact on the Company’s consolidated financial position or results of operations. Accordingly, the disposition was not presented as a discontinued operation.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of Double Eagle and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. During the year ended December 31, 2015, the Company recognized a $1.3 million loss on dissolution of a joint venture accounted for under the equity method, which is included in income (loss) from equity investments in the consolidated statements of operations. Investments accounted for under the cost method are recorded at the historical carrying value. The carrying value of both types of investments is recorded in other assets in the consolidated balance sheets and is immaterial. All intercompany transactions have been eliminated in consolidation.

Predecessor and Successor Reporting

The Acquisition was accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of inVentiv were adjusted to their fair value as of November 9, 2016, the day that Parent acquired inVentiv. Prior to the Acquisition, the financial results of inVentiv were not included within the Parent and the Parent has no operations apart from its investment in inVentiv. Accordingly, the consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period before the consummation of the transaction (labeled “Predecessor” for the period January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014) and the period after November 8, 2016 (labeled “Successor” for the period November 9, 2016 through December 31, 2016), to indicate the application of a different basis of accounting between the periods presented. The Predecessor reflects inVentiv prior to the Acquisition. See Note 3 for additional information regarding the Acquisition. Therefore, the Company’s financial information prior to the transaction is not comparable to its financial information subsequent to the transaction.

Discontinued Operations

In 2012, the Company adopted plans to sell its medical management and sample management businesses, which were small non-core businesses within the Commercial segment. The results have been classified and presented as discontinued operations in the accompanying consolidated financial statements for 2014. The cash flows of these businesses are also presented separately in the consolidated statements of cash flows. See Note 4 for additional information.

Revenue Recognition

The Company’s revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. The duration of the Company’s contracts ranges from a few months to several years, depending on the arrangement. The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company’s contracts do not generally contain a refund provision. The Company does not recognize revenue with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenue related to changes in contract scope, which are subject to client approval, is recognized when amounts are determinable and realization is reasonably assured.

The Company recognizes revenue from its service contracts either using a fee-for-service method, proportional performance method, or completed contract method. For fee-for-service contracts, representing approximately two-thirds of net revenues, the Company records revenue as contractual items (i.e., “units”) are delivered to the client, or, in the event the contract is time and materials based, when labor hours are incurred. The Company uses the proportional performance method, representing approximately one-third of net revenues, when its fees for a service obligation are fixed pursuant to the contractual terms. Revenue is recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, the Company compares effort expended through that date to estimated total effort to complete the contract. The Company believes the best indicator of effort expended to complete its performance requirement related to its contractual obligation are the actual units delivered to the client, or the incurrence of labor hours when no other pattern of performance exists. In the event the Company uses labor hours as the basis for determining proportional performance, the Company estimates the number of hours remaining to complete its service obligation. Actual hours incurred to complete the service requirement may differ from the Company’s estimate, and such differences are accounted for prospectively. Examples of output measures the Company uses are site or investigator recruitment, patient enrollment, data management or other deliverables common to its clinical segment. The Company uses the completed contract method when fees are not determinable until all services are delivered to the client, or, when there is uncertainty with respect to the Company’s ability to deliver the services to the client. The completed contract method is used only for a limited number of arrangements.

The Company enters into multiple element arrangements in which the Company is engaged to provide multiple services under one agreement. In such arrangements, the Company records revenue as each separate service, or an element, is delivered to the client. Such arrangements are predominantly within the Company’s Commercial segment where the Company is engaged to provide recruiting, deployment, and detailing services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated at inception to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price the Company charges when the deliverable is sold separately. When VSOE is not available to determine selling price, the Company uses relevant third-party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, the Company uses its best estimate of selling price (“BESP”), which generally consists of an expected margin on the cost of services.

The Company’s contracts frequently undergo modifications as the work progresses due to changes in the scope of work being performed. The Company does not recognize revenue related to contract modifications until client acceptance and payment is deemed reasonably assured.

The Company may offer volume and other discounts to its large clients based on annual volume thresholds or other metrics. The Company records an estimate of the rebate as a reduction of revenue based on the estimated rebate earned during the period.

Most contracts may be terminated with advance notice from a client. In the event of termination, the Company’s contracts generally require payment for services rendered through the date of termination.

Deferred Revenue and Client Advances

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event the Company bills or receives cash in advance of the services being performed or expenses incurred, the Company records a liability denoted as deferred revenue and client advances in the accompanying consolidated balance sheets and recognizes revenue as the services are performed and any reimbursable expenses are incurred. For certain agreements, the Company is entitled to additional compensation if certain performance-based criteria are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such revenues are deferred until the Company determines it has met the performance-based criteria and the other revenue recognition criteria described above.

Reimbursable Revenues and Reimbursable Out-Of-Pocket Expenses

The Company records reimbursable revenues and reimbursable out-of-pocket expenses as a separate revenue and expense line in the consolidated statements of operations when the Company is the primary obligor in such transactions. This amount consists of such items as pass through travel expenses and other out-of-pocket costs that are reimbursed by clients.

As is customary in the industry, the Company routinely enters into separate agreements on behalf of its clients with independent physician investigators in connection with clinical trials. The funds received for investigator fees are netted against the related cost because such fees are the obligation of the Company’s clients, without risk or reward to the Company. The Company is not obligated either to perform the service or to pay the investigator in the event of default by the client. In addition, the Company does not pay the independent physician investigator until funds are received from the client.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which revenue has been recognized but amounts have not been billed. The portion of unbilled services that are anticipated to be collected after one year and the portion of unbilled services that relate to modifications that have not been fully approved are de minimis. Billed receivables represent amounts the Company invoiced its client according to contractual terms. The Company evaluates its receivables for collectability based on specific client circumstances, credit conditions, history of write-offs and collections. The Company records a provision for bad debts to record the receivable based on the amount the Company deems probable of collection.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents are comprised principally of amounts in operating cash accounts that are stated at cost, which approximates fair value, and have original maturities of three months or less.

In addition to cash equivalents, the Company held $0.6 million and $1.6 million at December 31, 2016 and 2015, respectively, of restricted cash that collateralizes certain security deposits and obligations.

Cash Pooling

The Company and certain of its international subsidiaries entered into a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At December 31, 2016, the Company’s net cash position in the pool of $35.6 million, defined as the gross cash position in the pool of $134.1 million less borrowings of $98.5 million, is reflected as cash and cash equivalents in the consolidated balance sheet.

Property and Equipment

Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to seven years; computer equipment and software over two to seven years; and leasehold improvements over the shorter of the term of the lease or the estimated useful lives of the improvements. The Company amortizes the cost of vehicles under capital leases on a straight-line basis over their estimated useful lives, which is generally equal to or less than the applicable lease term.

Business Combinations

The Company accounts for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements reflect the results of operations of the acquired business from the date of the acquisition.

The judgments that the Company makes in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact earnings in periods following a business combination. The Company generally uses either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

The Company records contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as an adjustment to selling, general and administrative (“SG&A”) expenses within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are the result of updates to the achievement of expected financial metrics.

Significant judgment is employed in determining the appropriateness of these valuation assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in these valuation assumptions could have an impact on the Company’s financial statements. See Note 3 for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and other indefinite-lived intangible assets, such as tradenames, are assessed annually for potential impairment on October 1 or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant client, a significant change to the Company’s regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy. Goodwill is tested for impairment at the reporting unit level, which is one level below the operating segment level. The Company identified 12 reporting units with goodwill assigned at December 31, 2016.

As part of the Company’s annual goodwill impairment testing, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, performance of the two-step quantitative impairment test is required. The first step compares the fair value of the reporting unit to its carrying value. If the carrying value exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, the Company allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference. See Note 5 for additional information.

Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. As part of the Company’s annual indefinite-lived intangible impairment testing, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of the intangible is less than its carrying value. Qualitative factors include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If the carrying amount of indefinite-lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the use of estimates. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. See Note 6 for additional information.

Long-lived Assets

The Company reviews its long-lived assets, including finite-lived intangible assets and property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include sustained operating losses or a significant change in the use of an asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Should we determine that the carrying values of held-for-use long-lived assets may not be recoverable, we will measure any impairment based on a projected discounted cash flow method. We may also estimate fair value based on market prices for similar assets, as appropriate. Significant judgments are required to estimate future cash flows, including the selection of appropriate discount rates, projected cash flows from the use of an asset and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for these assets. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value. See Note 6 for additional information.

Customer Relationships

An important element in most of the Company’s acquisition agreements are customer relationships, which primarily arise from the allocation of the purchase price of the respective businesses acquired. Customer relationships are finite-lived intangible assets.

The valuation of the Company’s customer relationships and the determination of their appropriate useful lives require substantial judgment. In the Company’s evaluation of the appropriate useful lives of these assets, the Company considers the nature and terms of the underlying agreements; the historical breadth of the respective customer relationships; and the projected growth of the customer relationships. The Company determines the useful lives of the customer relationships by analyzing historical customer attrition rates. The Company amortizes its customer relationships over their estimated useful lives using a straight-line method, which generally ranges from three to fifteen years. For these customer relationships, evaluations for impairment are performed if facts and circumstances indicate that the carrying value may not be recoverable.

Restructuring Charges

Restructuring charges are primarily related to consolidation or relocation of operations, discontinued service offerings and reductions in force. These restructuring charges are based on estimates of the expected costs associated with site closure, severance payments, or other costs directly related to the restructuring. The costs incurred by the Company to terminate a lease prior to the end of the lease term are recognized when the lease agreement is terminated in accordance with the lease terms. In instances whereby the Company exits a real estate facility prior to lease termination, a liability is recorded at the cease-use date. The Company recognizes restructuring charges related to employee-severance and related costs pursuant to its ongoing benefit arrangements. Accordingly, a liability for termination benefits under an ongoing benefit arrangement is recognized when the likelihood of future settlement is probable and the amount of the related benefits is reasonably estimable. An employee action is recorded at the point in time when approvals are obtained, the employee groups affected are identified and the benefits to be paid are reasonably expected to be known by the affected employees.

Claims and Insurance Accruals

The Company maintains self-insured retention limits for certain insurance policies including employee medical, automobile insurance and workers’ compensation. The liabilities associated with the risk retained by the Company are estimated, in part, based on historical experience, third-party actuarial analysis, demographics, nature and severity, past experience and other assumptions, which have been consistently applied. The liabilities for self-funded retention are included in claims and insurance reserves based on claims incurred and recorded in accrued payroll, accounts payable and accrued expenses in the consolidated balance sheets. Liabilities for unsettled claims and claims incurred but not yet reported are actuarially determined using current workers’ compensation and auto liability claims activity. Reserves are estimated based on management’s evaluation of the nature and severity of individual claims and historical experience. However, these estimated accruals could be significantly affected if the Company’s actual costs differ from these assumptions. A significant number of these claims typically take several years to develop and even longer to ultimately settle. The Company believes its estimation methodology is reasonable; however, assumptions regarding severity of claims, medical cost inflation, as well as specific case facts can create short-term volatility in estimates. The amounts are immaterial as of December 31, 2016 and 2015.

Asset Retirement Obligations

The Company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and normal use of those assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flows and its present value is accreted over the life of the related lease as SG&A expense. At December 31, 2016 and 2015, the Company recorded asset retirement obligations of $3.6 million and $4.3 million, respectively. The amounts recognized are based on certain estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income to recover the deferred tax assets, including income generation prior to the expiration of any loss carryforwards or capital losses. The deferred tax asset may be reduced in the future if estimates of future taxable income during the carryforward period decrease. Deferred tax assets and liabilities are classified as noncurrent assets or liabilities in the consolidated balance sheet.

Income tax benefits are recognized when the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. In addition, the Company maintains reserves for uncertain tax benefits, which are included in non- current income tax liability in its consolidated balance sheets. The Company periodically reviews these reserves to determine if adjustments to these balances are necessary. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Foreign Currency Translation

The financial statements of the Company’s subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At December 31, 2016 and 2015, the accumulated other comprehensive loss related to foreign currency translation adjustments were approximately $9.1 million and $37.6 million, respectively. Foreign currency transaction gains (losses) were $3.4 million, $5.4 million, $(0.6) million and $(0.3) million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively, and are included in SG&A expenses within the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements approximate fair value because of the relatively short maturity of these instruments or consistency of the terms of such instruments and current market rates. For disclosure purposes, the Company estimates the fair value of its long-term debt based upon quoted market prices for the same or similar issues, or on the current rates offered for debt with the same remaining maturities. Contingent consideration obligations are carried at fair value based on the Company’s estimate of the amount and timing of the potential payments.

Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s clients. The Company does not require collateral or other security to support client receivables. Pfizer Inc. accounted for approximately 16%, 12% and 10% of the Company’s net revenues for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016 and December 31, 2015, respectively, and Eli Lilly and Company accounted for approximately 10% of the Company’s net revenues for the Predecessor period ended December 31, 2014. For the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, our top 10 clients accounted for approximately 65%, 58%, 54% and 48% of our revenues, respectively. As of December 31, 2016 and 2015, one client represented approximately 10% and 12% of the accounts receivable balance, respectively.

Share-Based Payment Awards

The Company recognized $1.2 million, $26.4 million, $4.3 million and $0.6 million of share-based compensation expense for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company accounts for its share-based compensation under the fair value method and uses the Black-Scholes option pricing model to value its options, or the Monte Carlo model for awards that include market conditions, to estimate the fair value of the share-based awards. Due to the absence of an active market for the Company’s common stock, the fair value of its common stock for purposes of determining the exercise price for award grants was determined based on a number of factors, including: the common stock underlying the award involved illiquid securities in a private company; results of operations and financial position; material business risks; the status of implementation of the Company’s business strategy; market performance of comparable publicly traded companies and recently completed mergers and acquisitions of comparable companies; the likelihood of achieving a liquidity event for the holders of the Company’s common stock given prevailing market conditions; and external market conditions affecting the industry.

Use of Forecasted Financial Information in Accounting Estimates

The use of forecasted financial information is inherent in many of the Company’s accounting estimates, including but not limited to, determining the estimated fair value of goodwill and intangible assets that is used in the Company’s impairment analysis, matching intangible asset amortization to underlying benefits (e.g., sales and cash inflows) and evaluating the realizability of deferred tax assets. In addition, forecasts are inherent in the application of acquisition accounting. Such forecasted financial information is comprised of numerous assumptions regarding the Company’s future revenues, operational results and cash flows. Management believes that its financial forecasts used for such purposes are reasonable and appropriate based upon current facts and circumstances. Because of the inherent nature of forecasts, however, actual results may differ from these forecasts.

Use of Estimates

The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining items such as revenue recognition, reserves for accounts receivable, certain assumptions related to goodwill and intangible assets, deferred tax asset valuation, claims and insurance accruals, stock-based compensation and amounts recorded for contingencies and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350) to simplify the test for goodwill impairment. ASU 2017-04 removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted after January 1, 2017. The Company is currently evaluating the impact of adopting ASU 2017-04 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) to clarify the definition of a business. ASU 2017-01 adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 will be applied on a prospective basis and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to reduce diversity existed in the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The impact of this guidance on the Company’s consolidated statement of cash flows is not material.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15) to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new standard on the Company’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”) to update its guidance on recognition and measurement of financial assets and liabilities, and replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-13 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718) (“ASU 2016-09”) to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-09 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”) to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. The adoption of this standard is expected to have a material impact on the Company’s consolidated balance sheets, and its potential impact is currently being evaluated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition (“ASU 2014-09”). ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017 for public business entities. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. In May 2016, the FASB issued ASU 2016-12 which provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In December 2016, the FASB issued ASU 2016-20 which provides guidance for technical corrections and improvements to ASU 2014-09 to increase stakeholders’ awareness of the proposals and to expedite the improvements. The Company is currently evaluating the impact of adopting the new revenue recognition standard on the Company’s consolidated financial position and results of operations.

3. Acquisition

On November 9, 2016, inVentiv was acquired by Parent, a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

Double Eagle Acquisition

Upon consummation of the Acquisition, each share of common stock, par value $0.01 per share, of inVentiv issued and outstanding immediately prior to the effective date of the Acquisition (including eligible equity awards), other than the Rollover Shares, were converted into the right to receive an amount, in cash, equal to the pro rata portion of the merger consideration plus the pro rata portion of any contingent purchase price and other post-closing payments and adjustments.

Concurrently with the closing of the Acquisition, the Company (i) entered into a 7-year $1,730.0 million principal amount term loan B (“Term Loan B”), (ii) entered into a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish the Company’s term loan B of approximately $575.3 million, (2) extinguish the Company’s $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

The Company incurred approximately $48.9 million of acquisition-related costs for investment banker fees, legal expenses and transaction bonuses, which were expensed as incurred and included in SG&A expenses in the consolidated statement of operations in the Predecessor period from January 1, 2016 to November 8, 2016. The Company incurred approximately $17.5 million of acquisition-related costs for bridge financing fees, commitment fees and legal expenses, included in SG&A expenses of $5.6 million and interest expenses of $11.9 million in the consolidated statement of operations in the Successor period from November 9, 2016 to December 31, 2016.

In connection with the Acquisition, the fair value of the contingent obligation payable to former stockholders of inVentiv, is preliminarily estimated to have a fair value of $70.5 million at Acquisition. The contingent obligation is based on the future realization of certain transaction tax deductions, as defined in the merger agreement. As such transaction tax deductions are realized as a result of reducing federal or state taxes payable, the Company is obligated to make payments to the former stockholders of inVentiv. The amount of such transaction tax deductions is estimated to be $193.0 million ($75.0 million of estimated net tax benefits), but in no event is permitted to exceed $220.0 million, and will be paid to the sellers when such deduction reduces taxes payable.

The purchase price, as adjusted, consisted of the following (in thousands):

Initial cash portion of consideration	$1,193,214
Rollover shares	373,440
Working capital and other purchase price adjustments	11,358
Estimated contingent purchase price	70,508

Total purchase price	1,648,520

The following table summarizes the preliminary determination of the fair values of the net assets acquired at the date of the acquisition (in thousands):

Fair Value
Assets Acquired:
Cash and cash equivalents	$45,721
Restricted cash	1,572
Accounts receivable	378,906
Unbilled services	220,368
Other current assets	62,434
Property and equipment	168,358
Goodwill	1,951,885
Other identifiable intangible assets	1,918,740
Other assets	45,671
Liabilities Assumed:
Accrued payroll, accounts payable and accrued expenses	(356,497)
Deferred revenue and client advances	(273,054)
Debt assumed	(2,163,585)
Deferred tax liability	(299,949)
Other liabilities	(50,479)
Noncontrolling interest	(1,571)

Net Assets Acquired	$1,648,520

The other identifiable intangible assets consisted of the following (in thousands):

		Weighted Average
		Amortization
	Fair Value	Period
Customer relationships	$1,209,900	12.8 years
Technology	28,880	3.0 years
Tradenames subject to amortization	51,400	10.0 years
Tradenames not subject to amortization	330,900
Backlog	297,660	3.9 years

Other identifiable intangible assets	$1,918,740

The new goodwill generated in the Acquisition is not deductible for income tax purposes. In connection with the Acquisition, the Company recorded $1.95 billion of goodwill. The Company’s assessment of fair value of the acquired assets and liabilities assumed are preliminary and subject to change. Further adjustments may be necessary as additional information related to the fair value of assets and liabilities assumed is obtained and assessed during the measurement period (up to one year from the acquisition date). Factors that contributed to the recognition of goodwill for the acquisition included expected growth rates and probability of the Company due to expansion of our service offerings, efficiency initiatives and continued leveraging of SG&A expenses.

4. Discontinued Operations

In 2012, the Company adopted plans to sell its sample management and medical management businesses, which were small non-core businesses within the Commercial segment. On April 2, 2013, the Company completed the sale of its sample management business. The Company abandoned its medical management business in 2014.

The following table sets forth the results of the discontinued operations (in thousands):

Predecessor
For the Year Ended
December 31, 2014
Net revenues	$3,254
Pre-tax income (loss) from discontinued operations	(8,163)
Income tax (provision) benefit from discontinued operations	—
Net income (loss) from discontinued operations	(8,163)

5. Goodwill

The following table sets forth the carrying amount of goodwill as of December 31, 2016 and 2015 (in thousands):

	Clinical	Commercial	Total
Net goodwill at December 31, 2014 (Predecessor)	$382,316	$549,471	$931,787
Impairment charges	—	(33,964)	(33,964)
Foreign currency translation	(101)	(2,353)	(2,454)

Net goodwill at December 31, 2015 (Predecessor)	382,215	513,154	895,369

Accumulated impairments at December 31, 2015 (Predecessor)	(267,141)	(211,126)	(478,267)

Impairment charges	—	(65,515)	(65,515)
Foreign currency translation	—	1,020	1,020

Net goodwill at November 8, 2016 (Predecessor)	382,215	448,659	830,874

Accumulated impairments at November 8, 2016 (Predecessor)	(267,141)	(276,641)	(543,782)

Goodwill at November 9, 2016 (Successor)	874,969	1,076,916	1,951,885
Foreign currency translation	(708)	(940)	(1,648)

Net goodwill at December 31, 2016 (Successor)	$874,261	$1,075,976	$1,950,237

The Company performs annual impairment tests on goodwill assets in the fourth quarter, or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of 2016, the Company utilized a quantitative assessment for the reporting units with goodwill.

The Company utilized an income approach to measure the fair value of its reporting units. The income approach utilized a discounted cash flow analysis, which requires the use of significant estimates and assumptions, including long-term projections of future cash flows, market conditions, discount rates reflecting the risk inherent in future cash flows, revenue growth and profitability. The revenue and earnings growth assumptions reflect current backlog, near term trends, potential opportunities and planned investment in the reporting units. The projections reflect expected cash flows for the next five years and a 4%-10% revenue growth rate applied thereafter depending on the reporting unit. The discounted cash flow analyses assumed weighted average cost of capital discount rates ranging from 10%-17% in 2016, 11%-13% in 2015 and 10%-13% in 2014.

The result of the first step of the goodwill impairment analysis indicated the fair value of certain of the Company’s reporting units were less than the carrying value in each of the predecessor reporting periods. Step two of the goodwill impairment test was performed, utilizing significant unobservable inputs that cause the determination of the implied fair value of goodwill to fall within level three of the GAAP fair value hierarchy. The step two assessment performed by the Company resulted in the recognition of pre-tax non-cash goodwill impairment charges in 2016, 2015 and 2014 of the predecessor reporting periods. Impairment charges were recognized for reporting units that have not met forecasted revenue and earnings growth due to slower than anticipated market demand, discontinuation of service lines and project delays. As a result of these factors, the forecasted operating results were reduced and impairment charges were recognized. The Company recorded impairment charges for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 of $65.5 million, $34.0 million and $15.8 million, respectively, within the Commercial segment. The pretax non-cash goodwill impairment charge of $65.5 million for the Predecessor periods ended November 8, 2016 included $37.6 million, $20.8 million and 7.1 million in the consulting, communications and patient outcomes reporting units, respectively, for which forecasted revenue and earnings growth have not been met due to slower than anticipated market demand.

These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. As of December 31, 2016, substantially all goodwill was associated with 12 reporting units for which the fair value of those reporting units does not significantly exceed the respective carrying values as allocation of goodwill to the reporting units was performed as of the Acquisition date at November 9, 2016. If future cash flows are less than those forecasted and included in our fair value estimates, additional impairment charges may be required.

The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections used in the impairment analysis. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in the Company’s performance or its future projections, or changes in plans for one or more reporting units.

6. Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of December 31, 2016 and 2015 (in thousands):

	Successor				Predecessor
	December 31, 2016				December 31, 2015
				Weighted
				Average
		Accumulated		Amortization		Accumulated
	Gross	Amortization	Net	Period	Gross	Amortization	Net
Customer relationships	$1,207,843	$(14,316)	$1,193,527	12.8 years	$365,777	$(148,679)	$217,098
Technology	28,880	(1,353)	27,527	3.0 years	27,003	(26,206)	797
Tradenames subject to amortization	51,408	(728)	50,680	10.0 years	18,293	(16,657)	1,636
Backlog	297,301	(11,362)	285,939	3.9 years	95,014	(89,427)	5,587
Other	—	—	—	—	1,020	(585)	435

Total finite-lived intangible assets	1,585,432	(27,759)	1,557,673		507,107	(281,554)	225,553
Tradenames not subject to amortization	330,900	—	330,900		109,093	—	109,093

Total intangible assets	$1,916,332	$(27,759)	$1,888,573		$616,200	$(281,554)	$334,646

The Company recorded a pre-tax non-cash intangible asset impairment charge of $2.5 million, $28.5 million and $3.3 million within the Commercial segment related to the carrying value of finite-lived intangible assets for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company also recorded a pre-tax non-cash intangible asset impairment charge of $6.7 million and $4.1 million within the Commercial segment related to the carrying value of indefinite-lived intangible for the Predecessor periods ended December 31, 2015 and December 31, 2014, respectively. The intangible asset impairment charges were a result of not meeting or expected to meet in the future the previously forecasted revenue and earnings growth. All impairment charges were included in the impairment of long-lived assets line in the consolidated statements of operations.

The fair value of the intangibles that were subject to impairment were determined using the income approach. The pretax intangible impairment charges for the Predecessor period ended November 8, 2016 included $2.5 million related to intangible assets used in the communications offering for which forecasted revenue and earnings growth have not been met due to slower than anticipated market demand. These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. If future cash flows are less than those forecasted and included in our fair value estimates used for the Successor, additional impairment charges may be required.

The following is a schedule of future amortization expense for finite-lived intangible assets held as of December 31, 2016 (in thousands):

Years Ending December 31,	Amount
2017	$195,037
2018	189,339
2019	186,529
2020	167,223
2021	104,985
Thereafter	714,560

Total future amortization expense	$1,557,673

These amounts may vary as acquisitions and disposals occur in the future.

7. Property and Equipment, Net

Property and equipment consist of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Buildings and leaseholds improvements	$33,533	$51,530
Computer equipment and software	62,007	130,992
Vehicles	67,538	71,408
Furniture and fixtures	10,787	16,164

	173,865	270,094
Accumulated depreciation	(6,439)	(128,062)

Property and Equipment, net	$167,426	$142,032

Depreciation expense for property and equipment (including vehicles under capital lease) totaled $9.3 million, $47.9 million, $47.5 million and $40.6 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The Company leases vehicles for certain sales representatives in the Commercial segment and those leases are accounted for as capital leases. At December 31, 2016 and 2015, the gross book value of leased vehicles is $67.5 million and $71.4 million, respectively, and accumulated depreciation was $0.7 million and $18.4 million, respectively. Depreciation expense related to such vehicle leases was $3.6 million, $19.0 million, $20.6 million and $13.2 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Many of our vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. Upon default, the lessors can repossess the vehicles and require us to compensate them for any remaining lease payments in excess of the value of the repossessed vehicles. As of December 31, 2016, we had $73.3 million in capital lease obligations, primarily related to vehicles used in our selling solutions offering in the United States.

8. Accrued Payroll, Accounts Payable and Accrued Expenses

Accrued payroll, accounts payable and accrued expenses consist of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Accrued payroll and related employee benefits	$155,391	$142,138
Accounts payable	60,502	51,725
Accrued interest	35,116	34,836
Accrued rebates	14,189	12,602
Other accrued expenses	89,457	92,425

Total	$354,655	$333,726

9. Debt

The Company’s indebtedness is summarized as follows (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Senior Secured Credit Facilities:
Term Loan Facility B3 loans, due 2018	$—	$129,645
Term Loan Facility B4 loans, due 2018	—	445,694
Term Loan Facility B loans, due 2023	1,730,000	—
Senior Secured Notes, due 2018(a)	625,000	625,000
ABL Facility, due 2018	—	—
ABL Facility, due 2021	—	—
Junior Lien Secured Notes, due 2018	—	569,691
Senior Unsecured Notes, due 2018	—	376,316
Senior Unsecured Notes, due 2024	675,000	—
International Facility	—	—
Capital leases and other financing arrangements	75,337	68,591

Total borrowings	3,105,337	2,214,937
Less: unamortized premium (discount)	(8,135)	(9,030)
Less: unamortized deferred financing costs	(60,323)	(35,431)
Less: Senior Secured Notes, current portion of Senior Secured Credit Facilities, capital leases and other financing arrangements	(670,227)	(23,333)

Total long-term borrowings, net of current portion	$2,366,652	$2,147,143

(a)	On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. The principal portion of $625.0 million is classified within current portion of notes, capital lease obligations, and other financing arrangements in the consolidated balance sheet. This obligation was funded at the time of closing of the Acquisition for redemption on January 15, 2017, which was recorded in prepaid expenses and other current assets in the consolidated balance sheet.

Repayment of long term debt

The following table displays the required minimum future repayment of the Company’s debt, excluding the debt redeemed on January 15, 2017 described above, other financing arrangements of $2.0 million that is substantially all due within one year, and capital leases obligations that are disclosed in Note 11. Mandatory prepayments that may be required if the Company incurs additional indebtedness, exceeds an annual excess cash flow target, or if the Company completes certain asset sales:

Year Ending December 31,	(in thousands)
2017	$17,300
2018	17,300
2019	17,300
2020	17,300
2021	17,300
Thereafter	2,318,500

Total	$2,405,000

Concurrently with the closing of the Acquisition, the Company (i) entered into a 7-year $1,730.0 million principal amount term loan B (“Term Loan B”), (ii) entered into a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish the Company’s term loan B of approximately $575.3 million, (2) extinguish the Company’s $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

For the Predecessor period ended November 8, 2016, we recorded a $1.2 million loss on extinguishment of debt related to the repayment of our term loan B of approximately $100.0 million, and recognized a gain on extinguishment of debt of $0.2 million related to open market repurchases of $23.7 million in face value of our

Junior Lien Secured Notes for $23.1 million, including interest, during the first quarter of 2016. Gain on extinguishment of debt principal was partially offset by the write-off of deferred financing costs and unamortized discount associated with the repurchase transactions.

For the Predecessor period ended December 31, 2014, the Company recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

Senior Secured Credit Facilities, due 2023

On November 9, 2016, the Company entered into Senior Secured Credit Facilities, consisting of a 7-year $1,730.0 million Term Loan B, which matures in 2023. The Company has the ability to increase the amount of term loans or add a revolving facility in an aggregate amount not to exceed (a) a “fixed” amount set at the greater of $280.0 million and 75% of consolidated net income (loss) before interest expense, income tax provision, depreciation and amortization (“EBITDA”), as defined in the agreements, on a trailing twelve month basis plus (b) an additional amount subject to (i) if such indebtedness is secured by a lien that is pari passu to the Senior Secured Credit Facilities, the first lien leverage ratio not exceeding 4.95 to 1.00, (ii) if such indebtedness is secured by a lien that is junior to the Senior Secured Credit Facilities, the secured leverage ratio not exceeding 4.95 to 1.00 or if such indebtedness is unsecured, either (x) the total leverage ratio not exceeding 6.75 to 1.00 or (y) the interest coverage ratio not being less than 2.00 to 1.00. The lenders under the Senior Secured Credit Facilities will not be under any obligation to provide commitments in respect of any such increase.

Amounts borrowed under the Senior Secured Credit Facilities are expected to be subject to an interest rate per annum equal to an applicable margin plus, at our option, either (a) for base rate loans, a base rate determined by reference to the highest of (i) the prime rate of Goldman Sachs Bank USA, (ii) 2.00%, (iii) the Federal Funds Rate plus 0.50% and (iv) the one month US Dollar London interbank offered rate (“LIBOR) plus 1.00% or (b) for Eurodollar rate loans, a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the interest period of the applicable borrowing and (ii) 1.00%. As of December 31, 2016, margins on the Term B loan were 3.75% for Eurodollar rate loans and 2.75% for base rate loans. Interest on the Term Loan B is generally payable on a quarterly basis. The interest rate at December 31, 2016 was 4.75%.

The Company is permitted to voluntarily prepay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than (i) customary “breakage” costs and (ii) a premium of 1.00% applicable to any prepayment of the Term Loan Facility that is made in connection with a “repricing transaction” that occurs on or prior to the 6-month anniversary of the effective date of the Senior Secured Credit Facilities. The Term Loan Facility amortizes at 1% per annum in equal quarterly installments, with the balance payable in 2023.

9% Senior Secured Notes due 2018

Concurrently with the closing of the Acquisition at November 9, 2016, the Company funded its obligations under the $625.0 million principal amount of 9% Senior Secured Notes by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of the Senior Secured Notes. At December 31, 2016, the Company has $625.0 million aggregate principal amount of 9.0% Senior Secured Notes classified within Current portion of notes, capital lease obligations, and other financing arrangements.

ABL Facility, due 2021

On November 9, 2016, the Company entered into a ABL Facility, a credit agreement for an asset-based revolving credit facility of up to $250.0 million, subject to borrowing base availability, which matures in 2021.

Up to $50.0 million of the ABL Facility is available for the issuance of letters of credit. Under the ABL Facility, the Company has the ability to increase the amount of revolving commitments outstanding thereunder by $100.0 million, subject to the consent of Incremental Facility Agreement as described in the credit agreement. Amounts borrowed under the ABL Facility are expected to be subject to interest at a rate per annum equal to an applicable margin plus, at our option, either (a) for a base rate loan, a base rate determined by reference to the highest of (subject to a floor of 0.00%) (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate of Bank of America, N.A. and (iii) the one month US Dollar LIBOR rate plus 1.00% or (b) for a Eurodollar rate loan, the US Dollar LIBOR rate (subject to a floor of 0.00%) based on the interest period of the applicable borrowing. The applicable margin percentage for asset-based revolving loans is expected to be a percentage per annum and ranges from 0.50% to 1.00% for base rate loans and 1.50% to 2.00% for Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility are expected to be subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of December 31, 2016, the Company had no outstanding borrowings under the ABL facility, the interest rate applicable to such borrowings was 0.75% for base rate and 1.75% for Eurodollar rate. The Company is required to pay an unused line fee to the lenders under the ABL Facility on the committed but unutilized balance of the ABL Facility at a rate of 0.25% or 0.375% per annum, which varies depending on utilization.

The ABL Facility contains customary covenants and restrictions that, among other things and subject to certain exceptions, restrict the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness, including capital leases;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions;

•	engage in transactions with our affiliates;

•	sell assets, including the capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

The ABL Facility requires the Company to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0, and restrict the ability of loan parties to use cash in certain circumstances if the available borrowing capacity is less than the greater of (i) 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time and (ii) $15.0 million. As of December 31, 2016, the Company had no outstanding borrowings under the ABL Facility, approximately $32.5 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $193.6 million.

Certain of our direct and indirect wholly-owned domestic subsidiaries are expected to be co-borrowers and are jointly and severally liable for all obligations under the ABL Facility. Such obligations are also expected to be unconditionally guaranteed by the Company’s direct and indirect wholly-owned domestic subsidiaries (with certain agreed-upon exceptions).

All obligations under the ABL Facility, and the guarantees of those obligations, are expected to be secured by substantially the same assets that will secure obligations under the Term Loan Facility, except that the ABL Facility is also expected to be secured by deposit accounts and securities accounts.

The liens securing our obligations under the ABL Facility are expected to be first priority liens on the “borrowing base” assets under the ABL Facility and second priority liens on the other relevant assets of the borrowers and the guarantors, subject to customary exceptions and liens permitted under the ABL Facility.

The credit agreement governing the ABL Facility is also expected to contain certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with other events of default in connection with our other material indebtedness, a change of control or certain bankruptcy events, among others.

The available borrowing capacity under the ABL Facility will vary monthly according to the levels of our eligible accounts receivable, unbilled receivables and certain unrestricted cash.

International Facility

On July 1, 2015 one of the Company’s indirect subsidiaries in the United Kingdom, inVentiv Health Clinical UK Ltd., (“inVentiv UK”) as borrower, and one of the Company’s indirect subsidiaries in Switzerland, inVentiv Health Switzerland GmbH, as guarantor, entered into an asset-based lending facility (the “International Facility”) for up to $20.0 million. This facility is available to enhance international cash management. At December 31, 2016, the Company had no outstanding borrowings under the International Facility, approximately $0.4 million in letters of credit outstanding against the International Facility and would have been able to borrow up to $9.4 million.

Senior Unsecured Notes, due 2024

On October 14, 2016, Merger Sub issued $675.0 million aggregate principal amount of 7.5% Senior Unsecured Notes, which matures in 2024.

Interest on the Senior Unsecured Notes is payable semi-annually on April 1 and October 1 of each year. The Senior Unsecured Notes are jointly and severally, unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future wholly-owned domestic subsidiaries (other than the co-issuers, inVentiv Health, Inc. and inVentiv Health Clinical, Inc.) that will guarantee the Company’s obligations under the Senior Secured Credit Facilities. The Senior Unsecured Notes are our and the guarantors’ senior unsecured obligations and will (i) rank equal in right of payment to all of the Issuers’ and the guarantors’ existing and future senior unsecured obligations, (ii) be effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness, including the Senior Secured Credit Facilities and the ABL Facility, to the extent of the value of the assets securing such indebtedness, (iii) rank senior in right of payment to any of the Issuers’ and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the Notes and the guarantees and (iv) be structurally subordinated to any existing and future obligations of any subsidiaries of the Issuer that do not guarantee the Notes.

On or after October 1, 2019, the Company may redeem the Senior Notes in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest during the twelve-month period beginning on October 1 of each of the years indicated below:

Pay Notes
Year	Percentage
2019	103.750%
2020	101.875%
2021 and thereafter	100.000%

Other Financing Arrangements

The Company has other financing obligations that total $2.0 million and $1.9 million at December 31, 2016 and 2015, respectively. Substantially all amounts outstanding as of December 31, 2016 are expected to be repaid in 2017.

Unamortized Premium (Discount) and Debt Issuance costs

At December 31, 2016, the Company had unamortized premium (discount) on the outstanding debts of $(8.1) million that is to be amortized or accreted over the remaining term of the related debt, including $0.4 million of unamortized premium and $8.5 million of unamortized discount.

At December 31, 2015, the Company had unamortized premium (discount) on the outstanding debts of $(9.0) million that was amortized over the remaining term, including $0.4 million of unamortized premium and $9.4 million of unamortized discount.

At December 31, 2016 and 2015, the Company had deferred financing costs of $60.3 million and $35.4 million, respectively, which relate to the Company’s financing arrangements and are recorded as a reduction in the Company’s debt obligations. Deferred financing costs are amortized to interest expense using an effective interest rate method over the life of the related borrowings. Amortization expense related to debt issuance costs (including $3.3 million related to the ABL Facility) was $1.2 million, $13.4 million, $15.6 million and $16.0 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The deferred financing costs related to the ABL are included in other assets and amortized over the term of the ABL.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of December 31, 2016 and 2015 are as follows (in thousands):

	Successor		Predecessor
	December 31, 2016		December 31, 2015
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility, due 2018	$—	$—	$567,673	$570,051
Term Loan Facility, due 2023	1,681,487	1,745,138	—	—
Senior Secured Notes, due 2018	625,365	625,000	618,616	633,594
Junior Lien Secured Notes, due 2018	—	—	551,552	537,646
Senior Unsecured Notes, due 2018	—	—	364,043	371,142
Senior Unsecured Notes, due 2024	654,656	706,219	—	—

(1)	Senior Secured Notes were redeemed on January 15, 2017 at a redemption price of 100% of the principal amount.

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

10. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements, contingent consideration, as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. Please refer to Note 9 for discussion of the Company’s debt instruments.

As described in Note 3, in connection with the Acquisition, the fair value of the contingent consideration was preliminarily estimated to be $70.5 million and is recorded at fair value. Payments of $0.5 million were made in the successor period ended December 31, 2016.

The Company’s contingent consideration obligations are carried at fair value considering the Company’s best estimate as to the probable timing and amount of settlement. In March 2014, the Company and the holders of certain notes then outstanding (the “Campbell Notes”) agreed to an early termination of the Campbell Notes. In consideration of the termination of the Campbell Notes, the Company agreed to pay the holders $5.3 million, resulting in a $0.3 million credit to earnings, which is included in SG&A expenses. As of December 31, 2015, the other contingent consideration obligations had an aggregate fair value of $0.5 million, which were fully paid off at September 30, 2016.

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer their compensation and to receive the deferred amounts in the future or upon termination of employment with the Company. The Company invests in the underlying mutual fund investments available to plan participants through investments held in a rabbi trust, which generally offset the liability associated with the deferred compensation plan. These securities are classified as trading securities and carried at fair value of $13.7 million and $10.8 million as of December 31, 2016 and 2015 and included in other assets in the consolidated balance sheets. Gains and losses are included in SG&A expenses.

Fair value guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Recurring Fair Value Measurements

The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 (in thousands):

	Successor
	December 31, 2016	Level 1	Level 2	Level 3
Assets
Trading Securities	$13,733	$13,733	$—	$—

Total Assets	$13,733	$13,733	$—	$—

Liabilities
Acquisition-related contingent consideration	$69,973	$—	$—	$69,973

Total liabilities	$69,973	$—	$—	$69,973

	Predecessor
	December 31, 2015	Level 1	Level 2	Level 3
Assets
Trading Securities	$10,751	$10,751	$—	$—

Total Assets	$10,751	$10,751	$—	$—

Liabilities
Acquisition-related contingent consideration	$538	$—	$—	$538

Total liabilities	$538	$—	$—	$538

The following is a rollforward of the Level 3 liabilities from January 1, 2015 through December 31, 2016 (in thousands):

Balance at December 31, 2014 (Predecessor)	$1,481
Adjustments recorded through earnings (1)	(193)
Payments (2)	(750)

Balance at December 31, 2015 (Predecessor)	538
Adjustments recorded through earnings (1)	(13)
Payments (2)	(525)

Balance at November 8, 2016 (Predecessor)	$—

Contingent consideration in connection with the Acquisition (3)	$70,508
Payments (2)	(535)

Balance at December 31, 2016 (Successor)	$69,973

(1)	Represents changes in fair value recorded through earnings related to the Company’s contingent consideration obligations. The changes in fair value are included in SG&A expenses.
(2)	Represents cash payments related to the Company’s contingent consideration obligations.
(3)	Represents the fair value of the contingent consideration obligations in connection with the Acquisition described in Note 3.

Non-recurring Fair Value Measurements

Certain assets are carried on the accompanying consolidated balance sheets at cost and are not measured to fair value on a recurring basis. These assets include goodwill and indefinite-lived intangible assets that are tested for impairment annually and when a triggering event occurs. Finite-lived intangible assets are tested when a triggering event occurs. See Note 5 and 6 for more information regarding the methodology and the level 3 assumptions used for the impairment evaluations and Note 3 for the Acquisition fair value allocations.

11. Lease Commitments

The Company leases certain facilities, office equipment and other assets under non-cancelable operating leases. The operating leases are expensed on a straight-line basis and may include certain renewal options and escalation clauses. The following is a schedule of future minimum lease payments for these operating leases as of December 31, 2016 (in thousands):

Years Ending December 31,
2017	$45,774
2018	40,599
2019	32,035
2020	27,532
2021	24,990
Thereafter	59,207

Total future minimum lease payments (1)	$230,137

(1)	Future minimum lease payments have not been reduced by the minimum sublease payments of $3.4 million due from January 2017 to October 2019 under non-cancellable subleases.

Rental expense charged to operations was approximately $7.0 million, $38.9 million, $44.5 million and $47.3 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Included in rent expense was sublease income of $0.5 million, $2.9 million, $4.3 million and $4.7 million, respectively, for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The Company also had commitments under capital leases. Certain vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. The following is a schedule of future minimum lease payments for these capital leases at December 31, 2016 (in thousands):

Years Ending December 31,
2017	$27,191
2018	25,398
2019	18,721
2020	5,539
2021	—
Thereafter	—

Total future minimum lease payments (1)	76,849
Amount representing interest and management fees	(3,524)

73,325
Current portion	25,549

Non-current lease obligations	$47,776

(1)	These future commitments include interest and management fees, which are not recorded on the consolidated balance sheets as of December 31, 2016 and will be expensed as incurred.

12. Contingencies

On October 31, 2013, Cel-Sci Corporation (Cel-Sci) (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of the Company’s subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH

(currently known as inVentiv Health Switzerland GmbH and formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. The arbitration is currently underway and is expected to continue through the remainder of 2017. No assessment can be made at this time as to the likely outcome of this matter or an estimate of the possible range of loss. Accordingly, no provision has been recorded as no loss is considered probable or estimable.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. The Company does not believe that the outcome of any legal proceedings, if decided adversely to our interests, would have a material adverse effect on our business, financial condition or results of operations.

13. Common Stock and Stock Incentive Plans

Description of Capital Stock

The Company was authorized to issue 16,000,000 shares of capital stock, all of which were Common Stock, with a par value of $0.0001 per share. On November 9, 2016, inVentiv was acquired by Parent, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. In connection with the Acquisition, the Parent entered into a stockholders agreement with certain entities affiliated with Advent, certain entities affiliated with THL and certain other investors and members of our management who will own Parent Shares. All of the issued and outstanding capital stock of Parent is held, directly or indirectly, by THL, Advent, certain co-investors and certain current and former members of management. In accordance with the Amended and Restated Certificate of Incorporation of the Parent, each share of common stock shall have one vote, and the common stock shall vote together as a single class. Subject to the terms of any debt instruments inVentiv may enter into, the Board of Directors may declare dividends upon the stock of inVentiv as and when the Board deems appropriate and in accordance with the General Corporation Law of the State of Delaware, as applicable.

Stock Incentive Plan—Successor

On November 15, 2016, Parent’s Board of Directors approved a new Parent equity plan with 1,062,397 Parent shares available for grant. Of the share-based awards that have granted, forty five percent vest upon the passage of time and completion of a service requirement and fifty-five percent vests upon achievement of certain specified performance targets through 2021 and completion of a service requirement. The time vesting awards will vest annually over a period of five years and the performance vesting awards will vest 20% annually if the applicable EBITDA target is attained, or a catch-up target is satisfied upon a change of control transaction and the completion of catch-up trigger, as defined. The Company recognizes the fair value of the share-based awards in compensation expense over the service period to the extent that vesting of the awards is considered probable.

The fair value of each option award was estimated on the date of grant using a Black-Scholes valuation model with the following assumptions:

Period Ended December 31, 2016
Expected volatility	52.0%
Expected dividends	—
Expected life (in years)	6.0
Risk free interest rate	2.0%
Weighted average grant date fair value	$50.34

Expected volatilities are based on the historic volatility of a selected peer group. Expected dividends represent the dividends expected to be issued at the date of grant. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate reflects the U.S. Treasury rate at the date of the grant which most closely resembles the expected life of the options. The fair value of the underlying common stock was determined by the income method. Determining the fair value of stock-based awards at the grant date requires the exercise of judgment, including the amount of stock-based awards that are expected to vest. If the actual number of vested awards differs from our estimates, stock-based compensation expense and our results of operations would be impacted.

A summary of the option award activity is as follows:

				Weighted	Weighted	(in thousands)
		EBITDA		Average	Average	Aggregate
	Time Based	Performance	Total	Exercise	Remaining	Intrinsic
	Options	Options	Options	Price	Term	Value
Outstanding November 9, 2016	—	—	—	$—	—	$—
Granted	307,819	376,223	684,042	100.00	10.00	—
Exercised	—	—	—	—	—	—
Cancelled	(1,503)	(1,838)	(3,341)	100.00	10.00	—

Outstanding December 31, 2016	306,316	374,385	680,701	100.00	9.84	—
Exercisable December 31, 2016	—	—	—	—	—	—
Vested and expected to vest at December 31, 2016	306,316	374,385	680,701	100.00	9.84	—

The unrecognized compensation cost related to unvested Time-Based and EBITDA Performance-Based Option Awards that are expected to vest was $33.0 million as of December 31, 2016 and is expected to be recognized over a weighted average remaining period of 3.8 years.

The following table summarizes the RSU award activity:

EBITDA
	Time Based	Performance
	RSU	RSU	Total RSU
Nonvested at November 9, 2016	—	—	—
Granted	8,225	10,052	18,277
Vested	—	—	—
Forfeited	—	—	—

Nonvested at December 31, 2016	8,225	10,052	18,277

The weighted average grant date value was $100.0 for the period ended December 31, 2016. Unrecognized compensation costs related to the RSU awards was $1.8 million as of December 31, 2016, if the performance conditions were to be fully achieved, and is expected to be recognized over a weighted average remaining period of 3.8 years.

We recorded stock-based compensation expense for the Successor period ended December 31, 2016 of $1.2 million, of which $1.1 million was recorded in SG&A expenses and $0.1 million was recorded in cost of revenue.

Stock Incentive Plan—Predecessor

Upon consummation of the Acquisition as described in Note 3, each share of common stock, par value $0.01 per share, of inVentiv issued and outstanding immediately prior to the effective time of the Acquisition (including eligible equity awards), other than the Rollover Shares, were converted into the right to receive an amount, in cash, equal to the pro rata portion of the merger consideration plus the pro rata portion of any contingent purchase price and other post-closing payments and adjustments. The Company incurred approximately $20.3 million in pre-acquisition compensation expense as a result of the recognition of previously unrecognized compensation costs associated with unvested equity awards upon achievement of the vesting conditions at the closing of the Acquisition. The remaining compensation expense of approximately $6.4 million will be recognized in the Successor periods during 2017.

Total Stock-based Compensation Expense

We recorded stock-based compensation expense (credit) for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 of $25.0 million, $4.3 million and $0.6 million, respectively, of which $22.7 million, $3.8 million and $0.7 million was recorded in SG&A expenses and $2.3 million, $0.5 million and $(0.1) million, respectively, was recorded in cost of revenue, respectively. Stock compensation expense of $1.7 million was recognized in the Successor period ended December 31, 2016 related to stock awards that were not vested by their terms as of the closing of the Acquisition. Unrecognized compensation cost of $5.6 million was recognized in prepaid expenses in the consolidated balance sheet as of December 31, 2016 as the predecessor awards were settled at the closing of the Acquisition, but subject to a one year service requirement.

14. Employee Benefit Plans

Defined Contribution Plan

The Company maintains defined contribution benefit plans and makes discretionary contributions to these plans. Costs incurred by the Company related to these plans amounted to approximately $3.0 million, $17.7 million, $18.2 million and $16.6 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

Deferred Compensation Plan

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer, on a pre-tax basis, their salary, bonus, and other specified cash compensation and to receive the deferred amounts, together with a deemed investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company. The deferred compensation liability of approximately $15.2 million and $12.1 million was included in accrued expenses and other non-current liabilities in the Company’s consolidated balance sheets as of December 31, 2016 and 2015, respectively. Participants in the plan may elect notional investments in several mutual fund choices per the terms of the plan.

Postretirement Plan

The Company maintains a postretirement plan for employees at a Swiss subsidiary that has characteristics of both a defined benefit plan and a defined contribution plan. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial computations, which require management’s judgment as to certain assumptions. Liabilities related to the Company’s postretirement plan are measured at year end. Benefit amounts are based upon years of service and compensation. The Swiss plan was partially funded as of December 31, 2016 and 2015. The Company’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements. The pension liability was $1.3 million and $1.0 million at December 31, 2016 and 2015, respectively, and is included in other non-current liabilities in the accompanying consolidated balance sheets.

15. Termination Benefits and Other Cost Reduction Actions

The Company continues to take certain actions to integrate its acquisitions and implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions that include real estate consolidations, elimination of redundant functions and employees were $1.6 million, $12.8 million, $16.4 million and $17.9 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The $1.6 million of costs incurred in the Successor period ended December 31, 2016 includes $1.6 million of severance costs for approximately 30 employees and no facility-related costs and includes $0.4 million of costs related to Clinical and $1.2 million related to Commercial. The $12.8 million of costs incurred in the Predecessor period ended November 8, 2016 includes $6.7 million of severance costs for approximately 265 employees and facility-related costs of $6.1 million and includes $3.5 million of costs related to Clinical, $9.0 million related to Commercial and $0.3 million related to Corporate. The $16.4 million of costs incurred in the Predecessor period ended December 31, 2015 includes $13.2 million of severance costs for approximately 435 employees and facility-related costs of $3.2 million and includes $6.7 million of costs related to Clinical, $8.8 million related to Commercial and $0.9 million related to Corporate. The $17.9 million of costs incurred in the Predecessor period ended December 31, 2014 includes $13.7 million of severance costs for approximately 410 employees and facility-related costs of $4.2 million and includes $8.6 million of costs related to Clinical, $8.5 million related to Commercial and $0.8 million related to Corporate. In addition, the Company incurred non-cash facility consolidation costs of $0.5 million in both 2016 and 2015, respectively, and there were no such non-cash charges in 2014.

The following table summarizes the Company’s restructuring costs for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Employee severance and related costs	$1,604	$6,715	$13,134	$13,752
Facilities-related costs	—	6,100	3,231	4,168

Total	$1,604	$12,815	$16,365	$17,920

For the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, restructuring costs of $0.3 million, $3.1 million, $5.1 million and $4.7 million have been included in Cost of revenues, and $1.3 million, $9.7 million, $11.3 million and $13.2 million have been included in Selling, general and administrative expenses, respectively. Restructuring costs are not allocated to the Company’s reportable segments as they are not part of the segment performance measures regularly reviewed by the management.

The following table summarizes the Company’s restructuring reserve as of December 31, 2016 and 2015 (in thousands):

	Balance at December 31,	2015	2015	Balance at December 31,
	2014 (Predecessor)	Net Costs (Predecessor)	Cash Payments (Predecessor)	2015 (Predecessor)
Employee severance and related costs	$5,145	$13,134	$(14,034)	$4,245
Facilities-related costs	7,098	3,231	(6,387)	3,942

Total	$12,243	$16,365	$(20,421)	$8,187

	Balance at December 31,	For the Period January 1, 2016 through November 8, 2016	For the Period January 1, 2016 through November 8, 2016	For the Period November 9, 2016 through December 31, 2016	For the Period November 9, 2016 through December 31, 2016	Balance at December 31,
	2015 (Predecessor)	Net Costs (Predecessor)	Cash Payments (Predecessor)	Net Costs (Successor)	Cash Payments (Successor)	2016 (Successor)
Employee severance and related costs	$4,245	$6,715	$(9,049)	$1,604	$(351)	$3,164
Facilities-related costs	3,942	6,100	(3,048)	—	(452)	6,542

Total	$8,187	$12,815	$(12,097)	$1,604	$(803)	$9,706

The Company expects severance payments accrued at December 31, 2016 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of exited facilities through 2027.

The net costs on the table above exclude non-cash charges of $0.5 million in both 2016 and 2015 of Predecessor related to abandoned assets at certain facilities.

16. Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income (loss) from equity investments and income taxes includes the following components (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
United States	$(62,046)	$(177,885)	$(165,929)	$(184,994)
Foreign	(2,350)	50,488	22,198	7,263

Income (loss) from continuing operations before income tax (provision) benefit and income (loss) from equity investments	$(64,396)	$(127,397)	$(143,731)	$(177,731)

The income tax provision (benefit) is as follows (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Current:
U.S. - Federal	$—	$—	$—	$(4,648)
U.S. - State and local	171	1,302	151	(632)
Foreign	284	5,701	8,160	3,149

	455	7,003	8,311	(2,131)

Deferred:
U.S. - Federal	(21,492)	4,126	4,496	4,423
U.S. - State and local	(1,668)	(264)	(111)	171
Foreign	(629)	4,282	(7,129)	44

	(23,789)	8,144	(2,744)	4,638

Income tax provision (benefit)	$(23,334)	$15,147	$5,567	$2,507

The provision for taxes on net loss differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
(stated as percentages)
Taxes at statutory U.S. federal income tax rate	35.0%	35.0%	35.0%	35.0%
Foreign tax differences	(1.3)	6.4	4.5	2.1
State and local income taxes, net of federal tax benefit	2.5	(0.2)	—	(0.2)
Valuation allowance	—	(16.4)	(27.9)	(43.3)
Federal examination settlement	—	—	—	2.3
Impairment of intangible assets	—	(14.4)	(7.6)	(2.8)
Net operating loss adjustment	—	(0.1)	—	7.7
Federal tax on foreign earnings	0.6	(18.0)	(6.4)	(3.9)
Other permanent differences	(0.6)	(4.2)	(1.5)	1.7

Effective tax rate	36.2%	(11.9)%	(3.9)%	(1.4)%

Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 2016 and 2015, the deferred tax assets and liabilities consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Deferred Tax Assets:
Accrued expenses	$30,427	$29,384
Deferred revenue	10,423	11,150
Allowance for doubtful accounts and other	3,674	9,462
Deferred compensation	4,143	6,902
Intangible assets	872	9,416
Net operating losses	434,535	351,348
Property and equipment	1,274	5,190
Research and development credits	46,486	44,506
Debt basis adjustment	—	8,854
Other	—	4,387

Deferred Tax Assets	531,834	480,599
Valuation Allowance	(83,167)	(406,477)

Deferred Tax Liabilities:
Prepaid expenses	(2,135)	(2,746)
Property and equipment	(6,523)	(518)
Deferred financing	(95)	(5,052)
Intangible assets	(660,382)	(121,602)
U.S. tax on foreign earnings	(47,694)	(7,000)
Other	(4,757)	(532)

Deferred Tax Liabilities	(721,586)	(137,450)

Net Deferred Tax Liabilities	$(272,919)	$(63,328)

At December 31, 2016 and 2015, the Company had U.S. Federal net operating loss carry forwards (“NOLs”) of $1,118.9 million and $889.7 million, respectively, which will expire beginning in 2026 and ending in 2036. Included in this amount were $82.3 million of NOLs attributable to acquisitions completed during 2011, the utilization of which will be subject to limitations due to the application of Internal Revenue Code (“IRC”) Section 382, a provision that may limit a taxpayer’s ability to utilize its NOLs in the event of an ownership change. Additionally, the ownership change due to the Acquisition causes an additional Section 382 limitation on all net operating losses. The Company does not believe any of the Section 382 limitations mentioned above will preclude utilization before these NOLs expire.

At December 31, 2016 and 2015, the Company had foreign NOLs of $61.1 million and $73.4 million, respectively, which will expire in varying amounts beginning in 2020 and some have an indefinite life. At December 31, 2016 and 2015, the Company had Canadian research and development credit carry forwards of $63.6 million and $60.2 million, respectively, which expire between 2022 and 2036.

As of December 31, 2016 and 2015, the Company had a total valuation allowance of $83.2 million and $406.5 million, respectively. The significant decrease in the valuation allowance, from the Predecessor to the Successor period, reflects the recognition of material deferred tax liabilities associated with the application of acquisition accounting, which provide a source of taxable income used in the assessment of the recoverability of deferred tax assets. In the Successor period, the net U.S. federal and certain state jurisdictions are in a net deferred tax liability position. The Company maintains a full valuation allowance against certain state and foreign net deferred tax assets because management has concluded that it is more likely than not that it will not realize the benefits of these deferred tax assets based on recent operating results and current projections of future losses. For the Successor period from November 9, 2016 to December 31, 2016, Predecessor period from January 1, 2016 to November 8, 2016, and for the year ended December 31, 2015, the valuation allowance increased by $0.3 million, increased by $25.3 million, and increased by $30.9 million, respectively. During the Predecessor period ended November 8, 2016 and the year ended December 31, 2015, the Company recorded tax benefits of $1.4 million and $5.9 million, respectively, related to the release of valuation allowances on certain deferred tax assets as a result of improved operating results in the applicable jurisdictions. Additional adjustments to valuation allowances may be required due to improved profitability or declines of jurisdictional profits which would either warrant the release of an already established valuation allowance or to record an additional valuation allowance against the deferred tax assets of the given jurisdiction.

The Company has outside basis differences in its non U.S. subsidiaries and provides for U.S. income taxes or non U.S. withholding taxes for the undistributed earnings portion of the outside basis differences, unless such earnings are considered indefinitely reinvested. As of December 31, 2016, the Company recognized a deferred tax liability for all of its undistributed earnings in the amount of $47.7 million.

For the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016, and years ended December 31, 2015 and December 31, 2014, the Company had unrecognized tax benefits of $26.8 million, $26.8 million, $25.5 million and $16.7 million, respectively. Positions totaling $3.9 million, $3.9 million, $2.7 million and $3.1 million for the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016, and years ended December 31, 2015 and 2014, respectively, if recognized, would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, which excludes interest and penalties, is as follows (in millions):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Unrecognized tax benefits balance	$26.8	$25.5	$16.7	$13.6
Increase (decrease) in tax positions for prior years	—	0.1	0.1	(0.2)
Increase in tax positions for current year	—	1.5	9.4	6.9
Settlements	—	—	—	(2.8)
Lapse of statute of limitations	—	(0.3)	(0.7)	(0.8)

Unrecognized tax benefits balance	$26.8	$26.8	$25.5	$16.7

The total amount of accrued interest and penalties recorded as of December 31, 2016 and 2015 was $3.5 million and $3.0 million, respectively. The gross interest and penalties recognized in the statements of operations for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, and years ended December 31, 2015 and December 31, 2014, was income (expense) of $0 million, $(0.5) million, $(0.1) million and $0.4 million, respectively.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for years before 2012 and generally, is no longer subject to state and local income tax examinations by tax authorities for years before 2011.

The Company does not expect that the unrecognized tax benefits balance will decrease within the next 12 months.

17. Related Parties

Management Arrangements

Upon completion of the THL Acquisition, inVentiv entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers agreed to provide management services to inVentiv until the tenth anniversary of the consummation of the THL Acquisition with evergreen one-year extensions thereafter. Pursuant to the THL Management Agreement, THL Managers received an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined in the THL Management Agreement. In addition, the Company reimbursed out-of-pocket expenses, including travel related costs, incurred by THL Managers. The Company recognized $3.6 million, $3.3 million and $2.9 million in management fees and related costs for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. In addition, the Company recognized $1.0 million in advisory fees related to the Acquisition for the Predecessor period ended November 8, 2016.

Upon completion of the Acquisition as described in Note 3, the Company entered into a management services agreement with the Advent managers and the THL Managers (together, the “Managers”) pursuant to which such Managers agree to provide management, advisory and consulting services to us and/or one or more of our parent or subsidiary entities.

Pursuant to the new management agreement, the Managers will be entitled to their respective share of a fixed annual monitoring fee equal to 1% of EBITDA as compensation for services rendered. The annual monitoring fee initially will be shared equally between the Advent managers and the THL Managers (as though they have equal ownership percentages) until such time as their respective ownership percentages change, at which time it will be adjusted proportionately to reflect such change. Such amount, with respect to any Manager, may be taken as a monitoring fee or used to compensate one or more independent consultants made available by such Manager to inVentiv or its parent or subsidiary entities. In addition, the Company will reimburse out-of-pocket expenses, including travel related costs, incurred by the Managers in connection with the new management agreement. The Company recognized $0.8 million in management fees and related costs for the Successor period ended December 31, 2016.

The new management agreement includes customary exculpation and indemnification provisions in favor of the Managers and their respective affiliates.

Commercial Transactions

There were three entities for the Predecessor period ended November 8, 2016, and four entities for the Predecessor periods ended December 31, 2015 and December 31, 2014 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to inVentiv. The services included facilities management, audio conferencing and information technology services. The fees for these services were $0.9 million, $4.3 million and $5.3 million for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. No services were provided for the Successor period ended December 31, 2016.

One of the Company’s directors, R. Blane Walter, acquired a 10% or greater interest in, and became a director of, an entity in 2013 which provided relationship enterprise technology solutions to the Company exceeding $120,000 in value over the previous twelve month period. No services were provided in 2016. The services were provided for fees of $1.8 million for both the years ended December 31, 2015 and 2014, respectively. Mr. Walter has also invested as a limited partner in THL Executive Fund VII, the general partner of which is an affiliate of THL.

18. Segment Information

The Company provides services through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple service offerings that, when combined, create a fully integrated biopharmaceutical outsourced services provider. Clinical provides a continuum of services spanning phases I-IV of clinical development. Commercial, provides commercialization services to the pharmaceutical, biotechnology and healthcare industries. The Clinical and Commercial segments provide services to the other segments primarily in connection with the delivery of services to the end client. The Company accounts for intersegment sales on prices that management considers to be consistent with market pricing. Total intersegments sales from Clinical to Commercial was $0.2 million, $0.2 million, $0.3 million and $1.5 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Total intersegment sales from Commercial to Clinical or Corporate was $1.6 million, $15.6 million, $13.2 million and $6.1 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

Management measures and evaluates the Company’s operating segments based on segment net revenues and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain costs are excluded from adjusted segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; certain foreign currency impacts; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The Corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from adjusted segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since asset information is not provided to the chief operating decision maker due to the fact that it is not a key performance measure on which the operating segments are evaluated or resource allocations are made as the Company is a service-based business that does not incur significant capital costs.

The Company had an agreement to provide commercialization services to a biopharmaceutical client for launch of certain products in return for a royalty on the client’s net revenues. The results of this arrangement included in Corporate and other as the contract was managed and evaluated on a corporate level. The substantial majority of the intersegment sales from Commercial to Corporate and other is related to providing services for this arrangement. The amount of costs included in Corporate and other related to this arrangement was $0.8 million, $16.2 million, $5.2 million and $0.8 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company terminated this arrangement in the fourth quarter of 2016.

Selected information for each reportable segment is as follows (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net Revenues
Clinical	$132,538	$892,556	$947,917	$870,255
Commercial	163,248	1,021,834	1,059,876	943,716
Intersegment revenues	(1,692)	(15,830)	(13,475)	(7,566)

Consolidated net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405

Adjusted Segment Operating Income (Loss)
Clinical	$3,903	$161,797	$137,093	$96,736
Commercial	26,299	184,577	171,940	129,684
Corporate and other	(11,476)	(76,976)	(39,765)	(28,790)

Reportable segments adjusted operating income (loss)	18,726	269,398	269,268	197,630
Depreciation and amortization	(37,039)	(79,105)	(95,088)	(107,315)
Impairment of goodwill and long-lived assets	—	(67,982)	(69,157)	(24,023)
Proceeds from purchase price finalization	—	—	—	—
Stock-based compensation	(1,234)	(25,013)	(4,286)	(556)
Other unallocated charges	(1,383)	(35,424)	(27,587)	(16,356)

Operating income (loss)	(20,930)	61,874	73,150	49,380
Loss on extinguishment of debt and refinancing costs	—	(1,001)	—	(10,062)
Interest income (expense), net	(43,466)	(188,270)	(228,199)	(217,049)
Other income	—	—	11,318	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	$(64,396)	$(127,397)	$(143,731)	$(177,731)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Capital Expenditures (in thousands)
Clinical	$3,190	$12,010	$14,816	$11,237
Commercial	764	6,368	14,938	10,847
Corporate and other	1,601	5,245	9,525	11,005

Capital expenditures	$5,555	$23,623	$39,279	$33,089

The following tables contain certain financial information by geographic area based on the location of the primary customer relationship.

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net Revenues by Geography (in thousands)
United States	$222,723	$1,469,737	$1,554,376	$1,336,674
United Kingdom	45,093	282,511	274,095	196,489
All Other Americas	11,814	56,279	62,804	75,040
Asia	8,265	52,460	60,347	73,930
All Other Europe	5,241	30,145	35,763	114,082
All Other	958	7,428	6,933	10,190

Net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Long-Lived Assets by Geography (in thousands)
United States	$142,945	$124,901
United Kingdom	7,945	7,776
All Other Americas	7,186	4,974
Asia	7,018	2,334
All Other Europe	2,226	2,014
All Other	106	33

Long-lived assets	$167,426	$142,032

19. Subsequent Events

On May 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with INC Research Holdings, Inc., a Delaware corporation (“INC Research”), pursuant to which the Company will merge with and into INC Research (the “Merger”), with INC Research surviving the Merger. Subject to the terms and conditions of the Merger Agreement, the aggregate merger consideration to be paid in respect of all outstanding shares of the Company’s common stock, par value $0.0001 per share, Company options and restricted stock units shall be approximately 50.0 million shares of INC Research’s common stock.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of the Company’s and INC Research’s respective stockholders; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and that the consents from the competition regulatory authorities in certain other jurisdictions be obtained. The transaction is currently expected to be completed in the second half of 2017.

On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, January 15, 2017. The funds held in deposit were used to redeem these notes.

The Company has evaluated subsequent events that occurred after December 31, 2016 through June 9, 2017, the date these financial statements were issued.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$50,020	$58,551
Restricted cash	929	570
Accounts receivable, net of allowances for doubtful accounts of $2,001 and $1,729 at March 31, 2017 and December 31, 2016, respectively	344,493	389,926
Unbilled services	251,861	220,224
Prepaid expenses and other current assets	49,343	687,349
Income tax receivable	1,873	1,963

Total current assets	698,519	1,358,583
Property and equipment, net	142,880	167,426
Goodwill	1,946,088	1,950,237
Intangible assets, net	1,822,594	1,888,573
Non-current deferred tax assets	2,016	1,966
Other assets	45,556	44,290

Total assets	$4,657,653	$5,411,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes, capital lease obligations and other financing arrangements	$37,153	$670,227
Accrued payroll, accounts payable and accrued expenses	294,133	354,655
Income taxes payable	6,887	4,976
Deferred revenue and client advances	222,277	229,875

Total current liabilities	560,450	1,259,733
Capital lease obligations, net of current portion	35,127	47,775
Long-term debt, net of current portion	2,316,553	2,318,877
Non-current income tax liability	7,919	7,545
Deferred tax liability	258,611	274,885
Other non-current liabilities	142,767	138,190

Total liabilities	3,321,427	4,047,005

Commitments and contingencies (Note 10)
Double Eagle Parent, Inc. stockholders’ equity:
Common stock, $.0001 par value, 16,000,000 shares authorized, 14,113,874 shares issued and outstanding at both March 31, 2017 and December 31, 2016	1	1
Additional paid-in-capital	1,415,469	1,412,703
Accumulated deficit	(82,078)	(41,360)
Accumulated other comprehensive income (loss)	1,124	(9,097)

Total Double Eagle Parent, Inc. stockholders’ equity	1,334,516	1,362,247
Noncontrolling interest	1,710	1,823

Total stockholders’ equity	1,336,226	1,364,070

Total liabilities and stockholders’ equity	$4,657,653	$5,411,075

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Net revenues	$526,055	$541,296
Reimbursed out-of-pocket expenses	89,190	90,983

Total revenues	615,245	632,279

Operating expenses:
Cost of revenues	362,367	372,376
Reimbursable out-of-pocket expenses	89,190	90,983
Selling, general and administrative expenses	181,312	123,756

Total operating expenses	632,869	587,115

Operating income (loss)	(17,624)	45,164
Gain on extinguishment of debt	—	221
Interest expense	(37,922)	(55,917)
Interest income	176	64

Loss before income tax (provision) benefit and income from equity investments	(55,370)	(10,468)
Income tax (provision) benefit	14,652	(8,176)

Loss before income from equity investments	(40,718)	(18,644)
Income from equity investments	—	5

Net loss	(40,718)	(18,639)
Less: Net income attributable to the noncontrolling interest	—	(438)

Net loss attributable to Double Eagle Parent, Inc.	$(40,718)	$(19,077)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Net loss	$(40,718)	$(18,639)
Other comprehensive income:
Foreign currency translation adjustment	10,221	5,419

Total other comprehensive income	10,221	5,419

Total comprehensive loss	(30,497)	(13,220)

Less: Comprehensive income attributable to the noncontrolling interest	—	(438)

Comprehensive loss attributable to Double Eagle Parent, Inc.	$(30,497)	$(13,658)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Successor
Balance at December 31, 2016	14,113,874	$1	$1,412,703	$(41,360)	$(9,097)	$1,823	$1,364,070
Net loss	—	—	—	(40,718)	—	—	(40,718)
Foreign currency translation adjustment	—	—	—	—	10,221	—	10,221
Stock-based compensation expense	—	—	2,766	—	—	—	2,766
Distributions to noncontrolling interest	—	—	—	—	—	(113)	(113)

Balance at March 31, 2017	14,113,874	$1	$1,415,469	$(82,078)	$1,124	$1,710	$1,336,226

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Cash flows from operating activities:
Net loss	$(40,718)	$(18,639)
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
Depreciation	14,803	14,646
Amortization of intangible assets	69,670	9,117
Amortization of deferred financing costs and original issue discount/premium	2,119	4,723
Payment-in-kind interest	—	8,025
Loss on disposal of assets	4,306	447
Stock-based compensation expense	2,766	1,417
Gain on extinguishment of debt	—	(221)
Deferred taxes	(18,046)	5,736
Other non-cash adjustments	687	803
Changes in assets and liabilities, net
Accounts receivable, net	46,751	31,171
Unbilled services	(30,953)	(53,822)
Prepaid expenses and other current assets	4,665	(364)
Accrued payroll, accounts payable and accrued expenses	(46,872)	(11,910)
Net change in income tax receivable and non-current income tax liability	2,244	(202)
Deferred revenue and client advances	(760)	2,355
Other, net	(2,836)	(2,902)

Net cash provided by (used in) operating activities	7,826	(9,620)

Cash flows from investing activities:
Deposit for restricted use to redeem notes	639,063	—
Cash paid for acquisitions, net of cash acquired	(11,358)	—
Purchases of property and equipment	(6,533)	(6,170)
Proceeds from vehicle sales and rebates on vehicle leases	—	3,979
Other, net	(352)	(966)

Net cash provided by (used in) investing activities	620,820	(3,157)

Cash flows from financing activities:
Repayments on capital leases and other financing arrangements	(11,068)	(8,907)
Repayments of notes	(629,325)	—
Repurchase of notes	—	(22,790)
Payment on installment note and contingent consideration related to acquisition	—	(2,174)
Other, net	349	396

Net cash provided by (used in) financing activities	(640,044)	(33,475)

Effects of foreign currency exchange rate changes on cash	2,867	2,048

Net increase (decrease) in cash and cash equivalents	(8,531)	(44,204)
Cash and cash equivalents, beginning of year	58,551	121,317

Cash and cash equivalents, end of year	$50,020	$77,113

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,273	$31,281
Cash paid (refund) for income taxes	1,080	2,714
Supplemental disclosure of non-cash activities:
Vehicles acquired through capital lease agreements	1,010	10,667
Accrued capital expenditures	1,625	884

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Business

Double Eagle Parent, Inc. (“Double Eagle”, or together with its consolidated subsidiaries, the “Company” (including both the Predecessor and Successor periods, as defined below)) is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. The Company provides services through two reportable business segments: Clinical and Commercial. The Company provides a full suite of services to enhance its clients’ ability to successfully develop, launch and market their products. The Company offers its solutions on both a standalone and integrated basis. The Company’s services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trial to the ongoing commercialization of mature products.

On August 4, 2010, inVentiv Group Holdings, Inc. (“inVentiv”)’s subsidiary, inVentiv Acquisition, Inc., merged with and into inVentiv Health, Inc. (“inVentiv Health”), with inVentiv Health as the surviving company (the “THL Acquisition”). Funds affiliated with Thomas H. Lee Partners (‘THL”) held a controlling interest in inVentiv.

On November 9, 2016, inVentiv was acquired by Double Eagle Parent, Inc. (“Parent”), a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc. (“Merger Sub”), with and into inVentiv at the closing of the acquisition (the “Acquisition”). Accordingly, inVentiv became a wholly-owned subsidiary of Parent. Prior to the Acquisition of inVentiv, Parent had substantially no operations other than activities associated with the Acquisition. Upon the Acquisition, the only asset of the Parent is the investment in subsidiaries that hold the direct investment in inVentiv.

Prior to the effective time of the Acquisition, stockholders affiliated with THL and certain other stockholders contributed a portion of their shares of common stock in inVentiv (“Rollover Shares”) in exchange for shares of Parent’s common stock, and at the effective time of the Acquisition all issued and outstanding shares of common stock of inVentiv (including eligible equity awards), other than the Rollover Shares, were cancelled and converted into the right to receive a pro rata portion of the merger consideration. Parent was formed by Advent International GPE VII Limited Partnership, a Cayman Islands exempted limited partnership, which is managed by Advent International Corporation (“Advent”). Upon consummation of the Acquisition, (a) funds affiliated with Advent and funds affiliated with THL, beneficially owned, in the aggregate, more than a majority of the outstanding shares of inVentiv common stock with the remainder being owned by management and other investors and (b) governance rights are shared evenly between Advent and THL. See Note 4 for further information on the Acquisition.

2. Basis of Presentation

The unaudited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of Double Eagle and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. Investments accounted for under the cost method are recorded at the historical carrying value. In April 2017, the Company sold its only investment accounted for under the cost method for cash proceeds of $6.3 million. The carrying value of both types of investments is recorded in other assets in the consolidated balance sheets and is immaterial. All intercompany transactions have been eliminated in consolidation. The condensed consolidated financial statements as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 are unaudited, but in the opinion of management include all adjustments

(consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. They do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the 2016 audited consolidated financial statements and notes included in the Proxy Statement dated June 9, 2017. The results reported in these condensed consolidated financial statements should not necessarily be viewed as indicative of the results that may be expected for the entire year. The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

The unaudited condensed consolidated financial statements of the Company have been prepared in conformity with GAAP, which requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses and disclosure of contingent assets and liabilities in the accompanying financial statements. The significant estimates made by the Company include the estimated forecast that is used in assessing the realizability of the Company’s deferred tax assets and assessing whether the fair value of intangible assets and goodwill exceed the related carrying value. In addition, the Company also makes significant estimates as it relates to revenue recognition and self-insurance reserves, including reserves for employee medical, automobile insurance and worker’s compensation. In the opinion of management, all adjustments considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements.

Predecessor and Successor Reporting

The Acquisition was accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of inVentiv were adjusted to their fair value as of November 9, 2016, the day that Parent acquired inVentiv. Prior to the Acquisition, the financial results of inVentiv were not included within the Parent and the Parent has no operations apart from its investment in inVentiv. Accordingly, the condensed consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period before the consummation of the transaction (labeled “Predecessor” for the three months ended March 31, 2016) and the period after November 8, 2016 (labeled “Successor” for the three months ended March 31, 2017), to indicate the application of a different basis of accounting between the periods presented. The Predecessor reflects inVentiv prior to the Acquisition. See Note 4 for additional information regarding the Acquisition.

3. Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350) to simplify the test for goodwill impairment. ASU 2017-04 removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted after January 1, 2017. The Company is currently evaluating the impact of adopting ASU 2017-04 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) to clarify the definition of a business. ASU 2017-01 adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 will be applied on a prospective basis and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to reduce diversity existed in the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-18 on the Company’s consolidated statement of cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15) to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new standard on the Company’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”) to update its guidance on recognition and measurement of financial assets and liabilities, and replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-13 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718) (“ASU 2016-09”) to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016 for public business entities. Early adoption is permitted. The Company adopted this standard during the first quarter of 2017. The adoption of this ASU had the following effects on the condensed consolidated financial statements:

Income taxes—The standard requires excess tax benefit and tax deficiencies to be recorded as income tax benefit or expense in the statements of operations. The Company applied the prospective adoption approach beginning in 2017, and there was no impact as no equity awards have been exercised or vested in the Successor periods.

Forfeitures—The standard provides an accounting policy election to account for forfeitures as they occur. The Company made this accounting policy election in the first quarter of 2017, and there was no cumulative effect of this election given the limited period such awards were outstanding prior to 2017.

Statements of cash flows—Cash flows related to excess tax benefits are no longer separately classified as a financing activity. The Company adopted this component of the standard on a prospective basis beginning in the first quarter of 2017.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”) to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. The adoption of this standard is expected to have a material impact on the Company’s consolidated balance sheets, and its potential impact is currently being evaluated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition (“ASU 2014-09”). ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017 for public business entities. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. In May 2016, the FASB issued ASU 2016-12 which provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In December 2016, the FASB issued ASU 2016-20 which provides guidance for technical corrections and improvements to ASU 2014-09 to increase stakeholders’ awareness of the proposals and to expedite the improvements. The Company is currently evaluating the impact of adopting the new revenue recognition standard on the Company’s consolidated financial position and results of operations.

4. Acquisition

On November 9, 2016, inVentiv was acquired by Parent, a Delaware corporation, through a merger of its wholly owned subsidiary, Merger Sub, with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

In connection with the Acquisition, the fair value of the contingent obligation payable to former stockholders of inVentiv, is preliminarily estimated to have a fair value of $67.5 million at Acquisition. The contingent obligation is based on the future realization of certain transaction tax deductions, as defined in the merger agreement. As such transaction tax deductions are realized as a result of reducing federal or state taxes payable, the Company is obligated to make payments to the former stockholders of inVentiv. The amount of such transaction tax deductions is estimated to be $192.0 million ($74.0 million of estimated net tax benefits), but in no event is permitted to exceed $220.0 million, and will be paid to the sellers when such deduction reduces taxes payable.

The purchase price, as adjusted, consisted of the following (in thousands):

Initial cash portion of consideration	$1,193,214
Rollover shares	373,440
Working capital and other purchase price adjustments	11,358
Estimated contingent purchase price	67,508

Total purchase price	1,645,520

The following table summarizes the preliminary determination of the fair values of the net assets acquired at the date of the acquisition (in thousands):

Fair Value
Assets Acquired:
Cash and cash equivalents	$45,721
Restricted cash	1,572
Accounts receivable	378,906
Unbilled services	220,368
Other current assets	67,586
Property and equipment	168,358
Goodwill	1,944,554
Other identifiable intangible assets	1,918,990
Other assets	45,789
Liabilities Assumed:
Accrued payroll, accounts payable and accrued expenses	(357,575)
Deferred revenue and client advances	(272,024)
Debt assumed	(2,163,585)
Deferred tax liability	(301,090)
Other liabilities	(50,479)
Noncontrolling interest	(1,571)

Net Assets Acquired	$1,645,520

The other identifiable intangible assets consisted of the following (in thousands):

	Fair Value	Weighted Average Amortization Period
Customer relationships	$1,238,200	12.9 years
Technology	28,880	3.0 years
Tradenames subject to amortization	50,860	10.0 years
Tradenames not subject to amortization	330,900
Backlog	270,150	1.8 years

Other identifiable intangible assets	$1,918,990

The new goodwill generated in the Acquisition is not deductible for income tax purposes. In connection with the Acquisition, the Company recorded $1.94 billion of goodwill. The Company’s assessment of fair value of the acquired assets and liabilities assumed are preliminary and subject to change. Further adjustments may be necessary as additional information related to the fair value of assets and liabilities assumed is obtained and assessed during the measurement period (up to one year from the acquisition date). Factors that contributed to the recognition of goodwill for the acquisition included expected growth rates and probability of the Company due to expansion of our service offerings, efficiency initiatives and continued leveraging of SG&A expenses.

During the first quarter of 2017, the Company made certain adjustments to the preliminary fair value of acquired assets and assumed liabilities to reflect additional information related to intangible assets, other current assets, accrued liabilities, contingent consideration, deferred tax liabilities, and deferred revenue in connection with the Acquisition. The net effect of the adjustments was a decrease in goodwill by $7.3 million. The impact on earnings of revisions to the preliminary valuation and the assigned life of assets was recognized in in the quarter ended March 31, 2017.

5. Goodwill

The following table sets forth the carrying amount of goodwill as of March 31, 2017 and December 31, 2016 (in thousands):

	Clinical	Commercial	Total
Net goodwill at December 31, 2016	$874,261	$1,075,976	$1,950,237
Adjustments to purchase price allocation(1)	6,055	(13,420)	(7,365)
Foreign currency translation	2,224	992	3,216

Net goodwill at March 31, 2017	$882,540	$1,063,548	$1,946,088

(1)	Adjustments related to the Acquisition at November 9, 2016. See Note 4.

6. Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of March 31, 2017 and December 31, 2016 (in thousands):

	March 31, 2017			December 31, 2016
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$1,239,076	$(40,373)	$1,198,703	$1,207,843	$(14,316)	$1,193,527
Technology	28,880	(3,742)	25,138	28,880	(1,353)	27,527
Tradenames subject to amortization	50,922	(1,994)	48,928	51,408	(728)	50,680
Backlog	270,430	(51,505)	218,925	297,301	(11,362)	285,939

Total finite-lived intangible assets	1,589,308	(97,614)	1,491,694	1,585,432	(27,759)	1,557,673
Tradenames not subject to amortization	330,900	—	330,900	330,900	—	330,900

Total intangible assets	$1,920,208	$(97,614)	$1,822,594	$1,916,332	$(27,759)	$1,888,573

During the first quarter of 2017, the Company made certain adjustments to the intangible asset values to reflect additional information related to the preliminary fair value of those assets in connection with the Acquisition.

7. Debt

The Company’s indebtedness is summarized as follows (in thousands):

	March 31, 2017	December 31, 2016
Term Loan Facility B loans, due 2023	$1,725,675	$1,730,000
Senior Secured Notes(1)	—	625,000
ABL Facility, due 2021	—	—
Senior Unsecured Notes, due 2024	675,000	675,000
International Facility, due 2020	—	—
Capital leases and other financing arrangements	54,980	75,337

Total borrowings	2,455,655	3,105,337
Less: unamortized premium (discount)	(8,233)	(8,135)
Less: unamortized deferred financing costs	(58,589)	(60,323)
Less: Senior Secured Notes, current portion of Term Loan Facility, capital leases and other financing arrangements	(37,153)	(670,227)

Total long-term borrowings, net of current portion	$2,351,680	$2,366,652

(1)	On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. The principal portion of $625.0 million is classified within current portion of notes, capital lease obligations and other financing arrangements in the consolidated balance sheet as of December 31, 2016. This obligation was funded at the time of closing of the Acquisition for redemption on January 15, 2017, and such deposit was recorded in prepaid expenses and other current assets at December 31, 2016 in the consolidated balance sheet.

At March 31, 2017, the Company had $1,725.7 million outstanding under the Term Loan Facility (as defined below). The Company had $675.0 million outstanding under the Senior Notes (as defined below), and there were no outstanding borrowings under the ABL Facility (as defined below). In addition, the Company had capitalized leases and other financing arrangements of $55.0 million outstanding as of March 31, 2017.

On July 1, 2015 one of the Company’s indirect subsidiaries in the United Kingdom, inVentiv Health Clinical UK Ltd., (“inVentiv UK”) as borrower, and one of the Company’s indirect subsidiaries in Switzerland, inVentiv Health Switzerland GmbH, as guarantor, entered into an asset-based lending facility (the “International Facility”) for up to $20.0 million. This facility is available to enhance international cash management. At March 31, 2017, the Company had no outstanding borrowings under the International Facility, approximately $0.4 million in letters of credit outstanding against the International Facility and would have been able to borrow up to $13.3 million.

Concurrently with the closing of the Acquisition, the Company (i) became party to a 7-year $1,730.0 million principal amount term loan B (“Term Loan Facility”), (ii) became party to a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, Inc., inVentiv Health, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish the Company’s previously existing term loan B of approximately $575.3 million, (2) terminate the commitments under the Company’s previously existing $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK

Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

On November 9, 2016, the Company became party to (i) a credit agreement in respect of the Term Loan Facility and (ii) a credit agreement for the ABL Facility of up to $250.0 million, subject to borrowing base availability, which matures in 2021. Up to $50.0 million of the ABL Facility is available for the issuance of letters of credit.

The available borrowing capacity under the ABL Facility will vary monthly according to the levels of our eligible accounts receivable, unbilled receivables and certain unrestricted cash. As of March 31, 2017, the Company had no outstanding borrowings under the ABL Facility, approximately $21.1 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $167.8 million.

The loans and guarantees under the Term Loan Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ equity interests, equipment, intellectual property, pledged debt, general intangibles, books, records and supporting obligations related to the foregoing and any other assets (other than collateral securing the ABL Facility on a first-priority basis) and (ii) by a second-priority security interest in receivables, inventory, deposit accounts and other collateral securing the ABL Facility. The loans and guarantees under the ABL Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ receivables, inventory, deposit accounts and other collateral securing the ABL Facility on a first-priority basis and (ii) by a second-priority security interest in the property and assets that secure the Term Loan Facility.

Cash Pooling

The Company and certain of its international subsidiaries entered into a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At March 31, 2017, the Company’s net cash position in the pool of $28.8 million, defined as the gross cash position in the pool of $97.1 million less borrowings of $68.3 million, is reflected as cash and cash equivalents in the consolidated balance sheet.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of March 31, 2017 and December 31, 2016 are as follows (in thousands):

	March 31, 2017		December 31, 2016
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility, due 2023	$1,678,686	$1,732,146	$1,681,487	$1,745,138
Senior Secured Notes, due 2018 (1)	—	—	625,365	625,000
Senior Unsecured Notes, due 2024	655,134	695,250	654,656	706,219

(1)	The Senior Secured Notes were redeemed on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest.

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

8. Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s clients. The Company does not require collateral or other security to support client receivables. Pfizer Inc. accounted for approximately 14% and 12% of the Company’s net revenues for the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016, respectively. For the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016, our top 10 clients accounted for approximately 57% and 56% of our net revenues, respectively. As of March 31, 2017, two clients were above the 10% of receivables threshold, one client represented approximately 11% and the other client approximately 10% of the accounts receivable balance.

9. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements, contingent consideration, as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. The contingent consideration liability is recorded at fair value. Please refer to Note 7 for discussion of the Company’s debt instruments.

As described in Note 4, in connection with the Acquisition, the fair value of the contingent consideration was preliminarily estimated to have a fair value of $67.5 million and $67.8 million at Acquisition and March 31, 2017, respectively.

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer their compensation and to receive the deferred amounts in the future or upon termination of employment with the Company. The Company invests in the underlying mutual fund investments available to plan participants through investments held in a rabbi trust, which generally offset the liability associated with the deferred compensation plan. These securities are classified as trading securities and carried at fair value (level 1 within the fair value hierarchy) of $14.5 million and $13.7 million as of March 31, 2017 and December 31, 2016 and included in other assets in the consolidated balance sheets. Gains and losses are included in SG&A expenses.

10. Contingencies

On October 31, 2013, Cel-Sci Corporation (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of the Company’s subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH (currently known as inVentiv Health Switzerland GmbH and formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. The arbitration is currently underway and is expected to continue through the remainder of 2017. No assessment can be made at this time as to the likely outcome of this matter or an estimate of the possible range of loss. Accordingly, no provision has been recorded as no loss is considered probable or estimable.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. The Company does not believe that the outcome of any legal proceedings, if decided adversely to our interests, would have a material adverse effect on our business, financial condition or results of operations.

11. Common Stock and Stock Incentive Plans

The Company was authorized to issue 16,000,000 shares of capital stock, all of which were common stock, with a par value of $0.0001 per share. On November 9, 2016, inVentiv was acquired by Parent, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. In connection with the Acquisition, the Parent entered into a stockholders agreement with certain entities affiliated with Advent, certain entities affiliated with THL and certain other investors and members of our management who will own Parent Shares. All of the issued and outstanding capital stock of Parent is held, directly or indirectly, by THL, Advent, certain co-investors and certain current and former members of management. In accordance with the Amended and Restated Certificate of Incorporation of the Parent, each share of common stock shall have one vote, and the common stock shall vote together as a single class. Subject to the terms of any debt instruments inVentiv may enter into, the Board of Directors may declare dividends upon the stock of inVentiv as and when the Board deems appropriate and in accordance with the General Corporation Law of the State of Delaware, as applicable.

On November 15, 2016, Parent’s Board of Directors approved a new Parent equity plan with 1,062,397 Parent shares available for grant. Of the share-based awards that have granted, forty five percent vest upon the passage of time and completion of a service requirement and fifty-five percent vests upon achievement of certain specified performance targets through 2021 and completion of a service requirement. The time vesting awards will vest annually over a period of five years and the performance vesting awards will vest 20% annually if the applicable EBITDA target is attained, or a catch-up target is satisfied upon a change of control transaction and the completion of catch-up trigger, as defined. The Company recognizes the fair value of the share-based awards in compensation expense over the service period to the extent that vesting of the awards is considered probable.

Beginning in the first quarter of 2017, the Company adopted ASU 2016-09 to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. See Note 3 for additional information on the Company’s accounting policy election and the impact on its financial statements.

12. Termination Benefits and Other Cost Reduction Actions

The Company continues to take certain actions to integrate its acquisitions and implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions that include real estate consolidations, elimination of redundant functions and employees were $4.2 million and $4.1 million for the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016, respectively.

The $4.2 million of costs incurred in the Successor period ended March 31, 2017 includes $2.9 million of severance costs and facility-related costs of $1.3 million and includes $1.9 million of costs related to Clinical, $1.2 million related to Commercial and $1.1 million related to Corporate. The $4.1 million of costs incurred in the Predecessor period ended March 31, 2016 includes $2.7 million of severance costs and facility-related costs of $1.4 million and includes $1.2 million of costs related to Clinical and $2.9 million related to Commercial. In addition, the Company incurred non-cash facility consolidation costs of $0.2 million in the Predecessor period ended March 31, 2016.

The following table summarizes the Company’s restructuring costs for the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016 (in thousands):

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Employee severance and related costs	$2,925	$2,745
Facilities-related costs	1,260	1,385

Total	$4,185	$4,130

For the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016, restructuring costs of $0.5 million and $1.5 million have been included in Cost of revenues, and $3.7 million and $2.6 million have been included in Selling, general and administrative expenses, respectively. Restructuring costs are not allocated to the Company’s reportable segments as they are not part of the segment performance measures regularly reviewed by management. Other adjustments reflect assumed restructuring related reserves and were not included in current period charges.

The following table summarizes the Company’s restructuring reserve as of March 31, 2017 and December 31, 2016 (in thousands):

	Balance at December 31, 2016	Net Costs	Other Adjustments	Cash Payments	Balance at March 31, 2017
Employee severance and related costs	$3,164	$2,925	$—	$(3,094)	$2,995
Facilities-related costs	6,542	1,260	988	(1,357)	7,433

Total	$9,706	$4,185	$988	$(4,451)	$10,428

The net costs on the table above exclude non-cash charges of $0.2 million in the Predecessor period ended March 31, 2016 related to abandoned assets at certain facilities.

The Company expects severance payments accrued at March 31, 2017 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of exited facilities through 2027.

13. Income Taxes

The Company provides for income taxes on an interim basis based on the estimated annual effective tax rate, adjusted for discrete items. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized.

The consolidated effective tax rate was 26.5% and (78.1%) for the Successor period ended March 31, 2017 and Predecessor period ended March 31, 2016, respectively. On a comparative basis, the change in the effective tax rate reflects the benefitting of losses in federal and certain state jurisdictions for the period ended March 31, 2017 (Successor) that were previously not subject to a tax benefit as a result of a full valuation allowance for the Predecessor period ended March 31, 2016. The income tax benefit for the Successor period ended March 31, 2017 primarily reflects that the Company (i) recorded a full valuation allowance for certain state and foreign tax jurisdictions (ii) recorded a tax provision for federal and certain foreign and state jurisdictions that were not subject to a valuation allowance, (iii) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur. The difference between the effective tax rate for the

Successor period ended March 31, 2017 and the U.S. statutory tax rate is primarily due to the mix of domestic and foreign earnings, along with the impact of foreign undistributed earnings.

The income tax provision for the Predecessor period ended March 31,2016 primarily reflects that the Company (i) recorded a full valuation allowance for our domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in our domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur.

The tax benefit for the Successor period ended March 31, 2017 included $13.4 million of federal tax benefit, $2.4 million of State tax benefit, reduced by $1.1 million of foreign tax provision. The tax benefit for the Successor period ended March 31, 2017 included $21.4 million tax benefit at the federal statutory rate, $2.1 million tax benefit at state taxes, $1.2 million tax benefit in other items, partially offset by $9.0 million tax provision in federal expense primarily due to foreign undistributed earnings, and $1.0 million tax provision in foreign tax expenses. The tax provision for the Predecessor period ended March 31, 2016 included $4.8 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill, a $1.6 million increase in unrecognized tax benefits, $1.6 million of foreign taxes and $0.2 million of state tax.

14. Related Parties

Management Arrangements

Upon completion of the THL Acquisition, inVentiv entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers agreed to provide management services to inVentiv until the tenth anniversary of the consummation of the THL Acquisition with evergreen one-year extensions thereafter. Pursuant to the THL Management Agreement, THL Managers received an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined in the THL Management Agreement. In addition, the Company reimbursed out-of-pocket expenses, including travel related costs, incurred by THL Managers. The Company recognized $0.9 million in management fees and related costs for the Predecessor period ended March 31, 2016.

Upon completion of the Acquisition as described in Note 4, the Company entered into a management services agreement with the Advent managers and the THL Managers (together, the “Managers”) pursuant to which such Managers agree to provide management, advisory and consulting services to us and/or one or more of our parent or subsidiary entities. The THL Management Agreement was terminated in connection with the Acquisition.

Pursuant to the new management agreement, the Managers are entitled to their respective share of a fixed annual monitoring fee equal to 1% of EBITDA, as defined, as compensation for services rendered. The annual monitoring fee initially will be shared equally between the Advent managers and the THL Managers (as though they have equal ownership percentages) until such time as their respective ownership percentages change, at which time it will be adjusted proportionately to reflect such change. Such amount, with respect to any Manager, may be taken as a monitoring fee or used to compensate one or more independent consultants made available by such Manager to inVentiv or its parent or subsidiary entities. In addition, the Company will reimburse out-of-pocket expenses, including travel related costs, incurred by the Managers in connection with the new management agreement. The Company recognized $1.2 million in management fees and related costs for the Successor period ended March 31, 2017.

The new management agreement includes customary exculpation and indemnification provisions in favor of the Managers and their respective affiliates.

Commercial Transactions

There were three entities for the Predecessor period ended March 31, 2016 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to inVentiv. The services included facilities management, audio conferencing and information technology services. The fees for these services were $0.4 million for the Predecessor period ended March 31, 2016. No services were provided for the Successor period ended March 31, 2017.

15. Segment Information

The Company provides services through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple service offerings that, when combined, create a fully integrated biopharmaceutical outsourced services provider. Clinical provides a continuum of services spanning phases I-IV of clinical development. Commercial provides commercialization services to the pharmaceutical, biotechnology and healthcare industries. The Clinical and Commercial segments provide services to the other segments primarily in connection with the delivery of services to the end client. The Company accounts for intersegment sales on prices that management considers to be consistent with market pricing. Total intersegments sales from Clinical to Commercial was $0.1 million for the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016. Total intersegment sales from Commercial to Clinical or Corporate was $1.7 million and $4.4 million for the Successor period ended March 31, 2017 and the Predecessor period ended March 31, 2016, respectively.

Management measures and evaluates the Company’s operating segments based on segment net revenues and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain costs are excluded from adjusted segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; certain foreign currency impacts; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The Corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from adjusted segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since asset information is not provided to the chief operating decision maker due to the fact that it is not a key performance measure on which the operating segments are evaluated or resource allocations are made as the Company is a service-based business that does not incur significant capital costs.

The Company had an agreement to provide commercialization services to a biopharmaceutical client for launch of certain products in return for a royalty on the client’s net revenues. The results of this arrangement is included in Corporate and other as the contract was managed and evaluated on a corporate level. The substantial majority of the intersegment sales from Commercial to Corporate and other is related to providing services for this arrangement. The amount of costs included in Corporate and other related to this arrangement was $4.4 million for the Predecessor period ended March 31, 2016. The Company terminated this arrangement in the fourth quarter of 2016.

Selected information for each reportable segment is as follows (in thousands):

	Successor	Predecessor
	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Net Revenues
Clinical	$262,982	$254,859
Commercial	264,762	290,926
Intersegment revenues	(1,689)	(4,489)

Consolidated net revenues	$526,055	$541,296

Adjusted Segment Operating Income (Loss)
Clinical	$42,476	$42,736
Commercial	49,556	48,920
Corporate and other	(6,025)	(12,324)

Reportable segments adjusted operating income (loss)	86,007	79,332
Depreciation and amortization	(84,473)	(23,763)
Stock-based compensation	(2,766)	(1,417)
Other unallocated charges	(16,392)	(8,988)

Operating income (loss)	(17,624)	45,164
Gain on extinguishment of debt	—	221
Interest income (expense), net	(37,746)	(55,853)

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	$(55,370)	$(10,468)

16. Subsequent Events

On May 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with INC Research Holdings, Inc., a Delaware corporation (“INC Research”), pursuant to which the Company will merge with and into INC Research (the “Merger”), with INC Research surviving the Merger. Subject to the terms and conditions of the Merger Agreement, the aggregate merger consideration to be paid in respect of all outstanding shares of the Company’s common stock, par value $0.0001 per share, Company options and restricted stock units shall be approximately 50.0 million shares of INC Research’s common stock.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of the Company’s and INC Research’s respective stockholders; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and that the consents from the competition regulatory authorities in certain other jurisdictions be obtained. The transaction is currently expected to be completed in the second half of 2017.

The Company has evaluated subsequent events that occurred after March 31, 2017 through June 9, 2017, the date these financial statements were issued.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

DOUBLE EAGLE PARENT, INC.

AND

INC RESEARCH HOLDINGS, INC.

Dated as of May 10, 2017

A-i

5.15	Termination of Related Party Agreements	A-48
5.16	Treatment of Certain Existing Indebtedness	A-48
5.17	Financing.	A-49
5.18	Payoff Letter	A-52
5.19	Contribution Agreement.	A-52
5.20	Headquarters	A-52
5.21	Name and Trading Symbol	A-52
5.22	Stockholder Litigation	A-53
5.23	Notification of Certain Matters	A-53
5.24	Revenue Recognition Matters	A-53
5.25	Tax Treatment	A-53

ARTICLE VI

Conditions

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-54
6.2	Conditions to Obligations of Parent	A-54
6.3	Conditions to Obligations of the Company	A-56

ARTICLE VII

Termination

7.1	Termination	A-56
7.2	Effect of Termination and Abandonment	A-58
7.3	Termination Fees; Expenses	A-58

ARTICLE VIII

Miscellaneous and General

8.1	Survival Following Merger	A-59
8.2	Modification or Amendment	A-59
8.3	Waiver of Conditions	A-60
8.4	Counterparts	A-60
8.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-60
8.6	Notices	A-61
8.7	Entire Agreement	A-62
8.8	No Third Party Beneficiaries	A-62
8.9	Obligations of Parent and of the Company	A-63
8.10	Definitions	A-63
8.11	Severability	A-63
8.12	Interpretation; Construction	A-63
8.13	Assignment	A-63
8.14	Provisions Related to the Financing Sources	A-64
8.15	Non-recourse	A-64

ARTICLE IX

Definitions
9.1	Definitions	A-64
Annex A Defined Terms		A-A-1
Annex B Sponsor Parties		A-B-1

A-ii

Exhibit A Form of Written Consent
Exhibit B Contribution Agreement
Exhibit C Certificate of Incorporation of Surviving Corporation
Exhibit D Bylaws of Surviving Corporation
Schedule 6.1(a) Required Governmental Consents

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 10, 2017, is by and between DOUBLE EAGLE PARENT, INC., a Delaware corporation (the “Company”), and INC RESEARCH HOLDINGS, INC., a Delaware corporation (“Parent”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the respective boards of directors of each of the Company and Parent have approved the merger of the Company with and into Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, it is intended that (i) for U.S. federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) this Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the stockholders listed on Annex B (such stockholders collectively, the “Sponsor Parties” and each individually, a “Sponsor Party”), collectively, are the record and beneficial owners of a majority of the outstanding Shares (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Sponsor Party has entered into a voting agreement (“Voting Agreement”) with Parent and the Company, pursuant to which such Sponsor Party has agreed to submit to the Company, in respect of all Shares (as hereinafter defined) of which such Sponsor Party is the record or beneficial holder, a written consent (as herein defined) of such Sponsor Party in accordance with the DGCL, as more particularly set forth therein and herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into Stockholders Agreements (each, a “Stockholders Agreement”) with each of the Sponsor Parties; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Voting Agreements, the Parties hereto agree as follows:

ARTICLE I

The Pre-Closing Holdco Mergers; The Merger; Closing; Effective Time

1.1 The Pre-Closing Holdco Mergers. Prior to the Effective Time on the Closing Date, the Company shall cause Intermediate I to merge with and into the Company and, immediately thereafter, Intermediate II to merge with and into the Company, and the Company shall comply with all related requirements under the Existing Company Credit Facilities, including the assumption by the Company of the obligations of Intermediate II as “Holdings” under the Existing Company Credit Facilities (such mergers and actions, collectively, the “Pre-Closing Holdco Mergers”). Prior to effecting any portion of the Pre-Closing Holdco Mergers, the Company shall provide all related documentation (including certificates of merger, board resolutions and other corporate documents, agreements and instruments) at least ten (10) days in advance of the commencement of the Pre-Closing Holdco Mergers to Parent for Parent’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Pre-Closing Holdco Mergers shall consist only of the two mergers contemplated in the first sentence of this Section 1.1, and after giving effect to the Pre-Closing Holdco Mergers, inVentiv Health will remain a wholly-owned Subsidiary of the Company. The Pre-Closing Holdco Mergers will qualify as complete liquidations of Intermediate I and Intermediate II governed by Section 332 and Section 337 of the Code and this Agreement will constitute a “plan of liquidation” within the meaning of Section 332 and Section 337 of the Code in respect of each Pre-Closing Holdco Merger.

1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4), the Company shall be merged with and into Parent and the separate corporate existence of the Company shall thereupon cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.

1.3 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the fifth business day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or (b) at such other time and place as the Company and Parent mutually agree in writing; provided that it is understood and agreed that, unless the Company and Parent otherwise agree in writing, the Closing shall not occur earlier than the date that is forty-five (45) days after the date on which Parent initially files with the SEC the Proxy Statement required by Section 5.4(b). The day on which the Closing takes place is referred to as the “Closing Date”. The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in Raleigh, North Carolina, Boston, Massachusetts or New York, New York.

1.4 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

1.5 FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a properly completed and executed certificate satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) certifying that the Shares as of the Closing Date (and at all times during the applicable period ending as of the Closing Date) are not “United States real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE II

Surviving Corporation Matters

2.1 The Certificate of Incorporation. The certificate of incorporation of Parent as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended so as to read in its entirety in the form attached hereto as Exhibit C (the “Charter”), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

2.2 The By-Laws. Parent shall cause the bylaws of Parent, as in effect immediately prior to the Effective Time, to be amended at the Effective Time to read in their entirety in the form attached hereto as

Exhibit D (the “By-Laws”) and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

2.3 Directors of Surviving Corporation. The Parties hereto shall take, or cause to be taken, all actions necessary so that the Parent Board at the Effective Time shall, from and after the Effective Time, have the initial composition as provided for in the Stockholders Agreement until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the By-Laws and the Stockholders Agreement.

ARTICLE III

Merger Consideration; Effect of the Merger on Capital Stock;

Exchange of Certificates

3.1 Aggregate and Per Share Merger Consideration.

(a) The aggregate merger consideration to be paid hereunder in respect of all of the outstanding Shares and all outstanding Company Options and Company RSUs shall be 49,989,839, shares of Parent Common Stock (the “Aggregate Merger Consideration”). The Aggregate Merger Consideration shall be paid as and when described herein.

(b) The per share consideration to be paid hereunder in respect of each Share shall be a number of shares equal to the quotient of the Aggregate Merger Consideration divided by the Fully Diluted Company Shares Number (the “Per Share Consideration”), subject, in the case of each outstanding Company Option and outstanding Company RSU, to the terms of Section 3.6.

3.2 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Conversion; Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share described in clause (i) and (ii), an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into, and become exchangeable for, the Per Share Consideration. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate, whether physical or electronic (other than, for the avoidance of doubt, book-entry) (each, a “Certificate”) formerly representing any of the Shares, and each Share held in uncertificated form, in each case other than Excluded Shares, shall thereafter represent only the right to receive the Per Share Consideration and the right, if any, to receive pursuant to Section 3.3(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.2(a) and any distribution or dividend pursuant to Section 3.3(c) and each Certificate and Share held in uncertificated form owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 3.4.

(b) Cancellation of Shares. Subject to Section 3.4, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.4.

3.3 Exchange of Certificates for Shares.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the benefit of the holders of Shares, book-entry shares representing the shares of Parent Common Stock comprising the Aggregate Merger Consideration and, after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.2(a) in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.3(g)) pursuant to the provisions of this Article III (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.3(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) to the Exchange Agent. Upon the surrender of a Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or book entry share representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.3(h)) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate or book entry share representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. No holder of uncertificated Shares shall be required to deliver a Certificate or executed transmittal materials to the Exchange Agent to receive the Aggregate Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more uncertificated Shares shall automatically upon the Effective Time be entitled to receive in exchange therefor an amount of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s uncertificated Shares that were converted into the right to receive the Aggregate Merger Consideration pursuant to Section 3.2(a) by (y) the Per Share Consideration (less any applicable withholding taxes payable in respect thereof), and the uncertificated Shares shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates and uncertificated (including book-entry) Shares on the Aggregate Merger Consideration payable pursuant to this Section 3.3(b). Until so surrendered, outstanding Certificates and uncertificated (including book-entry) Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Aggregate Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)), there shall be issued and/or paid to the holder of the certificates or book entry shares representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent’s stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.3(e) shall be entitled to receive a cash payment in lieu thereof (after giving effect to any required Tax withholdings as provided in Section 3.3(h)), which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock that such holders otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu of the Certificates(s) as provided in Section 3.3(g)) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any certificates for shares of Parent Common Stock of such stockholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.2 and Section 3.3(c) upon due surrender of their Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)), in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any other applicable state, local or foreign Tax (as defined in Section 4.1(j)) Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.4 Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive shares of Parent Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Dissenting Stockholder shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into shares of Parent Common Stock pursuant to Section 3.2 of this Agreement. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to, at Parent’s expense, participate in and direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.5 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (but only a merger involving the Company and not Parent), issuer tender or exchange offer, or other similar transaction, or (b) at the Effective Time, the Company’s representations and warranties in Section 4.2(g) (Capital Stock of the Company) or Parent’s representations and warranties in Section 4.2(a) (Capital Stock of Parent) are not true in any non-de minimis respect, then the Per Share Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Per Share Consideration.

3.6 Treatment of Stock Plans.

(a) Treatment of Company Options. At the Effective Time, each outstanding Company Option, after giving effect to any acceleration or forfeiture in connection with the Transactions, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Shares and shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time, and (y) the Per Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Per Share Consideration; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable under such Company Option immediately prior to the Effective Time. Any Company Option that has not vested as of the Effective Time shall be forfeited and cancelled for no consideration as of the Effective Time.

(b) Treatment of Company RSUs. At the Effective Time, each outstanding Company RSU, after giving effect to any acceleration or forfeiture in connection with the Transactions, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Per Share Consideration, less applicable Taxes required to be withheld with respect to such shares of Parent Common Stock. Any Company RSU that has not vested as of the Effective Time shall be forfeited and cancelled for no consideration as of the Effective Time.

(c) Transfer Restrictions. Shares acquired upon settlement of awards as described under Sections 3.6(a) and 3.6(b) will be subject to transfer restrictions as provided in Section 3.6(c) of the Company Disclosure Schedule.

(d) Registration. If registration of any interests in the Company Stock Plans or other Company Benefit Plans (including any Company Benefit Plans) or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) within five (5) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plans or other Company Benefit Plans (including any Company Benefit Plans), as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.6 after giving effect to the Merger and the terms of the Company Stock Plans).

(e) Corporate Actions. At or prior to the Effective Time the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Sections 3.6(a) and 3.6(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company RSUs.

ARTICLE IV

Representations and Warranties of Parent and the Company

4.1 Joint Representations and Warranties of Parent and the Company. Except (i) in the case of any representation or warranty made by Parent, (x) as disclosed in the schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), or (y) as disclosed in any Parent SEC Report (as defined in Section 4.2(c)) filed with or furnished to the SEC by Parent between January 1, 2015 and the date hereof (other than disclosures in any “Risk

Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), and (ii) in the case of any representation or warranty made by the Company, (x) as disclosed in the schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), or (y) as disclosed in any report, schedule, form, statement or other document filed with or furnished to the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) by inVentiv Health, Inc. or inVentiv Group Holdings, Inc. between January 1, 2015 and the date hereof (other than any registration statement (including any prospectus forming a part thereof) which was not declared effective by the SEC or did not become effective automatically upon filing) (the “Company SEC Reports”) (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), Parent hereby represents and warrants to the Company, and the Company hereby represents and warrants to Parent (each of Parent and the Company, in its capacity as the Party making the representations and warranties, the “Representing Party”) as follows:

(a) Organization, Good Standing and Qualification.

(i) The Representing Party and each of its Subsidiaries (A) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (B) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (C) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (A) only as it relates to Subsidiaries and clauses (B) and (C), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(ii) The Representing Party has previously furnished or otherwise made available to the other Party true and complete copies of the Representing Party’s organizational documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b) Subsidiaries. Section 4.1(b) of the Representing Party’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Representing Party as of the Execution Date. Each Subsidiary set forth on Section 4.1(b) of the Representing Party’s Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of such Representing Party. All outstanding shares of capital stock, or other equity or voting interests, in each material Subsidiary of the Representing Party are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or applicable Law, its organizational documents, or any Contract to which the Representing Party is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Representing Party does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

(c) No Conflict; Consents and Approvals. (i) The execution, delivery and performance of this Agreement and the Voting Agreements by the Representing Party do not, and the consummation of the transactions contemplated by this Agreement (the “Transactions”) and performance by the Representing Party with the provisions hereof and thereof will not, conflict with, or result in any violation or breach of, or default

(with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Representing Party or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) the organizational documents of the Representing Party, or the organizational documents of any Subsidiary of the Representing Party, (B) any Contract to which the Representing Party or any of its Subsidiaries is a party or by which the Representing Party or any of its Subsidiaries or any of their respective properties or assets may be bound or (C) subject to receipt of the Representing Party’s stockholder approval (if applicable) and the governmental filings and other matters referred to in Section 4.1(c)(ii), any Law or any rule or regulation of the NASDAQ applicable to the Representing Party or any of its Subsidiaries or by which the Representing Party or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(ii) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Representing Party or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Representing Party or the consummation by the Representing Party of the Transactions hereby or compliance with the provisions hereof or thereof, except for (i) as required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or under any other applicable antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder (collectively, the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of NASDAQ and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(d) Absence of Certain Changes. Since December 31, 2016 through the date of the Agreement: (i) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party and (ii) (A) the Representing Party and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; (B) neither the Representing Party nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (C) neither the Representing Party nor any of its Subsidiaries has engaged in any action that would not be permitted to be taken under Sections 5.1(a) through 5.1(r) and Sections 5.1(t) through 5.1(z); and (D) neither the Representing Party nor any of its Subsidiaries has engaged in any action that would not be permitted to be taken under Section 5.1(s).

(e) Litigation and Liabilities. There is no Action pending or, to the Knowledge of the Representing Party, threatened in writing against the Representing Party or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Neither the Representing Party nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, doctrine, ruling, writ, assessment, arbitration award or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. There is no Action pending or, to the Knowledge of the Representing Party, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.

(f) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Representing Party and its Subsidiaries (the “Employees”) and current or former directors of the Representing Party, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans of the Representing Party (the “Representing Party Benefit Plans”) that are material, other than the Representing Party Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as the “Representing Party Non-U.S. Benefit Plans”) and employment agreements and offer letters that provide for at-will employment and which are immediately terminable by the Representing Party or its Subsidiary, as applicable, without cost or liability, are listed in Section 4.1(f)(i) of the Representing Party Disclosure Schedule, and each Representing Party Benefit Plan which has received a favorable opinion or determination letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Representing Party Benefit Plans listed in Section 4.1(f)(i) of the Representing Party Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Representing Party Benefit Plans, and all amendments thereto have been provided or made available to the Representing Party.

(ii) All Representing Party Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Representing Party Non-U.S. Benefit Plans, (collectively, “Representing Party U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws, other than as would not reasonably be expected to result in a material liability to the Representing Party. Each Representing Party U.S. Benefit Plan which is subject to ERISA (a “Representing Party ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Representing Party Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable opinion or determination letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such favorable opinion or determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Representing Party is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code.

(iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Representing Party or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly in the last six years, maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Representing Party under Section 4001 of ERISA or Section 414 of the Code (a “Representing Party ERISA Affiliate”). No Representing Party Benefit Plan is a Multiemployer Plan and no Representing Party or Representing Party ERISA Affiliate has any liability nor expects to incur any liability with respect to a Multiemployer Plan (regardless of whether based on contributions of a Representing Party ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.33 or 4043.66, has been required to be filed for any Representing Party Pension Plan or by any Representing Party ERISA Affiliate within the twelve (12) month period ending on the date of this Agreement.

(iv) All material contributions required to be made under each Representing Party Benefit Plan, as of the date of this Agreement, have been made and all material obligations in respect of each Representing Party Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Reports (in the case of

Parent Benefit Plans) and the Company Financial Statements (in the case of Company Benefit Plans) prior to the date of this Agreement.

(v) As of the date of this Agreement, there is no material pending or, to the Knowledge of the Representing Party threatened, litigation relating to the Representing Party Benefit Plans. Neither the Representing Party nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Representing Party ERISA Plan or collective bargaining agreement. The Representing Party or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi) Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (other than required by the terms of this Agreement), will (w) entitle any employees of the Representing Party or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Representing Party Benefit Plans, (y) limit or restrict the right of the Representing Party or, after the consummation of the Transactions, the Company to merge, amend or terminate any of the Representing Party Benefit Plans or (z) result in payments under any of the Representing Party Benefit Plans which would be subject to Section 280G of the Code.

(vii) Neither Representing Party or any of its Subsidiaries has any obligation to provide, and no Representing Party Benefit Plan or other agreement to which any Representing Party or any of its Subsidiaries is a party provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(viii) All Representing Party Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All material Representing Party Non-U.S. Benefit Plans, other than those that solely provide payments or benefits as required by applicable Law, are listed in Section 4.1(f)(viii) of the Representing Party Disclosure Schedule. The Representing Party and its Subsidiaries have no material unfunded liabilities with respect to any such Representing Party Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the Knowledge of the Representing Party, threatened material litigation relating to Representing Party Non-U.S. Benefit Plans.

(g) Compliance with Laws. The Representing Party and each of its Subsidiaries are and, at all times since January 1, 2015 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. None of the Representing Party or any of its Subsidiaries has received, since January 1, 2015, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(h) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Representing

Party’s certificate of incorporation or bylaws is applicable to the Representing Party, the Shares, and the Transactions.

(i) Environmental Matters. Except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Representing Party, (i) neither the Representing Party nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the Knowledge of the Representing Party, none are threatened) asserting that the Representing Party or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (ii) the Representing Party and each of its Subsidiaries are and have at all times been in compliance with all, and have not violated any, applicable Environmental Laws; (iii) the Representing Party and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iv) there has been no release of any Hazardous Substance by the Representing Party or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Representing Party or any of its Subsidiaries under applicable Environmental Laws; (v) to the Knowledge of the Representing Party, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Representing Party or any of its Subsidiaries and to the Knowledge of the Representing Party, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in any violation of or liability to the Representing Party or any of its Subsidiaries under any Environmental Law; and (vi) neither the Representing Party, its Subsidiaries nor, to the Knowledge of the Representing Party, any of their respective properties or facilities are subject to, or, to the Knowledge of the Representing Party, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(j) Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party:

(A) all Tax Returns required to be filed by or on behalf of the Representing Party and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all Tax Returns filed by or on behalf of the Representing Party or any of its Subsidiaries are complete and accurate;

(B) all Taxes required to be paid by or on behalf of the Representing Party and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in the Representing Party’s most recent annual audited financial statements or have been incurred in the ordinary course of business since the date of the most recent annual audited financial statements made available to the other Party as of the date of this Agreement;

(C) all deficiencies asserted or assessed by a Governmental Entity against the Representing Party or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP;

(D) there are no pending or, to the Knowledge of the Representing Party, threatened in writing audits, examinations, investigations or other proceedings relating to Taxes of the Representing Party or any of its Subsidiaries and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes with respect to the Representing Party or any of its Subsidiaries;

(E) there are no Liens for Taxes on any of the assets of the Representing Party or any of its Subsidiaries other than Permitted Liens;

(F) neither the Representing Party nor any of its Subsidiaries has any liability for Taxes of any other person (other than the Representing Party and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than a Contract with customary Tax provisions (x) entered into in the ordinary course of business or which is a customary lending arrangement and (y) not primarily related to Taxes); and

(G) the Representing Party and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(ii) Neither the Representing Party nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part) that was purported or intended to be governed by Section 355 of the Code.

(iii) During the five-year period ending on the date hereof, neither the Representing Party nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which the Representing Party or any of its Subsidiaries was the common parent).

(iv) Neither the Representing Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements) (each, a “Tax Sharing Agreement”).

(v) Neither the Representing Party nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

As used in this Agreement, (x) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (y) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

(k) Labor Matters.

(i) Except as would not reasonably be expected to be material to the Representing Party and its Subsidiaries taken as a whole, (i) there are no strikes, work stoppages, slowdowns, arbitrations or lockouts pending or, to the Knowledge of the Representing Party, threatened with respect to any employees of the Representing Party or any of its Subsidiaries (the “Representing Party Employees”), and there have been no such activities in the past three (3) years, (ii) to the Knowledge of the Representing Party, there is no union organizing effort pending or, to the Knowledge of the Representing Party, threatened against the Representing Party or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iii) there is no labor dispute, material grievance (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of the Representing Party, threatened against the Representing Party or any of its Subsidiaries, and

there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of the Representing Party, threatened with respect to Representing Party Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of the Representing Party or any of its Subsidiaries, and (vi) to the Knowledge of the Representing Party, there is no charge, complaint, or investigation pending or threatened by any Governmental Entity or individual against the Representing Party or any of its Subsidiaries concerning any alleged violation of any applicable Law arising out of, in connection with, or otherwise relating to the employment, termination of employment, failure to employ by the Representing Party or any of its Subsidiaries, or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(ii) Section 4.1(k)(ii) of each Representing Party’s Disclosure Schedule sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of the Representing Party or any of its Subsidiaries or to which the Representing Party or any of its Subsidiaries is a party or otherwise bound as of the Execution Date (each a “Labor Agreement”).

(iii) The execution and delivery of this Agreement or any Voting Agreement, shareholder or other approval of this Agreement, and the consummation of the Transactions, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any Labor Agreement, and no Representing Party or its Subsidiaries is required to give notice to or obtain the consent of any representative bodies, including any labor union, works council or similar labor organization, before executing this Agreement or the Voting Agreements or consummating the Transactions.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party, the Representing Party and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, employee classification, civil rights, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(v) Except as would not reasonably be expected to result in material liability to the Representing Party and its Subsidiaries taken as a whole, neither the Representing Party nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment Retraining and Notification Act (WARN) of 1988, as amended, or any similar state or local Law as a result of any action taken by the Representing Party. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Representing Party and its Subsidiaries within the six (6) months prior to the Closing.

(l) Intellectual Property.

(i) Section 4.1(l)(i) of each Representing Party’s Disclosure Schedule sets forth a true and complete list of all Registered Representing Party Intellectual Property that is material to the business of the Representing Party and its Subsidiaries as of the Execution Date, taken as a whole, indicating for each Registered item the record owner, registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an Internet domain name, the applicable domain name registrant and registrar). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, all of the Registered Representing Party Intellectual Property is subsisting, and to the Knowledge of the

Representing Party, valid and enforceable, and neither the Representing Party nor any of its Subsidiaries has been the recipient of any written threats or challenges with respect to the ownership, use, validity or enforceability of the Representing Party Intellectual Property.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, the Representing Party and its Subsidiaries own solely and exclusively all Representing Party Intellectual Property (including all Registered Representing Party Intellectual Property). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, either the Representing Party or a Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property used in the Representing Party’s and its Subsidiaries’ operations of their respective businesses, as presently conducted.

(iii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (i) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or other violation by the Representing Party or any of its Subsidiaries of the Intellectual Property of any Person; (ii) to the Knowledge of the Representing Party, since January 1, 2015, the conduct of the businesses of the Representing Party and its Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person; (iii) neither the Representing Party nor any of its Subsidiaries has made any written claim of infringement, misappropriation or other violation by others of any Representing Party Intellectual Property; and (iv) to the Knowledge of the Representing Party, no Person is infringing, misappropriating, or otherwise violating any Representing Party Intellectual Property.

(iv) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (A) the Representing Party and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets, has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks, internet sites, and all other information technology equipment (the “Representing Party IT Assets”) and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure; (B) the Representing Party IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the Representing Party and its Subsidiaries in connection with its businesses as presently conducted; (C) to the Knowledge of the Representing Party, no Person has gained unauthorized access to the Representing Party IT Assets; and (D) the Representing Party IT Assets have not experienced any failures, breakdowns, continued substandard performance, or other adverse events, in each case of the foregoing in this clause (D), that have caused any material and substantial disruption or interruption in the use thereof.

(v) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (i) neither the Representing Party nor any of its Subsidiaries violates or permits or assists any third party to violate (A) any applicable Law with respect to confidential, personally identifiable, personal, sensitive personal, or protected health information or data (including with respect to the collection, storage, transmission, transfer (including, without limitation, any cross-border transfer), processing, disclosure, use of such information), (B) the rights of any Person under any such applicable Law, including all Privacy Rights, or (C) the contractual obligations of the Representing Party or any of its Subsidiaries (including pursuant to any publicly disclosed privacy policies) with respect to confidential, personally identifiable or personal health information; (ii) since January 1, 2015, neither the Representing Party nor any of its Subsidiaries has received written notice or has been subject to any Actions or any filed complaint by any Person alleging failure to comply with any of the foregoing in clause (i); and (iii) each of the Representing Party and its Subsidiaries maintains policies and procedures regarding data security and privacy that are commercially reasonable and, since January 1, 2015, the Representing Party and its Subsidiaries have been in compliance with all of their data security and privacy obligations under applicable Law. To the Knowledge of the Representing Party, (i) there have been no breaches of either the privacy policies or the system and data security policies of the Representing Party or any of its Subsidiaries, and (ii) neither the Representing Party nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person, any contractual obligations of the Representing Party or any of its Subsidiaries (including pursuant to privacy policies) or any applicable Laws, except, in each case (i) and (ii), for those, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party.

(vi) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on such Representing Party, such Representing Party and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of the Representing Party Intellectual Property written, valid and enforceable present assignments of any Intellectual Property created or developed by such parties to the extent permitted under applicable Law and required in order for such Intellectual Property rights to vest in the Representing Party or its Subsidiaries.

(m) Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, with respect to each insurance policy covering the Representing Party and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Representing Party nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the Knowledge of the Representing Party, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions and (e) the insurance policies are sufficient for compliance by the Representing Party with all applicable Laws or obligations with respect to the Representing Party Material Contracts to maintain insurance to which the Representing Party is a party.

(n) No Undisclosed Liability. Neither the Representing Party nor any of its Subsidiaries has any liabilities, Losses or obligations of any nature, whether direct or indirect, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of the Representing Party and its Subsidiaries as of December 31, 2016 and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, in each case of clauses (a) and (b), that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Neither of the Representing Party nor any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(o) Material Contracts.

(i) Section 4.1(o)(i) of each Representing Party’s Disclosure Schedule lists each Contract, other than, with respect to Parent, any Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2016 (the “Parent Public Contracts”), in each case without giving effect to any amendment thereto filed on or after the date hereof, of the following types to which the Representing Party or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound as of the Execution Date:

(A) any partnership, joint venture, strategic alliance or collaboration Contract which is material to the Representing Party and its Subsidiaries, taken as a whole;

(B) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of the Representing Party and its Subsidiaries, taken as a whole, is or would be conducted;

(C) any Contract pursuant to which (A) the Representing Party or any of its Subsidiaries is granted a license, covenant not to sue, or other right under any third party Intellectual Property that is material to the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole (other than software license agreements for any third party commercially available off-the-shelf software licensed to the Representing Party or any of its Subsidiaries for less than $500,000 in annual royalties or other payments), (B) the Representing Party or any of its Subsidiaries grants to a third party a license, covenant not to sue, or other right under any Representing Party Intellectual Property that is material to the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole (other than non-material non-exclusive licenses entered into in the ordinary course of business);

(D) any material Contract relating to Indebtedness (other than trade payables incurred in the ordinary course of business) and having an outstanding principal amount in excess of $3,000,000 with respect to such Contract, other than Contracts solely among the Representing Party and/or wholly-owned Subsidiaries of the Representing Party;

(E) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the twelve (12)-month period following the date hereof;

(F) each Contract between the Representing Party, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of the Representing Party) of the Representing Party or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Representing Party has an obligation to indemnify such officer, director, affiliate or family member;

(G) any shareholders, investor rights, registration rights or other similar agreement or arrangement of the Representing Party or any of its Subsidiaries (excluding Management Agreements);

(H) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $2,000,000;

(I) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(J) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5,000,000;

(K) in the case of the Company, the Second Amended and Restated Agreement and Plan of Merger by and among Double Eagle Intermediate II, Inc., Double Eagle Acquisition Sub, Inc., inVentiv Group Holdings and Thomas H. Lee Equity Fund VI, L.P., as representative, dated as of November 8, 2016 (the “Company Merger Agreement”); and

(L) any Contract that would be required to be filed by the Representing Party as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Representing Party on a Current Report on Form 8-K.

Each Contract of the types described in clauses (A) through (L), and in the case of Parent, together with the Parent Public Contracts, is referred to herein as a “Representing Party Material Contract” or a “Material Contract.”

(ii) (A) Each Representing Party Material Contract is valid and binding on the Representing Party and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Representing Party, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party; (B) the Representing Party and each of its Subsidiaries, and, to the Knowledge of the Representing Party, each other party thereto, has performed all obligations required to be performed by it under each Representing Party Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party; and (C) there is no default under any Representing Party Material Contract by the Representing Party or any of its Subsidiaries or, to the Knowledge of the Representing Party, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Representing Party or any of its Subsidiaries or, to the knowledge of the Representing Party, any other party thereto under any such Representing Party Material Contract, nor has the Representing Party or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party has made available to the other Party true and complete copies of all its Material Contracts, including all amendments thereto.

(iii) The reasonably expected future payments of the Representing Party and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations), to which the Representing Party or any of its Subsidiaries is a party, does not exceed $6,000,000 in the aggregate.

(p) Real Property.

(i) Neither the Representing Party nor any of its Subsidiaries own any real estate as of the Execution Date, other than, in the case of Parent, the facilities listed on Section 4.1(p)(i) of the Parent Disclosure Schedule (the “Owned Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, (a) Parent has good and marketable fee title to the Owned Property, in each case subject only to Permitted Liens.

(ii) Section 4.1(p)(ii) of the Representing Party’s Disclosure Schedule sets forth a true and complete list of the real property currently leased, subleased or licensed by or from the Representing Party or its Subsidiaries as of the Execution Date (the “Leased Property”). The Representing Party and its Subsidiaries have made available to the other Party true and correct copies of all material leases including all amendments, terminations, renewals, guaranties, other agreements and modifications thereof (the “Leases”). Neither the Representing Party nor any of its Subsidiaries has received any notice of default related to the Leases which is outstanding and remains uncured beyond any applicable period of cure. Neither the Representing Party nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof, and the Representing Party and its Subsidiaries possession and quiet enjoyment of the Leased Property under any Lease has not been disturbed.

(q) Related Party Agreements. All Related Party Agreements of the Representing Party and/or its Subsidiaries as of the Execution Date are set forth on Section 4.1(q) of the Representing Party’s Disclosure

Schedule, or, in the case of Parent, in any Parent SEC Report. A “Related Party Agreement” means any agreement, arrangement or understanding (i) between the Representing Party or any of its Subsidiaries, on the one hand, and any of the Representing Party’s Affiliates or shareholders (other than wholly-owned Subsidiaries of the Representing Party), on the other hand, (ii) that would be required to be disclosed by the Representing Party under Item 404 of Regulation S-K under the Securities Act (in the case of the Company or any Subsidiary of the Company, assuming the Company or such Subsidiary were required to comply with such Item) or (iii) in the case of the Company or any Subsidiary of the Company, any Management Agreement.

(r) Anti-Bribery Laws. Since January 1, 2012, the Representing Party and its Affiliates and the directors, officers and employees of the Representing Party and its Affiliates have complied in all material respects with the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, as amended, the U.K. Bribery Act 2010, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption and bribery Laws (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (collectively, the “Anti-Bribery Laws”). The Representing Party and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures intended to ensure compliance in all material respects with the Anti-Bribery Laws. Since January 1, 2012, none of the Representing Party or its Affiliates or the directors, officers, employees, agents or other representatives acting on behalf of the Representing Party or its Affiliates have directly or indirectly, in any material respect, (a) violated any Anti-Bribery Law, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) violated the Anti-Bribery Laws or any other Laws by offering, promising, paying or delivering any fee, commission or other sum of money or item of value, however characterized, to any governmental officials, employees of Governmental Entities or political entities, or family members of such persons, or any finder, agent or other party acting on behalf of an employee or official of Governmental Entity or political entity or Governmental Entity or political entity, political agency, department, enterprise or instrumentality, (d) violated any Law by making any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the sharing of fees or unlawful rebating of charges, (e) violated any Law by engaging in any other reciprocal practice, or making any other payment or giving any other consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier or (f) violated any Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts by taking any action or making any omission. Neither the Representing Party nor its Affiliates have received any notice or inquiry, or made any disclosure to a Governmental Entity concerning any actual or potential violation or wrongdoing related to Anti-Bribery Laws.

(s) Regulatory Compliance.

(i) The Representing Party and its Subsidiaries are, and since January 1, 2015 have been, acting in compliance in all material respects with the Federal Food, Drug and Cosmetic Act (“FDCA”) and the Controlled Substances Act (“CSA”) as applicable to the Representing Party and its Subsidiaries and its businesses and all regulations issued by the U.S. Food and Drug Administration (“FDA”), U.S. Drug Enforcement Administration (“DEA”) or any other Governmental Entity, the Directive, the applicable legislation and guidance of the European Union and of the European Union Member States and all comparable foreign, federal, state and local Laws in all places where the Company or its Subsidiaries conduct business with respect to the activities conducted by the Company or its Subsidiaries in such place (the “Regulatory Laws”). Since January 1, 2015, neither the Representing Party nor its Subsidiaries, nor, to its Knowledge, any Person acting on its respective behalf has (A) received or, to the extent applicable, filed any written notice or communication from or to any Governmental Entity regarding any material investigation or material violation of or failure to comply with any Regulatory Laws; (B) received a FDA Form 483, Warning Letter, untitled letter, Notice of Initiation of

Disqualification Proceedings and Opportunity to Explain or any other adverse inspection report or finding; or (C) received a notice of termination or suspension of clinical trials, material Permits or material operations from a Governmental Entity. There have been no (x) clinical trials conducted by or on behalf of the Representing Party or its Subsidiaries which were terminated or suspended prior to completion due to action or inaction on the part of the Representing Party or its Subsidiaries; or (y) since January 1, 2015, unreported Adverse Drug Events, recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices in writing, safety alerts, field safety corrective actions or other notice of action relating to safety, effectiveness or regulatory compliance regarding the actions or inactions of the Representing Party.

(ii) Since January 1, 2015, the Representing Party and its Subsidiaries have been in possession of all material Permits necessary for it to carry on its business as it is being conducted, as it has been conducted, and as presently proposed to be conducted until immediately prior to Closing, except where the failure to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Since January 1, 2015, neither the Representing Party nor any of its Subsidiaries has been in material conflict with, or in material default, breach or violation of any Permit. No suspension or cancellation of any Permit of the Representing Party or its Subsidiaries is pending or, to the Knowledge of the Representing Party, threatened. Since January 1, 2015, the Representing Party and its Subsidiaries have not received any notice from any Governmental Entity regarding (x) any violation of or failure to comply with any term or requirement of any such Permit, or (y) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. There is no Action pending pursuant to which any Governmental Entity has challenged and, to the Knowledge of the Representing Party, no Governmental Entity has threatened to challenge, the right of the Representing Party or any of its Subsidiaries to carry on its business as the same has been conducted.

(iii) Since January 1, 2015, all material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to the FDA, DEA, or any comparable foreign Governmental Entity by the Representing Party and its Subsidiaries pursuant to Regulatory Law or contract have been so filed, maintained or furnished, except where the failure to file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Since January 1, 2015, all material applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Representing Party or its Subsidiaries or its business, when submitted by the Representing Party or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity were true, complete and correct in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted by the Representing Party or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity.

(iv) Neither the Representing Party nor any of its Subsidiaries nor any Representatives acting on its or their respective behalf, nor to the Knowledge of the Representing Party, any of its agents or subcontractors with respect to the business (i) has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Entity under 21 U.S.C. § 335a or any similar Law or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Entity, and there are no proceedings pending or, to the Knowledge of the Representing Party, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Entity. Since January 1, 2015, neither the Representing Party nor any of its Subsidiaries, nor to the Knowledge of the Representing Party any Representatives acting on its or their behalf, nor any of its agents or subcontractors with respect to the business has, to the Knowledge of the Representing Party, committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Entity to invoke any similar policy.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on the Representing Party, since January 1, 2015, the Representing Party is in substantial compliance with all applicable provisions of the FDCA and its implementing regulations, and the respective counterparts thereof promulgated by comparable Governmental Entities, except where failures to comply would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, including but not limited to:

(A)	FDA’s establishment registration requirements;

(B)	current good manufacturing practice (cGMP) requirements described at 21 C.F.R. Parts 210-211 for drugs and drug products used in clinical trials in the United States;

(C)	Advertising and promotion requirements described at 21 C.F.R. Parts 200, 202, 203 and 314;

(vi) Since January 1, 2015, the Representing Party and its Subsidiaries have not been subject to a Governmental Entity shutdown or import or export prohibition, nor received any FDA Form 483 list of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or comparable Governmental Entity alleging or asserting noncompliance with any applicable provisions of the FDCA or Permits, and, to the Representing Party’s Knowledge, neither the FDA nor any comparable foreign Governmental Entity is considering such action.

(t) Compliance with Health Care Laws.

(i) Since January 1, 2013, the Representing Party and its Subsidiaries have been in compliance in all material respects with all Health Care Laws as applicable, except where failures to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and its Subsidiaries have established and implemented written policies, procedures and/or programs designed to assure that the Representing Party, its Subsidiaries and its directors, officers, employees, agents and personnel are in compliance with all applicable Health Care Laws. Since January 1, 2015, all reports, documents, claims, notices, including adverse event reporting, required to be filed, maintained or furnished to a Governmental Entity have been so filed, maintained or furnished in a timely and proper manner in accordance with all applicable Health Care Laws.

(ii) Since January 1, 2013, the Representing Party and its Subsidiaries have not received notice of any pending or threatened legal proceeding, claim, suit, proceeding, hearing, enforcement, audit, inquiry, inspection, investigation, arbitration or other action from the U.S. Department of Health and Human Services (“HHS”), the FDA, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, any State Medicaid Agency or any other applicable Governmental Entity, or any qui tam relator, alleging that any operation or activity of the Representing Party or any of its Subsidiaries is in violation of any applicable Health Care Law, and no such action currently exists. Since January 1, 2013, the Representing Party and its Subsidiaries have not received any subpoenas or civil investigative demands or similar requests for information, are not a party to a corporate integrity agreement, and do not have any reporting obligations pursuant to a settlement agreement, monitoring agreement, consent decree, order or other similar agreement or remedial measure entered into with any Governmental Entity that is or would be material to the Representing Party. Neither the Representing Party nor any of its

Subsidiaries nor any of its directors, officers, employees, agents, or, to the Knowledge of the Representing Party, contractors: (i) has been convicted of any criminal offense relating to the marketing or delivery of any item or service under a Federal Health Care Program, or (ii) paid or has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder.

(iii) Neither the Representing Party nor any of its Subsidiaries nor any of its officers, directors, managing employees, agents or, to the Representing Party’s Knowledge, contractors has been, or is currently, excluded, suspended or debarred from participation in Federal Health Care Programs, or been excluded, suspended or debarred by any other Governmental Entity, nor is the Representing Party aware of any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment.

(iv) Neither the Representing Party nor any of its Subsidiaries nor any of its directors, officers, employees, agents or, to the Knowledge of the Representing Party, any other Person authorized to act on the Representing Party’s behalf has knowingly or willfully taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money, payment, contribution, or anything of value to any Person to secure any improper advantage or to obtain or retain business that would cause the Representing Party or its Subsidiaries to be in violation of any Health Care Laws.

(v) The Representing Party and its Subsidiaries do not participate in, are not authorized to bill, and have not directly claimed or received reimbursement from any Federal Health Care Program or from any other third party payor program. The Representing Party and its Subsidiaries do not provide reimbursement coding or billing advice regarding any items or services payable by Federal Health Care Programs.

(vi) The Representing Party and its Subsidiaries do not employ any physicians, pharmacists or other health care professionals to provide professional health care services requiring a license or accreditation under any Health Care Laws.

(vii) The Representing Party and its Subsidiaries are in material compliance with all applicable Laws with respect to matters relating to patient or individual health care or personal information or data, including, without limitation, HIPAA and any implementing regulations or sub-regulatory guidance promulgated thereto (collectively, “Consumer Privacy Laws”), and maintain information security processes that (i) include safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Representing Party and Subsidiary data or individually identifiable health information used, disclosed, or accessed by the Representing Party or its Subsidiaries, and (ii) are designed to protect against unauthorized access to the Representing Party and Subsidiary IT Systems, Representing Party and Subsidiary data, and the systems of any third Person service providers that have access to Representing Party and Subsidiary data or Representing Party and Subsidiary IT Systems in compliance with applicable requirements of Consumer Privacy Laws. The Representing Party and its Subsidiaries have been in material compliance with all applicable Consumer Privacy Laws. There are no current or, to the Knowledge of the Representing Party, historic facts or circumstances that would reasonably be expected to give rise to any civil or criminal liability or any action by the Office for Civil Rights of the United States Department of Health and Human Services, the Federal Trade Commission, any state Office of Attorney General, or any other Governmental Entity enforcing Consumer Privacy Laws, or any other third Person with respect to a violation of Consumer Privacy Laws. To the Knowledge of the Representing Party, there has been no unauthorized use or disclosure of “Protected Health Information”, “Breach” of “Unsecured Protected Health Information”, “Breach” of “Personal Information”, “Sensitive Personal Information”, or “Personally Identifiable Information” (as such terms are defined in Consumer Privacy Laws or similar Laws) by the Representing Party or any of its Subsidiaries. The Representing Party and its Subsidiaries have obtained all required authorizations, consents, or other legal permissions from individuals for the use or disclosure of health or personal information or data as required by law in all material respects, and in compliance with the applicable requirements of Consumer Privacy Laws, such authorizations, consents, or other legal permissions are current, and there are no secondary uses of health or personal information that are outside the scope of any such authorizations, consents, or other legal permissions in any material respect, except where in compliance with Consumer Privacy Laws and other applicable Laws.

(u) Controls. The Representing Party (x) maintains controls and procedures sufficient to provide reasonable assurance that material information relating to the Representing Party, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Representing Party by others within those entities, and (y) since December 31, 2014, has disclosed to the Representing Party’s outside auditors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to the Representing Party or its Subsidiaries which are reasonably likely to adversely affect the Representing Party’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Representing Party, any fraud, whether or not material, that involves management or other employees who have a significant role in the Representing Party’s internal control over financial reporting.

(v) Accounting Matters. Since December 31, 2014, (i) neither the Representing Party nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Representing Party or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Representing Party or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Representing Party or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Representing Party or any of its Subsidiaries, whether or not employed by the Representing Party or any of its Subsidiaries, have reported to the Representing Party’s board of directors, any committee thereof or to any officer of the Representing Party evidence of a material violation of securities laws, a breach of fiduciary duty or a similar violation by the Representing Party or any of its officers, directors or employees.

(w) Accounts Receivable. All accounts receivable of the Representing Party and its Subsidiaries reflected on the latest balance sheet in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent, other than those paid since the date of such applicable balance sheet, were acquired or arose from sales actually made or services actually performed in the ordinary course of business, represent bona fide transactions and valid receivables. None of the accounts receivable of the Representing Party and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the Knowledge of the Representing Party, there are no specific facts or circumstances (whether asserted or unasserted) that would reasonably be likely to give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Representing Party or any Subsidiary of any obligation or Contract. No Person has any Lien (other than Permitted Liens) on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(x) Prepayments, Prebilled Invoices and Deposits.

(i) All prepayments, prebilled invoices and deposits that have been received by the Representing Party and its Subsidiaries as of the date of this Agreement (the “Execution Date”) from customers for products to be shipped, or services to be performed, after the Closing Date are properly accrued for on the on the latest balance sheet of the Representing Party in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent.

(ii) All prepayments, prebilled invoices and deposits that have been made or paid by the Representing Party and its Subsidiaries as of the Execution Date for products to be purchased, services to be performed or other benefits to be received after the Closing Date are properly accrued for on the latest balance sheet in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent.

(y) Customers and Suppliers.

(i) Section 4.1(y)(i)(A) of the Representing Party’s Disclosure Schedule sets forth the ten (10) customers that accounted for the most net revenues of the Representing Party and its Subsidiaries for the twelve months ended on March 31, 2017 (“Material Customers”) in its Clinical Segment, in the case of Parent, and in each of its Clinical Segment and Commercial Segment, in the case of the Company. Except as set forth on Section 4.1(y)(i)(B) of the Representing Party’s Disclosure Schedule, since March 31, 2017, (A) no Material Customer has terminated its relationship with the Representing Party or any of its Subsidiaries or, to the Knowledge of the Representing Party, has threatened in writing to do so; and (B) neither the Representing Party nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer.

(ii) Section 4.1(y)(ii)(A) of the Representing Party’s Disclosure Schedule sets forth each sole source supplier of any significant product or service purchased by the Representing Party or any of its Subsidiaries as for the twelve months ended on March 31, 2017 (“Material Suppliers”). Except as set forth on Section 4.1(z)(ii)(B) of the Representing Party’s Disclosure Schedule, since March 31, 2017, (A) no Material Supplier has terminated its relationship with the Representing Party or its Subsidiaries or, to Knowledge of the Representing Party, has threatened in writing to do so and (B) neither the Representing Party nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Supplier.

(z) Backlog. Set forth on Section 4.1(z) of the Representing Party’s Disclosure Schedule is an estimate of the Representing Party’s backlog under its customer Contracts as of March 31, 2017. Such estimates have been prepared by senior management of the Representing Party in a reasonable manner on a basis consistent with its past practice of preparing and tracking the backlog of the Representing Party and its Subsidiaries. Set forth on Section 4.1(z) of the Representing Party’s Disclosure Schedule are all new customer awards and cancellations of such Representing Party from March 31, 2017 through 5:00 p.m. New York City time on May 9, 2017, that amount to more than $5,000,000 individually.

(aa) Derivative Contracts. Section 4.1(aa) of the Representing Party’s Disclosure Schedule sets forth all options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise to which the Representing Party or any of its Subsidiaries is bound as of the Execution Date.

(bb) Reorganization. The Representing Party is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.2 Individual Representations and Warranties of Parent and the Company. Except (i) in the case of any representation or warranty made by Parent, (x) as disclosed in the Parent Disclosure Schedule, or (y) as disclosed in any Parent SEC Report filed with or furnished to the SEC by Parent between January 1, 2015 and the date hereof (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein) and (ii) in the case of any representation or warranty made by the Company, (x) as disclosed in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of a Disclosure Schedule shall be deemed to be disclosure with respect to any other section or subsection of such Disclosure Schedule to which the relevant of such item is reasonably apparent to Parent or the Company on its face), or (y) as disclosed in any Company SEC Report filed with or furnished to the SEC by the Company between January 1, 2015 and the date hereof (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), Parent hereby represents and warrants to the Company, in respect of Sections 4.2(a) through 4.2(f), and the Company hereby represents and warrants to Parent, in respect of Sections 4.2(g) through 4.2(q):

(a) Capital Stock of Parent.

(i) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, 300,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Parent Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the close of business on May 9, 2017 (the “Measurement Date”), (A) 54,103,923 shares of Parent Common Stock were issued and outstanding, (B) no shares of Class B Parent Common Stock were issued and outstanding, (C) no shares of Parent Preferred Stock were issued and outstanding, (D) 5,609,546 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan, each as amended and amended and restated (the “Parent Stock Plans”); of which 2,996,717 shares of Parent Common Stock were subject to issuance pursuant to outstanding equity awards of Parent pursuant to Parent Stock Plans, comprised of (I) 1,889,612 shares of Parent Common Stock were subject to issuance pursuant to the exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plans (“Parent Options”), (II) restricted stock unit awards representing the right to receive up to 932,628 shares of Parent Common Stock were outstanding (“Parent RSUs”), and (III) performance share units representing the right to receive up to 174,477 shares of Parent Common Stock were outstanding (“Parent PSUs”), and (E) 939,763 shares of Parent Common Stock were reserved and available for issuance under Parent’s 2016 Employee Stock Purchase Plan. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation of Parent, the bylaws of Parent or any Contract to which Parent is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens.

(ii) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Parent Stock Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Parent, (II) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (III) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, (B) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party.

(iii) Each Parent Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plan pursuant to which it was issued, (2) has an exercise price per share of Parent equal to or greater than the fair market value of a share of Parent on the date of such grant, (3) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Parent Option, Parent RSU or Parent PSU, as applicable, (4) qualifies for the Tax and accounting treatment afforded to such Parent Option, as applicable, in the Parent’s Tax Returns and the Parent’s financial statements included in the Parent SEC Reports, respectively, and (5) does not trigger any liability for the holder thereof under Section 409A of the Code.

(b) Authority of Parent.

(i) Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Transactions, subject to the Parent Stockholder Approval. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Transactions, to (A) the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Parent Common Stock and (B) the adoption of this Agreement by the holders of a majority of all the outstanding shares of Parent Common Stock entitled to vote thereon (clauses (A) and (B), the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of Parent (the “Parent Board”), at a meeting duly called and held adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of Parent’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, (C) directing that this Agreement be submitted to the stockholders of Parent for adoption and (D) resolving, subject to the terms of this Agreement, to recommend that Parent’s stockholders adopt this Agreement and approve the issuance of shares of Parent Common Stock pursuant to this Agreement (this clause (D), the “Parent Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(iii) The votes comprising the Parent Stockholder Approval are the only votes of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement. No vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent other than the Parent Stockholder Approval.

(c) Parent SEC Reports. Parent has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2015 (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed with the SEC after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Reports”; provided, that Parent SEC Reports shall not include any registration statement which was not declared effective by the SEC or that did not become effective automatically upon filing (including any prospectus forming a part thereof)). As of their respective dates of filing, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing, or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2015, no executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report (except as disclosed in certifications filed with the Parent SEC Reports). Since January 1, 2015 through the date hereof, neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Parent is in compliance in all material respects with all listing and governance requirements of the NASDAQ. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by Parent from the SEC or its staff. There has been no material correspondence between the SEC and Parent since January 1, 2015 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(d) Financial Statements of Parent.

(i) The consolidated financial statements of Parent and its Subsidiaries filed with the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(ii) Parent has designed and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act), to provide reasonable assurances that the material information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(iii) Parent has designed and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (b) facilitate the recording of transactions as necessary to permit the preparation of financial statements in accordance with GAAP and appropriate authorization of management or the Parent Board, as applicable, of receipts and expenditures of Parent and its Subsidiaries and (c) pertain to the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries.

(e) Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

(f) Opinion of Parent’s Financial Advisor. As of the date of this Agreement, the Parent Board has received the opinion of the Parent Financial Advisor that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in preparing such opinion, the Aggregate Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

(g) Capital Stock of the Company.

(i)

(A)	The authorized capital stock of the Company consists of 16,000,000 Shares, of which 14,113,874 Shares are issued and outstanding, as of the Measurement Date. Section 4.2(g)(i)(A) of the Company Disclosure Schedule sets forth a list of each holder of Shares along with the number of Shares held by each such holder as of the Measurement Date.

(B)	Other than 1,062,397 Shares reserved for issuance under the Company’s 2016 Omnibus Equity Incentive Plan (the “Company Stock Plans”), the Company has no Shares reserved for issuance. Section 4.2(g)(i)(B) of the Company Disclosure Schedule contains a correct and complete list of options and restricted stock units under the Company Stock Plans as of the Measurement Date, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment or change of position following consummation of the Transactions.

(ii) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Company Stock Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Company, (II) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company or (III) options or other rights to acquire from Company, and no obligation of Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company, (B) there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company and (C) there are no other options, stock appreciation rights, “phantom” stock rights, performance units, calls, warrants or other rights, profit interests, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Company or any of its Subsidiaries is a party. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than Permitted Liens), subject to the restrictions under applicable securities Laws and as set forth in the Company Stock Plans and the Amended & Restated Stockholders Agreement, dated December 2, 2016, by and among the Company and the Company Stockholders that are parties thereto.

(iii) Each Company Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (2) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (3) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (4) qualifies for the Tax and accounting treatment afforded to such Company Option, as applicable, in the Company’s Tax Returns and the Company Financial Statements, respectively, and (5) does not trigger any liability for the holder thereof under Section 409A of the Code.

(h) Relationship with inVentiv Health. inVentiv Health is an indirect wholly-owned Subsidiary of the Company. Section 4.2(h) of the Company Disclosure Schedule is a true and complete organizational chart showing each entity between the Company and inVentiv Health. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, profits interests, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any securities of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company’s Subsidiaries that upon such issuance, sale, exercise or acquisition would cause inVentiv Health to cease to be a direct or indirect wholly-owned Subsidiary of the Company. There are no voting trusts, agreements or arrangements or proxies with respect to the Company’s Subsidiaries that would give any Person any voting rights or power to direct the voting of any shares of capital stock of the Company, Intermediate I, Intermediate II, inVentiv Group Holdings or inVentiv Health. No claim has been made or, to the Knowledge of the Company, threatened in writing, asserting that any person, other than a person listed on Section 1.1(a) of the Company Disclosure Schedule, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity interests in any of the Company, Intermediate I, Intermediate II, inVentiv Group Holdings or inVentiv Health.

(i) Authority of the Company.

(i) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Transactions, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(ii) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously of those present adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommending that the Company’s stockholders adopt this Agreement and approve the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(iii) The Company Stockholder Approval shall be sufficient to adopt this Agreement in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, and no other approval or consent of any stockholder of the Company is required for the Company to execute, deliver and perform its obligations under this Agreement or to consummate the Merger.

(j) Indebtedness.

(i) Section 4.2(j)(i) of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on May 9, 2017. The Company has not incurred any Indebtedness since December 31, 2016 through the Execution Date, except under the Existing Company ABL Credit Agreement or the Existing Company UK Facility. The Company has provided to Parent true and correct copies of the Existing Company Credit Facilities (including all annexes, exhibits, schedules and other attachments thereto) and the indenture for the Existing Company Notes (including any supplemental indentures thereto). The Existing Company Credit Facilities and the indenture for the Existing Company Notes have not been amended, restated or otherwise modified or waived by the Company or its Affiliates prior to the date of this Agreement. The Existing Company Credit Facilities and the indenture for the Existing Company Notes are in full force and effect and constitute the legal, valid and binding obligations of the Company and its Affiliates party thereto and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Intermediate II or its Subsidiaries under the Existing Company Credit Facilities or the indenture for the Existing Company Notes.

(ii) Section 4.2(j)(ii) of the Parent Disclosure Schedule sets forth all of the outstanding Indebtedness of the Parent and its Subsidiaries as of the Measurement Date. Parent has not incurred any Indebtedness since December 31, 2016 through the Execution Date, except under the Existing Parent Credit Facility. Parent has provided to the Company true and correct copies of the Existing Parent Credit Facility (including all annexes, exhibits, schedules and other attachments thereto). The Existing Parent Credit Facility has not been amended, restated or otherwise modified or waived by Parent or its Affiliates prior to the date of this Agreement. The Existing Parent Credit Facility is in full force and effect and constitutes the legal, valid and binding obligation of Parent and its Affiliates party thereto and, to the knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent or its Subsidiaries under the Existing Parent Credit Facility.

(iii) As of the close of business on 11:59 p.m. (New York City time) on May 9, 2017, the Net Indebtedness of the Company is as set forth in Schedule 4.2(j)(iii). From March 31, 2017 through the date of this Agreement, the Company has collected all accounts receivable and paid all accounts payable, in each case, in the ordinary course of business consistent with past practice, and has not factored any receivables (or entered into any arrangements to collect customer receivables in advance of becoming due to the Company other than in the ordinary course of business consistent with past practice).

(k) Financial Reports of the Company.

(i) The Company has made available to Parent (i) the audited consolidated statements of financial condition of inVentiv Group Holdings and its Subsidiaries as of December 31, 2014, 2015 and 2016, and the audited consolidated statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and cash flows of inVentiv Group Holdings and its Subsidiaries for the years ended December 31, 2014, 2015 and 2016 (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial condition of inVentiv Group Holdings and its Subsidiaries as of March 31, 2017 (together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (A) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present the consolidated results of statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount) and (C) have been prepared in accordance with GAAP consistently applied during the periods involved (except, in the case of unaudited statements, for the absence of footnotes, other presentation items and subject to normal year-end audit adjustments).

(ii) Since January 1, 2015 through and including December 31, 2015, the books and records of inVentiv Group Holdings and its Subsidiaries were maintained in a manner necessary to permit preparation of the Company’s financial statements in all material respects in accordance with GAAP and in accordance, in all material respects, with any other applicable legal requirements. Since January 1, 2016, the books and records of the Company and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of the Company’s financial statements in all material respects in accordance with GAAP and in accordance, in all material respects, with any other applicable legal requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii) The Company and its Subsidiaries have in place a revenue recognition policy that is compliant in all material respects with GAAP, and the Company Financial Statements comply in all material respects with FASB ASC 605 – Revenue Recognition. All reserves that are set forth in or reflected in the Company’s latest balance sheet in the Company Financial Statements have been established in accordance with GAAP consistently applied and are adequate.

(l) Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

(m) Debt Commitment Letter. The Company has provided to Parent a true and complete copy of a fully executed commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Debt Commitment Letter”), dated as of the date hereof, entered into by and among inVentiv Group Holdings and the lenders party thereto, pursuant to which the lenders party thereto have agreed, on the terms and subject to the conditions set forth therein, to provide inVentiv Group Holdings with debt financing in the amounts set forth therein (the “Committed Debt Financing”). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived by inVentiv Group Holdings prior to the date of this Agreement, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of inVentiv Group Holdings and, to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no conditions precedent to the funding by the incremental lenders of the full amount of the Committed Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Existing Company Term Loan Agreement, and, as of the date hereof, there are no side letters or other contracts or arrangements related to the Committed Debt Financing other than the Debt Commitment Letter, the fee letter for the Committed Debt Financing executed by inVentiv Group Holdings (a true and complete copy of which has been provided by the Company to Parent) (the “Fee Letter”) and the engagement letter (the “Best Efforts Engagement Letter”) and fee letter (the “Best Efforts Fee Letter”) executed by both Parent and the Company relating to the Best Efforts Debt Financing. Assuming that the representations and warranties of Parent are true and correct and Parent complies with its obligations hereunder, in each case, to the extent required by Section 6.3, as of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of inVentiv Group Holdings under the Debt Commitment Letter or, to the knowledge of the Company, any other party to the Debt Commitment Letter, and (B) other than as a result of the incurrence of the Best Efforts Debt Financing in lieu of the Committed Debt Financing, the Company does not have any reason to believe that any of the conditions to the Committed Debt Financing or any of the requirements for the incurrence of the Committed Debt Financing as an “Incremental Term Facility” under the Existing Company Term Loan Agreement, in each case, to be satisfied or complied with by inVentiv Group Holdings, the Company or their Affiliates will not be satisfied or complied with or that the Committed Debt Financing will not be available at the Closing to the extent necessary to permit inVentiv Group Holdings to effect (either directly or by providing sufficient funds to Parent) the payment in full of the obligations of Parent and its subsidiaries under the Existing Parent Credit Facility (other than unasserted contingent obligations and letters of credit which have been backstopped or cash collateralized in the manner required by the Existing Parent Credit Facility) (the “Parent Refinancing”). inVentiv Group Holdings has fully paid all commitment fees or other fees required to be paid by it prior to the date of this Agreement pursuant to the Debt Commitment Letter or the Fee Letter.

(n) Company SEC Reports. None of the Company or any of its Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(o) Interested Stockholder. None of the Company or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or at any time within the past three years has been, an “interested stockholder” of Parent as defined in Section 203 of the DGCL.

(p) Accredited Investors. No more than an aggregate of thirty-five (35) of the Company Stockholders are not “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

(q) Obligations to Sponsors. As of the Execution Date, except as set forth on Section 4.2(q) of the Company Disclosure Schedule, there are no obligations or liabilities payable (whether or not due) to any of the Sponsor Parties or any of their respective Affiliates, other than (i) pursuant to ordinary course transactions on an arm’s length basis with portfolio companies affiliated with any of the Sponsor Parties and (ii) obligations in respect of TTD Tax Benefits (as such term is defined in the Company Merger Agreement) (collectively, “Obligations to Sponsors”).

ARTICLE V

Covenants

5.1 Interim Operations. During the period from the date of this Agreement to the Closing Date, each of Parent, on the one hand, and the Company, on the other hand (each of Parent and the Company being referred to as a “Covenanting Party” for purposes of this Section 5.1), except with the other Covenanting Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), as specifically required by this Agreement or as required by applicable Law, shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its reasonable best efforts to (a) preserve intact its current business organization and reputation, (b) preserve its assets, rights and properties in good repair and condition, (c) keep available the services of its and its Subsidiaries’ current directors, officers and other key employees and (d) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and/or its Subsidiaries, and with Governmental Entities with jurisdiction over the Covenanting Party’s or its Subsidiaries’ significant operations. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.1 of the relevant Covenanting Party’s Disclosure Schedule, as specifically required by this Agreement or as required by applicable Law, each Covenanting Party shall not, and shall cause its Subsidiaries not to, take any of the following actions without the other Covenanting Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of such Covenanting Party to its parent (it being understood that no dividends or distributions whatsoever from Parent or from the Company shall be permitted), (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of itself or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with satisfaction of required tax withholding in connection with the vesting or exercise of awards outstanding under the Parent Stock Plans on the Execution Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of such Covenanting Party on a deferred basis or other rights linked to the value of shares of such Covenanting Party’s capital stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of such Covenanting Party’s options, restricted stock units or performance share units in the ordinary course of business, as provided in Section 5.1(b) of such Covenanting Party’s Disclosure Schedule; provided, that the aggregate number of shares of such Covenanting Party’s outstanding common stock subject to issuance or underlying the same shall not exceed the number shares of such Covenanting Party’s outstanding common stock as provided in Section 5.1(b) of such Covenanting Party’s Disclosure Schedule, and (B) the issuance of shares of such Covenanting Party’s common stock upon the exercise of such Covenanting Party’s options or settlement of such Covenanting Party’s restricted stock units or performance share units that are outstanding on the Execution Date in accordance with their terms as in effect on such date, including, with respect to Parent, net share withholding for Taxes);

(c) amend or otherwise change (whether by merger, consolidation or otherwise), or authorize or propose to amend or otherwise change (whether by merger, consolidation or otherwise), its articles of incorporation or bylaws (or similar organizational documents) of it or its Subsidiaries;

(d) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof (or any ownership, membership, investment or profit interest therein), or (B) any assets, real property, or personal property, except (1) acquisitions of supplies, materials and similar assets in the ordinary course of business consistent with past practice, (2) transactions involving only one or more of such Covenanting Party and any direct or indirect wholly-owned Subsidiaries of such Covenanting Party, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the Execution Date to the Closing Date does not exceed $30,000,000, in each case (1) through (3) subject to the restrictions set forth in Section 5.7(a);

(e) directly or indirectly sell, assign, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, let lapse, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any material Representing Party Intellectual Property), other than (1) in the ordinary course of business consistent with past practice and (2) in addition to clause (1), except with respect to Representing Party Intellectual Property, in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $20,000,000;

(f) adopt or publicly propose or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or resolve or authorize a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case of such Covenanting Party or any of its material Subsidiaries, or create any new Subsidiaries, other than to complete internal restructurings or dissolutions involving only wholly-owned entities;

(g) incur, create, assume or otherwise become liable for any Indebtedness, or amend, modify, repay, prepay or refinance any Indebtedness except (A) for Indebtedness incurred, repaid or prepaid in the ordinary course of business and consistent with past practice under such Covenanting Party’s current revolving credit facilities or any refinancing, substitution or replacement thereof in terms no less favorable to such Covenanting Party than the existing financing (including in respect of call protection), not to exceed $50,000,000 in the aggregate outstanding at any time incurred by such Covenanting Party or any of its Subsidiaries, (B) for any intercompany Indebtedness solely involving such Covenanting Party and/or direct or indirect wholly-owned Subsidiaries, (C) guarantees by such Covenanting Party of Indebtedness of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(g), or (D) for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms;

(h) make any loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions solely involving only one or more of such Covenanting Party and any direct or indirect wholly-owned Subsidiaries of such Covenanting Party;

(i) incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as contemplated by the Covenanting Party’s fiscal 2017 budget and capital expenditure plan made available to the other Covenanting Party prior to the Execution Date (whether or not such capital expenditures are made during the Company’s 2017 fiscal year), (ii) capital expenditures for vehicle lease facilities with an aggregate amount of Indebtedness not exceeding $20,000,000 or (iii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

(j) other than as permitted by Section 5.1(m), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of such Covenanting Party prior to the Execution Date (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to such Covenanting Party or any of its Subsidiaries;

(k) other than in the ordinary course of business consistent with past practice , (A) materially modify, materially amend, terminate, cancel or extend any of such Covenanting Party’s Material Contracts or waive, release or assign any material rights, benefits or claims thereunder, or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract of such Covenanting Party;

(l) notwithstanding Section 5.1(k), enter into, amend or renew any (i) vendor Contract with a term in excess of one year that would require payments over the term of such vendor Contract in excess of $1,000,000, or (ii) lease of real property for a term in excess of three years or that would require annual payments in excess of $1,000,000;

(m) other than with respect to any Parent Stockholder Litigation or Company Stockholder Litigation or any appraisal proceeding, commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against such Covenanting Party or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, such Covenanting Party; provided, that the restrictions in this clause (m) shall not apply to claims that a Party has against one or more other Parties arising out of this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions; provided, that the Company shall take the actions set forth in Section 5.1(m) of the Company Disclosure Schedule;

(n) change its financial accounting methods, principles or practices, except insofar as required by GAAP, Regulation S-X of the Exchange Act or any Governmental Entity;

(o) (A) settle or compromise any material liability for Taxes, (B) file any amended Tax Return or claim for Tax refund, (C) make, revoke or modify any Tax election, (D) file any Tax Return other than on a basis consistent with past practice, (E) enter into or amend any Tax Sharing Agreement or similar agreement, or (F) change any method of accounting for Tax purposes;

(p) change its fiscal year;

(q) except as required to comply with any such Parent Benefit Plan if the Parent is the covenanting party and Company Benefit Plan if the Company is the covenanting party (each the “Covenanting Party’s Benefit Plan”), as in effect as of the date hereof, or the terms of this Agreement and subject to Section 5.1(b), (A) with respect to any current or former director, employee, independent contractor or consultant of such Covenanting Party, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of such Covenanting Party any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any equity compensation award (including in respect of the removal or modification of any restrictions in any such Covenanting Party’s Benefit Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of such Covenanting Party, other than in the ordinary course of business consistent with past practice, (D) adopt or enter into any collective bargaining agreement or other labor union contract or recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, (E) take any action to amend such Covenanting Party’s Benefit Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any such Covenanting Party’s Benefit Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered a Covenanting Party’s Benefit Plan if in effect of the date of this Agreement;

(r) enter into any new line of business outside of its existing business that would be material to the Covenanting Party and its Subsidiaries, taken as a whole;

(s) other than in the ordinary course of business consistent with past practice of such Covenanting Party (in effect and amount), engaging in any practice which would have the effect of (A) postponing payments payable by such Covenanting Party in connection with the operation or conduct of such Covenanting Party’s operations (including by failing to make prepayments in the ordinary course of business or failing to pay vendor invoices by their applicable due date, negotiating the deferral of invoicing or delivery of goods or services, or otherwise failing to pay vendors in accordance with the terms of the applicable vendor Contract), (B) accelerating collections of accounts receivable or other payments owed by any Person to such Covenanting Party (whether or not through concessions, early payment discounts or other benefits), (C) drawing advances under any Contracts with customers, or (D) failing to maintain a customary level of inventory, supplies, services and purchase order activity consistent with historical levels;

(t) (A) enter into, amend or renew (1) any Contracts (other than compensation and employee benefits which are subject to Section 5.1(q)) with any officer, director or affiliate (other than a wholly-owned Subsidiary of such Covenanting Party) or sponsor of such Covenanting Party or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which such Covenanting Party has an obligation to indemnify such officer, director, affiliate or family member or (2) any other Related Party Agreements (other than Contracts solely among the Covenanting Party and/or wholly-owned Subsidiaries of the Covenanting Party) or (B) incur, create, assume or otherwise become liable for any Obligations to Sponsors or make any payment to, or transfer, sell, lease, assign, license, exchange, or transfer any assets to, or incur any liability to, any Affiliate of such Covenanting Party or any Affiliate of a Sponsor Party (other than ordinary course transactions on arm’s length terms or those solely involving wholly-owned Subsidiaries of the Covenanting Party);

(u) enter into or amend any Tax Sharing Agreement or similar agreement, including but not limited to any provision under the Company Merger Agreement requiring payment in respect of TTD Tax Benefits (as such term is defined in the Company Merger Agreement);

(v) hire, terminate (other than for cause) or re-assign any of the Chief Executive Officer, Chief Financial Officer or any Executive Vice President or similar officer of the Company or any of its Subsidiaries that serves as President of the Clinical Segment or President of the Commercial Segment (or, in each case, any functional equivalent thereof);

(w) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of such Covenanting Party or any of its Subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on such Covenanting Party and its Subsidiaries, taken as a whole;

(x) enter into any interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(y) enter into, modify or terminate any labor, collective bargaining, or works council agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any employee; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

For the purposes of clarity, nothing contained in this Section 5.1 shall give a Covenanting Party, directly or indirectly, the right to control or direct the other Covenanting Party’s operations (or its Subsidiaries’ operations) to the extent prohibited by applicable antitrust Laws prior to the Effective Time.

5.2 Parent Non-Solicit.

(a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by Section 5.2(b), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that Parent shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal (as defined below), including by way of furnishing or otherwise making available any non-public information or data concerning it or its Subsidiaries or any assets owned (in whole or in part) by it or its Subsidiaries;

(ii) engage in, continue or otherwise participate in any discussions, communications or negotiations with any Person concerning any Parent Acquisition Proposal;

(iii) enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning a Parent Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt by any Person to make a proposal or offer concerning a Parent Acquisition Proposal.

Parent shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal. Parent will promptly request from each Person that has executed a confidentiality agreement in the prior six months in connection with its consideration of making a Parent Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Exception to No Solicitation Provision. Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal: (i) provide access to information regarding Parent or any of its Subsidiaries in response to a request therefor to the Person who made such Parent Acquisition Proposal and such Person’s Representatives; provided, that such information has previously been, or is concurrently (in the case of oral information regarding Parent or any of its Subsidiaries, within twenty-four (24) hours), made available to the Company and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms not less restrictive of such Person as the Confidentiality Agreement (as defined in Section 8.7) (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations); or (ii) engage or participate in any discussions or negotiations with any such Person and its Representatives regarding such Parent Acquisition Proposal; if, and only if, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith after consultation with outside legal counsel that (A) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and its financial advisor, such Parent Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Notice. Parent shall promptly notify the Company within twenty-four (24) hours if (i) any proposal for, or inquiry respecting, any Parent Acquisition Proposal is received by Parent or (ii) any request for non-public information in connection with such a proposal or inquiry is received by Parent, in each case indicating in reasonable detail the identity of such Person making such inquiry, proposal, or request and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party and thereafter shall keep the Company informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof).

(d) Representatives. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action if taken by Parent that would be a breach of the provisions set forth in this Section 5.2 that is taken by any Representative of Parent at Parent’s direction shall be deemed to constitute a breach of this Section 5.2 by Parent.

(e) Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Parent or any of its Significant Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Parent, or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Parent, in each case other than the Transactions.

“Superior Proposal” means a Parent Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Parent that the Parent Board has determined in its good faith judgment is reasonably capable of being consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to Parent’s stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.2(g) of this Agreement pursuant to Section 5.2(g) of this Agreement) after taking into account all legal, financial, regulatory and other aspects of such Parent Acquisition Proposal.

(f) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 5.2(g), the Parent Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company the Parent Recommendation;

(ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(b)) relating to any Parent Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(iii) cause or permit Parent to enter into an Alternative Acquisition Agreement.

(g) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Parent Stockholder Approval is obtained, (i) the Parent Board may withhold, withdraw, qualify or modify the Parent Recommendation or approve, recommend or otherwise declare advisable any Parent Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 5.2, if (A) (I) in the case of such an action taken in connection with a Parent Acquisition Proposal, the Parent Acquisition Proposal is not withdrawn and the Parent Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Parent Acquisition Proposal constitutes a Superior Proposal; or (II) in the case of such an action taken other than in connection with a Parent Acquisition Proposal, a material event or change in circumstance arises or occurs after the date of this Agreement that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Parent Board (an “Intervening Event”); provided, that (x) in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter arising therefrom or consequence thereof constitute an Intervening Event, and (y) in no event shall the occurrence of adverse effects on the business, properties, financial conditions or results of operations of Company and its Subsidiaries, taken as a whole, constitute an Intervening Event unless such occurrence has had or would reasonably be expected to have a Material Adverse Effect on the Company and (B) the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (a “Parent Recommendation Change”), and/or (ii) Parent may terminate this Agreement in accordance with Section 7.1(j) (Parent Superior Proposal) and concurrently with such termination cause Parent to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Section 5.2 (a “Superior Proposal Termination”). Prior to effecting any Parent Recommendation Change and/or Superior Proposal Termination, (x) Parent shall provide the Company with three (3) business days’ prior written notice advising that the Parent Board intends to take such action and the basis therefor (which notice shall include a copy of any such Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Superior Proposal, a reasonably detailed description of the development or change in connection with which the Parent Board has given such notice), (y) during such three (3) business day period, Parent shall negotiate in good faith with the Company and its Representatives, to the extent the Company wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company, and (z) at the end of such three (3) business day period, the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The first amendment (but not any subsequent amendments) to the financial terms or conditions or other material terms of any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 5.2(g), including with respect to the notice period referred to in this Section 5.2(g), except that the three (3) business day period shall be one (1) business day for such purposes. Notwithstanding any Parent Recommendation Change, but subject to Parent’s right to terminate this Agreement pursuant to Section 7.1(j) (Parent Superior Proposal), Parent shall hold the Parent Stockholder Meeting in accordance with Section 5.5.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit Parent from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; or (ii) making any disclosure to Parent’s stockholders that the Parent Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law; provided, that disclosure pursuant to this Section 5.2(h) in response to a Parent Acquisition Proposal shall be deemed a Parent Recommendation Change unless the Parent Board expressly publicly reaffirms the Parent Recommendation in such disclosure.

5.3 Company Non-Solicit.

(a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Affiliates nor any of the officers and directors of it or its Affiliates shall, and that it shall use its reasonable best efforts to instruct and cause its and its Affiliate’s Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal (as defined below), including by way of furnishing or otherwise making available any non-public information or data concerning it or its Subsidiaries or any assets owned (in whole or in part) by it or its Subsidiaries;

(ii) engage in, continue or otherwise participate in any discussions, communications or negotiations with any Person concerning any Company Acquisition Proposal;

(iii) enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning a Company Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt by any Person to make a proposal or offer concerning a Company Acquisition Proposal.

The Company agrees that it shall, and shall cause its and the Sponsor Parties’ Affiliates and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to Company Acquisition Proposal. The Company will promptly request from each Person that has executed a confidentiality agreement in the prior six months in connection with its consideration of making a Company Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Notice. The Company shall promptly notify Parent within 24 hours if (i) any proposal for, or inquiry respecting, any Company Acquisition Proposal is received by the Company, any Sponsor Party or any of their respective Affiliates or Representatives or (ii) any request for non-public information in connection with such a proposal or inquiry is received by the Company, any Sponsor Party or any of their respective Affiliates or Representatives, in each case indicating in reasonable detail the identity of such Person making such inquiry, proposal, or request and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party) and thereafter shall keep Parent informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof.

(c) Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action if taken by the Company that would be a breach of the provisions set forth in this Section 5.3 that is taken by any Representative of the Company shall be deemed to constitute a breach of this Section 5.3 by the Company.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions 15% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the Transactions.

5.4 Filing; Information Supplied.

(a) The Parties understand and agree that the shares of Parent Common Stock to be issued and transferred as contemplated in this Agreement as part of the Aggregate Merger Consideration to Company Stockholders have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of Parent Common Stock comprising the Aggregate Merger Consideration will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of Parent Common Stock (it being understood and agreed by the parties that the Parent Common Stock is uncertificated) shall bear such annotations as Parent may reasonably deem necessary and desirable in connection therewith.

(b) Parent and the Company shall prepare, and Parent shall file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Parent Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Each of Parent and the Company agrees, as to itself and its Affiliates, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of Parent or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall promptly notify the Company of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Company copies of all written correspondence between the Company and/or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Parent shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement.

(c) Promptly following the date of the Company Stockholder Approval, the Company shall deliver (A) in accordance with Section 228(e) of the DGCL, a notice of written consent to the Company Stockholders who did not execute written consents constituting the approval of the adoption of this Agreement as required by the DGCL for the purpose of informing them of the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (B) in accordance with Section 262(d)(2) of the DGCL, a notice regarding appraisal rights to all holders of Shares regarding the availability of appraisal rights.

(d) As promptly as practicable after the Execution Date, the Company and Parent shall jointly prepare and deliver to all holders of Shares who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act an information statement (“Information Statement”) containing the information with respect to the Parent Common Stock comprising the Aggregate Merger Consideration required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act. Each of Parent and the Company shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and delivery of the Information Statement. Parent shall provide a draft of the Information Statement and related materials to the Company within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by the Company.

(e) As promptly as reasonably practicable after the Execution Date, Parent shall provide and the Company shall distribute to each Company Stockholder an investor questionnaire in form and substance reasonably satisfactory to the Company regarding whether such Company Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Company shall use commercially reasonable efforts to cause each Company Stockholder to return the investor questionnaires by the tenth (10th) business day following the Execution Date. For the avoidance of doubt, obtaining such investor questionnaires from each Company Stockholder shall not be a condition to the Closing.

5.5 Parent Stockholders Meeting. Parent will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock (the “Parent Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of the Share Issuance and the Merger, the adoption of this Agreement, and any other matters required under applicable Law to be considered at the Parent Stockholders Meeting, regardless of whether there has been a Parent Recommendation Change, but subject to Parent’s right to terminate this Agreement pursuant to Section 7.1(j) (Parent Superior Proposal). So long as there has not been a Parent Recommendation Change, Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Share Issuance and the Merger and the adoption of this Agreement. Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Stockholders Meeting (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Parent Common Stock in favor of the approval of the Share Issuance or the Merger or the adoption of this Agreement; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than two (2) times pursuant to this clause (iii) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute such disclosure would reasonably be likely to be inconsistent with applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting. Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) business days. Subject to Section 5.2(g) hereof, the Parent Board shall recommend approval of the Share Issuance and the Merger and the adoption of this Agreement and shall take all lawful action to solicit such approval.

5.6 Company Stockholder Approval. The Company shall take all action necessary in accordance with this Agreement, applicable Law, its certificate of incorporation and its bylaws to obtain the Company Stockholder Approval as promptly as practicable and, in any event, by no later than 11:59 p.m. New York City time on May 10, 2017 (such time, the “Consent Time”). The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.6 shall not be affected by the commencement, disclosure, announcement or submission to Company of any Company Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company Board of its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. If the Company Stockholder Approval is obtained in the form of duly executed Written Consents that are delivered to the Company, the Company shall promptly deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission). The Company shall use commercially reasonable efforts to obtain written consents approving the adoption of this Agreement from each Other Stockholder and the waiver of any appraisal rights arising as a result of the Merger from each Other Stockholder as promptly as practicable after the Execution Date, and shall take any actions reasonably requested by Parent in furtherance thereof. For the avoidance of doubt, obtaining such written consents from each Other Stockholder shall not be a condition to the Closing.

5.7 Filings; Other Actions; Notification.

(a) Efforts.

(i) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective reasonable best efforts to take, and cause their respective Affiliates to take, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract of the Company or of Parent, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable antitrust Laws and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that neither the Company, Parent nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(ii) The Company and Parent agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other antitrust Laws as soon as reasonably practicable after execution of this Agreement.

(iii) The Company and Parent shall each request early termination of the waiting period provided for in the HSR Act. The Company and Parent shall, and shall cause their respective Affiliates to,

coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust Laws as promptly as practicable and in any event before the Termination Date. In connection with any investigation or other inquiry, the Company and Parent shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Entity, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Entity regarding any of the Transactions, and (ii) provide outside counsel for the other Party with a reasonable opportunity to (A) review in advance any proposed communication by such Party or its Affiliates with any Governmental Entity, (B) consult with the other Party prior to any meeting or conference with any Governmental Entity, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), the Company and Parent shall not, and shall not permit their respective Affiliates to, consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Entity with respect to the Transactions.

(iv) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(a) as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company and Parent, as the case may be, or its legal counsel.

(v) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.7(a), the Company and Parent shall, and shall cause their respective Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, to resolve such objections, if any, as any Governmental Entity may assert under the HSR Act or any other antitrust Laws with respect to the Transactions, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Entity with respect to the Transactions, in each case so as to enable the Transactions to occur as promptly as possible and in any event before the Termination Date, including by (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Company or its Subsidiaries or Parent or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of the Company or its Subsidiaries or Parent or its Subsidiaries or (iii) effectuating any other change or restructuring of the Company or its Subsidiaries or Parent or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of the Company or its Subsidiaries or Parent or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and the Transactions, or to ensure that no Governmental Entity with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the Termination Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such remedy shall be (A) required unless contingent upon the occurrence of the Transactions or (B) required to be agreed to by the Company or its Subsidiaries or Parent or its Subsidiaries if such remedy would have a Material Adverse Effect on (x) the combined Company, Parent and their Subsidiaries (taken as a whole, after giving effect to the Transactions), (y) Parent and its Subsidiaries (taken as a whole) or (z) the Company and its Subsidiaries (taken as a whole) (each, a “Regulatory Material Adverse Effect”).

(vi) Each of the Company and Parent shall, and shall cause its Affiliates to, cooperate and use their respective reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits consummation of the Transactions under the HSR Act or any other antitrust Laws; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of the Company and Parent to, and to cause their Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable and in any event before the Termination Date in accordance with Section 5.7(a)(v).

(vii) Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect the Parties’ ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust Laws as promptly as practicable and in any event before the Termination Date; and (ii) avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits consummation of Transactions under the HSR Act or any other antitrust Laws.

(b) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c) Status. Subject to applicable Law and as required by any Governmental Entity, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Neither the Company, on the one hand, nor Parent, on the other hand, shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

5.8 Access and Reports. From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, Parent and the Company shall each, and shall use its reasonable best efforts to cause each of their respective Subsidiaries, officers, directors and representatives to, afford to the other reasonable access during normal business hours, consistent with applicable Law, to each of its respective officers, employees, properties, offices, other facilities and books and records, and shall furnish the other with all financial, operating and other data and information as the other shall reasonably request in writing. Notwithstanding the foregoing and Section 5.24, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such Party, (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such Party, (iii) otherwise violate any applicable Law, including any antitrust Law or (iv) cause significant competitive harm to such Party or its Subsidiaries if the Transactions are not consummated; provided, further, however, that (1) with respect to clauses (i) through (iv) if such information cannot be disclosed pursuant to such clauses, such Party and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) to the other Party without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize any Party to undertake any invasive environmental sampling at any of the properties owned, operated or leased by the other Party or its Subsidiaries, without such other Party’s prior written consent in its sole discretion. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.8 or Section 5.24 for any competitive or other purpose unrelated to the Transactions.

5.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ subject to official notice of issuance, prior to the Closing Date.

5.10 Publicity. The initial press release regarding the Transactions shall be a joint press release mutually acceptable to each of the Company and Parent. Thereafter, neither the Company, on the one hand, nor Parent, on the other hand (nor any of their respective Affiliates), shall issue any other press release or make any other public announcement with respect to this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements; provided, that neither the Company nor Parent will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if (a) the Parent Board has effected a Parent Recommendation Change in accordance with Section 5.2(g), (b) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement, or (c) in connection with any dispute between the Parties regarding this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions.

5.11 Employee Benefits.

(a) For at least twelve months following the Effective Time, Parent shall provide to each employee of Company and its Subsidiaries who is employed immediately prior to the Closing and who continues employment with the Surviving Corporation or any of its Subsidiaries thereafter (each such employee, a “Continuing Employee”) target annual cash bonus opportunity and employee benefits that are no less favorable than the target annual cash bonus opportunity and employee benefits provided to similarly situated employees of Parent. If after Closing a Continuing Employee becomes eligible to participate in an employee benefit plan, program or policy of the Surviving Corporation or any of its Subsidiaries (“Surviving Corporation Benefit Plans”), the Surviving Corporation shall use commercially reasonable efforts, to the extent permitted by the terms of the applicable Surviving Corporation Benefit Plan, to (i) provide such Continuing Employee with credit for all service with the Company or its Subsidiaries as if such service were with the Surviving Corporation and its Subsidiaries for all purposes under any Surviving Corporation Benefit Plan, other than benefit accrual under any defined benefit pension plan; (ii) cause to be waived all pre-existing conditions, actively-at-work requirements and similar limitations and eligibility waiting periods under such Surviving Corporation Benefit Plans to the extent waived or satisfied by an employee under any Company Benefit Plan and (iii) cause any deductible, co-insurance and out-of-pocket covered expenses paid in the year of the plan change by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any applicable Surviving Corporation Benefit Plans in the year of initial participation. Unused vacation days accrued by Continuing Employees under the plans and policies of Company and its Subsidiaries shall carry over to the Surviving Corporation. This Section 5.11(a) shall not operate to duplicate any benefit provided to any Continuing Employee under a Company Benefit Plan or prohibit the termination of employment of any specific employee following the Effective Time.

(b) The Company will, at least two (2) business days prior to the Closing Date, conduct a vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto (the “280G Stockholder Vote”) to provide that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) arising in whole or in part as a result of or in connection with the Transactions will not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking the 280G Stockholder Vote, the Company will request waivers from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the shareholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made or retained. The Company shall deliver to Parent drafts of all disclosure and documents that comprise the 280G Stockholder Vote in sufficient time to allow Parent to comment thereon but not less than two (2) business days prior to the 280G Stockholder Vote and shall consider in good faith all reasonable comments of Parent thereon. The Parties acknowledge that the Company’s obligations under this Section 5.11(b) shall not apply to any arrangements entered into at the direction of Parent or its Affiliates or between Parent and/or its Affiliates, on the one hand, and a disqualified individual on the other hand unless such arrangements have been entered into in advance of the vote and provided to the Company prior to its seeking shareholder approval.

(c) Each Party acknowledges and agrees that the Transactions will constitute a “change in control”, “change of control” or other provision of similar import, under the Company Benefit Plans and the Parent Benefit Plans listed in Section 5.11(c) of the applicable Representing Party Disclosure Schedule.

(d) Prior to making any material written or oral communications to the directors, officers or employees of the Parent or Company or any of their Subsidiaries (each of Parent, the Company or any of their Subsidiaries being referred to as a “Communicating Party”) pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Communicating Party shall provide to the other party (either the Parent or Company, as applicable), a copy of the intended communication, the other party (either Parent or Company, as applicable), shall have a reasonable period of time to review and comment on the communication, and the Communicating Party shall consider any such comments in good faith.

(e) Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) alter or limit the ability of the Surviving Corporation, the Company, Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.11, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11.

5.12 Expenses. If the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Surviving Corporation. If the Transactions are not consummated, subject to Section 7.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses; provided, that (a) the filing fees and the printing and mailing costs of the Proxy Statement, (b) any required filing fees with any Governmental Entity in connection with the Transactions and (c) the analysis related to synergies prepared by PricewaterhouseCoopers LLP shall be shared equally by Parent, on the one hand, and the Company, on the other hand, to the extent not prohibited by applicable Law. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of Representatives and counsel to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and Transactions, including any stamp duty, the preparation, printing, filing and mailing of the Proxy Statement, and the solicitation of stockholder approvals, breakage costs and refinancing fees associated with the Company’s debt and all other matters related to the Transactions and the matters contemplated by the Voting Agreements.

5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) For not less than six (6) years from and after the Effective Time, the organizational documents of each of the Company’s Subsidiaries shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are set forth in such organizational documents as of the date of this Agreement. From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the present and former directors and officers of the Company and/or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against all Losses, costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by Parent.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party unless such failure prejudices the indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company may as of the Effective Time obtain and fully pay for “tail” insurance policies a claims period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, and which “tail” insurance policy shall contain coverage and amounts equivalent to and in any event as favorable to the Indemnified Parties as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall Parent be required to expend for the entire “tail” insurance policy an aggregate amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. If the Company and Parent for any reason fail to obtain such “tail” insurance policy as of the Effective Time, Parent shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the directors’ and officers’ liability insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are equivalent to and in any event as favorable as provided in Parent’s existing policies as of the date hereof, or Parent shall purchase comparable directors’ and officers’ liability insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are equivalent to and in any event at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Company expend for such policies an aggregate amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.

(d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.13.

(e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs. This Section 5.13 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f) The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, under any applicable Contracts that are set forth on Section 5.13 of the Company Disclosure Schedule or under applicable Laws.

5.14 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.15 Termination of Related Party Agreements. Section 5.15 of the Company Disclosure Schedule sets forth the list of Related Party Agreements that the Company and Parent agree shall survive the Closing. The Company and their respective Affiliates and Subsidiaries shall take all actions necessary to (i) terminate all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.15 of the Company Disclosure Schedule, with such termination to be effective as of the Closing and (ii) cause all liabilities of the Company and its Subsidiaries under any and all Management Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of the Company or any of its Subsidiaries therefor.

5.16 Treatment of Certain Existing Indebtedness. To the extent the proceeds of the Best Efforts Debt Financing are sufficient for such purpose, the Company and its Subsidiaries shall take any actions that are reasonably necessary to facilitate the prepayment in full of the Existing Company Credit Facilities (and, if an event of default would occur thereunder as a result of the Transactions that will not be waived in connection therewith, the Existing Company UK Facility) and, to the extent Parent and the Company mutually agree, partial redemption of up to $270 million in aggregate principal amount of the Existing Company Notes pursuant to the “equity claw” redemption provisions thereof, and, in such event, shall repay, prepay or redeem such Indebtedness in accordance with the credit agreement, indenture or other Contract governing such Indebtedness (collectively, the “Company Debt Repayments”), including taking any action reasonably necessary to obtain payoff letters and release documentation in connection with the prepayment of the Existing Company Credit Facilities and the Existing Company UK Facility (if applicable) and, if Parent and the Company mutually agree to effect a partial redemption of the Existing Company Notes, delivering notices of redemption (which shall be delivered in advance of the Closing and conditioned upon the occurrence of the Closing), certificates, opinions and other documents required in connection with a redemption of the Existing Company Notes; provided, that any such action described above shall not be required unless such Company Debt Repayment is permitted to be conditioned upon or effective only at the occurrence of the Closing and, other than in the case of the Existing Company UK Facility (if applicable), if the Best Efforts Debt Financing is available at the Closing, the consummation of the Best Efforts Debt Financing in an amount sufficient to effect such Company Debt Repayment.

5.17 Financing.

(a) The Company shall, to the extent the funds available under the Committed Debt Financing are necessary to effect the Parent Refinancing, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause inVentiv Group Holdings to consummate and obtain the Committed Debt Financing on the terms and conditions described in the Debt Commitment Letter, including causing inVentiv Group Holdings to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate, execute and deliver definitive agreements with respect thereto on terms and conditions contemplated by the Debt Commitment Letter (as such terms may be modified by the “market flex” provisions in the Fee Letter or on other terms to which Parent and the Company may both consent (such consent not to be unreasonably withheld)), (iii) satisfy on a timely basis all conditions applicable to inVentiv Group Holdings in the Debt Commitment Letter and, if applicable, the definitive agreements for the Committed Debt Financing reasonably within inVentiv Group Holdings’s control, (iv) consummate the Committed Debt Financing contemplated by the Debt Commitment Letter at or, if Parent and the Company both consent (such consent not to be unreasonably withheld), prior to the Closing, and (v) apply the proceeds of the Committed Debt Financing directly or provide such proceeds to Parent to effect the Parent Refinancing. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Commitment Letter, the Company shall use its reasonable best efforts to cause inVentiv Group Holdings to cause the Financing Sources to provide the Committed Debt Financing on the Closing Date. If Parent and the Company both consent (such consent not to be unreasonably withheld), inVentiv Group Holdings may from time to time substitute other financing for all or any portion of the Committed Debt Financing from the same and/or alternative financing sources. inVentiv Group Holdings shall not amend, replace, supplement or otherwise modify, or waive any of its rights under the Debt Commitment Letter without the prior written consent of Parent (such consent not to be unreasonably withheld). Any consent, approval, agreement or determination required or contemplated to be made by inVentiv Group Holdings under the Debt Commitment Letter (including the appointment of Additional Agents pursuant to Section 2 thereof, the original issue discount and margins and any fees to be paid in connection with the Committed Debt Financing that are not expressly set out in the Fee Letter (without giving effect to any “market flex” provisions)) shall be made in consultation with, and subject to the consent, approval or agreement of, Parent (in each case, not to be unreasonably withheld). The Company shall promptly furnish Parent with copies of any marketing materials, rating agency presentations, information memoranda or any other documents or communications prepared or received by the Company or any of its Affiliates in connection with the Committed Debt Financing, including any material drafts or final versions of definitive documentation with respect thereto (other than any internal documents prepared by the Company or any of its Subsidiaries and not distributed to lenders or their counsel or any other third party). In addition, the Company shall provide Parent and its outside counsel a reasonable opportunity to review and comment on, and rights of approval (which approval shall not be unreasonably withheld or delayed) with respect to, any material drafts of any documents related to the Committed Debt Financing prior to the dissemination of such documents to any third parties.

(b) The Company shall give Parent prompt notice (i) if to its or any of its Subsidiaries’ knowledge there exists any material breach by any party to the Debt Commitment Letter or any condition which would reasonably be expected not to be satisfied, in each case, of which it or any of its Subsidiaries becomes aware, (ii) of any termination of the Debt Commitment Letter or the receipt of any written notice or other written communication from any Financing Source asserting any default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Committed Debt Financing, and (iii) if at any time for any reason the Company believes in good faith that inVentiv Group Holdings will not be able to obtain all or any portion of the Committed Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Committed Debt Financing.

(c) If the Debt Commitment Letter is amended, replaced, supplemented or otherwise modified, or if the Parties both consent to substitute other committed financing for all or a portion of the Committed Debt Financing, the Company shall comply with its covenants in Sections 5.17(a) and 5.17(b) with respect to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that the Company would have been obligated to comply with respect to the Committed Debt Financing, and the references in this Agreement to “Debt Commitment Letter” and “Committed Debt Financing” shall be deemed to refer to the Debt Commitment Letter (and the financing contemplated thereby) as so amended, replaced, supplemented or otherwise modified.

(d) To the extent the funds available under the Committed Debt Financing are necessary to effect the Parent Refinancing, the Parent shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to provide, and to use its and their commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement, syndication and consummation of the Committed Debt Financing as may be reasonably requested by the Company, including: (i) furnishing inVentiv Group Holdings and the Financing Sources with the information required to be delivered pursuant to paragraphs 6(b), (d)(ii)-(iii) and (e)(ii)-(iii) of Exhibit C to the Debt Commitment Letter (subject in the case of paragraph 6(e) to compliance by the Company with its obligations under Section 5.4 hereof) and such other financial and other pertinent information regarding Parent and its Subsidiaries that is required by the Debt Commitment Letter or otherwise customarily required for financings of a type similar to the Committed Debt Financing, (ii) participating in (and causing members of management with appropriate seniority and expertise to attend) a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with prospective lenders and investors and other syndication activities, in each case that are customary for financings of a type similar to the Committed Debt Financing, (iii) assisting inVentiv Group Holdings and its Financing Sources in the preparation of any customary syndication documents and materials, including information memoranda, lender presentations and other marketing documents customarily used to arrange financing similar to the Committed Debt Financing and providing customary authorization letters with respect thereto, (iv) assisting in the negotiation and preparation of any credit agreements (or amendments thereto), pledge and security documents, guarantees, and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably requested by inVentiv Group Holdings and executing such documents, (v) assisting in the obtaining of (A) audit reports, authorization letters and consents of accountants with respect to financial statements for Parent for inclusion in any marketing documentation, and (B) payoff letters and Lien terminations in connection with the Parent Refinancing; (vi) providing, at least 3 business days prior to the Closing Date, information regarding Parent and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, that is requested by the Financing Sources under the Debt Commitment Letter at least nine (9) business days prior to the Closing Date; (vii) assisting inVentiv Group Holdings in obtaining corporate and facility ratings (or updates thereto) from rating agencies (including assistance in preparing and/or delivering “rating agency presentations”), (viii) cooperating with inVentiv Group Holdings in providing such consents, approvals or authorizations (including corporate approvals and/or authorizations) which may be reasonably necessary in connection with the Committed Debt Financing, (ix) providing supporting information and data with respect to Parent and its Subsidiaries in connection with the delivery by inVentiv Group Holdings of any solvency certificate required to be delivered under the Debt Commitment Letter, (x) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Committed Debt Financing benefit from the existing lending relationships of Parent and its Subsidiaries, (xi) supplementing the information required to be delivered under this Section 5.17 so that the same does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances in which the statements contained therein are made, not materially misleading and (xii) consenting to the use of its and its Subsidiaries’ logos in connection with the Committed Debt Financing; it being understood and agreed that such logos may only be used in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect Parent and its Subsidiaries or their respective reputations or goodwill. Notwithstanding the foregoing, none of Parent nor any of its Subsidiaries nor their respective officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement (other than customary authorization letters) with respect to the financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing. Nothing in this Section 5.17(d) will require Parent or any of its Subsidiaries to take any action that, in the good faith determination of Parent, would unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries.

(e) It is understood and agreed that after the date of this Agreement, Parent and the Company will use their respective commercially reasonable efforts to obtain debt financing in the form of a senior secured term loan facility and a senior secured cash flow revolver (the “Best Efforts Debt Financing”), in lieu of the Committed Debt Financing, to effect the Parent Refinancing and the Company Debt Repayments and to pay related fees and expenses. The terms and conditions of the Best Efforts Debt Financing shall be mutually satisfactory to each of Parent and the Company. Each of Parent and the Company shall promptly furnish the other Party with copies of any marketing materials, rating agency presentations, information memoranda, term sheets, draft definitive documentation or any other documents or communications prepared or received by such Party (or any of its Affiliates) in connection with the Best Efforts Debt Financing (other than any internal documents prepared by a Party and not distributed to lenders or their counsel or any other third party). In addition, each of Parent and the Company shall provide the other Party and its outside counsel a reasonable opportunity to review and comment on, and rights of approval (which approval shall not be unreasonably withheld or delayed) with respect to, any material drafts of any documents related to the Best Efforts Debt Financing prior to the dissemination by such Party of such documents to any third parties. The Best Efforts Engagement Letter may not be amended, replaced, supplemented or modified without the prior written consent of Parent and the Company. Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to provide, and to use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement, syndication and consummation of the Best Efforts Debt Financing, the Parent Refinancing and the Company Debt Repayments, including: (i) providing such financial and other pertinent information regarding Parent, the Company and their respective Subsidiaries, as applicable, that is customarily required for financings of a type similar to the Best Efforts Debt Financing, (ii) participating in (and causing members of management with appropriate seniority and expertise to attend) a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with prospective lenders and investors and other syndication activities, in each case that are customary for financings of a type similar to the Best Efforts Debt Financing, (iii) cooperating in the preparation of any customary syndication documents and materials, including information memoranda, lender presentations and other marketing documents customarily used to arrange financing similar to the Best Efforts Debt Financing and providing customary authorization letters with respect thereto, (iv) negotiating and preparing any credit agreements, pledge and security documents, guarantees, and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably necessary in connection with the Best Efforts Debt Financing and executing such documents, (v) obtaining (A) audit reports, authorization letters and consents of accountants with respect to financial statements for Parent and/or the Company (or its relevant Subsidiary), as applicable, for inclusion in any marketing documentation, and (B) payoff letters and Lien terminations in connection with the Parent Refinancing and the Company Debt Repayments, as applicable; (vi) providing information regarding Parent, Company and their respective Subsidiaries, as applicable, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, that is requested by the Financing Sources in connection with the Best Efforts Debt Financing; (vii) assisting Parent in obtaining corporate and facility ratings (or updates thereto) from rating agencies

(including assistance in preparing and/or delivering “rating agency presentations”), (viii) cooperating with each other in providing such consents, approvals or authorizations (including corporate approvals and/or authorizations) which may be reasonably necessary in connection with the Best Efforts Debt Financing, (ix) executing, or providing supporting information and data with respect to Parent, the Company or any of its Subsidiaries, as applicable, in connection with the delivery of, any solvency certificate required to be delivered in connection with the Best Efforts Debt Financing, (x) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Best Efforts Debt Financing benefit from the existing lending relationships of Parent, the Company and their respective Subsidiaries, as applicable, (xi) supplementing the information required to be delivered under this Section 5.17 so that the same does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances in which the statements contained therein are made, not materially misleading and (xii) consenting to the use of their and their respective Subsidiaries’ logos in connection with the Best Efforts Debt Financing; it being understood and agreed that such logos may only be used in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect Parent, the Company or their respective Subsidiaries, as applicable, or their respective reputations or goodwill. Notwithstanding the foregoing, neither Parent nor Company nor any of their respective Subsidiaries nor their respective officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement (other than customary authorization letters) with respect to the Best Efforts Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Nothing in this Section 5.17(e) will require Parent or the Company (or their respective Subsidiaries) to take any action that, in the good faith determination of the Parent or the Company, as applicable, would unreasonably interfere with the conduct of the business of Parent or the Company (or their respective Subsidiaries), as applicable.

(f) It is the intention of the Parties to work together following the Execution Date to effect the Best Efforts Debt Financing. In the event that the Best Efforts Debt Financing is not obtained on terms and conditions that are mutually satisfactory on or prior to the Closing Date, the Parties will utilize the Committed Debt Financing to effect the Parent Refinancing. Neither the consummation of the Best Efforts Debt Financing nor the Committed Debt Financing is a condition precedent to the obligation of either Party hereunder.

(g) Parent shall file current reports on Form 8-K with respect to (or otherwise disclose in a manner consistent with Regulation FD) any material, non-public information Parent has agreed to include in any marketing materials disseminated to “public side” lenders in connection with the Committed Debt Financing and/or the Best Efforts Debt Financing.

5.18 Payoff Letter. Parent shall deliver to the Company a payoff letter in customary form from the lenders (or their applicable representative) under the Existing Parent Credit Facility stating the amounts required to pay in full the obligations of Parent and its subsidiaries thereunder and to effect the release of any related liens and/or other security interests (subject to the payment thereof at Closing with the proceeds of the Committed Debt Financing or Best Efforts Debt Financing).

5.19 Contribution Agreement. Parent shall enter into a Contribution Agreement in substantially the form attached hereto as Exhibit B.

5.20 Headquarters. Parent and the Company shall cooperate to cause the global headquarters of the Company and the Surviving Corporation to be located in Raleigh, North Carolina from and after the Closing.

5.21 Name and Trading Symbol. Following the Execution Date and prior to the Effective Time, the Parties shall cooperate in good faith to select a name for the Surviving Corporation and a ticker symbol, it being understood that if the Parties are unable to reach an agreement with respect to a name or ticker symbol, then the name and ticker symbol of Parent shall continue to be used.

5.22 Stockholder Litigation.

(a) Parent shall (i) promptly (and in any event, within two (2) business days) inform the Company orally and in writing of any Stockholder Litigation or other proceedings brought or threatened in writing against Parent or any of its directors or officers by any holders of Parent Common Stock relating to the Transactions (“Parent Stockholder Litigation”) and thereafter keep the Company informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the Company and its Representatives such information relating to such Parent Stockholder Litigation as such Persons may reasonably request) and (ii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such Parent Stockholder Litigation without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall (i) promptly (and in any event, within two (2) business days) inform Parent orally and in writing of any Stockholder Litigation or other proceedings brought or threatened in writing against the Company or any of its directors or officers by any Company Stockholders relating to the Transactions (“Company Stockholder Litigation”) and thereafter keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such Company Stockholder Litigation as such Persons may reasonably request) and (ii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such Company Stockholder Litigation without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed.

5.23 Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (b) any written communication from any Governmental Entity in connection with the Transactions (other than such communications contemplated by Section 5.7, which shall be governed by such Section), and (c) any actions, demands, claims, suits, investigations or proceedings commenced or, to the knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the Transactions (with such notice requirements as they relate to Stockholder Litigation being governed by Section 5.22). The Company shall promptly notify Parent if Company engages in any factoring of receivables (or enters into any arrangements to collect customer receivables in advance of becoming due to the Company), that individually or in the aggregate with other amounts factored or collected since the Execution Date, constitutes a significant amount.

5.24 Revenue Recognition Matters. Each of the Company and Parent shall use their reasonable best efforts to adopt ASC 606, Revenue from Contracts with Customers (the “Revenue Recognition Rule”), from and after the Execution Date. Each of Parent and the Company shall have the right to participate in the implementation of the plan of one another to adopt and comply with the Revenue Recognition Rule, and each of Parent and the Company shall give one another and their respective Representatives all access to their and their Subsidiaries’ books, records, properties, systems and personnel as the other shall reasonably request in connection therewith. Each of Parent and the Company agree that the implementation of the plan to adopt and comply with the Revenue Recognition Rule shall be consistent with Parent’s ongoing plan, the most recent copy of which was provided to the Company on May 8, 2017, with respect to the adoption of and compliance with the Revenue Recognition Rule.

5.25 Tax Treatment. Neither Party shall take any action or engage in any transaction, excluding any action or transaction required by or specifically contemplated by this Agreement, in each case that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.26 Pre-Closing Holdco Mergers. Prior to the Effective Time on the Closing Date, the Company shall cause the Pre-Closing Holdco Mergers to be completed in a manner such that the Pre-Closing Holdco Mergers qualify as complete liquidations of Intermediate I and Intermediate II governed by Section 332 and Section 337 of the Code and that this Agreement constitutes a “plan of liquidation” within the meaning of Section 332 and Section 337 of the Code in respect of each Pre-Closing Holdco Merger.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Governmental Consents. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) the governmental consents applicable to the consummation of the Transactions set forth on Schedule 6.1(a) of this Agreement shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i) and (ii), collectively, the “Required Governmental Consents”).

(b) Law; Order. No court or other Governmental Entity of competent jurisdiction over a material portion of the business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (or the effect of which would have a material effect on Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole) shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that prohibits or makes illegal the consummation of the Transactions (collectively, an “Order”).

(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) NASDAQ. The shares of Parent Common Stock comprising the Aggregate Merger Consideration shall have been authorized for listing on the NASDAQ subject to official notice of issuance.

(f) Governmental Consents. The Required Governmental Consents shall not impose any term, condition or consequence the acceptance of which would constitute a Regulatory Material Adverse Effect.

(g) Tax Treatment. For U.S. federal income tax purposes, the Merger will not fail to qualify for treatment as a “reorganization” under Section 368 of the Code (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change to U.S. federal income Tax Law, or any change in official interpretation thereof, in each case after the date hereof.

6.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.1(d)(i) (Absence of Certain Changes), 4.1(h) (Takeover Statutes), 4.2(h) (Relationship with inVentiv Health), 4.2(i) (Authority of the Company), 4.2(o) (Interested Stockholder) and 4.2 (p) (Accredited Investors) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Sections 4.1(d)(ii)(D) (Absence of

Certain Changes), 4.2(j)(iii) (Company Net Indebtedness) and 4.2(q) (Obligations to Sponsors) are true in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.2(g)(i) (Capital Stock of the Company) shall be true and correct except for de minimis inaccuracies as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iv) all representations and warranties of the Company set forth in this Agreement other than those listed in clauses (i), (ii) and (iii) above shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), in each case, for purposes of this clause (iv) only, without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Representations and Warranties of each Sponsor Party. (i) The representations and warranties of each Sponsor Party set forth in Sections 3.1 (Organization; Authorization), 3.4 (Ownership of Company Stock; Voting Power), 3.5 (Additional Company Stock) and 3.8 (Accredited Investor) of its respective Voting Agreement shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) all representations and warranties of each Sponsor Party set forth in Article III of its respective Voting Agreement other than those listed in clause (i) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed by such Sponsor Party to the effect that such Sponsor Party has read this Section 6.2(b) and the conditions set forth in this Section 6.2(b) have been satisfied.

(c) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Performance of Obligations of Each Sponsor Party. Each Sponsor Party shall have performed and complied in all material respects with all covenants required to be performed by it under the applicable Voting Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed by such Sponsor Party to such effect.

(e) No Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Company.

(f) Management Agreements. The Sponsor Parties, the Company and their respective Affiliates and Subsidiaries shall have (i) terminated all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.15 of the Company Disclosure Schedule, with such termination to be effective as of the Closing and (ii) caused all liabilities of the Company and its Subsidiaries under any and all Management Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of the Company or any of its Subsidiaries therefor.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of Parent. (i) The representations and warranties of Parent set forth in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.1(d)(i) (Absence of Certain Changes), 4.1(h) (Takeover Statutes) and 4.2(b) (Authority of Parent) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the representations and warranties of Parent set forth in Section 4.2(a)(i) (Capital Stock of Parent) shall be true and correct except for de minimis inaccuracies as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iii) all representations and warranties of Parent set forth in this Agreement other than those listed in clauses (i) and (ii) above shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), in each case, for purposes of this clause (iii) only, without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c) No Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) Mutual Agreement. By written agreement of Parent and the Company;

(b) Termination Date. By either Parent or the Company, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to 11:59 p.m. New York City time on November 10, 2017 (the “Termination Date”); provided, however, that if either Parent or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transactions by any Government Antitrust Entity or to obtain a Required Governmental Consent, then either Parent or the Company may, by written notice to the other party, extend the Termination Date to 11:59 p.m. New York City time on February 12, 2018 (and, upon either such extension, all references to the Termination Date shall be deemed to mean the Termination Date as so extended); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to occur before the Termination Date;

(c) Order. By either Parent or the Company if any Order by a Governmental Entity of competent jurisdiction over a material portion of the business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (or the effect of which would have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole) permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such Order to have been issued;

(d) Failure of Parent Stockholder Approval. By either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting (including all adjournments, recesses or postponements thereof);

(e) Failure of Company Stockholder Approval (Parent). By Parent, if the Company Stockholder Approval shall not have been obtained by the Consent Time;

(f) Failure of Company Stockholder Approval (Company). By the Company, if the Company Stockholder Approval shall not have been obtained by the Consent Time and has not been obtained at the time of termination and the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to terminate this Agreement would reasonably be expected to be inconsistent with the directors’ fiduciary obligations under Delaware Law;

(g) Parent Triggering Event. By the Company, prior to the time the Parent Stockholder Approval has been obtained, if there has been a Parent Triggering Event;

(h) Parent Breach. By the Company if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by Parent in this Agreement, or any such representation or warranty shall have become untrue after the Execution Date, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable by at least three (3) business days prior to the Termination Date, or, if curable by at least three (3) business days prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) three (3) business days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, or a Sponsor Party under the Voting Agreement, such that Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied (assuming the date of determination is the Closing Date);

(i) Company Breach. By Parent if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, or by a Sponsor Party under the Voting Agreement, or any such representation or warranty shall have become untrue after the Execution Date, such that Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or condition is not curable by at least three (3) business days prior to the Termination Date, or, if curable by at least three (3) business days prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) three (3) business days prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by Parent such that Section 6.3(a) or 6.3(b) would not be satisfied (assuming the date of determination is the Closing Date); or

(j) Parent Superior Proposal. By Parent if (i) Parent Board authorizes Parent to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of Section 5.2(a) in accordance with the terms of Section 5.2(b), (ii) substantially concurrently with the termination of this

Agreement, Parent enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach of Section 5.2 and (iii) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.3(c).

7.2 Effect of Termination and Abandonment; Survival Following Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, (a) subject to Section 7.3(g), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 7.2, Article VIII, Section 5.12 (Expenses), Section 7.3 (Termination Fees; Expenses) and in the Confidentiality Agreement shall survive the termination of this Agreement.

7.3 Termination Fees; Expenses.

(a) In the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval) or by the Company pursuant to Section 7.1(h) (Parent Breach), then Parent shall reimburse the Company and its Affiliates for all of their reasonable and documented Expenses (which shall not exceed $10,000,000 in the aggregate) (the “Company Expenses”). The Company Expenses shall be paid by wire transfer of immediately available funds promptly (and in any event within two (2) business days) following submission of statements therefor that document such Company Expenses. In the event this Agreement is terminated by Parent pursuant to Section 7.1(i) (Company Breach), then the Company shall reimburse Parent and its Subsidiaries for all of their reasonable and documented Expenses (which shall not exceed $10,000,000 in the aggregate) (the “Parent Expenses”). The Parent Expenses shall be paid by wire transfer of immediately available funds promptly (and in any event within two (2) business days) following submission of statements therefor that document such Parent Expenses.

(b) In the event this Agreement is terminated by the Company pursuant to Section 7.1(g) (Parent Triggering Event) in connection with a Parent Recommendation Change that relates to an Intervening Event, then Parent shall pay to the Company, in cash within two (2) business days after such termination, a fee in an amount equal to $70,700,000 (the “Regular Parent Termination Fee”).

(c) In the event this Agreement is terminated by the Company pursuant to Section 7.1(g) (Parent Triggering Event) (other than in connection with a Parent Recommendation Change that relates to an Intervening Event), then Parent shall pay to the Company, in cash within two (2) business days after such termination, a fee in an amount equal to $82,100,000 (the “Superior Proposal Parent Termination Fee”); or in the event this Agreement is terminated by Parent pursuant to Section 7.1(j) (Parent Superior Proposal), then Parent shall pay to the Company the Superior Proposal Parent Termination Fee concurrently with such termination.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval), by the Company pursuant to Section 7.1(b) (Termination Date), by Parent pursuant to Section 7.1(b) (Termination Date) at a time when the Company is also entitled to terminate this Agreement pursuant to Section 7.1(b) (Termination Date), or by the Company pursuant to Section 7.1(h) (Parent Breach), and (ii) (A) at or prior to the time of such termination and following the date of this Agreement a Parent Acquisition Proposal shall have been publicly disclosed and not withdrawn at least five (5) business days prior to the Parent Stockholders Meeting (in the case of termination pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval)), prior to the Termination Date (in the case of termination pursuant to Section 7.1(b) (Termination Date)) or prior to the date of termination (in the case of termination pursuant to Section 7.1(h) (Parent Breach)), as applicable, and (B) within twelve (12) months after the date of any such termination, any Parent Acquisition Proposal is consummated or a definitive agreement contemplating a Parent Acquisition Proposal is executed that is later consummated, then Parent shall pay to the Company, in cash, at the time such Parent Acquisition Proposal is consummated, the Superior Proposal Parent Termination Fee less any Expenses previously paid pursuant to Section 7.3(a); provided, however, that for purposes of this Section 7.3(d), all references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.

(e) If this Agreement is terminated by Parent pursuant to Section 7.1(e) (Failure of Company Stockholder Approval (Parent)) or by the Company pursuant to Section 7.1(f) (Failure of Company Stockholder Approval (Company)), then the Company shall pay to Parent, in cash within two (2) business days after such termination, a fee in the amount equal to $82,100,000 (the “Company Termination Fee”).

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if a Party fails promptly to pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such first Party for any amount due pursuant to this Section 7.3, then such first Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, in the case of the Regular Parent Termination Fee or the Superior Proposal Parent Termination Fee, or by Parent, in the case of the Company Termination Fee. In no event shall both a Regular Parent Termination Fee and a Superior Proposal Parent Termination Fee be payable, and in no event shall a Regular Parent Termination Fee or a Superior Proposal Parent Termination Fee be payable more than once.

(g) Each Party agrees that, notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated under circumstances where the Regular Parent Termination Fee, the Superior Proposal Parent Termination Fee or the Company Termination Fee is payable and actually paid pursuant to this Section 7.3, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of the Company, Parent, and their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other Party or any of its Representatives, Affiliates, officers, directors or employees for, and in no event will the Company, Parent, or any of their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. Upon payment of any Superior Proposal Parent Termination Fee or Regular Termination Fee or Company Termination Fee in accordance with this Section 7.3, none of Parent or the Company or any of its Affiliates or Representatives shall have any further liability or obligation to the other Party relating to or arising out of this Agreement.

ARTICLE VIII

Miscellaneous and General

8.1 Survival Following Merger. This Article VIII and the agreements of the Company and Parent contained in Article II, Article III, Sections 5.9 (Stock Exchange Listing), 5.11(a) (Employee Benefits), 5.12 (Expenses) and 5.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

8.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties hereto, by action of the board of directors of the respective Parties. Notwithstanding the foregoing, no amendments, waivers or modifications to the definition of “Financing Sources”, the definition of “Financing Related Parties” or the provisions of which the Financing Sources and Financing Related Parties are expressly made third party beneficiaries pursuant to Section 8.8 that are materially adverse to any Financing Source or Financing Related Party shall be permitted without the prior written consent of the Financing Sources.

8.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware, or if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Selected Courts”). The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything in this Agreement to the contrary, each Party hereto hereby irrevocably and unconditionally agrees that (i) it will not bring, or support any Person in, any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Committed Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and any appellate court thereof, and each Party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) except as specifically set forth in the Debt Commitment Letter or definitive financing documentation, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, and (iii) the provisions of Section 8.5(b) relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AGREEMENT, THE STOCKHOLDERS AGREEMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Selected Courts, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, electronic mail or overnight courier:

INC RESEARCH HOLDINGS, INC.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Attention: Chris Gaenzle

Email: Chris.Gaenzle@INCResearch.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Krishna Veeraraghavan and Scott Crofton

Facsimile: (212) 558-3588

Email: veeraraghavank@sullcrom.com; croftons@sullcrom.com

If to the Company:

DOUBLE EAGLE PARENT, INC.

Independence Wharf

470 Atlantic Avenue 11th floor

Boston, MA 02210

Attention: Eric Green, General Counsel

Facsimile: (973) 602-1486

Email: Eric.Green@inventivhealth.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello and Sachin Kohli

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com; sachin.kohli@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or electronic mail (provided, that if given by facsimile or electronic mail such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting Agreements, the Stockholders Agreements and the Confidentiality Agreement, dated January 19, 2017, between Parent and the Company (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND THE VOTING AGREEMENTS, NEITHER PARENT NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE VOTING AGREEMENTS OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND EACH HEREBY DISCLAIMS RELIANCE UPON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES. Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company. The Company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent. Each Party, in making its respective determination to proceed with the transactions contemplated by this Agreement and the Voting Agreements to which it is party, and the Stockholders Agreements to which it is party, relied on the results of its own independent investigation and verification and on the representations and warranties expressly and specifically set forth in this Agreement, including the Disclosure Schedules, and the Voting Agreements to which it is party. Notwithstanding anything to the contrary herein, nothing herein shall limit any remedy Parent or its Affiliates or Company and its Affiliates may have for fraud.

8.8 No Third Party Beneficiaries. Except as provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein; provided, that each Financing Source and each Financing Related Party shall be a third party beneficiary to Section 8.2, the last sentence of Section 8.5(a), Section 8.5(c) this Section 8.8, Section 8.13 and Section 8.14. The Parties hereto further agree that the rights of third party beneficiaries under Section 5.13 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or its correlatives with respect to documents and information of (i) any Party shall be deemed to include any documents that have been provided in the virtual data site relating to the Transactions and been made accessible to the receiving Party as of 11:59 p.m. New York City time on May 9, 2017 or (ii) Parent shall be deemed to include any documents filed or furnished with the SEC.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Each Party to this Agreement has or may have set forth information in its Disclosure Schedule in a section of such Disclosure Schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except that the Company (or one or more of its Affiliates) shall have the right, without the prior written consent of Parent, to assign all or any portion of its rights, interests and obligations under this Agreement to any Financing Source pursuant to terms of the Committed Debt Financing or the Best Efforts Debt Financing, as applicable, for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Committed Debt

Financing or the Best Efforts Debt Financing, as applicable. Any purported assignment in violation of this Agreement is void.

8.14 Provisions Related to the Financing Sources. Notwithstanding anything herein to the contrary, Parent, agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Parent Related Parties”), shall have any claim against any Financing Source, any lender participating in the Committed Debt Financing, any lender participating in the Best Efforts Debt Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, “Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to any Parent Related Party, in connection with the Committed Debt Financing, the Best Efforts Debt Financing, or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party; provided, that this Section 8.14 shall not amend, modify or limit the rights of any Parent Related Party, the Company and/or any of its subsidiaries under the Debt Commitment Letter or the Best Efforts Engagement Letter, any existing debt facility, or any definitive financing document entered into in connection with the Committed Debt Financing or the Best Efforts Debt Financing.

8.15 Non-recourse. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the non-performance of this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as Parties in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (including any of the Sponsor Parties) under this Agreement. Nothing herein precludes the Parties or any Non-Recourse Parties from exercising any rights, and nothing herein shall limit the liability or obligations of any Non-Recourse Party, in each case under the Voting Agreements, Stockholders Agreements or any other agreement to which they are specifically a party or an express third party beneficiary thereof.

ARTICLE IX

Definitions

9.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Action” means any action, suit, claim, arbitration, investigation, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

“Adverse Drug Event” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related, pursuant to FDA regulation 21 CFR 312.32 and Art. 2 lit. (m) of the Directive.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Thomas H. Lee Partners, L.P. and Advent International Corporation, each of their respective investment fund affiliates, and any portfolio company in which Thomas H. Lee Partners, L.P., Advent International Corporation, or any of their respective investment fund affiliates have made a debt or equity investment, to the extent they (i) are not a holder of Shares, (ii) do not control a holder of Shares and (iii) do not have any agreements, arrangements or understandings with the Company or any of its Subsidiaries that were not entered into on an arm’s length basis in the ordinary course of the Company’s business, shall not be deemed an Affiliate of the Company and its Subsidiaries.

“Cash and Cash Equivalents” means, expressed as United States dollars, cash and cash equivalents, marketable securities and short-term instruments of the Company and its Subsidiaries determined on a consolidated basis, including amounts of any checks, drafts and wires received but uncleared as of such time determined using the same accounting principles, practices and methods as were used in the preparation of the Company Audited Financial Statements and excluding (i) overdraft balances, (ii) outstanding checks and wire transfers that have been transmitted or delivered but have not cleared and (iii) any declared dividends and dividend equivalents that are unpaid as of immediately prior to the Effective Time.

“Clinical Segment” of a Party means such Party’s clinical business, including its contract research organization business.

“Commercial Segment” of a Party means such Party’s commercialization services business, including selling solutions, communications, consulting and medication adherence.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its subsidiaries. Company Benefit Plans include, but are not limited to ERISA Plans, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Option” means each outstanding option to purchase Shares under the Company Stock Plans.

“Company Option Share Equivalent” means, as determined individually for each Company Option outstanding as of the Closing (after giving effect to any vesting or forfeiture in connection with the Transactions), the product of (x) the number of Shares covered by such Company Option and (y) the ratio of (A) the positive difference, if any, between the Company Share Value minus the exercise price applicable to such Company Option to (B) the Company Share Value (such that, for the avoidance of doubt, the Company Option Share Equivalent for any Company Option for which the exercise price is equal to or greater than the Company Share Value shall be zero).

“Company RSUs” means each outstanding restricted stock unit under the Company Stock Plans.

“Company Share Value” means the product of (x) the average closing price of Parent Common Stock on the NASDAQ for the ten days prior to the Closing Date and (y) the Per Share Consideration.

“Company Stockholder” means a holder of one or more Shares.

“Company Stockholder Approval” means the affirmative vote or written consent of the holders of at least a majority of the votes represented by all outstanding Shares entitled to vote on the adoption of this Agreement.

“Computer Software” means computer software (including websites, mobile sites, mobile applications, HTML code, firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.

“control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. § §101 et. seq.

“Directive” means Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001, as amended, and all related legislation or regulations.

“Disclosure Schedule” means either the Parent Disclosure Schedule or Company Disclosure Schedule.

“Environmental Laws” means any Law relating to: (a) the protection, of the environment, natural resources or health and safety (to the extent relating to Hazardous Substances) and (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

“Existing Company Credit Facilities” means (i) the First Lien Term Loan Credit Agreement, dated as of November 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Company Term Loan Agreement”), among, inter alia, inVentiv Group Holdings, Double Eagle Intermediate II, Inc., the financial institutions party thereto as lenders and Goldman Sachs Bank USA, as administrative agent and collateral agent and (ii) the ABL Credit Agreement, dated as of November 9, 2016, among inVentiv Group Holdings and inVentiv Health, as borrowers, Double Eagle Intermediate II, Inc., the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Company ABL Credit Agreement”).

“Existing Company Notes” means the 7.500% Senior Notes due 2024 issued under that certain indenture dated as of October 14, 2016 (as supplemented by the First Supplemental Indenture, dated as of November 9, 2016), among inVentiv Group Holdings, inVentiv Health and inVentiv Health Clinical, Inc., as issuers, the parties that are signatories thereto as guarantors and Wilmington Trust, National Association, as trustee.

“Existing Company UK Facility” means the Credit Agreement, dated as of July 1, 2015, among inVentiv Health Clinical UK Ltd, inVentiv Health Switzerland GmbH, each lender from time to time party thereto and Barclays Bank PLC, as administrative agent, collateral agent and L/C issuer, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Parent Credit Facility” means the Credit Agreement, dated as of May 14, 2015, by and among, inter alios¸ Parent, INC Research, LLC, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Financing Sources” means the Persons or their respective Affiliates that have committed to provide or otherwise entered into agreements in connection with the Committed Debt Financing or the Best Efforts Debt Financing, including (i) the parties named in the Debt Commitment Letter, any joinder agreements or credit agreements entered into pursuant to the Debt Commitment Letter and the Fee Letter (and their respective successors and permitted assigns), (ii) the parties named in the Best Efforts Engagement Letter, any joinder agreements or credit agreements entered into pursuant to the Best Efforts Engagement Letter and the Best Efforts Fee Letter (and their respective successors and permitted assigns) and (iii) the Persons or their respective Affiliates that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter or the Best Efforts Engagement Letter (and, in each case, their respective successors and permitted assigns) together with, in each case, their and their respective Affiliates’ officers, directors, employees, managers, members, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Fully Diluted Company Shares Number” means the sum, as of immediately prior to the Effective Time, of the number of (1) outstanding Shares, (2) outstanding Company RSUs (after giving effect to any vesting or forfeiture in connection with the Transactions) and (3) the aggregate of all Company Option Share Equivalents.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Government Antitrust Entity” means each Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) transnational, domestic or foreign federal, state, local, municipal governmental, quasi-governmental, regulatory, legislative or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means (a) any substance regulated under any Environmental Law due to a potential for harm including those listed, classified or regulated pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect and (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, mold, medical waste, biohazards, radioactive material or radon.

“Health Care Laws” means, collectively, any and all local, state, federal, national, supranational and foreign health care laws, rules, regulations, orders, guidelines, requirements, manual provisions, policies and administrative guidance relating to the regulation of the Company including, without limitation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the State Children’s Health Insurance Program (Title XXI of the Social Security Act), CHAMPVA, the Veterans Health Administration Programs, TRICARE, good manufacturing practices, good clinical practices, good laboratory practices, all applicable industry standards and codes of ethics, any government payment program or any law governing the licensure of or regulation of health care providers, suppliers, professionals, manufacturers, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, or the manufacture, testing (including clinical studies), packaging, labeling, advertising, importing, exporting, storing, handling, warehousing, distribution or sale of therapeutic products, active pharmaceutical ingredients, pharmaceuticals, medical devices or medical supplies, any law or doctrine governing the practice of medicine or other health professions, telemedicine, disease management or medication management, any law governing the conduct of clinical research, the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn) including any anti-markup or other pertinent provisions located in annual updates to the Physician Fee Schedule Final Rule and the Inpatient Prospective Payment System Final Rule, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law including the Anti-Inducement Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (18 U.S.C. §§ 286, 287 and 1001), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any counterpart or comparable State laws, and all regulations promulgated pursuant to such laws. Health Care Laws further includes all directives, regulations, decisions, guidelines and other regulatory framework with relevance for the Company’s business issued by the European Union, including, but not limited to the Directive, Reg. (EC) 536/2014, Dir. 2001/83/EC, Reg. (EC) 726/2004 and Dir. 2005/28/EC, and any relevant national legal framework in European Union Member States, or any other international or national legal framework that is applicable to the Company’s activities.

“HIPAA” shall mean the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., as amended, and any Law related thereto.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (i) of such Person and its Subsidiaries for borrowed money, (ii) evidenced by notes, bonds, debentures or similar contracts or instruments, (iii) for capitalized lease obligations of the Person and its Subsidiaries, (iv) of the Person and its Subsidiaries for the reimbursement of any obligor, to the extent drawn, on any letter of credit, banker’s acceptance or similar transaction, (v) of the Person and its Subsidiaries arising under interest rate protection agreements, swap agreements, collar agreements, currency and commodity derivative instruments, hedging transactions and other similar arrangements (valued at the termination value thereof), (vi) under conditional sale or other title retention agreements relating to property or assets, (vii) for the deferred purchase price of property, goods or services, and (viii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, in each case, without duplication among such Person and its Subsidiaries.

“Intellectual Property” means any or all of the following whether arising under the laws of the United States or of any other jurisdiction in the world: (a) patents, utility models, patent applications, statutory invention registrations, inventions, discoveries and invention disclosures, and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, Internet domain names, and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (c) published and unpublished works of authorship whether or not copyrightable, in each case whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, (d) trade secrets rights under applicable law in any information, including inventions, discoveries, formulae, know-how, and confidential or proprietary information, (e) mask work rights, and (f) other intellectual property or proprietary rights associated therewith.

“Intermediate I” means Intermediate I, Inc., a direct wholly-owned subsidiary of the Company.

“Intermediate II” means Intermediate II, Inc., a direct wholly-owned subsidiary of Intermediate I.

“inVentiv Group Holdings” means inVentiv Group Holdings, Inc., a direct wholly-owned subsidiary of Intermediate II.

“inVentiv Health” means inVentiv Health, Inc., a direct wholly-owned subsidiary of inVentiv Group Holdings.

“IT Systems” with respect to a Representing Party means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Representing Party.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Company Disclosure Schedule, after reasonable inquiry by such individual and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable inquiry by such individual. With respect to Intellectual Property, “Knowledge” does not require the Company, Parent or any of the foregoing individuals to conduct, have conducted, obtain, or have obtained any freedom to operate opinions or similar opinions of counsel or any patents, trademarks or other Intellectual Property clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Company or Parent, as applicable, unless such opinions were obtained.

“Law” means any federal, state, provincial, local, municipal, foreign or other law (including common law), statute, constitution, resolution, ordinance, rule, code, edict, decree, regulation, order, judgment, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity including the Health Care Laws and Regulatory Laws.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” mean any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution in value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees and out-of-pocket disbursements).

“Management Agreement” means any Contract, agreement, arrangement or understanding by the Company and/or any of its Subsidiaries, on the one hand, and any Sponsor Party or Affiliate thereof, on the other hand.

“Material Adverse Effect” with respect to Parent or the Company means any fact, circumstance, development, event, change, occurrence or effect (each, an “Effect”) that, individually or in the aggregate together with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of such Party to consummate, or prevents or materially delays, the Transactions or would reasonably be expected to do so, other than, in the case of clause (i), any Effect to the extent arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which such Party or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles (including GAAP or, in the case of Parent, any rule promulgated by the SEC) or interpretations thereof, (E) any failure by such Party to meet internal, published, or, in the case of Parent, security analyst projections, forecasts or revenue or earnings predictions, in and of itself (provided, that (1) this clause (E) shall not be construed as implying that such Party is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period other than the representations and warranties, in the case of Parent, contained in Section 4.2(c) (Parent SEC Reports) and, in the case of the Company, contained in Section 4.2(k) (Financial Reports of the Company) and (2) the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (F) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism; (G) the announcement of, or compliance with the terms of, this Agreement and the Transactions, including (1) the initiation of litigation by any Person with respect to this Agreement (including any proceeding brought or threatened by any of Parent’s stockholders or the Company’s stockholders (whether on behalf of Parent, the Company or otherwise) asserting allegations of breach of fiduciary duty relating to the Agreement or violations of securities laws in connection with the Proxy Statement, (2) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Party and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the Parties to this Agreement and (3) any communication by the Party or any of its Affiliates regarding the plans or intentions of the Party or its Affiliates with respect to the conduct of the business of the Party and the Party’s Subsidiaries following the Closing; provided, that this clause (G) shall not apply to any representation or warranty or condition to the extent that the purpose of such representation or warranty or condition is to address the consequences resulting from the execution, announcement or pendency of this Agreement or the Transactions, including the representations and warranties set forth in Section 4.1(c) (No Conflict; Consents and Approvals); (H) in the case of Parent, any changes in the market price or trading volume of Parent Common Stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect on Parent); (I) any change in such Party’s credit rating (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); or (J) the occurrence of an event of default under the Existing Parent Credit Facility (in the case of Parent) or any Existing Company Credit Facility or the Existing Company Notes (in the case of the Company) as a result of the Parent Refinancing not being effected due to the unavailability of the Committed Debt Financing; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (F) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on such Party and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Party or its Subsidiaries operate.

“NASDAQ” means the NASDAQ Global Select Market (a listing tier of the registered national securities exchange operated by The NASDAQ Stock Market LLC).

“Net Indebtedness” of the Company means (i) the Indebtedness of the Company and its Subsidiaries minus (ii) Cash and Cash Equivalents of the Company and its Subsidiaries.

“Other Stockholder” means holders of Shares other than: (i) the Sponsor Parties, (ii) Blane Walter, and (iii) their respective transferees who acquire any Shares following the Execution Date.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Parent or any of its Subsidiaries. Parent Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Common Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Parent Intellectual Property” means any Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Triggering Event” means: (A) the Parent Board or any committee thereof shall have made a Parent Recommendation Change; or (B) a tender or exchange offer relating to the Parent Common Stock shall have been commenced and Parent shall not have publicly disclosed to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Stockholders Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger; or (C) a transaction with respect to a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release that reaffirms its recommendation of this Agreement and the Merger, within five (5) business days after receipt of a written request to do so from the Company; provided, that, in the case of this clause (C), the Parent Board shall not be obligated to reaffirm its recommendation more than once in connection with any one Parent Acquisition Proposal (with each material amendment of a Parent Acquisition Proposal being considered for purposes of this definition as a new Parent Acquisition Proposal).

“Permit” means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

“Permitted Liens” of a Party means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the balance sheet of such Party as of March 31, 2017 in accordance with GAAP that is part of the Company Financial Statements (in the case of the Company) or the Parent SEC Reports (in the case of Parent), (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar statutory liens or other encumbrances arising in the ordinary course of business by operation of applicable Law, (iii) statutory liens securing payments not yet due and payable, including liens of lessors pursuant to the terms of any lease, (iv) Liens on the interests of the landlords under the leases listed on Section 9.1 (Permitted Liens) of the Party’s Disclosure Schedule, (v) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted; easements, rights of way or other similar matters or restrictions or exclusions relating to real property which would be shown by a current title report or other similar report, (vi) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Party and the Party’s Subsidiaries, (viii) non-exclusive licenses of rights in Intellectual Property made in the ordinary course of business consistent with past practice, (ix) Liens created by any of the Contracts and listed in Section 9.1 (Permitted Liens) of the Party’s Disclosure Schedule, (x) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, equipment leases or similar financing arrangements or (xi) Liens that are not material to the Party and its Subsidiaries, taken as a whole.

“Privacy Rights” means rights that are provided (i) (A) under applicable U.S., state and foreign Laws (including the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated under Title II, Subtitle F - Administrative Simplification thereof), or (B) under contractual agreements and policies binding upon Parent or its Subsidiaries or Company or its Subsidiaries, as the case may be, and (ii) that relate to the privacy of or the collecting, storing, using, transmitting, disclosing, destroying, or disposing of confidential, personally identifiable, prescriber identifiable or personal health information or any other personal information or data applicable to Parent or its Subsidiaries or Company or its Subsidiaries, as the case may be.

“Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representing Party Intellectual Property” means Parent Intellectual Property when used with respect to Parent and means Company Intellectual Property when used with respect to the Company.

“Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” of a Person means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Written Consent” of a Person means the signed written consent of such Person in the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

DOUBLE EAGLE PARENT, INC.

By:	/s/ Brandon Eldredge
	Name:	Brandon Eldredge
	Title:	Senior Vice President, Corporate Strategy & Development

INC RESEARCH HOLDINGS, INC.

By:	/s/ Alistair Macdonald
	Name:	Alistair Macdonald
	Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section
280G Stockholder Vote	5.11(b)
Action	9.1
Adverse Drug Event	9.1
Affiliate	9.1
Aggregate Merger Consideration	3.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(f)(ii)
Anti-Bribery Laws	4.1(r)
Bankruptcy and Equity Exception	4.2(b)(i)
Best Efforts Debt Financing	5.17(e)
Best Efforts Engagement Letter	4.2(m)
Best Efforts Fee Letter	4.2(m)
business day	1.3
By-Laws	2.2
Cash and Cash Equivalents	9.1
Certificate	3.2(a)
Charter	2.1
Clinical Segment	9.1
Closing	1.3
Closing Date	1.3
Code	3.3(h)
Commercial Segment	9.1
Committed Debt Financing	4.2(m)
Communicating Party	5.11(d)
Company	Preamble
Company Acquisition Proposal	5.3(d)
Company Audited Financial Statements	4.2(k)(i)
Company Benefit Plan	9.1
Company Board	4.2(i)(ii)
Company Debt Repayments	5.16
Company Disclosure Schedule	4.1
Company Expenses	7.3(a)
Company Financial Statements	4.2(k)(i)
Company Intellectual Property	9.1
Company Merger Agreement	4.1(o)(i)(K)
Company Option	9.1
Company Option Share Equivalent	9.1
Company RSUs	9.1
Company SEC Reports	4.1
Company Share Value	9.1
Company Stock Plans	4.2(g)(i)(B)
Company Stockholder	9.1
Company Stockholder Approval	9.1
Company Stockholder Litigation	5.22(b)
Company Termination Fee	7.3(e)
Computer Software	9.1
Confidentiality Agreement	8.7

A-A-1

Consent Time	5.6
Consumer Privacy Laws	4.1(t)(vii)
Continuing Employee	5.11(a)
Contract	9.1
control	9.1
Covenanting Party	5.1
Covenanting Party’s Benefit Plan	5.1(q)
Credit Suisse	4.2(l)
CSA	4.1(s)(i)
DEA	4.1(s)(i)
Debt Commitment Letter	4.2(m)
Delaware Certificate of Merger	1.4
DGCL	9.1
Directive	9.1
Disclosure Schedule	9.1
Dissenting Stockholders	3.2(a)
Effect	9.1
Effective Time	1.4
Employees	4.1(f)(i)
Environmental Laws	9.1
ERISA	4.1(f)(i)
ERISA Plans	9.1
Exchange Act	4.1(c)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Excluded Share	3.2(a)
Excluded Shares	3.2(a)
Execution Date	4.1(x)(i)
Existing Company ABL Credit Agreement	9.1
Existing Company Credit Facilities	9.1
Existing Company Notes	9.1
Existing Company Term Loan Agreement	9.1
Existing Company UK Facility	9.1
Existing Parent Credit Facility	9.1
Expenses	5.12
FDA	4.1(s)(i)
FDCA	4.1(s)(i)
Federal Health Care Program	9.1
Fee Letter	4.2(m)
Financing Related Parties	8.14
Financing Sources	9.1
Fully Diluted Company Shares Number	9.1
GAAP	9.1
Government Antitrust Entity	9.1
Governmental Entity	9.1
Hazardous Substance	9.1
Health Care Laws	9.1
HHS	4.1(t)(ii)
HIPAA	9.1
HSR Act	4.1(c)(ii)
Indebtedness	9.1
Indemnified Parties	5.13(a)

A-A-2

Information Statement	5.4(d)
Intellectual Property	9.1
Intermediate I	9.1
Intermediate II	9.1
Intervening Event	5.2(g)
inVentiv Group Holdings	9.1
inVentiv Health	9.1
IT Systems	9.1
Knowledge	9.1
Labor Agreement	4.1(k)(ii)
Law	9.1
Leased Property	4.1(p)(ii)
Leases	4.1(p)(ii)
Lien	9.1
Losses	9.1
Management Agreement	9.1
Material Adverse Effect	9.1
Material Contract	4.1(o)(i)
Material Customers	4.1(y)(i)
Material Suppliers	4.1(y)(ii)
Measurement Date	4.2(a)
Merger	Recitals
Multiemployer Plan	4.1(f)(ii)
NASDAQ	9.1
Net Indebtedness	9.1
Non-Recourse Party	8.15
Obligations to Sponsors	4.2(q)
Order	6.1(b)
Other Stockholder	9.1
Owned Property	4.1(p)(i)
Parent	Preamble
Parent Acquisition Proposal	5.2(e)
Parent Benefit Plan	9.1
Parent Board	4.2(b)(ii)
Parent Common Stock	9.1
Parent Disclosure Schedule	4.1
Parent Expenses	7.3(a)
Parent Financial Advisor	4.2(e)
Parent Intellectual Property	9.1
Parent Options	4.2(a)(i)
Parent Preferred Stock	4.2(a)(i)
Parent PSUs	4.1(a)(i)
Parent Public Contracts	4.1(o)(i)
Parent Related Parties	8.14
Parent Recommendation	4.2(b)(ii)
Parent Recommendation Change	5.2(g)
Parent Refinancing	4.2(m)
Parent RSUs	4.2(a)(i)
Parent SEC Reports	4.2(c)
Parent Stock Plans	4.2(a)(i)
Parent Stockholder Approval	4.2(b)(i)
Parent Stockholder Litigation	5.22(a)
Parent Stockholders Meeting	5.5

A-A-3

Parent Triggering Event	9.1
Parties	Preamble
Party	Preamble
Per Share Consideration	3.1(b)
Permit	9.1
Permitted Liens	9.1
Person	3.3(f)
Pre-Closing Holdco Mergers	1.1
Privacy Rights	9.1
Proxy Statement	5.4(b)
Registered	9.1
Regular Parent Termination Fee	7.3(b)
Regulatory Laws	4.1(s)(i)
Regulatory Material Adverse Effect	5.7(a)(v)
Related Party Agreement	4.1(q)
Representatives	5.2(a)
Representing Party	4.1
Representing Party Benefit Plans	4.1(f)(i)
Representing Party Employees	4.1(k)(i)
Representing Party ERISA Affiliate	4.1(f)(iii)
Representing Party ERISA Plan	4.1(f)(ii)
Representing Party Intellectual Property	9.1
Representing Party IT Assets	4.1(l)(iv)
Representing Party Material Contract	4.1(o)(i)
Representing Party Non-U.S. Benefit Plans	4.1(f)(i)
Representing Party Pension Plan	4.1(f)(ii)
Representing Party U.S. Benefit Plans	4.1(f)(ii)
Required Governmental Consents	6.1(a)
Revenue Recognition Rule	5.24
Sarbanes-Oxley Act	4.2(c)
SEC	3.6(d)
Securities Act	3.6(d)
Selected Courts	8.5(a)
Share Issuance	4.2(b)(i)
Shares	3.2(a)
Significant Subsidiary	9.1
Sponsor Parties	Recitals
Sponsor Party	Recitals
Stockholders Agreement	Recitals
Subsidiary	9.1
Superior Proposal	5.2(e)
Superior Proposal Parent Termination Fee	7.3(c)
Superior Proposal Termination	5.2(g)
Surviving Corporation	1.2
Surviving Corporation Benefit Plans	5.11(a)
Takeover Statute	4.1(h)
Tax Return	4.1(j)
Tax Sharing Agreement	4.1(j)(iv)
Tax; Taxes	4.1(j)
Termination Date	7.1(b)
Transactions	4.1(c)(i)
Voting Agreement	Recitals
Written Consent	9.1

A-A-4

Annex B

Sponsor Parties

Double Eagle Investor Holdings, L.P.

Advent International GPE VIII-C Limited Partnership

Thomas H. Lee Equity Fund VI, L.P.

Thomas H. Lee Parallel Fund VI, L.P.

Thomas H. Lee Parallel (DT) Fund VI, L.P.

THL Coinvestment Partners, L.P.

Great-West Investors, L.P.

Putnam Investments Employees’ Securities Company III, LLC

THL Operating Partners, L.P.

THL Fund VII Bridge Corp.

THL Parallel Fund VII Bridge Corp.

THL Cayman Fund VII Bridge Corp.

THL Executive Fund VII Bridge Corp.

THL Equity Fund VII Investors (inVentiv), L.P.

A-B-1

Exhibit A to Merger Agreement

FORM OF WRITTEN CONSENT IN LIEU OF A MEETING OF THE

STOCKHOLDERS OF

DOUBLE EAGLE PARENT, INC.

In accordance with Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.7 of the Bylaws of Double Eagle Parent, Inc., a Delaware corporation (the “Company”), the undersigned holders of the Company’s common stock, par value $0.0001 per share (the “Company Stock” and the holders thereof, the “Stockholders”), do hereby, pursuant to this action by written consent, with respect to all shares of the outstanding Company Stock held of record by them as indicated on the signature page hereof, without a formal meeting and without prior notice, consent to the adoption of the following resolutions:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized certain officers of the Company to execute and deliver that certain Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and INC Research Holdings, Inc., a Delaware corporation (“Parent”), which provides for the merger of the Company with and into Parent (the “Merger”), with Parent surviving the Merger, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, the Stockholders and has approved the Merger Agreement in the form attached hereto as Annex A and the transactions contemplated by the Merger Agreement;

WHEREAS, the Board has directed that the Merger Agreement be submitted to the Stockholders for adoption by written consent and has recommended the adoption of the Merger Agreement by the Stockholders;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholder does hereby irrevocably and unconditionally approve and consent to the adoption of the Merger Agreement (in the form attached hereto as Annex A) and the other transactions contemplated by the Merger Agreement; and

RESOLVED, FURTHER, that the undersigned Stockholder does hereby acknowledge and agree that this Written Consent is irrevocable.

The undersigned acknowledges receipt of a copy of the Merger Agreement. This Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to be one instrument. Prompt notice of this Written Consent shall be given to those Stockholders who have not consented in writing to the foregoing in accordance with the requirements of Section 228(e) of the DGCL and Section 2.7 of the Bylaws of the Company.

[Counterpart to Written Consent]

IN WITNESS WHEREOF, the undersigned Stockholders of the Company have executed or have caused to be executed this Written Consent on the date set forth next to such Stockholder’s signature, below, and hereby direct that this Written Consent be filed with the minutes of the proceedings of the Company’s Stockholders.

[STOCKHOLDER]

By:
Name:
Title:

Date:

Total number of shares of Common Stock held of record by Stockholder as of May 10, 2017:

[Counterpart to Written Consent]

Annex A to Written Consent

Merger Agreement

Exhibit B to Merger Agreement

Contribution Agreement

This Contribution Agreement (the “Agreement”), dated as of May 10, 2017, is by and between INC Research Holdings, Inc., a Delaware corporation (the “Transferor”), and inVentiv Group Holdings, Inc., a Delaware corporation (the “Transferee”).

WHEREAS, Transferee is a wholly owned subsidiary of Transferor;

WHEREAS, Transferee has entered into the Commitment Letter, dated May 9, 2017, among Transferee and the lender parties thereto;

WHEREAS, Transferor owns a 100% membership interest of INC Research LLC, a Delaware limited liability company; and

WHEREAS, Transferor and Transferee desire to enter into this Agreement pursuant to which Transferor will convey its 100% membership interest in INC Research LLC to Transferee in exchange for one share of common stock, par value $0.01, of Transferee, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Contribution of Membership Interests. On the terms and subject to the conditions set forth in this Agreement, Transferor hereby contributes, transfers, assigns, conveys and delivers to Transferee, and Transferee does hereby acquire and accept from Transferor, all of Transferor’s right, title and interest in, to and under the 100% membership interest of INC Research LLC owned by Transferor.

2. Consideration. As consideration for the contribution of the membership interests described in Section 1, Transferee agrees to issue one share of common stock, par value $0.01, of the Transferee to the Transferor.

3. Further Assurances. Transferor and Transferee agree to execute any and all documents and instruments of transfer, assignment, assumption or sale and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

4. Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement.

5. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

6. No Third-Party Beneficiaries. Transferor and Transferee hereby agree that this Agreement is for the sole benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

7. Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8. Amendment and Modification. Subject to the provisions of applicable Law, at any time prior to the consummation of the Contribution, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

9. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INC Research Holdings, Inc.

By
Name:
Title:

inVentiv Group Holdings, Inc.

By
Name:
Title:

Exhibit C to Merger Agreement

The Certificate of Incorporation referenced as Exhibit C is set forth as Annex C to this proxy statement.

Exhibit D to Merger Agreement

The Bylaws referenced as Exhibit D are set forth as Annex D to this proxy statement.

Annex B

Opinion of Centerview Partners LLC

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

May 9, 2017

The Board of Directors

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to INC Research Holdings, Inc., a Delaware corporation (“INC”), of the Aggregate Merger Consideration (as defined below) to be paid by INC pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and between INC and Double Eagle Parent, Inc. (“DEP”), a Delaware corporation and indirect parent company of inVentiv Group Holdings, Inc. (“inVentiv Group Holdings”), the parent company of inVentiv Health, Inc. (collectively with DEP and inVentiv Group Holdings and as applicable, “inVentiv”). The Agreement provides that certain direct and indirect wholly owned subsidiaries of DEP will be merged with and into DEP (the “Pre-Closing Holdco Mergers”) and, thereafter, inVentiv Group Holdings will become a direct wholly owned subsidiary of DEP and DEP will be merged with and into INC (the “Merger” and, collectively with the Pre-Closing Holdco Mergers and other transactions contemplated by the Agreement, the “Transaction”), as a result of which the separate corporate existence of DEP will cease and INC will acquire all fully diluted shares of the common stock, par value $0.0001 per share (the “Shares”), of DEP for aggregate consideration of 49,989,839 shares of Class A common stock, par value $0.01 per share, of INC (“INC Class A Common Stock” and, such aggregate number of shares, the “Aggregate Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to INC in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, INC has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not, except for our current engagement, been engaged to provide financial advisory or other services to INC, and we have not received any compensation from INC. In the past two years, we have not been engaged to provide financial advisory or other services to inVentiv and we have not received any compensation from inVentiv. In the past two years, we were engaged to provide financial advisory services unrelated to INC, inVentiv or the Transaction to the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor”), and we received compensation for such services. Clear Channel Outdoor is a publicly traded company that is controlled by iHeartMedia, Inc., another publicly traded company in which affiliates of Thomas H. Lee Partners, L.P. (“THL”) together with affiliates of Bain Capital Private Equity, L.P. collectively hold a majority ownership interest. We are currently engaged to provide financial advisory services unrelated to inVentiv, INC or the Transaction to West Corporation (“West”), a publicly traded corporation of which affiliates of THL own approximately 21% of the outstanding common stock, in connection with West’s publicly announced process to explore a range of financial and strategic alternatives, and we expect to receive compensation for such services.

The Board of Directors

INC Research Holdings, Inc.

May 9, 2017

In the past two years, we have not been engaged to provide financial advisory or other services to Advent International Corporation (“Advent”) and we have not received any compensation from Advent. We may provide financial advisory and other services to or with respect to INC, inVentiv, THL or Advent or their respective affiliates, including portfolio companies of THL and Advent, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, INC, inVentiv, THL and Advent or any of their respective affiliates and portfolio companies, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated May 9, 2017 (the “Draft Agreement”); (ii) audited financial statements for inVentiv Group Holdings and its subsidiaries for the years ended December 31, 2016, 2015 and 2014 and an unaudited consolidated statement of financial condition of inVentiv Group Holdings and its subsidiaries as of March 31, 2017; (iii) Annual Reports on Form 10-K, as amended, of INC for the years ended December 31, 2016, 2015 and 2014; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of INC; (v) certain publicly available research analyst reports for INC; (vi) certain other communications from INC to its stockholders; (vii) certain internal information relating to the capitalization, business, operations, earnings, cash flow, assets, liabilities and prospects of inVentiv provided by management of inVentiv and furnished to us by INC for purposes of our analysis (the “inVentiv Internal Data”); (viii) certain financial forecasts, analyses and projections relating to inVentiv provided by management of inVentiv as adjusted by management of INC and furnished to us by INC for purposes of our analysis (as so adjusted, the “inVentiv Forecasts”); (ix) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of INC, including certain financial forecasts, analyses and projections relating to INC prepared by management of INC and furnished to us by INC for purposes of our analysis (the “INC Forecasts”) (collectively, the “INC Internal Data”); and (x) certain tax and other cost savings and operating synergies projected by management of INC to result from the Transaction furnished to us by INC for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of inVentiv and INC regarding their assessment of the inVentiv Internal Data, the inVentiv Forecasts, the INC Internal Data (including, without limitation, the INC Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for INC and certain financial data for inVentiv and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the inVentiv Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of inVentiv as to the matters covered thereby and that the INC Internal Data (including, without limitation, the INC Forecasts), the inVentiv Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of INC as to the matters covered thereby, and we have relied, at your direction, on the inVentiv Internal Data, the inVentiv Forecasts, the

The Board of Directors

INC Research Holdings, Inc.

May 9, 2017

INC Internal Data (including, without limitation, the INC Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the inVentiv Internal Data, the inVentiv Forecasts, the INC Internal Data (including, without limitation, the INC Forecasts) or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of inVentiv or INC, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of inVentiv or INC. In particular, at your direction, our analyses and opinion do not consider the potential effects of any actual or potential litigation, claims or investigations to which inVentiv, INC or any of their respective affiliates are or in the future may be a party or subject. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Transaction will otherwise have the tax consequences described in the Agreement. We have not evaluated and do not express any opinion as to the solvency or fair value of inVentiv or INC, or the ability of inVentiv or INC to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, INC’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to INC or in which INC might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to INC of the Aggregate Merger Consideration to be paid by INC pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the Pre-Closing Holdco Mergers or other related transactions, or any stockholders’, tax sharing or other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of INC or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of INC or any party, or class of such persons in connection with the Transaction, whether relative to the Aggregate Merger Consideration to be paid pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of INC and inVentiv. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of shares of INC Class A Common Stock actually will be when issued pursuant to the Transaction or

The Board of Directors

INC Research Holdings, Inc.

May 9, 2017

the prices at which shares of INC Class A Common Stock or the Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of INC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of INC (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Aggregate Merger Consideration to be paid by INC pursuant to the Agreement is fair, from a financial point of view, to INC.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex C

CERTIFICATE OF INCORPORATION

OF INC RESEARCH HOLDINGS, INC.

ARTICLE I

1.1 Name. The name of the Corporation is:

INC Research Holdings, Inc.

ARTICLE II

2.1 Address. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred thirty million (630,000,000)shares, of which (i) three hundred million (300,000,000) shares shall be designated shares of class A common stock, par value $0.01 per share (“Class A Common Stock”) and (ii) three hundred million (300,000,000)shares shall be designated shares of class B common stock, par value $0.01 per share (the “Class B Common Stock”), and (iii) thirty million (30,000,000) shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2 Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the shares of each class of Common Stock. Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Conversion.

(i) Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of a holder of Class A Common Stock any time that, and only if, such holder is also already a record owner of one or more shares of Class B Common Stock. Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder thereof.

(ii) Each such conversion of shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation or the Corporation’s stock transfer agent at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert. Any such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares of Common Stock represented thereby.

(iii) Promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver (or cause to be issued and delivered) in accordance with the surrendering holder’s instructions, the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted. The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares; provided, that the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(b) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including for the election or removal of directors of the Corporation, as provided by law. The holders of Class B Common Stock shall have the general right to vote for all purposes provided, however, that notwithstanding the foregoing or any other provision in this Certificate the shares of Class B Common Stock shall not carry any right to vote for the election or removal of directors of the Corporation and, accordingly, the holders of Class B Common Stock shall not, by virtue of their status as such, have the right to vote for the election or removal of directors of the Corporation. Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share thereof held; provided that the Board of Directors may issue or grant shares of Class A Common Stock and Class B Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse. The affirmative vote of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that change the voting rights of the Class B Common Stock or that adversely affect the rights and preferences of the Class B Common Stock in a manner disproportionate to the Class A Common Stock. Except as required by the DGCL or as set forth in this Certificate, (i) holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common stock, whether pursuant to law or otherwise; (ii) holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common stock, whether pursuant to law or otherwise; and (iii) the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes, at any annual meeting or special meeting of the stockholders of the Corporation or in connection with any action taken by written consent. Except as otherwise required by the DGCL or applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred

Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Dividends; Distributions and Redemptions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, or except as otherwise provided in this Certificate, with respect to each class of shares of Common Stock, the holders of shares of such class of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions, provided, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared payable at the same rate on each such class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable in shares of Class B Common Stock payable to holders of Class B Common Stock. Subject to the proviso in the immediately preceding sentence, but notwithstanding any other provision of this Certificate, no dividends may be declared on any shares of Class A Common Stock or Class B Common Stock and Class A Common Stock, respectively (including without limitation, with respect to the amount, form and time of payment of such dividend).

(d) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, and subject to the other sentences in this clause (d), in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(e) Notwithstanding anything to the contrary herein, the Corporation may not effect any stock split, combination or similar event with respect to any share of Class A Common Stock or Class B Common Stock unless the Corporation effects the same stock split, combination or similar event with respect to the shares of Class B Common Stock and Class A Common Stock, respectively.

(f) No holder of shares of Common Stock shall have cumulative voting rights.

(g) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class and the distinctive designation of that series or class;

(b) the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.4 Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

5.1 Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

5.2 Number of Directors. Upon the effectiveness of this Certificate (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be ten (10). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution of at least a majority of the Board then in office, subject to the terms of each of the Stockholders’ Agreements.

5.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

5.4 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any service agreement a director might have with the Corporation and each of the Stockholders’ Agreements, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

5.5 Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

5.6 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock and the terms of each of the Stockholders’ Agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

5.7 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

5.8 Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

6.1 Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

6.2 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by a Stockholder pursuant to either of the Stockholders’ Agreements or by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

6.3 No Stockholder Action by Consent. Unless such taking of stockholder action by written consent in lieu of a meeting is approved in advance by unanimous vote of the entire Board of Directors, any action required by the DGCL to be taken at an annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual of special meeting of stockholders of the Corporation, must be taken at such annual or special meeting of stockholders of the Corporation and may not be taken by written consent in lieu of a meeting.

6.4 Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

6.5 Special Meetings of Stockholders. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws.

ARTICLE VII

7.1 Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

7.2 Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2 if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) other than a Proceeding by or in the right of the Corporation (with the approval of the Corporation’s Board of Directors). Pursuant to this Section 7.2(a), any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2, if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 7.2(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c) Stockholder Directors. The Corporation hereby acknowledges that certain directors of the Board of Directors that are designated for nomination pursuant to either of the Stockholders’ Agreements (collectively, the “Stockholders’ Agreements”), dated as of May [ ], 2017, by and among the Corporation and the stockholders signatories thereto (such stockholders, collectively, the “Stockholders” and, individually, a “Stockholder” and such directors, the “Stockholder Directors”), have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders and certain affiliates that directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with a Stockholder (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Stockholder Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Stockholder Directors), without regard to any rights the Stockholder Directors may have against the Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Stockholder Directors with respect to any claim for which the Stockholder Directors have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Directors against the Corporation. The Corporation and the Stockholder Directors agree that the Stockholder Indemnitors are express third party beneficiaries of the terms of this paragraph.

(d) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VII, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.3 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

7.3 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

7.4 Advancement of Expenses. Notwithstanding any other provision of this Article VII, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7.5 shall be unsecured and interest free.

7.5 Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Certificate, the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise.

7.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

7.7 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) subject to Section 7.2(c) for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VII or Article VI of the Bylaws or any other indemnification advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

7.8 Definitions. For purposes of this Article VII:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VII, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VII. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VII.

7.9 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 7.8 of this Article VII, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 7.2 of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.2(a) or Section 7.2(b) of this Article VII, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 7.10 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII or Article VI of the Bylaws, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Board pursuant to Section 7.4, of an employee or agent) of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

8.1 Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

9.1 Amendments to Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. Notwithstanding anything to the contrary contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

10.1 Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL, the Company, on behalf of itself and its subsidiaries, (a) acknowledges and affirms that each Stockholder and its Affiliates, employees, directors, partners and members, including any Stockholder Director (the “Investor Group”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries that may, are or will be competitive with the Company’s or any of its subsidiaries’ businesses or that could be suitable for the Company’s or any of its subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments and (iv) may or will, as a result of the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments) or any other opportunities, in each case, that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”), (c) acknowledges and affirms that no member of the Investor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its subsidiaries, and any member of the Investor Group may pursue a Renounced Business Opportunity, and (d) acknowledges and affirms that any of the activities set forth in this Section 10.1 shall not be considered a violation of any policies and codes of the Company. Notwithstanding the foregoing, the Company does not renounce its interest in, and a Stockholder Director shall have an obligation to communicate to the Board, any business opportunity of which such Stockholder Director first became aware in his or her capacity as a Director. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. Capitalized terms used in this Section 10.1 and not otherwise defined shall have the meanings assigned to them in each of the Stockholders’ Agreements.

ARTICLE XI

11.1 Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

12.1 Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision inconsistent with, Sections 5.3, 5.4 and 5.6 of Article V, Article XI hereof or this proviso of this Article XII.

ARTICLE XIII

13.1 Severability. If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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Annex D

AMENDED AND RESTATED

BYLAWS

OF

INC RESEARCH HOLDINGS, INC.

(a Delaware corporation)

Effective May    , 2017

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of INC Research Holdings, Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication, and at such date and at such time as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02. Special Meetings. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation. Any such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.03. No Stockholder Action by Consent. Unless such taking of stockholder action by written consent in lieu of a meeting is approved in advance by unanimous vote of the entire Board of Directors, any action required by the DGCL to be taken at an annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual of special meeting of stockholders of the Corporation, must be taken at such annual or special meeting of stockholders of the Corporation and may not be taken by written consent in lieu of a meeting.

Section 1.04. Notice of Meetings; Waiver.

(a) The Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally by mail or by electronic transmission, or as otherwise provided in these Bylaws, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Such further notice shall be given as may be required by law.

(b) A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation’s giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder’s consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary of the Corporation, any Assistant Secretary, the transfer agent or other person responsible for giving notice.

(d) Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

(e) If a stockholder meeting is to be held by means of remote communication and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list. A waiver of notice may be given by electronic transmission.

Section 1.05. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; it being understood that to the extent the Board of Directors issues or grants any shares that are subject to vesting or forfeiture and restrict or eliminate voting rights with respect to such shares until such vesting criteria is satisfied or such forfeiture provisions lapse, any such unvested shares shall not be considered to have the power to vote at a meeting of stockholders. Where a separate vote by one or more classes or series is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

Section 1.06. Voting.

(a) If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by the affirmative vote of a “majority of the votes cast” of the shares present in person or represented by proxy at a meeting with respect to that director’s election at a meeting of stockholders at which a quorum is present. For purposes of this Section 1.06(b), a “majority of votes cast” means that the number of votes “for” a nominee to the Board of Directors exceeds the number of votes cast “against” that nominee. Votes cast shall exclude abstentions with respect to that nominee’s election.

(c) Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors in a “contested election”. An election of directors will be considered a “contested election” if the number of nominees, including any stockholder’s proposed nominee(s), exceeds the number of directors to be elected.

Section 1.07. Voting by Ballot. No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

Section 1.08. Postponement and Adjournment. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. If a quorum is not present at any meeting of the stockholders, the Chairperson of such meeting shall have the power to adjourn the meeting without a vote of the stockholders. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.04 of these Bylaws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.09. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram, facsimile or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 1.10. Organization; Procedure. At every meeting of stockholders, the Chairperson of such meeting shall be the Chairperson of the Board or, if no Chairperson of the Board has been elected or in the event of his or her absence or disability, a Chairperson chosen by the Board of Directors. The Secretary of the Corporation, or in

the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary of the Corporation, an appointee of the Chairperson of the meeting, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the Chairperson of such meeting.

Section 1.11. Business at Annual and Special Meetings. No business may be transacted at an annual or special meeting of stockholders other than business that is:

(a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or a duly authorized committee thereof,

(b) otherwise brought before the meeting by or at the direction of the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, or

(c) otherwise brought before the meeting by a “Noticing Stockholder” who complies with the notice procedures set forth in Section 1.12 of these Bylaws.

A “Noticing Stockholder” must be either a “Record Holder” or a “Nominee Holder.” A “Record Holder” is a stockholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting. A “Nominee Holder” is a stockholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business. Clause (c) of this Section 1.11 shall be the exclusive means for a Noticing Stockholder to make director nominations or submit other business before a meeting of stockholders (other than proposals brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting, which proposals are not governed by these Bylaws). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholders’ meeting except in accordance with the procedures set forth in Section 1.11 and Section 1.12 of these Bylaws.

Section 1.12. Notice of Stockholder Business and Nominations. In order for a Noticing Stockholder to properly bring any item of business before a meeting of stockholders, the Noticing Stockholder must give timely notice thereof in writing to the Secretary of the Corporation in compliance with the requirements of this Section 1.12. This Section 1.12 shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(a) To be timely, a Noticing Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

(i) in the case of an annual meeting of stockholders, not earlier than the close of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;

(ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above; and

(iii) notwithstanding anything in Sections 1.12(a)(i) & (ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a Noticing Stockholder may deliver a notice of nomination in accordance with Sections 1.12(a)(i) & (ii), a Noticing Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Stockholder’s notice to the Secretary must:

(i) set forth, as to the Noticing Stockholder and, if the Noticing Stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

(A) the name and address of the Noticing Stockholder as they appear on the Corporation’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”);

(B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired;

(C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(D) any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Corporation;

(E) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(F) any rights to dividends on the shares of the Corporation owned beneficially by the Holder that are separated or separable from the underlying shares of the Corporation;

(G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

(H) any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any;

(I) any arrangements, rights, or other interests described in Sections 1.12(b)(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household;

(J) a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

(K) a certification regarding whether or not such stockholder and Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Corporation and/or such stockholder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Corporation;

(L) any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

(M) any other information as reasonably requested by the Corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

(ii) If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth:

(A) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Stockholder Associated Persons in such business; and

(B) a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

(iii) set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

(A) all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

(C) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

(iv) with respect to each nominee for election or reelection to the Board of Directors, the Noticing Stockholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.13 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

(c) Notwithstanding anything in this Section 1.12 to the contrary, the requirements of this Section 1.12 shall not apply to the exercise by a Stockholder of its rights to designate persons for nomination for election to the Board of Directors pursuant to either of the Stockholders’ Agreements.

(d) For purposes of these Bylaws:

(i) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder;

(ii) “Stockholder Associated Person” means, with respect to any stockholder, (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (A) or (B) above; and

(iii) “Affiliate” and “Associate” are defined by reference to Rule 12b-2 under the Exchange Act. An “affiliate” is any “person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” is defined as the “possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” The term “associate” of a person means: (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(e) Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with Section 1.12, nothing in this Section 1.12(e) shall be deemed to preclude discussion by any stockholder of such business. If any information submitted pursuant to this Section 1.12 by any stockholder proposing a nominee(s) for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with Section 1.12. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he or she should determine that any proposed nomination or business is not in compliance with these Bylaws, he or she shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

(f) Notwithstanding the foregoing provisions of these Bylaws, a Noticing Stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.11 or Section 1.12 of these Bylaws.

(g) Nothing in these Bylaws shall be deemed to (i) affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series or class of Preferred Stock, if any, if so provided under any applicable certificate of designation for such Preferred Stock, or (ii) affect any rights of any holders of common stock pursuant to a stockholders’ agreement with the Corporation existing on the date on which these Bylaws were adopted (including the Stockholders’ Agreements) or impose any requirements, restrictions or limitations under Sections 1.11, 1.12 or 1.13 of these Bylaws unless expressly imposed by any such stockholders’ agreement (including the Stockholders’ Agreements).

Section 1.13. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

(a) is not and will not become a party to:

(i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or

(ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,

(b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and

(c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 1.14. Inspectors of Elections. Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as “inspectors” of elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the Chairperson of such meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at a meeting and the validity of proxies and ballots;

(c) specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.09 of these Bylaws;

(d) count all votes and ballots;

(e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(f) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

(g) appoint or retain other persons or entities to assist in the performance of the duties of inspector; and

(h) when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.09 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable.

Section 1.15. Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.16. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.17. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.16 of this Article I or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by the Certificate of Incorporation or these Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate of Incorporation.

Section 2.02. Number, Election and Qualification. Subject to the terms of any one or more series or classes of Preferred Stock, the total number of directors constituting the Board shall be such number as may be fixed from time to time by resolution of at least a majority of the Board then in office. At any meeting of stockholders at which directors are to be elected, directors shall be elected in accordance with Sections 1.06(b) or (c) above by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

Section 2.03. The Chairperson of the Board. The Board of Directors may elect a Chairperson of the Board from among the members of the Board. If elected, the Board of Directors shall designate the Chairperson of the Board as either a non-executive Chairperson of the Board of or an executive Chairperson of the Board. The Chairperson of the Board shall not be deemed an officer of the Corporation, unless the Board of Directors shall determine otherwise. Subject to the control vested in the Board of Directors by statutes, by the Certificate of Incorporation, or by these Bylaws, the Chairperson of the Board shall, if present, preside over all meetings of the stockholders and of the Board of Directors and shall have such other duties and powers as from time to time may be assigned to him or her by the Board of Directors, the Certificate of Incorporation or these Bylaws. References in these Bylaws to the “Chairperson of the Board” shall mean the non-executive Chairperson of the Board or executive Chairperson of the Board, as designated by the Board of Directors. This Section 2.03 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held after the annual meeting of the stockholders and may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, President or by the Board of Directors pursuant to the following sentence, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the Board of Directors then in office. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or to such other address as any director may request by notice to the Secretary at least seventy-two (72) hours in advance of the meeting. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of at least a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.07. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors and the individual directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

Section 2.10. Action by Telephonic Communications. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.11. Resignations. Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson on of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.12. Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock and each of the Stockholders’ Agreements., any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Article II, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 2.13. Vacancies and Newly Created Directorships. Subject to the terms of any one or more series or classes of Preferred Stock and each of the Stockholders’ Agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

Section 2.14. Compensation. The amount, if any, which each director shall be entitled to receive as compensation for such director’s services, shall be fixed from time to time by resolution of the Board of Directors or any committee thereof or as an agreement between the Corporation and any Director. The directors may be reimbursed their out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors in accordance with the Corporation’s policies in effect from time to time and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement for service as committee members.

Section 2.15. Reliance on Accounts and Reports, Etc. A director, or a member of any committee designated by the Board of Directors, shall, in the performance of such director’s or member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person’s professional or expert competence and who the director or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

Section 2.16. Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

ARTICLE III

COMMITTEES

Section 3.01. Committees. The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one (1) or more committees of the Board of Directors, each committee to consist of such number of directors as from time to time may be fixed by the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in applicable Delaware law. The Board of Directors may appoint a Chairperson of any committee, who shall preside at meetings of any such committee. The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request of the Chairperson of the Board or the Chairperson of such committee. This Section 3.01 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 3.02. Powers. Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors or provided in charters or other organization documents of such committee approved by the Board of Directors. No committee shall have the power or authority: to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted by the Board of Directors to the stockholders for approval; or to adopt, amend or repeal the Bylaws of the Corporation.

Section 3.03. Proceedings. Except as otherwise provided herein or required by law, each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board next following any such proceedings.

Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business, except that, in the case of one-member committees, the presence of one member shall constitute a quorum and in the case of two-member committees, the presence of two members shall constitute a quorum. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors. This Section 3.04 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 3.05. Action by Telephonic Communications. Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.07. Resignations. Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Board of Directors or the Chairperson of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08. Removal. Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the total authorized number of directors.

Section 3.09. Vacancies. Subject to the terms of each of the Stockholders’ Agreements, if any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01. Chief Executive Officer. The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors. The Chief Executive Officer shall (a) supervise the implementation of policies adopted or approved by the Board of Directors, (b) exercise a general supervision and superintendence over all the business and affairs of the Corporation, and (c) possess such other powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer.

Section 4.02. Chief Financial Officer of the Corporation. The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

Section 4.03. Treasurer. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

Section 4.04. Secretary of the Corporation. The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors. The Secretary of the Corporation shall (a) keep minutes of all meetings of the stockholders and of the Board of Directors, (b) authenticate records of the Corporation, (c) give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and (d) in general, have such powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned to him or her by the Board of Directors or the

Chief Executive Officer and as may be incident to the office of Secretary of the Corporation. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.05. Other Officers Elected by Board Of Directors. At any meeting of the Board of Directors, the Board of Directors may elect a President (who may or may not be the Chief Executive Officer), Vice Presidents, a Chief Financial Officer, Assistant Treasurers, Assistant Secretaries or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors. Other officers elected by the Board of Directors shall have such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer.

Section 4.06. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

Section 4.07. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or pursuant to authorization of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.08. Salaries of Officers. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any duly authorized committee thereof.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock. The Board of Directors may authorize that some or all of the shares of any or all of the Corporation’s classes or series of stock be evidenced by a certificate or certificates of stock. The Board of Directors may also authorize the issue of some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates. The rights and obligations of stockholders with the same class and/or series of stock shall be identical whether or not their shares are represented by certificates.

(a) Shares with Certificates. If the Board of Directors chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation’s name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request. Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two officers of the Corporation. If the person who signed a certificate no longer holds office when the certificate is issued, the certificate is nonetheless valid.

(b) Shares without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer of any certificated shares, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(a) if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Corporation. Pursuant to this Section 6.01(a), any Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 6.01(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of

Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c) Stockholder Directors. The Corporation hereby acknowledges that certain directors of the Board of Directors that are designated for nomination pursuant to either of the Stockholders’ Agreements (collectively, the “Stockholders’ Agreements”), dated as of May [ ], 2017, by and among the Corporation and the stockholders signatories thereto (such stockholders, collectively, the “Stockholders” and, individually, a “Stockholder” and such directors, the “Stockholder Directors”), have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders and certain affiliates that directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with a Stockholder (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Stockholder Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Stockholder Directors), without regard to any rights the Stockholder Directors may have against the Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Stockholder Directors with respect to any claim for which the Stockholder Directors have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Directors against the Corporation. The Corporation and the Stockholder Directors agree that the Stockholder Indemnitors are express third party beneficiaries of the terms of this paragraph.

Section 6.02. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.02 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.03. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

Section 6.04. Advancement of Expenses. Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such

Expenses. Any advances and undertakings to repay pursuant to this Section 6.04 shall be unsecured and interest free.

Section 6.05. Non-Exclusivity. The rights to indemnification and to receive the advance of expenses conferred in this Article VI shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders, resolution of directors or otherwise.

Section 6.06. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 6.07. Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) subject to Section 6.01(c), for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VI, Article VII of the Certificate of Incorporation of any other rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

Section 6.08. Definitions. For purposes of this Article VI:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

Section 6.09. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.07 of this Article VI, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.01 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01(a) or Section 6.01(b) of this Article VI, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.09 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

Section 6.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.02. Execution of Instruments. The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 7.03. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President, if any, the Chief Financial Officer, any Executive Vice President or any other person authorized by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 7.04. Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe.

Section 7.05. Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

Section 7.06. Notices. If mailed, notice to a stockholder shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.07. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the General Corporation Law of the State of Delaware.

Section 7.08. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 7.09. Severability. If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE VIII

AMENDMENT OF BYLAWS

Subject to the provisions of the Certificate of Incorporation, (i) the Board of Directors may make, alter, amend, add to or repeal any and all of these Bylaws by resolution adopted by a majority of the directors then in office, or (ii) the affirmative vote of the holders of at least 50.1% of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE IX

CONSTRUCTION

In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation or either of the Stockholders’ Agreements, each as in effect from time to time, the provisions of such Certificate of Incorporation or such Stockholders’ Agreement shall be controlling.